Filed pursuant to Rule 424(b)(3)
Registration No. 333-258394

SUBSCRIPTION AND COMMUNITY

OFFERING PROSPECTUS

(Proposed Holding Company for Ponce Bank and Mortgage World Bankers, Inc.)

Up to 12,075,000 Shares of Common Stock

(Subject to increase up to 13,886,250 shares)

Ponce Financial Group, Inc., a Maryland corporation, is offering up to 13,886,250 shares of common stock for sale at $10.00 per share on a best efforts basis in connection with the conversion of Ponce Bank Mutual Holding Company (“Ponce Bank MHC”) from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in PDL Community Bancorp, currently owned by Ponce Bank MHC. In this prospectus, we will refer to Ponce Financial Group, Inc., as “Ponce Financial.” PDL Community Bancorp’s common stock is currently traded on the Nasdaq Global Market under the trading symbol “PDLB,” and we expect the shares of Ponce Financial common stock will also trade on the Nasdaq Global Market under the symbol “PDLB.” PDL Community Bancorp is and Ponce Financial will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered in a subscription offering to eligible depositors and the tax-qualified employee stock ownership plan of Ponce Bank, as described in this prospectus. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to residents of the New York Counties of Bronx, Queens, Kings and New York, and to the New Jersey County of Hudson, and secondarily to existing stockholders of PDL Community Bancorp. Any shares of common stock not purchased in the subscription or community offerings may be offered to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. The subscription, community, syndicated offerings are collectively referred to in this prospectus as the offering. We must sell a minimum of 8,925,000 shares in order to complete the offering and the conversion. In addition, we will contribute $1.0 million and a minimum of 267,750 shares (and potentially up to 416,588 shares) to the Ponce De Leon Foundation (“Foundation”) which was previously established in connection with the formation of Ponce Bank MHC in September 2017.

The minimum number of shares of common stock you may order is 25 shares. The subscription offering is expected to expire at 4:00 p.m., Eastern Time, on December 14, 2021. We may extend this expiration date without notice to you until January 28, 2022. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until January 28, 2022 or longer if the Federal Reserve Board approves a later date. Once submitted, orders are irrevocable unless the subscription offering and/or community offering are terminated or extended beyond January 28, 2022, or the number of shares of common stock to be sold is increased to more than 12,075,000 shares, subject to an adjusted maximum of 13,886,250 shares, or decreased to less than 8,925,000 shares. If the offering is extended past January 28, 2022, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to such notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 13,886,250 shares, or decreased to less than 8,925,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription offering and/or community offering will be held in a segregated account at Ponce Bank and will earn interest at 0.05% per annum until completion or termination of the offering. No shares purchased in the subscription offering or community offering will be issued until the completion of any syndicated offering.

In addition to the shares we are selling in the offering, the shares of PDL Community Bancorp currently held by the public will be exchanged for shares of common stock of Ponce Financial based on an exchange ratio that will result in existing public stockholders of PDL Community Bancorp owning approximately the same percentage of Ponce Financial common stock as they owned of PDL Community Bancorp common stock immediately prior to the completion of the conversion. The number of shares we expect to issue in the exchange ranges from 7,277,080 shares to 9,845,461 shares, subject to an adjusted maximum of 11,322,280.

Janney Montgomery Scott LLC will assist us in selling the shares on a best efforts basis in the subscription offering, and if held, the community offering, and will serve as sole book-running manager for any syndicated offering. Janney Montgomery Scott LLC is not required to purchase any shares of common stock that are sold in the subscription offering or, if held, the community offering and/or syndicated offering.

OFFERING SUMMARY

Price: $10.00 per share

				Adjusted
	Minimum	Midpoint	Maximum	Maximum
Number of shares	8,925,000	10,500,000	12,075,000	13,886,250
Gross offering proceeds	$89,250,000	$105,000,000	$120,750,000	$138,862,500
Estimated offering expenses, excluding selling agent and underwriters’ fees and expenses	$2,791,064	$2,791,064	$2,791,064	$2,791,064
Selling agent and underwriters’ fees and expenses (1) (2)	$807,010	$951,530	$1,096,050	$1,262,255
Estimated net proceeds	$85,651,926	$101,257,406	$116,862,886	$134,809,181
Estimated net proceeds per share	$9.60	$9.64	$9.68	$9.71

(1)

See “Pro Forma Data” and “The Conversion and Offering – Plan of Distribution; Marketing Arrangements,” for information regarding compensation to be received by Janney Montgomery Scott LLC in the subscription and community offerings and the compensation to be received by Janney Montgomery Scott LLC and other participating broker-dealers in the syndicated offering.

(2)	Excludes record agent fees and expenses payable to Janney Montgomery Scott LLC, which are included in estimated offering expenses. See “The Conversion and Offering – Stock Information Center.”

This investment involves a degree of risk, including the possible loss of principal.

Please read “Risk Factors.”

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

JANNEY MONTGOMERY SCOTT LLC

For assistance, please contact the Stock Information Center at 844-977-0092. The date of this prospectus is November 9, 2021.

Ponce Bank®

LONG ISLAND SOUND
NEW JERSEY
Bronx
Union City
HUDSON RIVER
EAST RIVER
Long Island City
New York
Flushing
Forest Hills
NEW YORK
Southern State Pkwy
UPPER BAY
Brooklyn
Belt Pkwy
LOWER BAY
ATLANTIC OCEAN

CORPORATE HEADQUARTERS

Ponce Bank
2244 Westchester Ave.
Bronx, NY 10462

Branch Locations

New York

BRONX

170th Street
51 East 170th Street
Bronx, NY 10452

Riverdale
5560 Broadway
Bronx, NY 10463

Southern Boulevard
980 Southern Boulevard
Bronx, NY 10459

Westchester Avenue
2244 Westchester Ave.
Bronx, NY 10462

BROOKLYN

Bensonhurst
2047 86th Street
Brooklyn, NY 11214

Flatlands
1900 Ralph Avenue
Brooklyn, NY 11234

Smith Street
169 Smith Street
Brooklyn, NY 11201

MANHATTAN

106th Street
207 East 106th Street
New York, NY 10029

Stuyvesant Town
319 1st Avenue
New York, NY 10003

QUEENS

Astoria
34-05 Broadway
Astoria, NY 11106

Forest Hills
100-20 Queens Boulevard
Forest Hills, NY 11375

Jackson Heights
37-60 82nd Street
Jackson Heights, NY 11372

New Jersey

UNION CITY

Union City
3821 Bergenline Avenue
Union City, NJ 07087

CORPORATE HEADQUARTERS

Mortgage World Bankers Offices
32-75 Steinway St., Ste. 212
Long Island City, NY 11103

Branch Locations

New York

Brooklyn
26-58 Coney Island Ave.
Brooklyn, NY 11223

Flushing
135-14 Northern Blvd., 2nd Fl.
Flushing, NY 11354

New Jersey

Bergenfield
42 South Washington Ave.
Bergenfield, NJ 07621

Englewood Cliffs
375 Sylvan Ave., Ste. 4
Englewood Cliffs, NJ 07632

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of PDL Community Bancorp common stock for shares of Ponce Financial common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.” In this prospectus, the terms “we,” “us” and “our” refer to PDL Community Bancorp and its consolidated subsidiaries or its successor Ponce Financial, unless the context requires otherwise.

Our Organizational Structure and the Proposed Conversion

Since September 2017 we have operated as a public company in a two-tiered public mutual holding company structure. PDL Community Bancorp (“PDL Community Bancorp” or the “Company”) is our federally-chartered, publicly-traded stock holding company and the parent company of Ponce Bank (“Ponce Bank” or the “Bank”) and Mortgage World Bankers, Inc. (“Mortgage World”). At June 30, 2021, PDL Community Bancorp had consolidated assets of $1.55 billion, deposits of $1.24 billion and stockholders’ equity of $171.9 million. PDL Community Bancorp’s parent company is Ponce Bank Mutual Holding Company (“Ponce Bank MHC”), a federally-chartered mutual holding company. At June 30, 2021, PDL Community Bancorp had 17,327,942 shares of common stock outstanding, of which 9,545,388 shares, or 55.1%, were held by Ponce Bank MHC, and the remaining 7,782,554 shares, or 44.9%, were owned by the public, including the Ponce Bank employee stock ownership plan and the Foundation.

Pursuant to the terms of the plan of conversion and reorganization, we are now converting from the mutual holding company corporate structure to the stock holding company structure. Upon completion of the conversion, Ponce Bank MHC and PDL Community Bancorp will cease to exist, and Ponce Financial will become the successor corporation to PDL Community Bancorp and the holding company for Ponce Bank. The shares of Ponce Financial being offered in this offering represent the 55.1% ownership interest in PDL Community Bancorp currently held by Ponce Bank MHC. Public stockholders of PDL Community Bancorp will receive shares of common stock of Ponce Financial in exchange for their shares of PDL Community Bancorp at an exchange ratio intended to preserve approximately the same aggregate ownership interest in Ponce Financial as they had in PDL Community Bancorp, as adjusted to reflect certain assets held by Ponce Bank MHC. Ponce Bank MHC’s shares of PDL Community Bancorp will be cancelled.

The following diagram shows our current organizational structure, reflecting ownership percentages as of June 30, 2021:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Our Business

PDL Community Bancorp; Ponce Financial

PDL Community Bancorp is the majority-owned subsidiary of Ponce Bank MHC, a mutual form savings and loan holding company. PDL Community Bancorp is the holding company of Ponce Bank, a federally chartered stock savings association and Mortgage World, a licensed New York mortgage banker. The Company is authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. The Company has been approved as a Financial Holding Company and may exercise such powers as are permitted by applicable laws and regulations.

The Company’s cash flow is dependent on earnings from investments and any dividends received from Ponce Bank and Mortgage World. PDL Community Bancorp does not own nor lease any property, but instead uses the premises, equipment and furniture of Ponce Bank and Mortgage World. At the present time, the Company employs only persons who are officers of Ponce Bank and Mortgage World to serve as officers of PDL Community Bancorp. It uses the support staff of Ponce Bank from time to time. These persons are not separately compensated by PDL Community Bancorp. PDL Community Bancorp may hire additional employees, as appropriate, to the extent it so determines in the future.

Ponce Financial is a newly formed Maryland corporation. Following the completion of the conversion and offering, Ponce Financial will be the holding company for Ponce Bank and Mortgage World and will succeed the Company as the publicly traded holding company of Ponce Bank and Mortgage World.

The Company’s executive office is located at 2244 Westchester Avenue, Bronx, New York 10462, and the telephone number at that address is (718) 931-9000.

Ponce Bank

Ponce Bank is a federally-chartered stock savings association headquartered in the Bronx, New York. Ponce Bank was originally chartered in 1960 as a federally-chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, the Bank changed its name to “Ponce De Leon Federal Savings Bank.” In 1997, the Bank changed its name again to “Ponce De Leon Federal Bank.” In 2017, the Bank adopted its current name. The Bank is designated as a Minority Depository Institution (“MDI”) and a Community Development Financial Institution (“CDFI”) under applicable regulations and is a certified Small Business Administration (“SBA”) lender.

The Bank’s business is conducted through its administrative office and 13 branch banking offices. The banking offices are located in Bronx (4 branches), Manhattan (2 branches), Queens (3 branches) and Brooklyn (3 branches), New York, and Union City (1 branch), New Jersey.

The Bank’s business primarily consists of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of one-to-four family residential (both investor-owned and owner-occupied), multifamily residential, nonresidential properties, construction and land, and in business and consumer loans. The Bank also invests in securities, which have historically consisted of U.S. government and federal agency securities and securities issued by government-sponsored or owned enterprises, as well as, mortgage-backed securities, corporate bonds and Federal Home Loan Bank of New York (the “FHLBNY”) stock. The Bank offers a variety of deposit accounts, including demand, savings, money market and certificates of deposit.

Mortgage World Bankers, Inc.

On July 10, 2020, the Company completed its acquisition of Mortgage World. Mortgage World is a mortgage banking entity subject to the comprehensive regulation and examination of the New York State Department of Financial Services. The primary business of Mortgage World is the taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors. Although Mortgage World is permitted to do business in various states (New York, New Jersey, Pennsylvania, Florida and Connecticut), it primarily operates in the New York City metropolitan area.

Business Strategy

Our goal is to provide long-term value to our stockholders, customers, employees and the communities we serve (collectively our “stakeholders”) by executing a safe and sound business strategy that produces increasing value. We believe there is a significant opportunity for an immigrant community-focused, minority directed bank to provide a full range of financial services to commercial and retail customers in our market area and other similar communities.

Our current business strategy consists of the following:

•

Continue to expand our multifamily and nonresidential loans. The additional capital raised in the offering will increase our capacity to originate multifamily and nonresidential loans. Under our current board approved loan concentration policy, such loans, including construction and land loans, shall not exceed 400% of our total risk-based capital. Most multifamily and nonresidential loans are originated with adjustable rates and, as a result, these loans are expected to change loan yields due to their shorter repricing terms compared to longer-term fixed-rate loans.

•

Community lending programs. The Bank is an authorized direct lender under the SBA and a CDFI. Both of these programs, combined with our pre-existing products, bolster the Bank’s commitment to continue to serve the communities that it has supported over the past sixty one years.

•

Continue to increase core deposits, with an emphasis on low cost commercial demand deposits, and add non-core funding sources. Deposits are the major source of balance sheet funding for lending and other investments. Certificates of deposit, brokered deposits, and listing service deposits supplement the Bank’s funding base. We have made significant investments in new products and services, marketing programs, personnel, branch distribution system as well as enhancing our electronic delivery solutions in an effort to become more competitive in the financial services marketplace and attract more core deposits. Core deposits are our least costly source of funds and represent our best opportunity to develop customer relationships that enable us to cross-sell our enhanced products and services.

•

Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. The majority of our non-performing assets have been related, to one-to-four family residential loans and, to a lesser extent, multifamily residential loans, and construction and land loans. We continue to focus on enhancing our credit review function, adding both personnel and ancillary systems, in order to be able to evaluate more complex loans and better manage credit risk, to further support our intended loan growth.

•

Expand our employee base to support future growth. We have already made significant investments in our employee base. However, we will continue to work to attract and retain the necessary talent to support increased lending, deposit activities and enhanced information technology.

•

Improving our digital presence and streamline the customer experience. By investing in and improving on the interfaces that connect customers to our products and services, we believe we will be in a better position to compete and grow in an environment that is becoming increasingly technology driven. We have and intend to continue to invest in our online presence and engage in digital strategies that will help us to successfully compete in an ever-changing digital marketplace. In 2020, the Company rolled out its first Fintech-based product in partnership with the startup company Grain Technologies, Inc. (“Grain”). Grain’s product is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. We are also in the final stages of deploying a Fintech-based small business automated lending technology in partnership with LendingFront Technologies, Inc. The technology is a mobile application that digitizes the lending workflow from pre-approval to servicing and enables us to originate, close and fund small business loans within very short spans of time, without requiring a physical presence in our banking offices and with automated underwriting using both traditional and non-traditional methods. The Company also established a relationship with SaveBetter, LLC, a fintech startup focusing on brokered deposits.

•

Grow organically and through opportunistic bank or other acquisitions. We focus primarily on organic growth as a lower-risk means of deploying our capital. We will fund improvements in our operating facilities and customer delivery services in order to enhance our competitiveness. Opportunistic acquisition and/or partnership opportunities are explored if we believe they would enhance the value of our franchise and yield potential financial benefits for our stakeholders. Although we believe opportunities exist to increase our market share in our current market areas, we will also consider expanding into other markets, enlarging our current branch network, or adding loan production offices, provided we believe such efforts would enhance our competitive standing. On July 10, 2020, the Company completed its acquisition of 100 percent of the shares of common stock of Mortgage World.

For additional information related to our business strategies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Vision 2025 Evolves.”

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the offering are to:

•

Support continued growth. Ponce Bank has experienced consistent deposit and loan growth over the past five years as we have expanded our geographic and digital reach and increased our emphasis on growing our commercial loan and deposit relationships. At June 30, 2021, our consolidated total assets and total deposits were $1.55 billion and $1.24 billion, respectively, compared to our consolidated total assets and total deposits of $1.36 billion and $1.03 billion, respectively, at December 31, 2020. The conversion will enable us to support additional loan growth and assist us in managing our interest rate risk in a changing interest rate environment.

•

Eliminate the uncertainties associated with the mutual holding company structure under federal regulations. The Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) is the federal regulator of all savings and loan holding companies, including mutual holding companies. Regulations applicable to Ponce Bank MHC and PDL Community Bancorp, restrict the waiver of dividends by Ponce Bank MHC, which impacts the value of PDL Community Bancorp’s common stock. The Federal Reserve Board currently requires mutual holding companies, like Ponce Bank MHC, to obtain member (depositors) approval and comply with other procedural requirements prior to waiving dividends, which makes dividend waivers more difficult and costly to obtain. The conversion will eliminate our mutual holding company structure, and enable us to pay dividends to our stockholders without the limitations described above, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings. We may consider from time to time alternative capital strategies, including additional offerings of securities, however, we currently have not made any final assessment regarding possible future offerings.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the fully public stock holding company structure will give us greater flexibility to use our common stock as merger consideration and to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of and control of Ponce Financial for three years following completion of the conversion without prior regulatory approval. Certain provisions in Ponce Financial’s articles of incorporation and bylaws, such as a prohibition on any beneficial owner voting in excess of 10% of Ponce Financial’s common stock and supermajority voting requirements, will also make it more difficult for companies or persons to exercise control of Ponce Financial without the consent of our board of directors. See “Risk Factors—Various factors, including our articles of incorporation and bylaws, and Maryland and federal law, will make takeover attempts more difficult to achieve,” and “Restrictions on Acquisition of Ponce Financial.”

•

Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for our common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

Terms of the Offering

We are offering between 8,925,000 and 12,075,000, subject to increase up to 13,886,250, shares of common stock, to eligible depositors of Ponce Bank, and our tax-qualified employee stock ownership plan on a best efforts basis in a subscription offering.

Any shares not purchased in the subscription offering may be offered in a community offering to the general public, with a preference given first to residents of the New York Counties of Bronx, Queens, Kings and New York, and to the New Jersey County of Hudson, and then to our existing public stockholders. If necessary, we may also offer shares to the general public in a syndicated offering. Unless the number of shares of common stock to be offered is increased to more than 13,886,250 shares or decreased to fewer than 8,925,000 shares, or the subscription offering and/or community offering are extended beyond January 28, 2022, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription offering and/or community offering are extended past January 28, 2022, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, your order will be cancelled and we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 13,886,250 shares or decreased to less than 8,925,000 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock will be returned promptly with interest at 0.05% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Janney Montgomery Scott LLC, our marketing agent in the subscription offering and the community offering, will use its best efforts to assist us in selling shares of our common stock in the subscription offering and, if held, the community offering, but is not obligated to purchase any shares of common stock in the subscription offering and/or community offering or any syndicated offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 per share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of PDL Community Bancorp for shares of Ponce Financial are based on an independent appraisal of the estimated market value of Ponce Financial, assuming the offering has been completed and a contribution is made to the Foundation as described in this prospectus. RP Financial, LC., our independent appraiser, has estimated that, as of August 13, 2021, this market value was $193.8 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $164.7 million and a maximum of $222.8 million, subject to an adjusted maximum of $256.3 million. Based on this valuation range, the 55.1% ownership interest of Ponce Bank MHC in PDL Community Bancorp as of June 30, 2021 being sold in the offering and the $10.00 per share price, the number of shares of common stock being offered for sale by Ponce Financial ranges from 8,925,000 shares to 12,075,000 shares, subject to an adjusted maximum of up to 13,886,250 shares. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the market price of our common stock prior to adoption of the plan of conversion and reorganization, the requirement under federal regulations that the common stock be offered in a manner that will achieve the widest distribution of the common stock, and desired liquidity in the common stock after the offering. The exchange ratio ranges from 0.9351 per share at the minimum of the offering range, to 1.2651 per share at the maximum of the offering range, and up to 1.4548 per share at the adjusted maximum of the offering range, and will preserve the existing percentage ownership of public stockholders of PDL Community Bancorp (excluding any new shares purchased by them in the offering, their receipt of cash in lieu of fractional shares and the effect of shares contributed to the Foundation).

The appraisal is based in part on PDL Community Bancorp’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded thrift holding companies that RP Financial, LC. considers comparable to PDL Community Bancorp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Head Quarters	Total Assets at June 30, 2021
			(in millions)
ESSA Bancorp, Inc.	ESSA	Stroudsburg, PA	$1,822
Hingham Institution for Savings	HIFS	Hingham, MA	2,974
HMN Financial, Inc.	HMNF	Rochester, MN	981
IF Bancorp, Inc.	IROQ	Watseka, IL	745	(1)
PCSB Financial Corporation	PCSB	Yorktown Heights, NY	1,875
Provident Bancorp, Inc.	PVBC	Amesbury, MA	1,585
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	1,124
Randolph Bancorp, Inc.	RNDB	Stoughton, MA	744
Waterstone Financial, Inc.	WSBF	Wauwatosa, WI	2,202
Western New England Bancorp, Inc.	WNEB	Westfield, MA	2,477

(1)	As of March 31, 2021.

The following table presents a summary of selected pricing ratios for Ponce Financial (on a pro forma basis) and for the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2021 and stock prices as of August 13, 2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 33.4% on a price-to-book value basis, a discount of 34.6% on a price-to-tangible book value basis, and a premium of 159.8% on a price-to-earnings basis.

	Price-to- earnings multiple (1)	Price-to- book value ratio	Price-to- tangible book value ratio
Ponce Financial (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	45.69	88.42%	88.42%
Maximum	38.44	81.37%	81.37%
Midpoint	32.50	74.52%	74.52%
Minimum	26.89	66.84%	66.84%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	12.51	111.81%	113.97%
Medians	11.89	102.08%	103.16%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core” or recurring earnings on a trailing twelve-month basis through June 30, 2021 for Ponce Financial and through June 30, 2021 for the peer group companies. These ratios are different than those presented in “Pro Forma Data.”

The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were utilized by RP Financial, LC. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Effect of Ponce Bank MHC’s Assets on Minority Stock Ownership

Public stockholders of PDL Community Bancorp will receive shares of common stock of Ponce Financial in exchange for their shares of common stock of PDL Community Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, public stockholders with the same ownership percentage of the common stock of Ponce Financial after the conversion as their ownership percentage in PDL Community Bancorp immediately before the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The exchange ratio will be adjusted to reflect assets and liabilities held by Ponce Bank MHC (other than shares of common stock of PDL Community Bancorp) at the completion of the conversion, which net liabilities totaled $5,000 at June 30, 2021. This adjustment would increase PDL Community Bancorp’s public stockholders’ ownership interest in Ponce Financial by less than 0.01%, and would decrease the ownership interest of persons who purchase stock in the offering by less than 0.01% (the amount of PDL Community Bancorp’s outstanding stock held by Ponce Bank MHC).

The Exchange of Existing Shares of PDL Community Bancorp Common Stock

If you are a stockholder of PDL Community Bancorp, at the completion of the conversion your shares will be exchanged for shares of common stock of Ponce Financial. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of PDL Community Bancorp common stock owned by public stockholders immediately prior to the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of Ponce Financial as of June 30, 2021, assuming new shares are contributed to the Foundation and assuming public stockholders of PDL Community Bancorp own 44.9% of PDL Community Bancorp common stock immediately prior to the completion of the conversion. The table also shows the number of shares of Ponce Financial common stock a hypothetical owner of PDL Community Bancorp common stock would receive in exchange for 100 shares of PDL Community Bancorp common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of Ponce Financial to be Issued for Shares of PDL Community Bancorp		Shares to be contributed to the Foundation		Total Shares of Common Stock to be Issued in Exchange and Offering and Contributed to the Foundation	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Minimum	8,925,000	54.19%	7,277,080	44.18%	267,750	1.63%	16,469,830	0.9351	$9.35	$13.99	94
Midpoint	10,500,000	54.19%	8,561,270	44.18%	315,000	1.63%	19,376,270	1.1001	$11.00	$14.76	110
Maximum	12,075,000	54.19%	9,845,461	44.18%	362,250	1.63%	22,282,711	1.2651	$12.65	$15.55	127
Adjusted Maximum	13,886,250	54.19%	11,322,280	44.18%	416,588	1.63%	25,625,118	1.4548	$14.55	$16.45	145

(1)

Represents the value of shares of Ponce Financial common stock to be received in the conversion by holders of PDL Community Bancorp shares, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.

(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of Ponce Financial common stock will be issued to any public stockholder of PDL Community Bancorp. For each fractional share that otherwise would be issued, Ponce Financial will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of PDL Community Bancorp common stock also will convert into and become options to purchase shares of Ponce Financial common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At June 30, 2021, there were 203,766 outstanding options to purchase shares of PDL Community Bancorp common stock, of which 63,938 of these outstanding options have vested and remained exercisable. Such outstanding options will be converted into options to purchase 190,542 shares of common stock at the minimum of the offering range and 296,439 shares of common stock at the adjusted maximum of the offering range. Unvested restricted stock units of PDL Community Bancorp will also convert into and become unvested restricted stock units of Ponce Financial. At June 30, 2021, there were 335,919 unvested restricted stock units of PDL Community Bancorp. Such outstanding restricted stock units will be converted into 314,118 restricted stock units at the minimum of the offering range and 488,695 restricted stock units at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases including funding stock-based benefit plans, we may use authorized but unissued shares to issue shares upon option exercises and the vesting of restricted stock units that occur during the first year following the conversion. If all existing options were exercised and all of restricted stock units vested, stockholders would experience ownership dilution of approximately 3.0% at the adjusted maximum of the offering range.

How We Intend to Use the Proceeds from the Offering

We intend to invest 50.0% of the net proceeds from the offering in the equity of Ponce Bank, invest 15.0% of the net proceeds in the equity of Mortgage World, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, contribute $1.0 million to the Foundation as additional funding and retain the remainder of the net proceeds from the offering at Ponce Financial. Therefore, assuming we sell 10,500,000 shares of common stock at the midpoint of the offering range, and we have net proceeds of $101.3 million, we intend to invest $50.6 million in Ponce Bank and $15.2 million in Mortgage World, loan $8.7 million to our employee stock ownership plan to fund its purchase of an amount of the common stock equal to 8.0% of the newly issued shares (including shares contributed to the Foundation), contribute $1.0 million to the Foundation and retain the remaining $25.8 million of the net proceeds at Ponce Financial.

Ponce Financial may use the funds it retains for investment, to pay cash dividends, to repurchase shares of common stock (subject to regulatory restrictions), to acquire other financial institutions and for other general corporate purposes. Ponce Bank may use the proceeds it receives to support increased lending and other products and services including by expanding its Fintech-based products and digital presence, acquire other financial institutions, or business lines, expand its branch network or for other general corporate purposes. Mortgage World may use the net proceeds it receives to fund new loans or for other general corporate purposes.

Please see the section of this prospectus entitled “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(i)	depositors who had accounts at Ponce Bank with aggregate balances of at least $50 at the close of business on April 30, 2020;

(ii)	the tax-qualified employee benefit plan of Ponce Bank (our employee stock ownership plan);

(iii)	depositors who had accounts at Ponce Bank with aggregate balances of at least $50 at the close of business on September 30, 2021; and

(iv)	depositors of Ponce Bank at the close of business on November 1, 2021.

Any shares of our common stock that remain unsold in the subscription offering may be offered for sale in a community offering that may commence concurrently with, during or promptly after, the subscription offering. The community offering, if any, must be completed within 45 days of the end of the subscription offering, unless extended with Federal Reserve Board approval. Natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, New York, Queens and Kings and the New Jersey County of Hudson, and secondarily existing stockholders of PDL Community Bancorp, will have a purchase preference in any community offering. Shares also may be offered to the general public. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated offering managed by Janney Scott Montgomery LLC. We have the right to accept or reject, in whole or in part, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at April 30, 2020, September 30, 2021 or November 1, 2021, as applicable. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation in the event of an oversubscription. We will attempt to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you had an ownership interest. Our interpretations of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

If we receive orders for more shares than we are offering, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account held jointly, may purchase more than $300,000 of common stock. If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $500,000 of common stock:

•	Any person who is related by blood or marriage to you and who either lives in your home or who is a director or officer of Ponce Bank;

•	Companies or other entities in which you are an officer or partner or have a 10% or greater beneficial ownership interest; and

•	Trusts or other estates in which you have a substantial beneficial interest or as to which you serve as a trustee or in another fiduciary capacity.

We may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase the maximum purchase limitation to 9.9% of the number of shares sold in the offering, provided that the total number of shares purchased by persons, their associates and those persons with whom they are acting in concert, to the extent such purchases exceed 5% of the shares sold in the offering, shall not exceed, in the aggregate, 10% of the total number of the shares sold in the offering.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying deposit accounts registered to the same address will be subject to the overall purchase limitation of 30,000 shares ($300,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of PDL Community Bancorp other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of PDL Community Bancorp common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion following the exchange of your shares of PDL Community Bancorp common stock, you will not need to divest any of your exchanged shares. You will be required to obtain the approval or non-objection of the Federal Reserve Board prior to acquiring more than 10% of Ponce Financial’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. A detailed discussion of the limitations on purchases of common stock by an individual and persons acting in concert is set forth under the caption “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

We expect that Ponce Bank’s employee stock ownership plan will purchase 8.00% of newly issued shares (including shares contributed to the Foundation). Our employee stock ownership plan purchases will range from 735,420 shares to 1,144,227 shares of common stock, respectively, at the minimum and adjusted maximum of the offering range.

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

•	personal check, bank check or money order made payable directly to Ponce Financial (cash and third party checks will not be accepted); or

•

authorizing us to withdraw available funds (without any early withdrawal penalty) from your deposit account(s) maintained with Ponce Bank, other than checking accounts or retirement accounts, including individual retirement accounts (IRAs).

Ponce Bank is not permitted to knowingly lend funds for the purpose of purchasing shares of common stock in the offering. You may not pay by wire transfer, use a check drawn on a Ponce Bank line of credit, or use a third-party check to pay for shares of common stock. Please do not submit cash.

You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, before the expiration date of the subscription offering. You may submit your stock order form and payment in one of two ways: 1) by mail, using the stock order reply envelope provided; or 2) by overnight delivery to the address indicated for that purpose on the stock order form. For additional information regarding submitting your stock order form and payment, please contact the Stock Information Center at 844-977-0092. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. Please do not mail stock order forms to Ponce Bank. We encourage subscribers to consider overnight delivery to enhance the likelihood that your order is received before the deadline. Once submitted, your order is irrevocable. We will not be required to accept incomplete stock order forms, unsigned stock order forms, or copies or facsimiles of stock order forms. For orders paid for by check or money order, the funds must be available in the account. Funds received prior to the completion of the offering will be held in a segregated account at Ponce Bank. Subscription funds will earn interest at 0.05% per annum, which is our current passbook savings rate. If the offering is terminated, we will promptly return your subscription funds with interest.

Please see “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

On the stock order form, you may not designate withdrawal from Ponce Bank accounts with check-writing privileges; instead, please submit a check. If you request that we directly withdraw the funds from an account with check writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. You may not authorize direct withdrawal from a Ponce Bank IRA or other retirement account. See “— Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

Withdrawals from certificates of deposit accounts at Ponce Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Ponce Bank must be in the deposit accounts at the time the stock order form is received; no credit to purchase shares will be given for future interest to be earned on the funds in your deposit account or submitted for payment for the shares. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. If a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at 0.05% per annum thereafter, until such funds are withdrawn. After we receive an order, the order cannot be revoked or changed. By signing the stock order form, you are acknowledging receipt of this prospectus and that the shares of our common stock are not deposits or savings accounts that are federally insured or otherwise guaranteed by Ponce Bank.

Using Retirement Account Funds to Purchase Shares of Common Stock.

You may be able to subscribe for shares of common stock using funds in your IRA, or other retirement account. If you wish to use some or all of the funds in your IRA or other retirement account held at Ponce Bank, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, before you place your stock order. If you do not have such an account, you will need to establish one. A one-time and/or annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement account orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 14, 2021 offering deadline, for assistance with purchases using funds in your IRA or other retirement account held at Ponce Bank or elsewhere. Whether you may use such funds for the purchase of shares in the offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the offering, see “Using Retirement Account Funds to Purchase Shares of Common Stock in the Subscription and Community Offerings.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling, giving, or otherwise transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe has sold or given away his or her subscription rights. We will not accept your order if we have reason to believe that you have sold or transferred your subscription rights. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. In addition, the stock order form requires that you list all deposit or loan accounts, giving all names on each account and the account number at the applicable eligibility record date. Your failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation, if there is an oversubscription.

Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal and state law and may be subject to civil enforcement actions or criminal prosecution.

Deadline for Orders of Common Stock

The deadline for submitting orders to purchase shares of the common stock in the subscription and community offerings is 4:00 p.m., Eastern Time, on December 14, 2021, unless we extend this deadline. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until January 28, 2022 or longer if the Federal Reserve Board approves a later date. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time. Orders received after 4:00 p.m., Eastern Time, on December 14, 2021 will be rejected unless the offering is extended.

Although we will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Eastern Time, on December 14, 2021, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the offering.

Once Submitted, Your Stock Purchase Order May Not Be Revoked Except Under Certain Circumstances

Funds that you submit to purchase shares of our common stock in the offering will be held in a segregated account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the conversion and offering is subject to various requirements, including an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the conversion. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the offering is terminated, or extended beyond January 28, 2022, or the number of shares to be sold in the offering is increased to more than 13,886,250 shares or decreased to fewer than 8,925,000 shares.

Market for Common Stock

Existing publicly held shares of PDL Community Bancorp’s common stock are listed on the Nasdaq Global Market under the symbol “PDLB.” Upon completion of the conversion, the shares of common stock of Ponce Financial will replace the existing shares, and we expect the shares of Ponce Financial common stock will also trade on the Nasdaq Global Market under the symbol “PDLB.” In order to list our stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of November 1, 2021, PDL Community Bancorp had approximately three registered market makers in its common stock. Janney Montgomery Scott LLC has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

After the completion of the conversion, we will request permission from the Federal Reserve Board to pay cash dividends on a quarterly basis. Any dividend rate and the payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that any dividends will be approved, and if approved, will not be subsequently reduced or eliminated.

For information regarding our current and proposed dividend policy, see “Our Dividend Policy.”

Our Officers, Directors and Employees Will Receive Additional Benefits and Compensation After the Conversion and Offering

In connection with the conversion, we are purchasing additional shares for our existing employee stock ownership plan, and, subject to stockholder approval, we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and restricted stock.

Employee Stock Ownership Plan. Ponce Bank currently has an employee stock ownership plan for Ponce Bank and Mortgage World employees, which has awarded shares of our common stock to eligible employees primarily based on their compensation. Our board of directors will, in connection with the offering, ratify another loan to the employee stock ownership plan and the purchase of the common stock by the employee stock ownership plan. It is expected that our employee stock ownership plan will purchase an amount of shares equal to 8.00% of the newly issued shares (including shares contributed to the Foundation).

Employee Stock Ownership Plan Equalization Plan. Ponce Bank also currently has an employee stock ownership equalization plan, which provides select executive officers, currently Messrs. Naudon and Tsavaris, additional benefits to the extent applicable tax laws limit their benefits under the employee stock ownership plan.

Stock-Based Benefit Plan. In addition to the additional shares purchased by the employee stock ownership plan, following the offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan is limited to 10% and 4%, respectively, of the shares sold and contributed to the Foundation in the offering. We intend to adopt a stock-based benefit plan that would reserve for the exercise of stock options and the grant of stock awards a number of shares equal to 10% and 4%, respectively, of the shares sold in the offering and contributed to the Foundation.

The new stock-based benefit plan will not be established until at least six months after the offering, and if adopted within one year after the offering would require the approval of a majority of the votes eligible to be cast by stockholders. If the new stock-based benefit plan is established more than one year after the offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions, among others, would apply to our stock-based benefit plan only if such plan is adopted within one year after the completion of the conversion and offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and shares of restricted common stock authorized under the plan;

•	no non-employee director may receive more than 5% of the options and shares of restricted common stock authorized under the plan;

•	no officer or employee may receive more than 25% of the options and shares of restricted common stock authorized under the plan;

•	options and shares of restricted common stock may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Ponce Bank or Ponce Financial; and

•

our executive officers or directors must exercise or forfeit their options in the event that Ponce Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the offering. In the event federal regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

Purchases by Directors and Executive Officers

We expect our directors and executive officers, to subscribe for 119,500 shares of common stock in the offering. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers are expected to beneficially own 801,227 shares of common stock, or 3.13% of our total outstanding shares of common stock at the adjusted maximum of the offering range, which includes shares they currently own that will be exchanged for shares of Ponce Financial.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Book-Entry Delivery of Common Stock

All shares of common stock sold will be issued in book-entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription offering and, if held, the community offering or syndicated offering, will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” It is possible that until statements reflecting ownership of shares of common stock are available and delivered to purchasers, purchasers might not be able to sell the shares of common stock that they ordered, even though the common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Our Contribution of Shares of Common Stock to the Foundation

As part of the conversion and offering and to further our commitment to our local community, we intend to contribute 3% of the offering shares and $1.0 million to our Foundation which was established in 2017. The additional funding of the Foundation has been approved by the boards of directors of Ponce Bank MHC, PDL Community Bancorp and Ponce Bank. In addition, the funding of the Foundation is subject to the approval of the members of Ponce Bank MHC, the stockholders of PDL Community Bancorp and the Federal Reserve Board. Assuming we receive all such approvals, we intend to contribute to the Foundation 3% of the shares sold in the concurrent offering, up to 416,588 shares of common stock at the adjusted maximum of the offering range and $1.0 million in cash, for a total contribution of up to $5.2 million. As a result of the contribution, we expect to record an after-tax expense of approximately $4.0 million during the quarter in which the offering is completed.

The Foundation will continue to be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the Foundation will:

•	dilute the ownership interests of purchasers of shares of our common stock in the offering;

•	dilute the voting interests of purchasers of shares of our common stock in the offering; and

•

result in an expense, and a reduction in our earnings during the quarter in which the contribution is made, relating to the contribution to the Foundation, offset in part by a corresponding tax benefit.

If members or stockholders do not approve the additional funding of the Foundation, we will proceed with the conversion and offering without the contribution to the Foundation and subscribers for common stock will not be resolicited (unless required by the Federal Reserve Board).

The amount of common stock that we would offer for sale would be greater if the offering were to be completed without the additional funding of the Foundation. For a further discussion of the financial impact of the Foundation, including its effect on those who purchase shares in the offering, see “Risk Factors—Risks Related to the Offering—The contribution to the Foundation will dilute your ownership interest and adversely affect net income in 2021,” “Risk Factors—Our contribution to the Foundation may not be tax deductible, which could reduce our profits” and “Ponce De Leon Foundation.”

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•

the plan of conversion and reorganization is approved by (i) at least a majority of votes eligible to be cast and (ii) at least two-thirds of the votes cast by members of Ponce Bank MHC as of November 1, 2021;

•

the plan of conversion and reorganization is approved by PDL Community Bancorp stockholders holding at least two-thirds of the outstanding shares of common stock of PDL Community Bancorp as of November 1, 2021, including shares held by Ponce Bank MHC;

•

the plan of conversion and reorganization is approved by PDL Community Bancorp stockholders holding at least a majority of the outstanding shares of common stock of PDL Community Bancorp as of November 1, 2021, excluding shares held by Ponce Bank MHC;

•	we sell at least the minimum number of shares of common stock offered in the offering;

•	we receive the approval of the Federal Reserve Board; and

•	the Office of the Comptroller of the Currency (“OCC”) approves an amendment to Ponce Bank’s federal charter to provide for a liquidation account.

As of the date of this prospectus, we have received the necessary approvals from the Federal Reserve Board and the OCC

Subject to member and stockholder approvals, we intend to contribute shares of Ponce Financial stock and cash to the Foundation in connection with the conversion. However, member and stockholder approval of the contribution to the Foundation is not a condition to the completion of the conversion and offering.

Ponce Bank MHC intends to vote its shares in favor of the plan of conversion and reorganization and in favor of the contribution to the Foundation. At November 1, 2021, Ponce Bank MHC owned 55.1% of the outstanding shares of common stock of PDL Community Bancorp. As of November 1, 2021, the directors and executive officers of PDL Community Bancorp and their affiliates owned 412,667 shares of PDL Community Bancorp (excluding exercisable options), or 2.4% of the outstanding shares of common stock and 5.3% of the outstanding shares of common stock excluding shares held by Ponce Bank MHC. They intend to vote those shares in favor of the plan of conversion and reorganization, in favor of the contribution to the Foundation and in favor of the adjournment of the special meeting, if necessary.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 8,925,000 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

•	increase the purchase and ownership limitations; and/or

•	seek regulatory approval to extend the offering beyond January 28, 2022, so long as we resolicit subscriptions that we have previously received in the offering; and/or

•	increase the shares purchased by the employee stock ownership plan.

If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

RP Financial, LC. will update its appraisal before we complete the offering. If our pro forma market value, including the shares contributed to the Foundation, at that time is either below $164.7 million or above $256.3 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.05% per annum for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of Ponce Bank MHC that has been called to vote on the conversion, and at any time after member approval with the approval of the Federal Reserve Board. If we terminate the offering, we will promptly return your funds with interest at 0.05% per annum and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of all Ponce Bank and Mortgage World employees, to purchase up to 8% of the shares of common stock we sell in the offering and contribute to the Foundation. If market conditions warrant, or if we receive orders in the subscription offering for more shares of common stock than the adjusted maximum of the offering range, the employee stock ownership plan’s subscription order may not be filled and the employee stock ownership plan may, with prior Federal Reserve Board approval, purchase shares in the open market following completion of the conversion.

Federal regulations permit us to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. Our current intention is to implement one or more new stock-based benefit plans, but we have not determined whether we would adopt the plans within 12 months following the completion of the conversion or more than 12 months following the completion of the conversion. The stock-based benefit plan would reserve a number of shares equal to (i) up to 4.0% of the shares of common stock sold in the offering and contributed to the Foundation for awards of restricted stock or restricted stock units to key employees and directors, at no cost to the recipients (but subject to income taxation), and (ii) up to 10.0% of the shares of common stock sold in the offering and contributed to the Foundation for issuance pursuant to the exercise of stock options by key employees and directors. For a description of our current stock-based benefit plan, see “Compensation Discussion and Analysis—Equity Based Compensation.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that would be available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4.0% and 10.0% of the shares sold in the offering and contributed to the Foundation for restricted stock awards or restricted stock units and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased				Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering and Contributed to the Foundation	Dilution Resulting From Issuance of Shares for Stock- Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range
Employee stock ownership plan	735,420	1,144,227	8.00%	N/A (2)	$7,354	$11,442
Restricted stock units (1)	367,710	572,114	4.00%	2.18%	3,677	5,721
Stock options (1)	919,275	1,430,284	10.00%	5.29%	3,171	4,934

Total	2,022,405	3,146,625	22.00%	7.25%	$14,202	$22,097

(1)

The actual value of restricted stock unit awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.45 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; a dividend yield of 0.00%; a risk-free rate of return of 1.45%; and expected volatility of 23.74%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the offering.

We may fund our stock-based benefit plan through open market purchases, as well as new issuances of stock; however, if any options previously granted under our existing 2018 Long-Term Incentive Plan (the “2018 Incentive Plan”) are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under our existing stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of June 30, 2021 regarding our employee stock ownership plan, our 2018 Incentive Plan and our proposed stock-based benefit plan. The table below assumes that 25,625,118 shares are outstanding after the offering, which includes the sale of 13,886,250 shares in the offering at the adjusted maximum of the offering range, 416,588 shares contributed to the Foundation and the issuance of 11,322,280 new shares in exchange for shares of PDL Community Bancorp using an exchange ratio of 1.4548. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Adjusted Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
	(Dollars in thousands)
Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2017 offering (1)		737,038	(2)	$7,370		2.88%
Shares to be purchased in this offering		1,144,227		11,442		4.47%

Total employee stock ownership plan shares		1,881,265		$18,812		7.34%

Restricted Stock Awards:	Directors, Officers and Employees
2018 Incentive Plan (1)		488,695	(3)	$4,887	(4)	1.91%
New restricted stock awards		572,114		5,721		2.23%

Total restricted stock awards		1,060,809		$10,608		4.14%

Stock Options:	Directors, Officers and Employees
2018 Incentive Plan (1)		572,088	(5)	$1,974	(6)	2.23%
New stock options		1,430,284		4,934		5.58%

Total stock options		2,002,372		$6,908		7.81%

Total of stock benefit plans		4,944,446		$36,328		19.30%

(1)	The number of shares indicated has been adjusted using 1.4548 exchange ratio at the adjusted maximum of the offering range.

(2)	As of June 30, 2021, 737,038 of these shares, or 506,625 shares prior to adjustment for the exchange, remain unallocated to participant accounts.
(3)

The plan authorized the award of 488,695 restricted stock awards or restricted stock units, or 335,919 restricted stock awards or restricted stock units prior to the adjustment for the exchange, and no restricted stock awards or restricted stock units remain to be awarded and 335,919 restricted stock units remain non-vested, prior to the adjustment for the exchange, as of June 30, 2021.

(4)

The value of restricted stock awards or restricted stock units is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.

(5)

The plan authorized the grant of 572,088 stock options, or 393,242 stock options prior to the adjustment for the exchange, and 189,476 stock options remain to be awarded and 203,766 stock options have been awarded, prior to adjustment for the exchange, as of June 30, 2021.

(6)

The weighted-average fair value of stock options to be granted has been estimated at $3.45 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; dividend yield, 0.00%; expected term, 10 years; expected volatility, 23.74%; and risk-free rate of return, 1.45%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences

Ponce Bank MHC, PDL Community Bancorp, Ponce Bank and Ponce Financial have received an opinion of Crowe LLP, regarding the material federal and New York and Maryland state tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to Ponce Bank MHC, PDL Community Bancorp (except for cash paid for fractional shares), Ponce Bank, Mortgage World, Ponce Financial, persons eligible to subscribe in the subscription offering, or existing stockholders of PDL Community Bancorp. Existing stockholders of PDL Community Bancorp who receive cash in lieu of fractional shares of Ponce Financial will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” We qualify as an emerging growth company under the JOBS Act until December 31, 2022, which is the end of the fiscal year following the fifth anniversary of PDL Community Bancorp’s sale of common stock in its 2017 initial stock offering.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation. We will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under SEC regulations (public float less than $250 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to comply with new or amended accounting pronouncements in the same manner as a non-public company.

Ponce Financial will cease to be an emerging growth company upon the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion (adjusted for inflation) or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the completion of PDL Community Bancorp’s initial stock offering in 2017; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which Ponce Financial is deemed to be a “large accelerated filer” under SEC regulations (companies with a public float at least $700 million of voting and non-voting equity held by non-affiliates).

Risk Factors Summary

An investment in Ponce Financial’s common stock is subject to risk, including risks related to our business and this offering.

Specific risks related to our business include, but are not limited to, those related to: (1) the ongoing novel coronavirus (“COVID-19”) pandemic; (2) our planned increase in multifamily, nonresidential and construction and land lending and the unseasoned nature of these loans; (3) residential property and investor-owned properties; (4) loans that we make through our FinTech partnerships, including Grain; (5) our allowance for loan losses; (6) local and national economic conditions;

(7) environmental liability risks; (8) our SBA PPP lending; (9) our ability to achieve and manage our growth strategy; (10) our minority investments in financial technology related companies; (11) possible investment by the U.S. Treasury; (12) competition within the financial services industry, nationally and within our market area and that our small size makes it more difficult to compete; (13) our implementation of new lines of business or offering new products and services; (14) our reliance on our management team; (15) changes in interest rates and the valuation of securities held by us; (16) changes in and compliance with laws and regulations; (17) operational risks including technology, cybersecurity and reputational risks; (18) changes in accounting standards and in management’s estimates and assumptions; (19) our liquidity management; (20) dilution of our stockholder’s ownership interest from our 2018 Equity Incentive Plan; (21) societal responses to climate change; and (22) the gentrification of our markets.

Specific risks related to this offering include, but are not limited to: (1) those related to the future trading price of the common stock of Ponce Financial; (2) the trading market for the common stock of Ponce Financial; (3) the use of the net offering proceeds; (4) the return on equity after the completion of the offering; (5) the dilutive effect of our contribution to the Foundation and that it may not be tax deductible; (6) the intended new stock-based benefit plans; (7) anti- takeover factors; (8) the forum selection provision for certain litigation; and (9) the irrevocability of your investment decision.

Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that immediately follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is 844-977-0092. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Risks Related to the COVID-19 Pandemic.

The effects of the COVID-19 pandemic have negatively affected the global economy, United States economy, our local economy and our markets and has disrupted our operations, which has impacted our business, financial condition and results of operations.

The COVID-19 pandemic has adversely affected us, our customers, employees and third-party service providers, and the adverse impacts on our business, financial position, operations and prospects could be significant.

The COVID-19 pandemic has created a global public health crisis that has resulted in unprecedented uncertainty, volatility and disruption in financial markets and in governmental, commercial and consumer activity in the United States and globally. Governmental responses to the pandemic have included orders closing businesses not deemed essential and directing individuals to restrict their movements and observe social distancing. These actions, together with responses to the pandemic by businesses and individuals, have resulted in reduced commercial and consumer activity, temporary and potentially permanent closures of many businesses that have led to loss of revenues and increased unemployment, material decreases in oil and gas prices and in business valuations, disrupted global supply chains, changes in consumer behavior related to COVID-19 pandemic fears, related emergency response legislation and an expectation that Federal Reserve policy may maintain a low interest rate environment until at least the end of 2023. These changes have a significant adverse effect on the regions and markets in which we conduct our business and the demand for our products and services.

Business and consumer customers of the Bank and Mortgage World are experiencing varying degrees of financial distress, which has adversely affected the ability of some of them to timely pay interest and principal on their loans and the value of the collateral securing their obligations. This in turn has influenced the recognition of losses in our loan portfolios and has impacted our allowance for loan losses, particularly as businesses remain closed and as some customers draw on their lines of credit or seek additional loans. These developments as a consequence of the COVID-19 pandemic materially impact our business and the businesses of our customers and are expected to continue to have a material adverse effect on our financial results for 2021.

In support of our business customers, the Bank participated in the SBA Paycheck Protection Program (“PPP”), a guaranteed unsecured loan program enacted under the 2020 Coronavirus Aid, Relief, and Economic Security (“CARES ACT”), to provide near-term relief to help small businesses impacted by COVID-19 sustain operations. Under this program, the Bank originated 5,340 PPP loans for new and existing customers of which 4,814 loans totaling $241.5 million were outstanding at June 30, 2021. We also have implemented various consumer and commercial loan modification programs to provide our borrowers relief from the economic impacts of COVID-19 in the form of payment deferral of principal and interest under the CARES Act. Based on guidance in the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructured (“TDR”) classification under accounting principles generally accepted in the United States (“U.S. GAAP”). In addition, the bank regulatory agencies issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) granted to loans that were current as of the loan modification program implementation date are not TDRs. Through June 30, 2021, 417 loans aggregating $385.0 million had received forbearance, primarily consisting of the deferral of principal, interest, and escrow payments for a period of three months, of which 23 loans have since been paid-off by borrowers as of June 30, 2021. As of June 30, 2021, 353 loans aggregating $318.7 million were no longer in forbearance and 41 loans in the amount of $47.8 million remained in forbearance as a result of renewed forbearance for a period of three months. Of the 41 loans receiving renewed forbearance, 27 loans, totaling $23.3 million are related to one-to-four family residential real estate. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance.

As a result of the initial COVID-19 pandemic outbreak, the Company continues to alter the way it has historically provided services to its deposit customers while seeking to maintain normal day-to-day back-office operations and lending functions. In order to protect the health of our customers and employees, and to comply with applicable government directives, we have modified our business practices, including alternating employees working from home and in the office, and have implemented business continuity plans and protocols to the extent appropriate. In this regard, all back-office and lending personnel continue to work in a remote work environment while the branch network continues to provide traditional banking services to its communities and has for the most part returned to normal operating hours while continuing to shift service delivery to electronic and web-based products. The Company continues its extensive and intensive communications program geared to informing customers of the alternative resources provided by the Company for retaining access to financial services, closing loans and conducting banking transactions, such as ATM networks, online banking, mobile applications, remote deposits and the Company’s Contact Center. The Company also proactively manages its day-to-day operations by using video and telephonic conferencing.

We may take such further actions that we determine are in the best interest of our employees, customers and communities or as may be required by government order. These actions in response to the COVID-19 pandemic, and similar actions by our vendors and business partners, have not materially impaired our ability to support our employees, conduct our business and serve our customers, but there is no assurance that these actions will be sufficient to successfully mitigate the risks presented by the COVID-19 pandemic or that our ability to operate will not be materially affected going forward. For instance, our business operations may be disrupted if key personnel or significant portions of our employees are unable to work effectively, including because of illness, quarantines, government actions, or other restrictions in connection with the COVID-19 pandemic. Similarly, if any of our vendors or business partners become unable to continue to provide their products and services, which we rely upon to maintain our day-to-day operations, our ability to serve our customers could be impacted.

Although vaccine programs addressing the COVID-19 pandemic have commenced, it is not possible to accurately predict when or the extent to which normal economic and operating conditions will resume. Recently, most of our market areas are reporting a fairly significant increase in COVID transmissions, which we understand from public health authorities is largely attributed to lagging vaccination rates and an increase in cases related to the Delta variant. For this reason, the extent to which the COVID-19 pandemic affects our credit quality, business, operations and financial condition, as well as our regulatory capital and liquidity ratios and credit ratings, is uncertain and unpredictable and depends on, among other things, new information that may emerge concerning the scope, duration and severity of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic. If the pandemic is prolonged, the adverse impact on the markets in which we operate and on our business, operations and financial condition could deepen.

Risks Related to our Lending Activities.

We have increased our multifamily, nonresidential and construction and land loans, and intend to continue to increase originations of these types of loans. These loans may carry greater credit risk than loans secured by one-to-four family real estate that could adversely affect our financial condion and net income.

Our focus is primarily on prudently growing our multifamily, nonresidential and construction and land loan portfolio. At June 30, 2021 $655.0 million, or 48.0%, of our loan portfolio consisted of multifamily, nonresidential and construction and land loans. At December 31, 2020, $632.2 million, or 53.9%, of our loan portfolio consisted of multifamily, nonresidential and construction and land loans as compared to $556.8 million, or 57.6%, of our loan portfolio at December 31, 2019. Because the repayment of multifamily, nonresidential and construction and land loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of non-performing loans. In addition, many of our commercial real estate loans are not fully amortizing and require large balloon payments upon maturity. Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or nonpayment. Further, the physical condition of non-owner occupied properties may be below that of owner occupied properties due to lax property maintenance standards, which have a negative impact on the value of the collateral properties. As our multifamily, nonresidential and construction and land loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

Given their larger balances and the complexity of the underlying collateral, multifamily, nonresidential and construction and land loans generally expose a lender to greater credit risk than loans secured by one-to-four family real estate. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to significantly greater risk of loss compared to an adverse development with respect to a one-to-four family residential real estate loan. In addition, any adverse developments with respect to borrowers or groups of borrowers that have more than one of these types of loans outstanding can expose us to significantly greater risk of loss compared to borrowers or groups of borrowers that only have one type of these loans. If loans that are collateralized by real estate or other business assets become troubled and the values of the underlying collateral have been significantly impaired, we may not be able to recover the full contractual amounts of principal and interest that we anticipated at the time we originated the loans, which could cause us to increase our provision for loan losses which would, in turn, adversely affect our operating results and financial condition. Further, if we foreclose on this type of collateral, our holding period for that collateral may be longer than for one-to-four family real estate loans because there are fewer potential purchasers of that collateral, which can result in substantial holding costs.

Some of our borrowers have more than one of these types of loans outstanding. At June 30, 2021, 63,889 loans with an aggregate balance of $1.2 billion are to borrowers with only one loan. Another 579 loans are to borrowers with two loans each with a corresponding aggregate balance of $136.9 million. In addition, there are 28 borrowers with three loans each with a corresponding aggregate balance of $32.7 million and 11 borrowers with four loans each with a corresponding aggregate balance of $2.4 million.

At December 31, 2020, 40,088 loans with an aggregate balance of $1.0 billion are to borrowers with only one loan. Another 178 loans are to borrowers with two loans each with a corresponding aggregate balance of $117.7 million. In addition, there are

10 borrowers with three loans each with a corresponding aggregate balance of $9.1 million and four borrowers with four loans each with a corresponding aggregate balance of $1.7 million. There is one borrower with seven loans with an aggregate balance of $1.1 million.

The unseasoned nature of our multifamily, nonresidential and construction and land loans portfolio may result in changes to our estimates of collectability, which may lead to additional provisions or charge-offs, which could hurt our profits.

At June 30, 2021, our multifamily, nonresidential and construction and land loan portfolio increased approximately $22.8 million, or 3.6%, to $655.0 million from $632.2 million at December 31, 2020. Our multifamily, nonresidential and construction and land loan portfolio increased approximately $75.4 million, or 13.5%, to $632.2 million at December 31, 2020 from $556.8 million at December 31, 2019. A large portion of our multifamily, nonresidential and construction and land loan portfolio is unseasoned and does not provide us with a significant payment or charge-off history pattern from which to judge future collectability. Currently, we estimate potential charge-offs using a rolling 12 quarter average and peer data adjusted for qualitative factors specific to us. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our historical experience or current estimates, which could adversely affect our future performance. Further, these types of loans generally have larger balances and involve a greater risk than one-to-four family owner-occupied residential mortgage loans. Accordingly, if we make any errors in judgment in the collectability of our multifamily, nonresidential and construction and land loans, any resulting charge-offs may be larger on a per loan basis than those incurred historically with our residential mortgage loans.

Our business may be adversely affected by credit risk associated with residential property.

At June 30, 2021, $424.2 million, or 31.1%, of our loan portfolio consisted of one-to-four family residential real estate loans. Of these amounts, $325.4 million, or 76.7% are comprised of one-to-four family residential investor-owned properties. At December 31, 2020 and 2019, one-to-four family residential real estate loans amounted to $418.4 million and $397.2 million, or 35.7% and 41.2%, respectively, of our total loan portfolio. Of these amounts, $319.6 million and $305.3 million, or 76.4% and 76.9%, respectively, are comprised of one-to-four family residential investor-owned properties. One-to-four family residential mortgage lending, whether owner-occupied or non-owner occupied is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations. Declines in real estate values could cause some of our one-to-four family residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

One-to-four family residential mortgage lending, whether owner-occupied or non-owner-occupied, with higher combined loan-to-value ratios are more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their properties, they may be unable to repay their loans in full from the sale proceeds. For those home equity loans and lines of credit secured by a second mortgage, it is unlikely that we will be successful in recovering all or a portion of our loan proceeds in the event of default unless we are prepared to repay the first mortgage loan and such repayment and the costs associated with a foreclosure are justified by the value of the property. In addition, the current judicial and legal climate makes it difficult to foreclose on residential properties expeditiously and with reasonable costs. For these reasons, we may experience higher rates of delinquencies, default and losses on our one-to-four family residential mortgage loans. We have made initial and extended forbearances to one-to-four family residential loans as short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies. We actively monitor borrowers in forbearance and seek to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period.

Loans secured by non-owner occupied properties generally expose a lender to greater risk of non-payment and loss than loans secured by owner occupied properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties is often below that of owner occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties

Loans that we make through our FinTech partnerships may expose us to increased lending risk

In 2020, the Company rolled out its first Fintech-based product in partnership with the startup company Grain. Grain’s product, is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. Under the terms of its agreement with Grain, the Bank is the lender and depository for Grain-originated microloans and, where applicable, security deposits, to consumers, with credit lines currently up to $1,000. Grain originates and services the loans and is responsible for maintaining compliance with the Bank’s origination and servicing standards. If a loan becomes 120 days delinquent upon 120 days of origination or due to a failure of Grain to properly service the loan, the Bank’s origination or servicing standards, respectively, will be deemed to have not been complied with and Grain will be responsible for any related losses. The Company, pursuant to its partnership with Grain, has 58,914 consumer loans with outstanding balances totaling $32.0 million at June 30, 2021. The Company is seeking to provide additional digital banking services to these customers and to extend Grain to its retail customers. We intend to continue growing this portfolio over the next several years. Our concentration guideline is to limit Grain loans in the aggregate to 50% of Tier 1 capital or $75.9 million at June 30, 2021. In the event Grain is unable to reimburse us for any related losses beyond the level we have provided for in our allowance for loan losses, we may need to increase our provision for loan losses, which could materially decrease our net income. Additionally, Grain is a start-up company which entails inherently greater risk. Like other start-up companies, there is a higher level of risk that Grain may not be able to execute its business plan and may fail. In the event Grain were to cease operations, the Bank may have greater difficulty in collecting on loans serviced by Grain.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease.

At June 30, 2021, and December 31, 2020 and 2019, our allowance for loan losses totaled $15.9 million, $14.9 million and $12.3 million, which represented 1.16%, 1.27%, and 1.28% of total loans, respectively. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for many of our loans. In determining the amount of the allowance for loan losses, we review our loans, loss and delinquency experience, and business and commercial real estate peer data, and we evaluate other factors including, but not limited to, current economic conditions. If our assumptions are incorrect, or if delinquencies or non-performing loans increase, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, which would require additions to our allowance, which in turn, could materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the implementation of Current Expected Credit Loss, or CECL, standard. CECL will be effective for Ponce Financial and Ponce Bank on January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for credit losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for credit losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for credit losses.

In addition, our regulators, as well as auditors, as an integral part of their examination process, periodically review the allowance for loan losses and, as a result of such reviews, we may determine that it is appropriate to increase the allowance for loan losses by recognizing additional provisions for loan losses charged to income, or to charge off loans, which, net of any recoveries, would decrease the allowance for loan losses. Any such additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

Although there is not a single employer or industry in our market area on which a significant number of our customers are dependent, a substantial portion of our loan portfolio is composed of loans secured by property located in the greater New York metropolitan area. This can make us vulnerable to a downturn in the local economy and real estate markets. Adverse conditions in the local economy could have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing their loans, which could adversely impact our net interest income. Any deterioration in economic conditions, such as resulting from the COVID-19 pandemic, could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•

collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities, a pandemic, including COVID-19, or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing their loans, which could negatively affect our financial performance.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Loans originated under the SBA Paycheck Protection Program subject us to credit, forgiveness and guarantee risk.

We originated 5,340 PPP loans, of which 4,814 loans totaling $241.5 million were outstanding at June 30, 2021. The PPP loans are subject to the provisions of the CARES Act and to complex and evolving rules and guidance issued by the SBA and other government agencies. We expect that the great majority of our PPP borrowers will seek full or partial forgiveness of their loan obligations. We have credit risk on PPP loans if the SBA determines that there is a deficiency in the manner in which we originated, funded or serviced loans, including any issue with the eligibility of a borrower to receive a PPP loan. We could face additional risks in our administrative capabilities to service our PPP loans, and risk with respect to the determination of loan forgiveness, depending on the final procedures for determining loan forgiveness. In the event of a loss resulting from a default on a PPP loan and a determination by the SBA that there was a deficiency in the manner in which we originated, funded or serviced a PPP loan, the SBA may deny its liability under the guaranty, reduce the amount of the guaranty or, if the SBA has already paid under the guaranty, seek recovery of any loss related to the deficiency from us.

Risks Related to our Business Strategy.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively. Growing our operations could also cause our expenses to increase faster than our revenues.

Our business strategy includes growth in assets, loans, deposits and the scale of our operations. Achieving such growth will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected. Furthermore, there can be considerable costs involved in expanding deposit and lending capacity that generally require a period of time to generate the necessary revenues to offset their costs, especially in areas in which we do not have an established presence and require alternative delivery methods. Accordingly, any such business expansion can be expected to negatively impact our earnings for some period of time until certain economies of scale are reached. Our expenses could be further increased if we encounter delays in modernizing existing facilities, opening of new branches or deploying new services.

We may incur losses due to minority investments in other financial technology related companies.

At June 30, 2021 we had invested $500,000 in Grain and an additional investment of $500,000 was made on August 23, 2021. As part of our business strategy, we may from time to time make or consider making additional minority investments in Grain or other financial technology companies in the financial services business. We may not be able to influence the activities of companies in which we invest and may suffer losses due to these activities.

New lines of business or new products and services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new products and services within existing lines of business. In addition, we will continue to make investments in research, development, and marketing for new products and services. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services we may invest significant time and resources. Initial timetables for the development and introduction of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. Furthermore, if customers do not perceive our new offerings as providing significant value, they may fail to accept our new products and services. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, the burden on management and our information technology of introducing any new line of business and/or new product or service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, financial condition and results of operations.

Our efficiency ratio is high, and we anticipate that it may remain high, as a result of the ongoing implementation of our business strategy.

Our non-interest expense totaled $13.6 million and $26.6 million for the three and six months ended June 30, 2021, respectively, and $47.5 million and $46.6 million for the years ended December 31, 2020 and 2019, respectively. Although we continue to analyze our expenses and pursue efficiencies where available, our efficiency ratio remains high as a result of the implementation of our business strategy combined with operating in an expensive market. Our efficiency ratio was 68.34% for the six months ended June 30, 2021 and 86.09% and 114.19% for the years ended December 31, 2020 and 2019, respectively. If we are unable to successfully implement our business strategy and increase our revenues, our profitability could be adversely affected.

If we receive approval of our application to the U.S. Treasury for an investment under the Emergency Capital Investment Program, in exchange for the issuance of senior perpetual preferred stock, we may not be able to effectively deploy the funds and it may present unanticipated and uncustomary issues.

We filed an application with the U.S. Department of the Treasury (“Treasury”) for an investment by Treasury in the amount of $225.0 million under the Emergency Capital Investment Program (“ECIP”), created pursuant to the Consolidated Appropriations Act, 2021. Under the ECIP, Treasury will provide investment capital directly to depository institutions that are CDFIs or MDIs, such as the Bank, to provide loans, grants, and forbearance to small businesses, minority-owned businesses, and consumers in low-income and underserved communities. If made, Treasury’s investment would be in exchange for Ponce Financial issuing senior perpetual noncumulative preferred stock directly to Treasury on terms established by the Treasury. If Treasury makes the investment, we may not be able to effectively deploy the funds or do so in an appropriate time frame. The ECIP funds will put demands on our management team which may require the hiring of additional executives. Treasury will be a stockholder of Ponce Financial, which may present unanticipated and uncustomary issues. The issuance of senior preferred stock to the Treasury may affect our ability to pay dividends on our common stock. We cannot provide any assurance or guarantee concerning whether our application will be approved, that the $225.0 million applied for will be accepted, in whole or in part, what the actual terms, conditions and preferences of the senior preferred stock will be or whether they will be acceptable. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Vision 2025 Evolves.”

Risks Related to Competitive Matters

Strong competition within our market areas may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. Our profitability depends upon our continued ability to successfully compete in our market area. If we must raise interest rates paid on deposits or lower interest rates charged on our loans, our net interest margin and profitability could be adversely affected.

The financial services industry could become even more competitive as a result of new legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge under the umbrella of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Also, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic transfer and automatic payment systems. Many of our competitors have fewer regulatory constraints and may have lower cost structures. Additionally, due to their size, many competitors may be able to achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. For additional information see “Business —Market Area and—Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size makes it more difficult to compete with other financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Our Management.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We are dependent upon the services of the members of our senior management team who direct our strategy and operations. Members of our senior management team, or lending personnel who possess expertise in our markets and key business relationships, could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

Adherence to our internal policies and procedures by management is critical to our performance and how we are perceived by our regulators.

Our internal policies and procedures are a critical component of our corporate governance and, in some cases, compliance with applicable regulations. We adopt internal policies and procedures to guide management and employees regarding the operation and conduct of our business. We may not always achieve absolute compliance with all of our policies and procedures. Any deviation or non-adherence to these internal policies and procedures, whether intentional or unintentional, could have a detrimental effect on our management, operations or financial condition.

Risks Related to Interest Rates.

The historically low interest rate environment and the possibility that we may access higher-cost funds to support our loan growth and operations may adversely affect our net interest income and profitability.

The Federal Reserve Board decreased the benchmark federal funds interest rate by an aggregate of 225 basis points during the second half of 2019 and first quarter of 2020. The 2020 rate cuts were in response to unprecedented market turmoil as a result of the onset of the COVID-19 pandemic. The Federal Reserve Board has stated that its federal funds interest rate policy may remain accommodative at least through 2023. Because of the historically low federal funds interest rate and significant competitive pressures in our markets and the negative impact of these pressures on our deposit and loan pricing, our net interest margin was and is being negatively impacted by these rate cuts and additional rate cuts may further negatively impact our net interest margin. These rate cuts and further rate cuts could also negatively impact our net interest income, particularly if we are unable to lower our funding costs as quickly as the rates we earn on our loans decline.

An important component of our ability to mitigate pressures of a down rate environment will be our ability to reduce the rates we pay on deposits, including core deposits. If we are unable to reduce these rates, because of competitive pricing pressures in our markets, liquidity purposes or otherwise, our net interest margin will be negatively impacted. In addition, as our growth in earning assets has outpaced growth in our core deposits in recent quarters, we have had to increase our reliance on noncore funding. These funding sources may be more rate sensitive than our core depositors, and, accordingly, we may be limited in our ability to reduce the rates we pay on these funds while maintaining on-balance sheet liquidity levels consistent with our policies, which would negatively impact our net interest margin. We seek to limit the amount of non-core funding we utilize to support our growth. If we are unable to grow our core funding at rates that are sufficient to match or exceed our loan growth we may be required to slow our loan growth.

As interest rates change, we expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities (usually deposits and borrowings) will be more sensitive to changes in market interest rates than our interest-earning assets (usually loans and investment securities), or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” may work against us, and our results of operations and financial condition may be negatively affected. We attempt to manage our risk from changes in market interest rates by adjusting the rates, maturity, repricing characteristics, and balances of the different types of our interest-earning assets and interest-bearing liabilities. Interest rate risk management techniques are not exact. From time to time we have repositioned a portion of our investment securities portfolio in an effort to better position our balance sheet for potential changes in short-term rates. We employ the use of models and modeling techniques to quantify the levels of risks to net interest income, which inherently involve the use of assumptions, judgments, and estimates. While we strive to ensure the accuracy of our modeled interest rate risk profile, there are inherent limitations and imprecisions in this determination and actual results may differ.

Future changes in interest rates could reduce our profits and asset values.

Net income (loss) is the amount by which net interest income and non-interest income exceeds (or does not exceed) non-interest expense and the provisions for loan losses and taxes. Net interest income makes up a majority of our income and is based on the difference between:

•	the interest income we earn on interest-earning assets, such as loans and securities; and

•	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans), can reduce a financial institution’s net interest margin and create financial risk for financial institutions who originate and hold longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the economic value of our assets and liabilities (the Economic Value of Equity Model “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At June 30, 2021, in the event of an instantaneous 100 basis point decrease in interest rates, we estimate that we would experience an 8.92% increase in EVE and a 1.97% decrease in net interest income. At December 31, 2020, in the event of an instantaneous 100 basis point decrease in interest rates, we estimate that we would experience an 8.32% increase in EVE and a 1.19% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk—Net Interest Income Simulation Models and—Economic Value of Equity Model.”

Mortgage World is a mortgage banking entity primarily operating in the New York City metropolitan area. Mortgage World originates loans and holds them for sale to investors.

A significant market risk facing Mortgage World is interest rate risk, which includes the risk that changes in market interest rates will result in unfavorable changes in the value of Mortgage World’s assets or liabilities (“Price Risk”) including to the value of Mortgage World’s mortgage loans. This risk includes both changes in risk-free rates (usually the U.S. Treasury rate for an asset of the same duration) and changes in the premiums to risk-free rates of return required by investors, which may be the result of liquidity and/or investor perceptions of risk (“Market Spread”). The overall objective of Mortgage World’s interest rate risk management activities is to reduce the variability of earnings caused by changes in interest rates. Mortgage Word manages interest rate risk by entering into best efforts contracts of sale to third party investors as well as hedging.

Mortgage World sells loans to investors without recourse. The investors will assume the risk of loss or default by the borrower. However, Mortgage World is required by these investors to make certain standard representation and warranties relating to credit information, loan documentation and collateral. To the extent that Mortgage World does not comply with such representation, or there are early payment defaults, Mortgage World may be required to repurchase the loans or indemnify those investors for any losses from borrower defaults. If loans payoff within a specified time frame, Mortgage World may be required to refund a portion of the sale proceeds to investors.

Changes in the valuation of securities held could adversely affect us.

At June 30, 2021, our securities portfolio totaled $50.3 million, which represented 3.2% of total assets. At December 31, 2020 and 2019, our securities portfolio totaled $19.2 million and $21.5 million, which represented 1.4% and 2.0% of total assets, respectively. As of June 30, 2021 and December 31, 2020, all of the securities in our portfolio were classified as available-for-sale securities with the exception of one security classified as held-to-maturity in the amount of $1.7 million as of both dates. Accordingly, a decline in the fair value of our available-for-sale securities could cause a material decline in our reported equity and/or net income. At least quarterly, and more frequently when warranted by economic or market conditions, management evaluates all securities classified as available-for-sale with a decline in fair value below the amortized cost of the investment to determine whether the impairment is deemed to be other-than-temporary impairment (“OTTI”). For impaired debt securities that are intended to be sold, or more likely than not will be required to be sold, the full amount of market decline is recognized as OTTI through earnings. Credit-related OTTI for all other impaired debt securities is recognized through earnings. Non-credit related OTTI for debt securities is recognized in other comprehensive income net of applicable taxes. A decline in the market value of our securities portfolio could adversely affect our earnings.

Risks Related to Laws and Regulations.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

The Bank is subject to extensive regulation, supervision and examination by the OCC, the Company is subject to extensive regulation, supervision and examination by the Federal Reserve Board and Mortgage World is subject to the comprehensive regulation and examination of the DFS. Such regulation and supervision governs the activities in which the Bank, Mortgage World and the Company may engage and are intended primarily for the protection of the Federal Deposit Insurance Fund, the depositors and borrowers of the Bank and consumers, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and influencing the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in interpretation by us. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The various federal agencies have adopted a broad range of rules and regulations in compliance with the Dodd-Frank Act. Compliance with the Dodd-Frank Act and its regulations and policies has resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations. Among other provisions recently enacted, the threshold to qualify for the Federal Reserve Board’s Small Bank Holding Company Policy Statement was increased from $1.0 billion to $3.0 billion and federally-chartered savings banks and associations have been provided flexibility to adopt the powers of a national bank.

Our New York State multi-family loan portfolio could be adversely impacted by changes in legislation or regulation.

On June 14, 2019, the New York State legislature passed the Housing Stability and Tenant Protection Act of 2019, impacting about one million rent regulated apartment units. Among other things, the new legislation: (i) curtails rent increases from Material Capital Improvements and Individual Apartment Improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high-income deregulation; and (iv) repealed the 20% vacancy bonus. While it is too early to measure the full impact of the legislation, in total, it generally limits a landlord’s ability to increase rents on rent regulated apartments and makes it more difficult to convert rent regulated apartments to market rate apartments. As a result, the value of the collateral located in New York State securing our multi-family loans or the future net operating income of such properties could potentially become impaired.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

Our ability to originate loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau (“CFPB”) has a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

In addition, the CFPB has adopted rules and published forms that combine certain disclosures that consumers receive in connection with applying for and closing on certain mortgage loans under the Truth in Lending Act and the Real Estate Settlement Procedures Act.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

The Bank’s minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6.0%; (iii) a total capital ratio of 8.0%; and (iv) a Tier 1 leverage ratio of 4.0%. The capital requirements also establish a “capital conservation buffer” of 2.5%, which results in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount.

We have analyzed these capital requirements, and the Bank meets all of these requirements, including the 2.5% capital conservation buffer.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of the requirements of the Basel Committee on Banking Supervision (“Basel III”) could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. Ponce Bank’s ability to pay dividends to the Company will be limited if it does not have the capital conservation buffer required by the capital rules, which may further limit the Company’s ability to pay dividends to stockholders. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

The Federal Reserve Board may require us to commit capital resources to support Ponce Bank.

Federal law requires that a holding company act as a source of financial and managerial strength to its subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve Board may require a holding company to make capital injections into a troubled subsidiary bank and may charge the holding company with engaging in unsafe and unsound practices for failure to commit resources to a subsidiary bank. A capital injection may be required at times when the holding company may not have the resources to provide it and therefore may be required to borrow the funds or raise capital. Any loans by a holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the institution’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the Ponce Financial to make a required capital injection becomes more difficult and expensive and could have an adverse effect on our business, financial condition and results of operations.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

PDL Community Bancorp is an emerging growth company. As successor to PDL Community Bancorp, Ponce Financial will also be an emerging growth company. For as long as Ponce Financial continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Ponce Financial also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Ponce Financial will cease to be an emerging growth company upon the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion (adjusted for inflation) or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the completion of PDL Community Bancorp’s initial stock offering in 2017; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which Ponce Financial is deemed to be a “large accelerated filer” under SEC regulations (companies with a public float at least $700 million of voting and non-voting equity held by non-affiliates). Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risk Related to our Operations.

We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation.

The cost of finance and accounting systems, procedures and controls in order to satisfy our public company reporting requirements increases our expenses.

The obligations of being a public company, including the substantial public reporting obligations, require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Risks Related to Accounting Matters

Changes in accounting standards could affect reported earnings.

The bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. As a result of the required change in approach toward determining estimated credit losses from the current “incurred loss” model to one based on estimated cash flows over a loan’s contractual life, adjusted for prepayments (a “life of loan” model), the Company expects that the new guidance will result in an increase in the allowance for loan losses, particularly for longer duration loan portfolios and this could have an adverse effect on our earnings.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

Our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date to file periodic reports under the Securities and Exchange Act of 1934, including our consolidated financial statements. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, the valuation of loans held for sale, the valuation of deferred tax assets and investment securities, the estimates relating to the valuation for share-based awards, and our determinations with respect to amounts owed for income taxes.

Other Risks Related to Our Business and Industry Generally

Ineffective liquidity management could adversely affect our financial results and condition.

Effective liquidity management is essential for the operation of our business. We require sufficient liquidity to meet customer loan requests, customer deposit maturities/withdrawals, payments on our debt obligations as they come due and other cash commitments under both normal operating conditions and other unpredictable circumstances causing industry or general financial market stress. Our access to funding sources in amounts adequate to finance our activities on terms that are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy generally. Factors that could detrimentally impact our access to liquidity sources include a downturn in the geographic markets in which our loans and operations are concentrated or difficult credit markets. Our access to deposits may also be affected by the liquidity needs of our depositors. In particular, a majority of our liabilities are checking accounts and other liquid deposits, which are payable on demand or upon several days’ notice, while by comparison, a substantial majority of our assets are loans, which cannot be called or sold in the same time frame. Although we have historically been able to replace maturing deposits and advances as necessary, we might not be able to replace such funds in the future, especially if a large number of our depositors seek to withdraw their accounts, regardless of the reason. A failure to maintain adequate liquidity could materially and adversely affect our business, results of operations or financial condition.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance.

The Bank is a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. As such, we strive to conduct our business in a manner that enhances our reputation. This is done, in part, by recruiting, hiring and retaining employees who share our core values of being an integral part of the communities we serve, delivering superior service to our customers and caring about our customers and associates. If our reputation is negatively affected by the actions of our employees, by our inability to conduct our operations in a manner that is appealing to current or prospective customers, or otherwise, our business and, therefore, our operating results may be materially adversely affected.

Our 2018 Equity Incentive Plan has increased our expenses and reduced our income, and may dilute your ownership interests.

Our stockholders previously approved the PDL Community Bancorp 2018 Long-Term Incentive Plan. During the three and six months ended June 30, 2021 and the year ended December 31, 2020, we recognized $351,000, $703,000 and $1.4 million, respectively, in non-interest expense relating to this stock benefit plan, and we will recognize additional expenses in the future as additional grants are made and awards vest.

We may fund the 2018 Long-Term Incentive Plan either through open market purchases or authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund this plan will be subject to many factors, including, but not limited to, applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. Our intention is to fund the plan through open market purchases. However, stockholders would experience a reduction in ownership interest in the event newly issued shares of our common stock are used to fund stock issuances under the plan.

Societal responses to climate change could adversely affect our business and performance, including indirectly through impacts on our customers.

Concerns over the long-term impacts of climate change have led and will continue to lead to governmental efforts around the world to mitigate those impacts. Consumers and businesses also may change their behavior on their own as a result of these concerns. We and our customers will need to respond to new laws and regulations as well as consumer and business preferences resulting from climate change concerns. We and our customers may face cost increases, asset value reductions and operating process changes. The impact on our customers will likely vary depending on their specific attributes, including reliance on or role in carbon intensive activities. Among the impacts to us could be a drop in demand for our products and services, particularly in certain sectors. In addition, we could face reductions in creditworthiness on the part of some customers or in the value of assets securing loans. Our efforts to take these risks into account in making lending and other decisions, including by increasing our business with climate-friendly companies, may not be effective in protecting us from the negative impact of new laws and regulations or changes in consumer or business behavior.

Our historical markets, minority and immigrant individuals, may be threatened by gentrification and adverse political developments, which could decrease our growth and profitability.

We believe that our historical strength has been our focus on the minority and immigrant markets. The continuing displacement of minorities due to gentrification of our communities may adversely affect us unless we are able to adapt and increase the acceptance of our products and services by non-minority customers. We may also be unfavorably impacted by political developments unfavorable to markets that are dependent on immigrant populations.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price in the offering. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, investor perceptions of Ponce Financial and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

We expect that our common stock will be traded on the on the Nasdaq Global Market under the symbol “PDLB” upon conclusion of the offering, subject to completion of the offering and compliance with certain conditions, including having 300 “round lot” stockholders (stockholders owning more than 100 shares) and at least three companies making a market for our common stock.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice, and, therefore, you should not view the shares of common stock as a short-term investment. If you purchase shares of common stock, you may not be able to sell them at or above $10.00 per share. Purchasers of common stock in this offering should have long-term investment intent and should recognize that there will be a limited trading market in the common stock. This may make it difficult to sell the common stock after the offering and may have an adverse impact on the price at which the common stock can be sold.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $42.8 million, at the minimum of the offering range, and $58.4 million, at the maximum of the offering range, subject to increase up to $67.4 million, at the adjusted maximum of the offering range, of the net proceeds of the offering in Ponce Bank. We intend to also invest between $12.8 million, at the minimum of the offering range, and $17.5 million, at the maximum of the offering range, subject to increase up to $20.2 million, at the adjusted maximum of the offering range, of the net proceeds of the offering in Mortgage World. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering and to make a cash contribution to the Foundation. Ponce Financial may use the funds it retains for investment, to pay cash dividends, to repurchase shares of common stock (subject to regulatory restrictions), to acquire other financial institutions and for other general corporate purposes. Ponce Bank may use the proceeds it receives to support increased lending and other products and services including by expanding its Fintech-based products and digital presence, acquire other financial institutions or business lines, expand its branch network or for other general corporate purposes. Mortgage World will use the net proceeds it receives to fund new loans and for other general purposes. However, with the exception of the loan to the employee stock ownership plan and contribution to the Foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, or business lines may require the approval of the OCC, the FDIC or the Federal Reserve Board. We have not established a timetable for reinvesting the net proceeds, and we cannot predict how long we will require to reinvest the net proceeds. Our failure to utilize these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be low until we are able to leverage the additional capital we receive from the offering. Our return on equity will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plan(s) we intend to adopt. Until we can increase our net interest income and non-interest income and leverage the capital raised in the offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

The contribution to the Foundation will dilute your ownership interest and adversely affect net income in 2021.

We intend to fund the Foundation in connection with the conversion and offering. We intend to contribute to the Foundation an amount of shares equal to 3% of the shares sold in the offering, up to 416,588 shares of common stock at the adjusted maximum of the shares to be offered and $1.0 million in cash, for a total contribution of up to $5.2 million. The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution to the Foundation. The after-tax expense of the contribution would reduce net income in fiscal 2021 by approximately $4.0 million. We had net income of $5.9 million, $8.4 million and $3.9 million, respectively, for the three and six months ended June 30, 2021 and for the year ended December 31, 2020. In addition, persons purchasing shares in the offering will have their ownership and voting interests in Ponce Financial diluted by up to 1.6% at the adjusted maximum of the offering range due to contribution of shares of common stock to the Foundation.

Our contribution to the Foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to be able to fully use the tax deduction from our contribution to the Foundation. Pursuant to the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before federal income taxes and charitable contributions) in any one year for charitable contributions, and, under the CARES Act, up to 25% of its taxable income in 2021 and 2022. Any contribution in excess of these limits may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period. We estimate that we would be able to deduct for federal income tax purposes all of the contribution to the Foundation over five years, although there can be no assurance of the amount and the timing of the deduction.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the stock-based benefit plan(s). The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards actually granted, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. In the event we adopt a plan within 12 months following the conversion, the total shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under our proposed stock-based benefit plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering and contributed to the Foundation. If we award restricted shares of common stock or grant options in excess of these amounts under stock-based benefit plans adopted more than 12 months after the completion of the conversion, our costs would increase further. We intend to adopt a stock-based benefit plan that would reserve for the exercise of stock options and the grant of stock awards a number of shares equal to 10.0% and 4.0%, respectively, of the shares sold in the offering and contributed to the Foundation.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for shares purchased in the offering has been estimated to be approximately $2.9 million ($2.3 million after tax) at the adjusted maximum of the offering range assuming the employee stock ownership plan purchases 8% of the shares of common stock sold in the offering and contributed to the Foundation as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the offering. These plans may be funded either through open market purchases or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of the stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plan through open market purchases, stockholders would experience a 7.3% dilution in ownership interest at the adjusted maximum of the offering range in the event newly issued shares of our common stock are used to fund stock options and shares of restricted stock in amounts equal to 10.0% and 4.0%, respectively, of the shares sold in the offering and contributed to the Foundation. If adopted within 12 months following the completion of the conversion, the number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan is expected to be limited to 10% and 4%, respectively, of the shares sold in the offering and contributed to the Foundation. In the event we adopt a plan more than 12 months following the conversion, the plan would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of the stock-based benefit plan will be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

Various factors, including our articles of incorporation and bylaws, and Maryland and federal law, will make takeover attempts more difficult to achieve.

Our board of directors has no current intention to sell control of Ponce Financial. Our articles of incorporation and bylaws include certain provisions which will make it more difficult for companies or persons to acquire control of Ponce Financial without the consent of our board of directors, such as (i) a prohibition on any beneficial owner voting in excess of 10% of Ponce Financial’s common stock, (ii) supermajority voting requirements to remove directors for cause and amend certain provisions of the articles of incorporation and bylaws and (iii) provisions requiring advance notice of stockholder proposals and director nominations. For further information, see “Restrictions on Acquisition of Ponce Financial.”

Additionally, provisions of Maryland law, such as a five-year prohibition on business combinations with interested stockholders, and federal regulations, such as a three-year prohibition on acquiring more than 10% of the voting stock of Ponce Financial, as well as shares of restricted stock and stock options that we have granted or may grant to employees and directors and stock ownership by our management and directors, and various other factors will also make it more difficult for companies or persons to acquire control of Ponce Financial without the consent of our board of directors. You may want a takeover attempt to succeed because, for example, a potential acquiror could offer a premium over the then prevailing price of our common stock. For additional information, see “Restrictions on Acquisition of Ponce Financial,” and “Management—Benefits to be Considered Following Completion of the Conversion.”

You may not revoke your decision to purchase Ponce Financial common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with a purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by RP Financial, LC., among other factors, there may be one or more delays in the completion of the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond January 28, 2022, or the number of shares to be sold in the offering is increased to more than 13,886,250 shares or decreased to fewer than 8,925,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors of Ponce Bank are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of Crowe LLP, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Our bylaws provide that, subject to limited exceptions, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The bylaws of Ponce Financial provide that, unless Ponce Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Ponce Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed to Ponce Financial or Ponce Financial’s stockholders, by any director, officer or other employee of Ponce Financial, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it believes is more favorable for disputes with Ponce Financial and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of PDL Community Bancorp and its subsidiaries for the periods and at the dates indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding PDL Community Bancorp contained elsewhere in this prospectus, including the audited consolidated financial statements. The information at December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. The information at December 31, 2018, 2017 and 2016 and for the years ended December 31, 2017 and 2016 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The historical financial and other data at December 31, 2016 and for the year ended December 31, 2016 relates to Ponce De Leon Federal Bank, PDL Community Bancorp’s predecessor. The information at June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be achieved for all of fiscal 2021 or for any other period.

	At June 30,	At December 31,
	2021	2020	2019	2018	2017	2016
	(Dollars in thousands)
Selected Financial Condition Data:
Total assets	$1,547,650	$1,355,231	$1,053,756	$1,059,901	$925,522	$744,983
Cash and cash equivalents	66,092	72,078	27,677	69,778	59,724	11,716
Available-for-sale securities, at fair value	48,536	17,498	21,504	27,144	28,897	52,690
Held-to-maturity securities, at amortized cost	1,720	1,743	—	—	—	—
Placements with banks	2,739	2,739	—	—	—	—
Mortgage loans held for sale, at fair value (1)	15,308	35,406	1,030	—	—	2,143
Loans receivable, net	1,343,578	1,158,640	955,737	918,509	798,703	642,148
Premises and equipment, net	34,057	32,045	32,746	31,135	27,172	26,028
FHLBNY stock, at cost	6,156	6,426	5,735	2,915	1,511	964
Deposits	1,236,161	1,029,579	782,043	809,758	713,985	643,078
Advances from FHLBNY and others	109,255	117,255	104,404	69,404	36,400	3,000
Warehouse lines of credit (2)	13,084	29,961	—	—	—	—
Mortgage loan funding payable (2)	743	1,483	—	—	—	—
Total stockholders’ equity	171,890	159,544	158,402	169,172	164,785	92,992

(1)	At June 30, 2021 and December 31, 2020, $15.3 million and $34.4 million, respectively, pertain to Mortgage World which was acquired by PDL Community Bancorp on July 10, 2020.
(2)	These accounts pertain to Mortgage World.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Years Ended December 31,

	2021	2020	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands)
Selected Operating Data:
Interest and dividend income	$15,844	$12,393	$31,021	$25,423	$53,339	$50,491	$46,156	$38,989	$33,741
Interest expense	2,112	2,872	4,397	5,978	11,369	12,358	9,490	6,783	5,936
Net interest income	13,732	9,521	26,624	19,445	41,970	38,133	36,666	32,206	27,805
Provision (credit) for loan losses	586	271	1,272	1,417	2,443	258	1,249	1,716	(57)
Net interest income after provision for loan losses	13,146	9,250	25,352	18,028	39,527	37,875	35,417	30,490	27,862
Noninterest income	8,341	574	12,234	1,196	13,247	2,683	2,938	3,104	2,431
Noninterest expense	13,641	10,435	26,556	21,257	47,539	46,607	34,557	36,557	27,863
Income (loss) before income taxes	7,846	(611)	11,030	(2,033)	5,235	(6,049)	3,798	(2,963)	2,430
Provision (benefit) for income taxes	1,914	(40)	2,646	(249)	1,382	(924)	1,121	1,424	1,005
Net income (loss)	5,932	(571)	8,384	(1,784)	3,853	(5,125)	2,677	(4,387)	1,425

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
Performance Ratios:
Return on average assets (1)	1.18%	(0.32%)	0.32%	(0.49%)	0.28%	(0.51%)	0.20%
Return on average equity (1)	10.18%	(2.28%)	2.42%	(3.08%)	1.60%	(3.52%)	1.53%
Net interest rate spread (1) (2)	3.68%	3.31%	3.37%	3.40%	3.57%	3.76%	3.82%
Net interest margin (1) (3)	3.92%	3.65%	3.69%	3.79%	3.92%	4.02%	4.02%
Noninterest expense to average assets (1)	3.73%	3.81%	3.98%	4.47%	3.56%	4.28%	3.84%
Efficiency ratio (4)	68.34%	102.98%	86.09%	114.19%	87.26%	103.53%	92.15%
Average interest-earning assets to average interest- bearing liabilities	136.78%	129.96%	131.65%	132.25%	134.52%	130.35%	123.84%
Average equity to average assets	11.56%	14.04%	13.31%	15.96%	17.26%	14.58%	12.81%

Capital Ratios:
Total capital to risk weighted assets (bank only)	16.10%	17.52%	15.95%	18.62%	19.39%	20.73%	19.21%
Tier 1 capital to risk weighted assets (bank only)	14.85%	16.26%	14.70%	17.37%	18.14%	19.48%	17.96%
Common equity Tier 1 capital to risk-weighted assets (bank only)	14.85%	16.26%	14.70%	17.37%	18.14%	19.48%	17.96%
Tier 1 capital to average assets (bank only)	10.23%	11.63%	11.19%	12.92%	13.66%	14.67%	13.32%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.16%	1.27%	1.27%	1.28%	1.36%	1.37%	1.57%
Allowance for loan losses as a percentage of nonperforming loans	175.63%	118.89%	127.28%	106.30%	186.77%	97.05%	132.15%
Net (charge-offs) recoveries to average outstanding loans (1)	(0.04%)	0.00%	0.01%	(0.06%)	0.04%	(0.12%)	0.13%
Non-performing loans as a percentage of total loans	0.66%	1.08%	1.00%	1.20%	0.73%	1.41%	1.19%
Non-performing loans as a percentage of total assets	0.58%	0.95%	0.86%	1.10%	0.64%	1.23%	1.04%
Total non-performing assets as a percentage of total assets	0.58%	0.95%	0.86%	1.10%	0.64%	1.23%	1.04%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	1.01%	1.51%	1.35%	1.92%	1.63%	2.72%	3.50%

Other:
Number of offices (5)	19	14	20	14	14	14	14
Number of full-time equivalent employees (6)	231	179	227	183	181	177	174

(1)	Annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Number of offices at June 30, 2021 and December 31, 2020 included 5 and 6 offices, respectively, due to acquisition of Mortgage World.
(6)	Number of full-time equivalent employees at June 30, 2021 and December 31, 2020 included 47 and 46 full-time equivalent employees, respectively, related to Mortgage World.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of PDL Community Bancorp and its subsidiaries for the periods and at the dates indicated. The data presented at September 30, 2021 and for the three and nine months ended September 30, 2021 and 2020 are derived from unaudited financial statements but reflected all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2021 or for any other period.

	At September 30,	At December 31,
	2021	2020
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,560,552	$1,355,231
Cash and cash equivalents	63,038	72,078
Available-for-sale securities, at fair value	104,358	17,498
Held-to-maturity securities, at amortized cost	1,437	1,743
Placements with banks	2,490	2,739
Mortgage loans held for sale, at fair value (1)	13,930	35,406
Loans receivable, net	1,302,238	1,158,640
Premises and equipment, net	34,081	32,045
FHLBNY stock, at cost	6,001	6,426
Deposits	1,249,261	1,029,579
Advances from the FHLBNY and others	106,255	117,255
Warehouse lines of credit (2)	11,261	29,961
Mortgage loan funding payable (2)	1,136	1,483
Total stockholders’ equity	173,887	159,544

(1)	At September 30, 2021 and December 31, 2020, $13.9 million and $34.4 million, respectively, pertain to Mortgage World.
(2)	These accounts pertain to Mortgage World.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Selected Operating Data:
Interest and dividend income	$17,425	$13,603	$48,446	$39,026
Interest expense	1,985	2,752	6,382	8,730
Net interest income	15,440	10,851	42,064	30,296
Provision for loan losses	572	620	1,844	2,037
Net interest income after provision for loan losses	14,868	10,231	40,220	28,259
Noninterest income	3,234	7,252	15,468	8,448
Noninterest expense	14,732	12,327	41,288	33,584
Income before income taxes	3,370	5,156	14,400	3,123
Provision for income taxes	1,318	1,147	3,964	898
Net income	2,052	4,009	10,436	2,225

Performance Ratios:
Return on average assets (1)	0.52%	1.28%	0.94%	0.26%
Return on average equity (1)	4.59%	9.95%	8.21%	1.88%
Net interest rate spread (1) (2)	3.92%	3.33%	3.77%	3.32%
Net interest margin (1) (3)	4.13%	3.65%	3.99%	3.65%
Noninterest expense to average assets (1)	3.72%	3.95%	3.72%	3.86%
Efficiency ratio (4)	78.89%	68.09%	71.77%	86.68%
Average interest-earning assets to average interest- bearing liabilities	138.89%	134.35%	137.52%	131.50%
Average equity to average assets	11.27%	12.90%	11.46%	13.63%

Capital Ratios:
Total capital to risk weighted assets (bank only)	16.15%	16.93%	16.15%	16.93%
Tier 1 capital to risk weighted assets (bank only)	14.90%	15.68%	14.90%	15.68%
Common equity Tier 1 capital to risk-weighted assets (bank only)	14.90%	15.68%	14.90%	15.68%
Tier 1 capital to average assets (bank only)	9.98%	11.46%	9.98%	11.46%

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)

Asset Quality Ratios:
Allowance for loan losses as a percentage of total gross loans	1.21%	1.28%	1.21%	1.28%
Allowance for loan losses as a percentage of nonperforming loans	157.17%	131.00%	157.17%	131.00%
Net (charge-offs) recoveries to average outstanding loans (1)	(0.13%)	0.00%	(0.07%)	0.00%
Non-performing loans as a percentage of total gross loans	0.77%	0.98%	0.77%	0.98%
Non-performing loans as a percentage of total assets	0.65%	0.86%	0.65%	0.86%
Total non-performing assets as a percentage of total assets	0.65%	0.86%	0.65%	0.86%
Total non-performing assets, accruing loans past due 90 days or more, and accruing troubled debt restructured loans as a percentage of total assets	1.05%	1.36%	1.05%	1.36%

Other:
Number of offices (5)	19	20	19	20
Number of full-time equivalent employees (6)	230	230	230	230

(1)	Annualized where appropriate.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Number of offices at September 30, 2021 and 2020 included 5 and 6 offices, respectively, due to acquisition of Mortgage World.
(6)	Number of full-time equivalent employees at September 30, 2021 and 2020 included 48 and 44 full-time equivalent employees, respectively related to Mortgage World.

Comparison of Financial Condition at September 30, 2021 and December 31, 2020

Total Assets. Total consolidated assets increased $205.3 million, or 15.2%, to $1.56 billion at September 30, 2021 from $1.36 billion at December 31, 2020. The increase in total assets is attributable to increases of $143.6 million in net loans receivable, including $110.6 million net increase in PPP loans, $86.9 million in available-for-sale securities, $2.2 million in other assets, $2.0 million, net, in premises and equipment, $2.0 million in accrued interest receivable, and $170,000 in deferred tax assets. The increase in total assets was reduced by decreases of $21.5 million in mortgage loans held for sale, at fair value, $9.0 million in cash and cash equivalents, $425,000 in FHLBNY stock, $306,000 in held-to-maturity securities and $249,000 in placement with banks.

Cash and Cash Equivalents. Cash and cash equivalents decreased $9.1 million, or 12.5%, to $63.0 million at September 30, 2021, compared to $72.1 million at December 31, 2020. The decrease in cash and cash equivalents was primarily the result of an increase of loan funding and originations, purchases of available-for-sale securities, a decrease in advances of warehouse lines of credit, repayment of advances from the FHLBNY, and purchases of premises and equipment, primarily related to the purchase of real property. The decrease in cash and cash equivalents was offset by an increase in net deposits, proceeds from the sale of real property, net proceeds from the sale and purchase of shares for treasury stock, proceeds from the sale and maturities of available-for-sale securities and proceeds from the sale of loans.

Securities. Available-for-sale securities increased $86.9 million to $104.4 million at September 30, 2021, compared to $17.5 million at December 31, 2020. The $86.9 million increase in available-for-sale securities was due to $94.2 million in available-for-sale securities that were purchased during the nine months ended September 30, 2021. The increase was offset primarily by a $3.6 million available-for-sale security sold, $2.7 million in principal payments and $782,000 in unrealized loss during the nine months ended September 30, 2021. No securities matured and/or were called during the nine months ended September 30, 2021.

Loans Receivable. Net loans receivable increased $143.6 million, or 12.4%, to $1.30 billion at September 30, 2021, compared to $1.16 billion at December 31, 2020. The $143.6 million increase in net loans receivable was attributable to net increases of $112.9 million in business loans mainly attributable to PPP loans, $27.3 million in construction and land loans, $10.2 million in multifamily residential loans and $9.6 million in consumer loans primarily related to Grain. The increase in net loans receivable was offset by net decreases of $7.9 million of nonresidential loans, $5.8 million in net deferred loan origination costs, $1.6 million in 1-4 family residential loans and an increase of $1.1 million in allowance for loan losses.

Loan Payment Deferrals. As of September 30, 2021, five loans in the amount of $9.9 million remained in forbearance, in accordance with the CARES Act, as a result of renewed forbearance for a period of three months. Of the five loans receiving renewed forbearance, one loan in the amount of $6.6 million is related to construction real estate, three loans, totaling $2.9 million are related to one-to-four family residential real estate and one loan in the amount of $388,000 is related to non-residential properties. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Company actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies. Under the CARES Act, none of these loans are currently classified as a TDR.

Deposits. Total deposits increased $219.7 million, or 21.3%, to $1.25 billion at September 30, 2021, compared to $1.03 billion at December 31, 2020. The $219.7 million increase in total deposits was attributable to net increases of $107.9 million in demand deposits, mainly commercial checking, $63.5 million in money market accounts, $26.6 million in certificates of deposit, $17.0 million in savings accounts and $15.9 million in reciprocal deposits. These increases were offset by a net decrease of $11.3 million in NOW/IOLA accounts. The increase in certificates of deposit was attributable to net increases of $30.8 million and $26.9 million of brokered certificates of deposit and listing service deposits, respectively, partially offset by runoff of other higher yielding certificates of deposit.

Stockholders’ equity. Total stockholders’ equity increased $14.3 million, or 9.0%, to $173.9 million at September 30, 2021, compared to $159.5 million at December 31, 2020. The $14.3 million increase in stockholders’ equity was mainly attributable to $10.4 million in net income, $3.1 million in net treasury stock activity, $1.1 million related to share-based compensation and $472,000 related to the ESOP, offset by $756,000 related to unrealized loss on available-for-sale securities.

Comparison of Results of Operations for the Three Months Ended September 30, 2021 and 2020

The discussion of the Company’s results of operations for the three months ended September 30, 2021 and 2020 are presented below. The results of operations for interim periods may not be indicative of future results.

PDL Community Bancorp Consolidated

Overview. Net income for the three months ended September 30, 2021 was $2.1 million, compared to net income of $4.0 million for the three months ended September 30, 2020. Earnings per basic and diluted share was $0.12 for the three months ended September 30, 2021 compared to earnings per basic and diluted share of $0.24 for the three months ended September 30, 2020. The $2.0 million decrease in net income for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was due substantially to a decrease of $4.0 million in non-interest income primarily resulting from a decrease of $4.4 million in gain, net of expenses, on sale of real property. The decrease in net income was also attributable to an increase of $2.4 million in non-interest expense and an increase of $171,000 in provision for income taxes, offset by an increase of $4.6 million in net interest income.

Interest and Dividend Income. Interest and dividend income increased $3.8 million, or 28.1%, to $17.4 million for the three months ended September 30, 2021 from $13.6 million for the three months ended September 30, 2020. Interest income on loans receivable, which is the Company’s primary source of income, increased $3.6 million, or 27.0%, to $17.0 million for the three months ended September 30, 2021 from $13.4 million for the three months ended September 30, 2020 primarily due to an increase in average loans receivable due mostly to PPP lending. Average loans receivable increased $246.3 million, or 22.2% to $1.36 billion for the three months ended September 30, 2021 as compared to $1.11 billion for the three months ended September 30, 2020. Interest and dividend on available-for-sale securities and FHLBNY stock and deposits due from banks increased $206,000, or 90.4%, to $434,000 for the three months ended September 30, 2021 from $228,000 for the three months ended September 30, 2020.

Interest Expense. Interest expense decreased $767,000, or 27.9%, to $2.0 million for the three months ended September 30, 2021 from $2.8 million for the three months ended September 30, 2020, primarily due to lower market interest rates.

Net Interest Income. Net interest income increased $4.6 million, or 42.3%, to $15.4 million for the three months ended September 30, 2021 from $10.9 million for the three months ended September 30, 2020. The increase for the three months ended September 30, 2021 compared to three months ended September 30, 2020 was attributable to an increase of $3.8 million in interest and dividend income primarily due to an increase in average loans receivable due mostly to PPP lending and a decrease of $767,000 in interest expense due primarily to a lower average cost of funds on interest bearing liabilities. Net interest rate spread increased by 59 basis points to 3.92% for the three months ended September 30, 2021 from 3.33% for the three months ended September 30, 2020. The increase in the net interest rate spread for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was primarily due to a decrease in the average rates paid on interest-bearing liabilities of 50 basis points to 0.74% for the three months ended September 30, 2021 from 1.24% for the three months ended September 30, 2020, and a slight increase in the average yields on interest-earning assets of 9 basis points to 4.66% for the three months ended September 30, 2021 from 4.57% for the three months ended September 30, 2020.

Net interest margin increased 48 basis points for the three months ended September 30, 2021, to 4.13% from 3.65% for the three months ended September 30, 2020, reflecting both our organic loan growth and the amortization of fee income from our PPP lending.

Non-Interest Income. Non-interest income decreased $4.0 million, to $3.2 million for the three months ended September 30, 2021 from $7.3 million for the three months ended September 30, 2020. The decrease in non-interest income for the three months ended September 30, 2021 compared to the three months ended September 30, 2020 was primarily due to decreases of $4.4 million in gain, net of expenses, from the sale of real property recognized in the third quarter of 2020, $197,000 in income on sale of mortgage loans attributable to Mortgage World, $177,000 in brokerage commissions and $30,000 in other non-interest income, offset by increases of $356,000 in loan origination fees attributable to Mortgage World, $258,000 in service charges and fees and $184,000 in late and prepayment charges.

Non-Interest Expense. Non-interest expense increased $2.4 million, or 19.5%, to $14.7 million for the three months ended September 30, 2021 from $12.3 million for the three months ended September 30, 2020. The increase in non-interest expense for the three months ended September 30, 2021, compared to the three months ended September 30, 2020 primarily reflects increases of $873,000 in compensation and benefits, which was specifically related to the allocable portion of employee expenses related to the origination of PPP loans, netted against PPP loan origination fees received from the SBA recognized in the third quarter of 2020. Other increases in non-interest expense include $321,000 in data processing expenses, $279,000 in other operating expenses, $265,000 in occupancy and equipment expense, $259,000 in direct loan expenses, $240,000 in office supplies, telephone and postage and $212,000 in professional fees.

Income Tax Provision. The Company had a provision for income tax expense of $1.3 million for the three months ended September 30, 2021 compared to $1.1 million for three months ended September 30, 2020, resulting in effective tax rates of 39.1% and 22.2%, respectively. The increase in the effective tax rate is attributable to an increase of $642,000 in the valuation allowance related to the unused non-deductible portion of the remaining charitable contribution deduction.

Comparison of Results of Operations for the Nine Months Ended September 30, 2021 and 2020

The discussion of the Company’s results of operations for the nine months ended September 30, 2021 and 2020 are presented below. Included in the results of operations of the Company for the nine months ended September 30, 2021 are the results of operations of Mortgage World which was acquired on July 10, 2020. The results of operations for interim periods may not be indicative of future results.

PDL Community Bancorp Consolidated

Overview. Net income for the nine months ended September 30, 2021 was $10.4 million, compared to $2.2 million of net income for the nine months ended September 30, 2020, an increase of $8.2 million, or 369.0%. Earnings per basic and diluted share was $0.62 for the nine months ended September 30, 2021 compared to $0.13 for the nine months ended September 30, 2020. The increase in net income was primarily due to an $11.8 million increase in net interest income and a $193,000 decrease in provision for loan losses, partially offset by increases of $7.7 million in non-interest expense and $3.1 million in provision for income taxes.

Interest and Dividend Income. Interest and dividend income increased $9.4 million, or 24.1%, to $48.4 million for the nine months ended September 30, 2021 from $39.0 million for the nine months ended September 30, 2020. Interest income on loans receivable, which is the Company’s primary source of income, increased $9.2 million, or 24.0%, to $47.5 million for the nine months ended September 30, 2021 from $38.3 million for the nine months ended September 30, 2020, primarily due to an increase in average loans receivable due mostly to PPP lending. Average loans receivable increased $273.1 million, or 26.3%, to $1.31 billion for the nine months ended September 30, 2021 as compared to $1.04 billion for the nine months ended September 30, 2020. Interest and dividend income on securities and FHLBNY stock and deposits due from banks increased $220,000, or 31.1%, to $927,000 for the nine months ended September 30, 2021 from $707,000 for the nine months ended September 30, 2020.

Interest Expense. Interest expense decreased $2.3 million, or 26.9%, to $6.4 million for the nine months ended September 30, 2021 from $8.7 million for the nine months ended September 30, 2020, primarily due to lower market interest rates.

Net Interest Income. Net interest income increased $11.8 million, or 38.8%, to $42.1 million for the nine months ended September 30, 2021 from $30.3 million for the nine months ended September 30, 2020. The increase for the nine months ended September 30, 2021 compared to nine months ended September 30, 2020 was attributable to an increase of $9.4 million in interest and dividend income primarily due to an increase in average loans receivable due mostly to PPP lending and a decrease of $2.3 million in interest expense due primarily to a lower average cost of funds on interest bearing liabilities. Net interest rate spread increased by 45 basis points to 3.77% for the nine months ended September 30, 2021 from 3.32% for the nine months ended September 30, 2020. The increase in the net interest rate spread for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was primarily due to a decrease on the average rates on interest-bearing liabilities of 55 basis points to 0.83% for the nine months ended September 30, 2021 from 1.38% for the nine months ended September 30, 2020, offset by a decrease in the average yields on interest-earning assets of 10 basis points to 4.60% for the nine months ended September 30, 2021 from 4.70% for the nine months ended September 30, 2020.

Net interest margin increased 34 basis points for the nine months ended September 30, 2021, to 3.99% from 3.65% for the nine months ended September 30, 2020, reflecting both our organic loan growth and the amortization of fee income from our PPP lending.

Non-interest Income. Non-interest income increased $7.0 million, or 83.1%, to $15.5 million for the nine months ended September 30, 2021 from $8.5 million for the nine months ended September 30, 2020. The increase in non-interest income for the nine months ended September 30, 2021 compared to nine months ended September 30, 2020 was primarily due to increases of $2.6 million on sale of mortgage loans and $1.9 million in loan origination fees attributable to Mortgage World. Other increases in non-interest income include $597,000 in other non-interest income, $594,000 in late and prepayment charges, $560,000 in service charges and fees, $404,000 in brokerage commissions and $400,000 in gain, net of expenses, from on the sale of real property.

Non-interest Expense. Non-interest expense increased $7.7 million, or 22.9%, to $41.3 million for the nine months ended September 30, 2021 from $33.6 million for the nine months ended September 30, 2020. The increase in non-interest expense for the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020 was attributable to increases of $2.0 million in direct loan expenses, $1.4 million in occupancy and equipment expense, $1.4 million in professional fees, primarily due to an increase in consulting expenses related to a third-party service provider that provided loan origination services related to PPP loans and $1.1 million in compensation and benefits. Other increases in non-interest expense include $790,000 in other operating expenses, $685,000 in data processing expenses and $103,000 in regulatory dues, offset by a decrease of $369,000 in marketing and promotional expenses.

Income Tax Provision. The Company had a provision for income tax expense of $4.0 million for the nine months ended September 30, 2021 compared to $898,000 for the nine months ended September 30, 2020, resulting in effective tax rates of 27.5% and 28.8%, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of the Company’s goals, intentions and expectations;

•	statements regarding its business plans, prospects, growth and operating strategies;

•	statements regarding the quality of its loan and investment portfolios; and

•	estimates of the risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•

the scope, duration and severity of the COVID-19 pandemic and its effects on our business and operations, our customers, including their ability to make timely payments on loans, our service providers, and on the economy and financial markets in general;

•	changes in consumer spending, borrowing and savings habits;

•	general economic conditions, either nationally or in the market areas, that are worse than expected;

•	the Company’s ability to manage market risk, credit risk and operational risk in the current economic environment;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	the ability to access cost-effective funding;

•	fluctuations in real estate values and real estate market conditions;

•	demand for loans and deposits in the market area;

•	the Company’s ability to implement and change its business strategies;

•	competition among depository and other financial institutions;

•

inflation and changes in the interest rate environment that reduce the Company’s margins and yields, its mortgage banking revenues, the fair value of financial instruments or the level of loan originations, or increase the level of defaults, losses and prepayments on loans the Company have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of the Company’s loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	the Company’s ability to enter new markets successfully and capitalize on growth opportunities;

•

the Company’s ability to successfully integrate into its operations, Mortgage World and any assets, liabilities, customers, systems and management personnel the Company may acquire and management’s ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	the Company’s ability to retain key employees;

•	the Company’s compensation expense associated with equity allocated or awarded to its employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that the Company may own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. The Company is under no duty to and does not assume any obligation to update any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $85.7 million and $134.8 million.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale in the Offering at $10.00 per share of
	8,925,000 Shares ( Minimum of Offering Range)		10,500,000 Shares (Midpoint of Offering Range)		12,075,000 Shares (Maximum of Offering Range)		13,886,250 Shares (Adjusted Maximum of Offering Range)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$89,250		$105,000		$120,750		$138,863
Less offering expenses	3,598		3,743		3,887		4,053

Net offering proceeds	$85,652	100.0%	$101,257	100.0%	$116,863	100.0%	$134,810	100.0%

Distribution of net proceeds:
Contribution to Ponce Bank	$42,826	50.0%	$50,629	50.0%	$58,432	50.0%	$67,405	50.0%
Contribution to Mortgage World	12,848	15.0%	15,189	15.0%	17,529	15.0%	20,221	15.0%
Cash contribution to the Foundation	1,000	1.2%	1,000	1.0%	1,000	0.9%	1,000	0.7%
To fund loan to employee stock ownership plan	7,354	8.6%	8,652	8.5%	9,950	8.5%	11,442	8.5%

Retained by Ponce Financial	$21,624	25.2%	$25,787	25.5%	$29,952	25.6%	$34,742	25.8%

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Ponce Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if fewer shares were sold in the subscription and community offerings and more in the syndicated offering than we have assumed.

Ponce Financial may use the proceeds it retains from the offering:

•	to invest in securities;

•	to pay cash dividends to stockholders;

•	to repurchase shares of our common stock;

•	to finance the acquisition of financial institutions, although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund restricted stock plans (which would require notification to the Federal Reserve Board) or tax qualified employee stock benefit plans.

Ponce Bank may use the net proceeds it receives from the offering:

•	to invest in securities;

•	to fund new loans;

•	to enhance existing products and services and to support the development of new products and services;

•	to expand its digital banking presence;

•

to expand its retail bank franchise by establishing or acquiring new facilities or by acquiring other financial institutions or business lines as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity; and

•	for other general corporate purposes.

Mortgage World may use the net proceeds it receives from the offering to fund new loans and for general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions or business lines.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

After the completion of the conversion, we will request permission from the Federal Reserve Board to pay cash dividends on a quarterly basis. Any dividend rate and the payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. We cannot assure you that any dividends will be approved, and if so approved, will not subsequently be reduced or eliminated.

Ponce Financial will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by Ponce Financial in connection with the conversion. The source of dividends will depend on the net proceeds retained by Ponce Financial and earnings thereon, and dividends from Ponce Bank and Mortgage World. In addition, Ponce Financial will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Ponce Bank will not be permitted to pay dividends on its capital stock to Ponce Financial, its sole stockholder, if Ponce Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Ponce Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Ponce Bank must file an application with the OCC for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of Ponce Bank’s net income for that year to date plus its retained net income for the preceding two years or Ponce Bank would not be at least adequately capitalized following the distribution. A savings institution that is a subsidiary of a savings and loan holding company, such as Ponce Bank, must file notice with the Federal Reserve Board and an application or a notice with the OCC at least thirty days before making a capital distribution, such as paying a dividend to Ponce Financial.

Any payment of dividends by Ponce Bank to Ponce Financial that would be deemed to be drawn from Ponce Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Ponce Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Ponce Bank does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Ponce Bank to make capital distributions, including the payment of dividends to Ponce Financial, see “Taxation—Federal Taxation” and “Supervision and Regulation—Regulation of Ponce Bank—Dividend and Other Capital Distribution Limitations.”

We will file a consolidated federal tax return with Ponce Bank and Mortgage World. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, pursuant to Federal Reserve Board regulations, during the three-year period following the conversion, we will not make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

PDL Community Bancorp’s common stock is currently listed on the Nasdaq Global Market under the symbol “PDLB.” Upon completion of the conversion, we expect the shares of common stock of Ponce Financial will replace the existing shares of PDL Community Bancorp and trade on the Nasdaq Global Market under the symbol “PDLB.” In order to list our stock on the Nasdaq Global Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of November 1, 2021, PDL Community Bancorp had approximately three registered market makers in its common stock. Janney Montgomery Scott LLC. has advised us that they intend to make a market in our common stock following the offering, but are under no obligation to do so.

The following table sets forth the high and low trading prices for shares of PDL Community Bancorp common stock for the periods indicated, as obtained from the Nasdaq Stock Market. As of the close of business on November 1, 2021, there were 17,330,942 shares of common stock outstanding, including 7,785,554 publicly held shares (shares held by stockholders other than Ponce MHC), and approximately 197 stockholders of record.

	High	Low
Fiscal Year 2021:
Quarter ended June 30, 2021	$14.88	$10.89
Quarter ended March 31, 2021	$13.07	$9.39

Fiscal Year 2020:
Quarter ended December 31, 2020	$12.45	$8.59
Quarter ended September 30, 2020	$11.04	$8.01
Quarter ended June 30, 2020	$11.48	$7.31
Quarter ended March 31, 2020	$14.76	$8.55

Fiscal Year 2019:
Quarter ended December 31, 2019	$14.85	$13.63
Quarter ended September 30, 2019	$14.71	$13.70
Quarter ended June 30, 2019	$14.72	$13.63
Quarter ended March 31, 2019	$14.28	$12.42

On May 26, 2021, the business day immediately preceding the public announcement of the conversion, and on November 1, 2021, the closing prices of PDL Community Bancorp common stock as reported on the Nasdaq Global Market were $14.40 per share and $15.45 per share, respectively. On the effective date of the conversion, all publicly held shares of PDL Community Bancorp common stock, including shares of common stock held by our officers and directors, but not including shares held by Ponce Bank MHC, will be converted automatically into and become the right to receive a number of shares of Ponce Financial common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Restricted stock units awarded by PDL Community Bancorp and options to purchase shares of PDL Community Bancorp common stock will be converted into restricted stock units and options to purchase a number of shares of Ponce Financial common stock determined pursuant to the exchange ratio, and in the case of stock options, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2021, Ponce Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Ponce Bank at June 30, 2021, and the pro forma equity capital and regulatory capital of Ponce Bank, after giving effect to the sale of shares of common stock at $10.00 per share. The table assumes the receipt by Ponce Bank of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

			Pro Forma at June 30, 2021, Based Upon the Sale in the Offering (1)
	Ponce Bank Historical At June 30, 2021		8,925,000 Shares (Minimum of Offering Range)		10,500,000 Shares (Midpoint of Offering Range)		12,075,000 Shares (Maximum of Offering Range)		13,886,250 Shares (Adjusted Maximum of Offering Range) (2)
	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)	Amount	Percent of Assets (3)
	(Dollars in thousands)
Equity	$151,672	9.94%	$183,467	11.70%	$189,323	12.01%	$195,179	12.32%	$201,914	12.68%
Tier 1 leverage capital	151,756	10.23%	183,551	12.03%	189,407	12.35%	195,263	12.67%	201,998	13.03%
Leverage requirement	74,158	5.00%	76,299	5.00%	76,689	5.00%	77,080	5.00%	77,528	5.00%

Excess	77,598	5.23%	107,252	7.03%	112,718	7.35%	118,183	7.67%	124,470	8.03%
Tier 1 risk-based capital (4)	151,756	14.85%	183,551	17.81%	189,407	18.35%	195,263	18.89%	201,998	19.51%
Risk-based requirement	81,771	8.00%	82,456	8.00%	82,581	8.00%	82,706	8.00%	82,849	8.00%

Excess	69,985	6.85%	101,095	9.81%	106,826	10.35%	112,557	10.89%	119,149	11.51%
Total risk-based capital (4)	164,574	16.10%	196,369	19.05%	202,225	19.59%	208,081	20.13%	214,816	20.74%
Risk-based requirement	102,213	10.00%	103,070	10.00%	103,226	10.00%	103,382	10.00%	103,562	10.00%

Excess	62,361	6.10%	93,299	9.05%	98,999	9.59%	104,699	10.13%	111,254	10.74%
Common equity tier 1 capital	151,756	14.85%	183,551	17.81%	189,407	18.35%	195,263	18.89%	201,998	19.51%
Common equity tier 1 capital requirement	66,439	6.50%	66,995	6.50%	67,097	6.50%	67,198	6.50%	67,315	6.50%

Excess	85,317	8.35%	116,556	11.31%	122,310	11.85%	128,065	12.39%	134,683	13.01%
Reconciliation of capital infused into Ponce Bank:
Net proceeds			42,826		50,629		58,432		67,405
Less: Common stock acquired by employee stock ownership plan			(7,354)		(8,652)		(9,950)		(11,442)
Less: Common stock acquired by stock-based benefit plan			(3,677)		(4,326)		(4,975)		(5,721)

Pro forma increase			31,795		37,651		43,507		50,242

(1)

Pro forma capital levels assume that the employee stock ownership plan purchases 8.0% of the shares of common stock sold in the offering and contributed to the Foundation. Pro forma generally accepted accounting principles (“GAAP”) capital and regulatory capital have been reduced by the amount required to fund this plan. See “Management” for a discussion of the employee stock ownership plan.

(2)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(3)	Equity and Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

CAPITALIZATION

The following table presents the historical consolidated capitalization of PDL Community Bancorp at June 30, 2021 and the pro forma consolidated capitalization of Ponce Financial after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	PDL Community Bancorp Historical At June 30, 2021	Pro Forma at June 30, 2021, Based Upon the Sale in the Offering at $10.00 per share of
		8,925,000 Shares (Minimum of Offering Range)	10,500,000 Shares (Midpoint of Offering Range)	12,075,000 Shares (Maximum of Offering Range)	13,886,250 Shares (Adjusted Maximum of Offering Range) (1)
	Amount	Amount	Amount	Amount	Amount
	(Dollars in thousands)
Deposits (2)	$1,236,161	$1,236,161	$1,236,161	$1,236,161	$1,236,161
Borrowed Funds	123,082	123,082	123,082	123,082	123,082

Total deposits and borrowed funds	$1,359,243	$1,359,243	$1,359,243	$1,359,243	$1,359,243

Stockholders’ equity:
Preferred stock, $0.01 par value	$—	$—	$—	$—	$—
Common stock, $0.01 par value (3) (4)	185	165	194	223	256
Additional paid-in capital (4)	85,956	159,236	175,285	191,335	209,791
Ponce Bank MHC capital contribution	—	(5)	(5)	(5)	(5)
Retained earnings	105,925	105,925	105,925	105,925	105,925
Accumulated other comprehensive income	(41)	(41)	(41)	(41)	(41)
Less:
Treasury stock	(15,069)	—	—	—	—
After tax expense of contribution to charitable foundation (5)	—	(2,832)	(3,195)	(3,560)	(3,978)
Common stock held by employee stock ownership plan (6)	(5,066)	(12,420)	(13,718)	(15,016)	(16,508)
Common stock to be acquired by stock-based benefit plan (7)	—	(3,677)	(4,326)	(4,975)	(5,721)

Total stockholders’ equity	$171,890	$246,351	$260,119	$273,886	$289,719

Pro Forma Shares Outstanding:
Shares offered for sale	—	8,925,000	10,500,000	12,075,000	13,886,250
Exchange shares issued	—	7,277,080	8,561,270	9,845,461	11,322,280
Shares to be issued to Foundation	—	267,750	315,000	362,250	416,588

Total shares outstanding	17,327,942	16,469,830	19,376,270	22,282,711	25,625,118

Total stockholders’ equity as a percentage of total assets	11.11%	15.19%	15.90%	16.60%	17.40%
Tangible equity as a percentage of total assets	11.11%	15.19%	15.90%	16.60%	17.40%

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	Common stock, $0.01 par value, 50,000,000 shares authorized; 18,463,028 shares issued and 17,327,942 shares outstanding as of June 30, 2021.
(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the par value and number of shares of Ponce Financial common stock to be outstanding.
(5)	Based on an income tax rate of 23.0%.
(6)

Assumes that 8% of the shares sold in the offering and contributed to the Foundation will be acquired by the employee stock ownership plan financed by a loan from Ponce Financial. The loan will be repaid principally from Ponce Bank’s contributions to the employee stock ownership plan. Since Ponce Financial will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Ponce Financial’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)

Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering and contributed to the Foundation will be purchased for grant by one or more stock-based benefit plans. The funds to be used by the plan to purchase the shares will be provided by Ponce Financial. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. Ponce Financial will accrue compensation expense to reflect the vesting of shares pursuant to the plan and will credit capital in an amount equal to the charge to operations. Implementation of the plan will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of PDL Community Bancorp and pro forma data of Ponce Financial at and for the six months ended June 30, 2021 and at and for the year ended December 31, 2020. This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the conversion and offering.

The net proceeds in the tables are based upon the following assumptions:

•	100% of all shares of common stock will be sold in the subscription and community offerings;

•	our executive officers and directors will purchase 119,500 shares of common stock;

•

our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering and contributed to the Foundation with a loan from Ponce Financial. The loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, calculated as of the date of the origination of the loan) over a period of 20 years. Interest income that we earn on the loan will offset the interest paid by Ponce Bank;

•	we will pay Janney Montgomery Scott LLC a fee equal to 1% of the aggregate amount of common stock sold in the subscription and community offerings;

•

no fee will be paid with respect to shares of common stock purchased by our employee stock ownership plan, or stock purchased by our officers, directors and employees, and their immediate families, and no fee will be paid with respect to shares contributed to the Foundation or exchange shares; and

•	total expenses of the offering, other than the fees and commissions to be paid to Janney Montgomery Scott LLC and other broker-dealers, will be $2.8 million.

We calculated pro forma net income for the six months ended June 30, 2021 and for the year ended December 31, 2020 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 0.87% (0.67% on an after-tax basis), respectively. These figures represent the yield on the five-year U.S. Treasury Note as of June 30, 2021, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by federal regulations.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of each period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of one or more stock-based benefit plans. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the offering and contributed to the Foundation at the same price for which shares were sold in the offering. We assume that awards of common stock granted under the plans vest over a five-year period.

We have also assumed that options will be granted under the stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the offering and contributed to the Foundation. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.45 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 23.74% for the shares of common stock, a dividend yield of 0.00%, an expected option term of 10 years and a risk-free rate of return of 1.45%.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the offering. We intend to adopt a stock-based benefit plan that would reserve for the exercise of stock options and the grant of stock awards a number of shares equal to 10% and 4%, respectively, of the shares sold in the offering and contributed to the Foundation.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to invest 50.0% of the net proceeds from the offering in the equity of Ponce Bank, invest 15% in the equity of Mortgage World, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the offering, contribute $1.0 million to our Foundation as additional funding and retain the remainder of the net proceeds from the offering at Ponce Financial for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the offering;

•	our results of operations after the offering; or

•	changes in the market price of the shares of common stock after the offering.

The following pro forma information may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Ponce Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

At or for the Six Months Ended June 30, 2021, Based Upon the Sale in the Offering at $10.00 per share of
8,925,000 Shares (Minimum of Offering Range)	10,500,000 Shares (Midpoint of Offering Range)	12,075,000 Shares (Maximum of Offering Range)	13,886,250 Shares (Adjusted Maximum of Offering Range) (1)
Amount	Amount	Amount	Amount
(Dollars in thousands, except shares and per share amounts)
Gross proceeds of offering	$89,250	$105,000	$120,750	$138,863
Plus: market value of shares contributed to charitable foundation	2,678	3,150	3,623	4,166
Plus market value of shares issued in exchange	72,770	85,613	98,454	113,223

Pro forma market capitalization	$164,698	$193,763	$222,827	$256,251

Net proceeds:
Gross proceeds of offering	$89,250	$105,000	$120,750	$138,863
Less: Expenses	3,598	3,743	3,887	4,053

Estimated net proceeds	85,652	101,257	116,863	134,810
Common stock purchased by employee stock ownership plan (2)	(7,354)	(8,652)	(9,950)	(11,442)
Cash contribution to charitable foundation	(1,000)	(1,000)	(1,000)	(1,000)
Common stock purchased by stock-based benefit plan (3)	(3,677)	(4,326)	(4,975)	(5,721)

Estimated net proceeds, as adjusted	$73,621	$87,279	$100,938	$116,647

Net income:
Historical	$8,384	$8,384	$8,384	$8,384
Pro forma income on net proceeds	247	292	338	391
Income on Ponce Bank MHC asset contribution	—	—	—	—
Pro forma employee stock ownership plan adjustment (2)	(142)	(167)	(192)	(220)
Pro forma stock awards adjustment (3)	(283)	(333)	(383)	(441)
Pro forma stock options adjusted (4)	(299)	(352)	(404)	(465)

Pro forma net income (5) (6)	$7,907	$7,824	$7,743	$7,649

Earnings per share: (5)
Historical	$0.53	$0.45	$0.39	$0.34
Pro forma income on adjusted net proceeds	0.02	0.02	0.02	0.02
Income on Ponce Bank MHC asset contribution	—	—	—	—
Pro forma employee stock ownership plan adjustment (2)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma stock awards adjustment (3)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock options adjustment (4)	(0.02)	(0.02)	(0.02)	(0.02)

Pro forma net income per basic share (5) (6)	$0.50	$0.42	$0.36	$0.31

Offering price as a multiple of pro forma earnings per share	10.00	x	11.90	x	13.89	x	16.13	x
Number of shares outstanding for pro forma earnings per share calculations	15,752,796	18,532,700	21,312,606	24,509,496

	At or for the Six Months Ended June 30, 2021, Based Upon the Sale in the Offering at $10.00 per share of
	8,925,000 Shares (Minimum of Offering Range)	10,500,000 Shares (Midpoint of Offering Range)	12,075,000 Shares (Maximum of Offering Range)	13,886,250 Shares (Adjusted Maximum of Offering Range) (1)
	Amount	Amount	Amount	Amount
	(Dollars in thousands, except shares and per share amounts)
Stockholders’ equity:
Historical	$171,890	$171,890	$171,890	$171,890
Estimated net proceeds	85,652	101,257	116,863	134,810
Plus: Ponce Bank MHC capital contribution	(5)	(5)	(5)	(5)
Plus: Market value of shares contributed to charitable foundation	2,678	3,150	3,623	4,166
Plus: Tax benefit of contribution to charitable foundation	846	955	1,063	1,188
Less: Common stock acquired by employee stock ownership plan (2)	(7,354)	(8,652)	(9,950)	(11,442)
Less: Common stock awarded under equity incentive plan (3)	(3,677)	(4,326)	(4,975)	(5,721)
Less: Expense of contribution of stock to charitable foundation	(3,678)	(4,150)	(4,623)	(5,166)

Pro forma stockholders’ equity	$246,352	$260,119	$273,886	$289,720

Stockholders’ equity per share: (7)
Historical	$10.44	$8.86	$7.72	$6.71
Estimated net proceeds	5.20	5.23	5.24	5.26
Plus: Ponce Bank MHC capital contribution	—	—	—	—
Plus: Market value of shares contributed to charitable foundation	0.16	0.16	0.16	0.16
Plus: Tax benefit of contribution to charitable foundation	0.05	0.05	0.05	0.05
Less: Common stock acquired by employee stock ownership plan (2)	(0.45)	(0.45)	(0.45)	(0.45)
Less: Common stock awarded under equity incentive plan (3)	(0.22)	(0.22)	(0.22)	(0.22)
Less: Expense of contribution of stock to charitable foundation	(0.22)	(0.21)	(0.21)	(0.20)

Pro forma stockholders’ equity per share (7)	$14.96	$13.42	$12.29	$11.31

Pro forma tangible stockholders’ equity per share (7)	$14.96	$13.42	$12.29	$11.31

Offering price as a percentage of equity per share	66.84%	74.52%	81.37%	88.42%
Offering price as a percentage of tangible equity per share	66.84%	74.52%	81.37%	88.42%
Number of shares outstanding for pro forma book value per share calculations	16,469,830	19,376,270	22,282,711	25,625,118

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of the shares of common stock sold in the offering and contributed to the Foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Ponce Financial, and the outstanding loan with respect to existing shares of PDL Community Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan from Ponce Financial. Ponce Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Ponce Bank’s total annual payments on the employee stock ownership plan debt are based upon twenty equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Ponce Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 23.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 18,386, 21,630, 24,875 and 28,606 shares were committed to be released during the six months at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and contributed to the Foundation. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Ponce Financial or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Ponce Financial. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 4% of the amount contributed to the plan is amortized as an expense during the six months ended June 30, 2021, and (iii) the plan expense reflects an effective combined federal and state tax rate of 23.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.18%.
(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and contributed to the Foundation. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.45 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 23.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.29%.

(5)

Per share figures include publicly held shares of PDL Community Bancorp common stock that will be exchanged for shares of Ponce Financial common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and contributed to the Foundation and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 2. The number of shares of common stock actually sold and contributed to the Foundation and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)

Pro forma net income does not give effect to the nonrecurring expense that would be expected to be recognized in the six months ended June 30, 2021 as a result of the contribution of cash and shares of common stock to the Foundation.

(7)

Per share figures include publicly held shares of PDL Community Bancorp common stock that will be exchanged for shares of Ponce Financial common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) the number of shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.9351, 1.1001, 1.2651 and 1.4548 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold, contributed to the Foundation and the corresponding number of exchange shares may be more or less than the assumed amounts.

	At or for the Year Ended December 31, 2020, Based Upon the Sale in the Offering at $10.00 per share of
	8,925,000 Shares (Minimum of Offering Range)	10,500,000 Shares (Midpoint of Offering Range)	12,075,000 Shares (Maximum of Offering Range)	13,886,250 Shares (Adjusted Maximum of Offering Range) (1)
	Amount	Amount	Amount	Amount
	(Dollars in thousands, except shares and per share amounts)
Gross proceeds of offering	$89,250	$105,000	$120,750	$138,863
Plus: market value of shares contributed to charitable foundation	2,678	3,150	3,623	4,166
Plus market value of shares issued in exchange	72,770	85,613	98,454	113,222

Pro forma market capitalization	$164,698	$193,763	$222,827	$256,251

Net proceeds:
Gross proceeds of offering	$89,250	$105,000	$120,750	$138,863
Less: Expenses	3,598	3,743	3,887	4,053

Estimated net proceeds	85,652	101,257	116,863	134,810
Common stock purchased by employee stock ownership plan (2)	(7,354)	(8,652)	(9,950)	(11,442)
Cash contribution to charitable foundation	(1,000)	(1,000)	(1,000)	(1,000)
Common stock purchased by stock-based benefit plan (3)	(3,677)	(4,326)	(4,975)	(5,721)

Estimated net proceeds, as adjusted	$73,621	$87,279	$100,938	$116,647

At or for the Year Ended December 31, 2020, Based Upon the Sale in the Offering at $10.00 per share of
8,925,000 Shares (Minimum of Offering Range)	10,500,000 Shares (Midpoint of Offering Range)	12,075,000 Shares (Maximum of Offering Range)	13,886,250 Shares (Adjusted Maximum of Offering Range) (1)
Amount	Amount	Amount	Amount
(Dollars in thousands, except shares and per share amounts)
Net income:
Historical	$3,853	$3,853	$3,853	$3,853
Pro forma income on net proceeds	493	585	676	781
Income on Ponce Bank MHC asset contribution	—	—	—	—
Pro forma employee stock ownership plan adjustment (2)	(283)	(333)	(383)	(441)
Pro forma stock awards adjustment (3)	(566)	(666)	(766)	(881)
Pro forma stock options adjusted (4)	(598)	(703)	(809)	(930)

Pro forma net income (5) (6)	$2,899	$2,736	$2,571	$2,382

Earnings per share: (5)
Historical	$0.25	$0.22	$0.19	$0.17
Pro forma income on adjusted net proceeds	0.03	0.03	0.03	0.03
Income on Ponce Bank MHC asset contribution	—	—	—	—
Pro forma employee stock ownership plan adjustment (2)	(0.02)	(0.02)	(0.02)	(0.02)
Pro forma stock award[s] adjustment (3)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma stock options adjustment (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per basic share (5) (6)	$0.18	$0.15	$0.12	$0.10

Offering price as a multiple of pro forma earnings per share	55.56	x	66.67	x	83.33	x	100.00	x
Number of shares outstanding for pro forma earnings per share calculations	15,771,181	18,554,330	21,337,480	24,538,102

Stockholders’ equity:
Historical	$159,544	$159,544	$159,544	$159,544
Estimated net proceeds	85,652	101,257	116,863	134,810
Plus: Ponce Bank MHC capital contribution	(5)	(5)	(5)	(5)
Plus: Market value of shares contributed to charitable foundation	2,678	3,150	3,623	4,166
Plus: Tax benefit of contribution to charitable foundation	846	955	1,063	1,188
Less: Common stock acquired by employee stock ownership plan (2)	(7,354)	(8,652)	(9,950)	(11,442)
Less: Common stock awarded under equity incentive plan (3)	(3,677)	(4,326)	(4,975)	(5,721)
Less: Expense of contribution of stock to charitable foundation	(3,678)	(4,150)	(4,623)	(5,166)

Pro forma stockholders’ equity	$234,006	$247,773	$261,540	$277,374

Stockholders’ equity per share: (7)
Historical	$9.69	$8.23	$7.17	$6.22
Estimated net proceeds	5.20	5.23	5.24	5.26
Plus: Ponce Bank MHC capital contribution	—	—	—	—
Plus: Market value of shares contributed to charitable foundation	0.16	0.16	0.16	0.16
Plus: Tax benefit of contribution to charitable foundation	0.05	0.05	0.05	0.05
Less: Common stock acquired by employee stock ownership plan (2)	(0.45)	(0.45)	(0.45)	(0.45)
Less: Common stock awarded under equity incentive plan (3)	(0.22)	(0.22)	(0.22)	(0.22)
Less: Expense of contribution of stock to charitable foundation	(0.22)	(0.21)	(0.21)	(0.20)

Pro forma stockholders’ equity per share (7)	$14.21	$12.79	$11.74	$10.82

Pro forma tangible stockholders’ equity per share (7)	$14.21	$12.79	$11.74	$10.82

Offering price as a percentage of equity per share	70.37%	78.19%	85.18%	92.42%
Offering price as a percentage of tangible equity per share	70.37%	78.19%	85.18%	92.42%
Number of shares outstanding for pro forma book value per share calculations	14,469,830	19,376,270	22,282,711	25,625,118

(1)

As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

(2)

Assumes that 8% of the shares of common stock sold in the offering and contributed to the Foundation will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Ponce Financial, and the outstanding loan with respect to existing shares of PDL Community Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan from Ponce Financial. Ponce Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Ponce Bank’s total annual payments on the employee stock ownership plan debt are based upon twenty equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40 requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Ponce Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 23.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 36,771, 43,260, 49,749 and 57,211 shares were committed to be released during the year at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(3)

Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering and contributed to the Foundation. Stockholder approval of the plans and purchases by the plans may not occur earlier than three months after the completion of the conversion. The shares may be acquired directly from Ponce Financial or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Ponce Financial. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 4% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2021, and (iii) the plan expense reflects an effective combined federal and state tax rate of 23.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.18%.

(4)

Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering and contributed to the Foundation. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.45 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 23.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.29%.

(5)

Per share figures include publicly held shares of PDL Community Bancorp common stock that will be exchanged for shares of Ponce Financial common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares which have not been committed for release during the year. See note 2. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

(6)

Pro forma net income does not give effect to the nonrecurring expense that would be expected to be recognized in the year ended December 31, 2021 as a result of the contribution of cash to the Foundation.

(7)

Per share figures include publicly held shares of PDL Community Bancorp common stock that will be exchanged for shares of Ponce Financial common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) the number of shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.9351, 1.1001, 1.2651 and 1.4548 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

COMPARISON OF VALUATION AND PRO FORMA INFORMATION

WITH AND WITHOUT OUR CHARITABLE FOUNDATION

As reflected in the table below, if we did not intend to fund the Foundation as part of the offering, RP Financial LC. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be offered in the offering. At the minimum, midpoint, maximum and adjusted maximum of the offering range, our pro forma market capitalization is $164.7 million, $193.8 million, $222.8 million and $256.3 million, respectively, with the Foundation, as compared to $166.7 million $196.1 million, $225.5 million and $259.3 million, respectively, without the Foundation. There is no assurance that in the event the Foundation were not funded, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the six months ended June 30, 2021 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the offering was completed at the beginning of the year, with or without the funding of the Foundation.

	8,925,000 Shares (Minimum of Offering Range)				10,500,000 Shares (Midpoint of Offering Range)				12,075,000 Shares (Maximum of Offering Range)				13,886,250 Shares (Adjusted Maximum of Offering Range)
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$89,250		$91,800		$105,000		$108,000		$120,750		$124,200		$138,863		$142,830
Pro forma market capitalization	164,698		166,650		193,763		196,059		222,827		225,468		256,251		259,288
Total assets	1,622,111		1,624,805		1,635,879		1,635,879		1,649,646		1,653,019		1,665,479		1,669,242
Total liabilities	1,375,760		1,375,760		1,375,760		1,375,760		1,375,760		1,375,760		1,375,760		1,375,760
Pro forma stockholders’ equity	246,352		249,045		260,119		263,152		273,886		277,259		289,720		293,482
Pro forma net income for six months ended June 30, 2021	7,907		7,920		7,824		7,840		7,743		7,759		7,649		7,667
Pro forma stockholders’ equity per share	14.96		14.94		13.42		13.42		12.29		12.30		11.31		11.32
Pro forma net income per basic share for six months ended June 30, 2021	0.50		0.50		0.42		0.42		0.36		0.36		0.31		0.31
Pro Forma Pricing Ratios:
Offering price as a percent of pro forma stockholder’s equity per share	66.84%		66.93%		74.52%		74.52%		81.37%		81.30%		88.42%		88.34%
Offering price to pro forma net income per share	10.00	x	10.00	x	11.90	x	11.90	x	13.89	x	13.89	x	16.13	x	16.13	x
Pro Forma Financial Ratios:
Return on assets (annualized)	0.97%		0.97%		0.96%		0.96%		0.94%		0.94%		0.92%		0.92%
Return on equity (annualized)	6.42%		6.36%		6.02%		5.96%		5.65%		5.60%		5.28%		5.22%
Equity to assets	15.19%		15.33%		15.90%		16.06%		16.60%		16.77%		17.40%		17.58%

BUSINESS OF PONCE FINANCIAL AND PDL COMMUNITY BANCORP

Ponce Financial

Ponce Financial is a Maryland corporation that was organized in July 2021. Upon completion of the conversion, Ponce Financial will become the holding company of Ponce Bank and Mortgage World and will succeed to all of the business and operations of PDL Community Bancorp and each of PDL Community Bancorp and Ponce Bank MHC will cease to exist.

Initially following the completion of the conversion, at the adjusted maximum of the offering range, Ponce Financial will have a total of approximately $1.67 billion in assets comprised of the net proceeds it retains from the offering, part of which will be used to make a loan to the Ponce Bank Employee Stock Ownership Plan and a contribution to the Foundation; the equity investment in Ponce Bank and Mortgage World; cash, securities and the ESOP loan currently held by PDL Community Bancorp; and cash currently held by Ponce Bank MHC. Ponce Financial will have no significant liabilities. Ponce Financial intends to use the support staff and offices of Ponce Bank and Mortgage World and will pay Ponce Bank and Mortgage World for these services. If Ponce Financial expands or changes its business in the future, it may hire its own employees.

Ponce Financial intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

PDL Community Bancorp

PDL Community Bancorp is the majority-owned subsidiary of Ponce Bank MHC, a mutual form savings and loan holding company. PDL Community Bancorp is the holding company of Ponce Bank, a federally chartered stock savings association, and Mortgage World, a licensed New York State mortgage banker. The Company is authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. The Company has been approved as a Financial Holding Company and may exercise such powers as are permitted by applicable laws and regulations.

The Company’s cash flow is dependent on earnings from investments and any dividends received from Ponce Bank and Mortgage World. PDL Community Bancorp does not own nor lease any property, but instead uses the premises, equipment and furniture of Ponce Bank and Mortgage World. At the present time, the Company employs only persons who are officers of Ponce Bank and Mortgage World to serve as officers of PDL Community Bancorp. It uses the support staff of Ponce Bank from time to time. These persons are not separately compensated by PDL Community Bancorp. PDL Community Bancorp may hire additional employees, as appropriate, to the extent it so determines in the future.

The Company’s executive office is located at 2244 Westchester Avenue, Bronx, New York 10462, and the telephone number at that address is (718) 931-9000.

Ponce Bank

Ponce Bank is a federally-chartered stock savings association headquartered in the Bronx, New York. Ponce Bank was originally chartered in 1960 as a federally-chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, the Bank changed its name to “Ponce De Leon Federal Savings Bank.” In 1997, the Bank changed its name again to “Ponce De Leon Federal Bank.” In 2017, the Bank adopted its current name. The Bank is designated as a Minority Depository Institution and a Community Development Financial Institution under applicable regulations and is a certified Small Business Administration lender.

The Bank’s business is conducted through its administrative office and 13 branch banking offices. The banking offices are located in Bronx (4 branches), Manhattan (2 branches), Queens (3 branches) and Brooklyn (3 branches), New York, and Union City (1 branch), New Jersey.

The Bank’s business primarily consists of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of one-to-four family residential (both investor-owned and owner-occupied), multifamily residential, nonresidential properties, construction and land, and in business and consumer loans. The Bank also invests in securities, which have historically consisted of U.S. government and federal agency securities and securities issued by government-sponsored or owned enterprises, as well as, mortgage-backed securities, corporate bonds and Federal Home Loan Bank of New York (the “FHLBNY”) stock. The Bank offers a variety of deposit accounts, including demand, savings, money markets and certificates of deposit accounts.

The Bank’s executive offices are located at 2244 Westchester Avenue, Bronx, New York 10462, and its telephone number is (718) 931-9000. Its website address is www.poncebank.com. Information on this website is not and should not be considered to be a part of this prospectus.

Mortgage World Bankers, Inc.

On July 10, 2020, the Company completed its acquisition of Mortgage World. Mortgage World is a mortgage banking entity subject to the comprehensive regulation and examination of the New York State Department of Financial Services. The primary business of Mortgage World is the taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors. Although Mortgage World is permitted to do business in various states (New York, New Jersey, Pennsylvania, Florida and Connecticut), it primarily operates in the New York City metropolitan area.

Business Strategy

Our goal is to provide long-term value to our stakeholders by executing a safe and sound business strategy that produces increasing value. We believe there is a significant opportunity for an immigrant community-focused, minority directed bank to provide a full range of financial services to commercial and retail customers in our market area.

Our current business strategy consists of the following:

•

Continue to expand our multifamily and nonresidential loans. The additional capital raised in the offering increased our capacity to originate multifamily and nonresidential loans. Under our current board approved loan concentration policy, such loans, including construction and land loans, shall not exceed 400% of our total risk-based capital. Most multifamily and nonresidential loans are originated with adjustable rates and, as a result, these loans are expected to change loan yields due to their shorter repricing terms compared to longer-term fixed-rate loans.

•

Community lending programs. The Bank is an authorized direct lender under the SBA and a CDFI. Both of these programs, combined with our pre-existing products, bolster the Bank’s commitment to continue to serve the communities that it has supported over the past sixty years.

•

Continue to increase core deposits, with an emphasis on low cost commercial demand deposits, and add non-core funding sources. Deposits are the major source of balance sheet funding for lending and other investments. Certificates of deposit, brokered deposits, and listing service deposits supplement the Bank’s funding base. We have made significant investments in new products and services, marketing programs, personnel, our branch distribution system as well as enhancing our electronic delivery solutions in an effort to become more competitive in the financial services marketplace and attract more core deposits. Core deposits are our least costly source of funds and represent our best opportunity to develop customer relationships that enable us to cross-sell our enhanced products and services.

•

Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success. Our strategy for credit risk management focuses on having an experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. The majority of our non-performing assets have been related to one-to-four family residential loans and, to a lesser extent, multifamily residential loans, and construction and land loans. We continue to focus on enhancing our credit review function, adding both personnel and ancillary systems, in order to be able to evaluate more complex loans and better manage credit risk, to further support our intended loan growth.

•

Expand our employee base to support future growth. We have already made significant investments in our employee base. However, we will continue to work to attract and retain the necessary talent to support increased lending, deposit activities and enhanced information technology.

•

Improving our digital presence and streamline the customer experience. By investing in and improving on the interfaces that connect customers to our products and services, we believe we will be in a better position to compete and grow in an environment that is becoming increasingly technology driven. We have and intend to continue to invest in our online presence and engage in digital strategies that will help us to successfully compete in an ever-changing digital marketplace. In 2020, the Company rolled out its first Fintech-based product in partnership with the startup company Grain. Grain’s product is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. We are also in the final stages of deploying a Fintech-based small business automated lending technology in partnership with LendingFront Technologies, Inc. The technology is a mobile application that digitizes the lending workflow from pre-approval to servicing and enables us to originate, close and fund small business loans within very short spans of time, without requiring a physical presence within banking offices and with automated underwriting using both traditional and non-traditional methods. The Company also established a relationship with SaveBetter, LLC, a fintech startup focusing on brokered deposits.

•

Grow organically and through opportunistic bank or acquisitions. We focus primarily on organic growth as a lower-risk means of deploying our capital. We will fund improvements in our operating facilities and customer delivery services in order to enhance our competitiveness. Opportunistic acquisition and/or partnership opportunities are explored if we believe they would enhance the value of our franchise and yield potential financial benefits for our stakeholders. Although we believe opportunities exist to increase our market share in our current market areas, we will also consider expanding into other markets, enlarging our current branch network, or adding loan production offices, provided we believe such efforts would enhance our competitive standing. On July 10, 2020, the Company completed its acquisition of 100 percent of the shares of common stock of Mortgage World.

For additional information related to our business strategies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Vision 2025 Evolves.”

Acquisition Activity. On July 10, 2020, the Company completed its acquisition of 100 percent of the shares of common stock of Mortgage World. The shareholders of Mortgage World received total consideration of $1.8 million in cash. The acquisition was accounted for using the acquisition method of accounting. Mortgage World’s results of operations have been included in the Company’s Consolidated Statements of Income (Loss) since July 10, 2020.

The assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimates, using information available at the date of the acquisition. The fair values are preliminary estimates and subject to adjustment for up to one year after the closing date of the acquisition. The Company did not recognize goodwill from the acquisition.

Market Area. The Bank is headquartered in the Bronx, New York, with a primary market in the other boroughs of New York City (excluding Staten Island) and Hudson County, New Jersey. Mortgage World is headquartered in Astoria, Queens, with a primary market area in the New York City metropolitan area. The size and complex nature of the geographic footprint makes for diverse demographics that continue to undergo significant changes, in terms of economic, racial, ethnic and age parameters, all with potentially substantial long-term institutional ramifications.

The Bank’s primary deposit base includes a large and stable base of locally employed blue-collar workers with low-to-medium income, middle-aged, and with limited investment funds. Within the base of locally employed blue-collar workers there is a significant, and growing, portion of recently immigrated, younger, lower-skilled laborers. The influx of immigrant lower-skilled workers, however, has been hampered by the increases in rental rates in the rental housing market within the New York City metropolitan area.

Another significant customer segment of the Bank consists of middle aged and older white-collar, high-income individuals, many of whom are self-employed real estate investors and developers. They constitute a large percentage of the borrowing base of the Bank and, increasingly, are becoming the source of a significant percentage of commercial deposits.

The Bank has historically been funded through local community deposits. Today, the Bank continues to rely primarily on community deposits from its market areas to fund investments and loans. However, the mix of community deposits now includes demand and money market funds of consumer, commercial and not-for-profit entities, with a decreasing reliance on time deposits. Additionally, the Bank has been using alternative funding sources such as brokered deposits and FHLBNY advances to support loan growth.

Mortgage World traditionally has relied on the home purchase market as its principal source of loans for sale in the secondary market. The advent of historically low interest rates has enabled Mortgage World to successfully enter the home refinance market.

The Bank’s and Mortgage World’s market were significantly impacted negatively by the COVID-19 pandemic. The COVID-19 pandemic caused substantial economic slowdowns, leading to unemployment, closures of businesses and other hardships. The federal government response, including lowering of interest rates, Paycheck Protection Program lending, extended unemployment benefits and business assistance, provided notable economic support, leading to significant economic recovery. During the COVID-19 pandemic, the Bank and Mortgage World continued to service their market areas.

Competition. The Company faces significant competition within its market area both in originating loans and attracting deposits. There is a high concentration of financial institutions in the market area, including national, regional and other locally-operated commercial banks, savings banks, savings associations and credit unions whose activities include banking as well as mortgage lending. Several “mega” banks exist in the market, such as JPMorgan Chase, Citibank and Capital One, many of whom are continuing to push for retail deposits and home mortgages. A number of the Bank’s competitors offer non-deposit products and services that the Bank does not currently offer, such as trust services, private banking, insurance services and asset management. Additionally, the Company faces an increasing level of competition from non-core financial service providers that do not necessarily maintain a physical presence in the Bank’s market area, such as Radius Bank, Quicken Loans, Freedom Mortgage and many internet financial service providers. The amount of competition facing the Company is extensive and could negatively impact its growth.

The market share of bank deposits in the New York area can be difficult to quantify, as some “mega” banks will include large scale deposits from around the world as held at headquarters. However, in Bronx County, New York, where the Bank maintains four branches, it holds 1.81% (as of June 30, 2021) of the market’s deposits. This represents the Bank’s largest market share in a county-level area. The Bank continues to work to improve its market position by expanding its brand within its current market area, and building its capacity to provide more products and services to its customers.

Lending Activities

General. The Bank’s principal lending activity is originating real estate-secured loans, including one-to-four family investor-owned and owner-occupied residential, multifamily residential, nonresidential property, construction and land loans, and commercial and industrial (“C&I”) business loans and consumer loans. It originates real estate and other loans through its loan officers, marketing efforts, customer base, walk-in customers and referrals from real estate brokers, builders and attorneys. Most recently, the Bank entered into a partnership with Grain. Through Grain, the Bank provides a consumer line of credit using a mobile application geared nationally to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. These loans are reflected in the consumer loan portfolio. During the six months ended June 30, 2021 and last year, the Bank focused on making PPP loans within its market area, to both customers and non-customers. The Bank remains committed to assist its communities with PPP loans. Subject to market conditions and its asset-liability analysis, the Bank looks to maintain its emphasis on multifamily residential and nonresidential property loans while growing the overall loan portfolio and increasing the overall yield earned on loans.

Lending activities are conducted primarily by the Bank’s salaried loan officers operating at its main and branch office locations as well as remotely. It also conducts lending activities through its subsidiary Ponce De Leon Mortgage Corporation. All loans originations are underwritten pursuant to the Bank’s policies and procedures. The Bank currently intends that substantially all of its mortgage loan originations will have adjustable interest rates. For its non-PPP business loan originations, variable rate pricing is offered based on prime rate plus a margin.

Mortgage World’s lending activities consists of taking applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors, including Ponce Bank. At June 30, 2021 and at December 31, 2020, 27 loans and 70 loans related to Mortgage World in the amount of $15.3 million and $34.4 million, respectively, were held for sale and accounted for under the fair value option accounting guidance for financial assets and financial liabilities. Because of Mortgage World’s business and that all of its loans are held for sale, these loans are not included in the discussion that follows.

Loan Portfolio Composition. The following table sets forth the composition of the Bank’s loan portfolio by type of loan (excluding mortgage loans held for sale) at the dates indicated. Loans in process at June 30, 2021 and December 31, 2020 and 2019 were $124.9 million, $101.1 million and $58.1 million, respectively.

	At June 30,		At December 31,
	2021		2020		2019		2018		2017		2016
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$325,409	23.82%	$319,596	27.27%	$305,272	31.60%	$303,197	32.61%	$287,158	35.51%	$227,409	34.90%
Owner-occupied	98,839	7.24%	98,795	8.43%	91,943	9.52%	92,788	9.98%	100,854	12.47%	97,631	14.98%
Multifamily residential	318,579	23.33%	307,411	26.23%	250,239	25.90%	232,509	25.01%	188,550	23.31%	158,200	24.28%
Nonresidential properties	211,181	15.46%	218,929	18.68%	207,225	21.45%	196,917	21.18%	151,193	18.70%	121,500	18.64%
Construction and land	125,265	9.17%	105,858	9.03%	99,309	10.28%	87,572	9.42%	67,240	8.31%	30,340	4.66%

Total mortgage loans	1,079,273	79.02%	1,050,589	89.64%	953,988	98.75%	912,983	98.20%	794,995	98.30%	635,080	97.46%
Nonmortgage loans:
Business loans (1)	253,935	18.59%	94,947	8.10%	10,877	1.13%	15,710	1.69%	12,873	1.59%	15,719	2.41%
Consumer loans (2)	32,576	2.39%	26,517	2.26%	1,231	0.12%	1,068	0.11%	886	0.11%	843	0.13%

Total nonmortgage loans	286,511	20.98%	121,464	10.36%	12,108	1.25%	16,778	1.80%	13,759	1.70%	16,562	2.54%

	1,365,784	100.00%	1,172,053	100.00%	966,096	100.00%	929,761	100.00%	808,754	100.00%	651,642	100.00%

Net deferred loan origination costs	(6,331)		1,457		1,970		1,407		1,020		711
Allowance for losses on loans	(15,875)		(14,870)		(12,329)		(12,659)		(11,071)		(10,205)

Loans, net	$1,343,578		$1,158,640		$955,737		$918,509		$798,703		$642,148

(1)	As of June 30, 2021 and December 31, 2020, business loans include $241.5 million and $85.3 million, respectively, of PPP loans.
(2)	As of June 30, 2021 and December 31, 2020, consumer loans include $32.0 million and $25.5 million, respectively, related to Grain.

At June 30, 2021, there were no mortgage loans held for sale originated by the Bank. At December 31, 2020 and 2019, there was one mortgage loan held for sale, at fair value in the amount of $1.0 million originated by the Bank.

Loan Products Offered by the Bank. The following table provides a breakdown of the Bank’s loan portfolio by product type and principal balance outstanding at June 30, 2021 and December 31, 2020, excluding mortgage loans held for sale.

	At June 30, 2021			At December 31, 2020
Loan Type	# of Loans	Principal Balance (In thousands)	% of Portfolio	# of Loans	Principal Balance (In thousands)	% of Portfolio
Mortgage loans:
1-4 Family residential
Investor-owned	547	$325,409	23.82%	551	$319,596	27.27%
Owner-occupied	239	98,839	7.24%	247	98,795	8.43%
Multifamily residential	308	318,579	23.33%	297	307,411	26.23%
Nonresidential properties	201	211,181	15.46%	203	218,929	18.68%
Construction and land
Construction 1-4 Investor	2	1,250	0.09%	1	405	0.03%
Construction Multifamily	25	108,921	7.97%	23	95,105	8.11%
Construction Nonresidential	5	15,094	1.11%	3	10,348	0.89%
Nonmortgage loans:
Business loans
C&I lines of credit	40	5,388	0.39%	46	5,794	0.49%
C&I loans (term)	15	6,997	0.51%	13	3,813	0.33%
PPP loans	4,814	241,550	17.69%	957	85,340	7.28%
Consumer loans
Unsecured (1)	58,942	32,191	2.36%	37,893	25,780	2.20%
Passbook	65	385	0.03%	90	737	0.06%

Grand Total	65,203	$1,365,784	100.00%	40,324	$1,172,053	100.00%

(1)

At June 30, 2021 and December 31, 2020 consumer loans include 58,914 and 37,858 loans, totaling $32.0 million and $25.5 million, respectively, which were outstanding and are serviced pursuant to the Bank’s arrangement with Grain.

One-to-four Family Investor-Owned Loans. At June 30, 2021, one-to-four family investor-owned loans were $325.4 million, or 23.8% of the Bank’s total loans. Investor-owned mortgage loans secured by non-owner-occupied one-to-four family residential property represent the Bank’s largest real estate lending category. The majority of the portfolio, $284.7 million, or 87.5%, are two-to-four family properties (460 accounts), while the remaining $40.7 million, or 12.5%, are primarily single family, non-owner-occupied investment properties (87 accounts). The three largest loans in this category are $4.6 million, $3.0 million and $3.0 million. In this category, loans totaling $117.7 million, or 36.2%, are secured by properties located in Queens County, $108.3 million, or 33.3%, in Kings County, $35.0 million, or 10.8%, in Bronx County, and $14.5 million, or 4.5%, in New York County. The rest of this category, less than 15.3%, is spread out in other counties and no other concentration exceeded $8.1 million, or 2.5%.

At December 31, 2020, one-to-four family investor-owned loans were $319.6 million, or 27.3% of the Bank’s total loans. Investor-owned mortgage loans secured by non-owner-occupied one-to-four family residential property represent the Bank’s largest real estate lending category. The majority of this portfolio, $278.6 million, or 87.2%, are two-to-four family properties (462 accounts), while the remaining $41.0 million, or 12.8%, are primarily single family, non-owner-occupied investment properties (89 accounts). The three largest loans in this category are $4.7 million, $3.0 million and $2.9 million. In this category, loans totaling $121.8 million, or 38.1%, are secured by properties located in Queens County, $113.8 million, or 35.6%, in Kings County, $36.0 million, or 11.3%, in Bronx County, and $17.1 million, or 5.3%, in New York County. The rest of this category, less than 9.7%, is spread out in other counties and no other concentration exceeded $8.2 million, or 2.6%.

The Bank imposes prudent underwriting guidelines in the origination of such loans, including lower maximum loan-to-value ratios (“LTVs”) of 70% on purchases and 65% on refinances, a required minimum debt service coverage ratio (“DSCR,”), net operating income divided by debt service requirement) of 1.20x that must be met by either the property on a standalone basis or by the inclusion of the owner(s) as co-borrower(s). In addition, all originations of such loans currently require that the transaction exhibit a global debt service coverage ratio (net operating income divided by debt service requirement) of no less than 1.0x. This coverage ratio indicates that the owner has the capacity to support the loan along with all personal obligations. On occasion, the Bank has required that the borrower establish a cash reserve to be held at the Bank in order to provide additional security. The maximum term on such loans is 30 years, typically with five-year adjustable rates. Because of the COVID-19 pandemic, the Bank adopted temporary guidelines lowering LTVs by 5 percentiles and increasing DSCRs by 10 percentiles.

One-to-four family investor-owned real estate loans involve a greater degree of risk than one-to-four family owner-occupied real estate loans. Rather than depending on the borrower’s repayment ability from employment or other income, the borrower’s repayment ability is primarily dependent on ensuring that a tenant occupies the investor property and has the financial capacity to pay sufficient rent to cover the borrower’s debt. In addition, if an investor borrower has several loans secured by properties in the same market, the loans have risks similar to a multifamily real estate loan and repayment of those loans is subject to adverse conditions in the rental market or the local economy.

One-to-four Family Owner-occupied Loans. One-to-four family owner-occupied loans totaled $98.8 million, or 7.2% of the Bank’s total loan portfolio at June 30, 2021. The three largest loans outstanding in this category at June 30, 2021 had, outstanding balances of $2.1 million, $2.0 million and $1.9 million, respectively. There are 21 loans with an outstanding balance in excess of $1.0 million, totaling $28.3 million, or approximately 28.7% of this category. At June 30, 2021, approximately $34.4 million, or 34.8%, of this category was secured by properties located in Queens County, $15.5 million, or 15.7%, in Kings County, $8.7 million, or 8.8%, in Nassau County, $7.6 million, or 7.7%, in New York County, $6.5 million, or 6.6%, in Bronx County, $6.4 million, or 6.5%, in Suffolk County and $6.1 million, or 6.2%, in Westchester County. None of the other geographical concentrations exceeded $5.5 million, or 5.6% of this category.

One-to-four family owner-occupied loans totaled $98.8 million, or 8.4% of the Bank’s total loan portfolio at December 31, 2020. Of the three largest loans outstanding in this category, one loan had an outstanding balance of $2.2 million and two loans had outstanding balances of $2.0 million each. There are 20 loans with an outstanding balance in excess of $1.0 million, totaling $27.1 million, or approximately 27.4% of this category. At December 31, 2020, approximately $36.1 million, or 36.6%, of this category was secured by properties located in Queens County, $15.7 million, or 15.9%, in Kings County, $9.3 million, or 9.4%, in Nassau County, $8.1 million, or 8.2%, in New York County, $7.1 million, or 7.2%, in Bronx County, and $6.2 million, or 6.3%, in Westchester County. None of the other geographical concentrations exceeded 6.3% of this category.

It is the Bank’s policy to underwrite loans secured by one-to-four family owner-occupied residential real estate in a manner that ensures strict compliance with Dodd-Frank regulatory requirements. This includes underwriting only mortgages that have a debt-to-income ratio of 43% or less or that meet non-qualified mortgage standards. A Qualified Mortgage is presumed to meet the borrower’s ability to repay the loan. As part of this effort, the Bank employs software that tests each loan for qualified mortgage compliance. As a Community Development Financial Institution, the Bank is authorized to originate non-qualified mortgages. Non-qualified Mortgages generally require greater down payments and have higher yields.

The Bank generally limits one-to-four family loans to a maximum loan-to-value ratio of 90% for a purchase and 80% for a refinance, based on the lower of the purchase price or appraised value. The maximum loan term is 30 years, self-amortizing. As a portfolio lender, the Bank presently does not offer a fixed-rate product. The Bank currently offers mostly 5/1 and 5/5 adjustable rate loans that adjust based on a spread ranging between 2.75% to 3.00% over the one or five-year FHLBNY rate. The maximum amount by which the interest rate may increase generally is limited to 2% for the first two adjustments and 5% for the life of the loan.

Multifamily and Nonresidential Loans. Multifamily loans total $318.6 million, or 23.3% of the Bank’s total loan portfolio at June 30, 2021. Loans secured by multifamily properties represent the Bank’s second largest lending concentration. The nonresidential portfolio accounts for $211.2 million, or 15.5% of the total loan portfolio, and represents the third largest concentration. Combined, the multifamily and nonresidential loan portfolios amounted to $529.8 million, or 38.8% of the Bank’s total loan portfolio at June 30, 2021. The three largest loans were $12.3 million, $10.4 million and $8.2 million, with the largest and the third largest being loans secured by multifamily residential properties, and the second largest being a loan secured by commercial real estate. Of the total of $529.8 million in multifamily and nonresidential loans, 161 loans have balances in excess of $1.0 million and account for $365.6 million, or approximately 69.0%, of this lending concentration. In terms of geographical concentrations, $207.7 million, or 39.2%, were secured by properties located in Queens County, $101.1 million, or 19.1%, in Kings County, $79.6 million, or 15.0%, in Bronx County, $33.5 million, or 6.3%, in New York County, $24.8 million, or 4.7%, in Westchester County and $15.2 million, or 2.9%, in Nassau County. All other concentrations by county, which account for 12.8% of this category, have balances of $9.0 million or less. In the nonresidential portfolio, the overall mix was diverse in terms of property types, with the largest concentration being retail and wholesale at $74.9 million, or 35.5% of the portfolio, industrial and warehouse at $50.1 million, or 23.7%, service, doctor, dentist, daycare and schools at $22.7 million, or 10.8%, offices at $18.2 million, or 8.6%, hotels and motels at $15.3 million, or 7.2%, restaurants at $9.6 million, or 4.6%, churches at $9.4 million, or 4.4%, medical and nursing home and hospital at $8.1 million, or 3.8%. The rest of the portfolio accounts for other property types, with none exceeding 1.0% as a portfolio concentration.

Multifamily loans total $307.4 million, or 26.2% of the Bank’s total loan portfolio at December 31, 2020. Loans secured by multifamily properties represent the Bank’s second largest lending concentration. The nonresidential portfolio accounts for $218.9 million, or 18.7% of the total loan portfolio, and represents the third largest concentration. Combined, the multifamily and nonresidential loan portfolios amount to $526.3 million, or 44.9% of the Bank’s total loan portfolio at December 31, 2020. The three largest loans were $12.3 million, $10.9 million and $9.2 million, with the largest being a multifamily residential, and the other two being nonresidential. Of the total of $526.3 million in multifamily and nonresidential loans, 166 loans have balances in excess of $1.0 million and account for $376.5 million, or approximately 71.5%, of this lending concentration. In terms of geographical concentrations, $221.4 million, or 42.1%, were secured by properties located in Queens County, $113.8 million, or 21.6%, in Kings County, $79.0 million, or 15.0%, in Bronx County, $33.6 million, or 6.4%, in New York County, $20.0 million, or 3.8%, in Westchester County and $15.3 million, or 2.9%, in Nassau County. All other concentrations by county, which account for 8.2% of this category, have balances of $10.0 million or less. In the nonresidential portfolio, the overall mix was diverse in terms of property types, with the largest concentration being retail and wholesale at $76.2 million, or 34.8% of the portfolio, industrial and warehouse at $49.6 million, or 22.6%, service, doctor, dentist, daycare and schools at $25.6 million, or 11.7%, offices at $20.1 million, or 9.2%, hotels and motels at $15.4 million, or 7.0%, churches at $9.8 million, or 4.5%, medical, nursing home and hospital at $9.8 million, or 4.5%, and restaurants at $9.4 million, or 4.3%. The rest of the portfolio accounts for other property types, with none exceeding 1.0% as a portfolio concentration.

The Bank considers a number of factors when originating multifamily and nonresidential mortgages. Loans secured by multifamily and nonresidential real estate generally have larger balances and involve a greater degree of risk than one-to-four family residential real estate loans. The primary concern in this type of lending is the borrower’s creditworthiness and the viability and cash flow potential of the property. Payments on loans secured by income-producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be more subject to adverse conditions in the real estate market or the economy as compared to residential real estate loans. To address the risks involved, the Bank evaluates the qualifications and financial resources of the underlying principal(s) of the borrower, including credit history, profitability and expertise, as well as the value of cash flows and condition of the property securing the loan. When evaluating the qualifications of the borrower, the Bank considers the financial resources of the borrower, the experience of the underlying principal(s) of the borrower in owning or managing similar properties and the borrower’s payment history with the Bank and other financial institutions. In evaluating the property securing the loan, the factors considered include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value or purchase price of the mortgaged property (whichever is lower), and the debt service coverage ratio. All multifamily and nonresidential loans are supported by appraisals that conform to the Bank’s appraisal policy. The Bank generally limits the maximum LTVs on these loans to 75%, based on the lower of the purchase price or appraised value of the subject property (70% on the refinance of nonresidential properties such as retail spaces, office buildings, and warehouses) and a DSCR of 1.20%. Because of the COVID-19 pandemic, the Bank adopted temporary guidelines lowering LTVs by 5 percentiles and increasing DSCRs by 10 percentiles. The maximum loan term ranges between 25 and 30 years. As is the Bank’s general policy, the Bank offers primarily adjustable rates on its multifamily and nonresidential mortgages — with adjustments based on a spread currently ranging between 2.75% to 3.00% over the five-year FHLBNY rate.

Construction and Land Loans. Construction and land loans totaled $125.3 million, or 9.2%, of the Bank’s total loan portfolio at June 30, 2021 (32 projects), with $108.9 million consisting of multifamily residential (25 projects). At June 30, 2021, loans in process related to construction loans totaled $124.9 million.

The Bank’s typical construction loan has a term of up to 24 months and contains:

•	a minimum of 5% contingency;

•	a minimum of 5% retainage;

•	a loan-to-cost ratio of 70% or less;

•	an end loan loan-to-value ratio of 65% or less;

•	an interest reserve;

•	guarantees of all owners/partners/shareholders of a closely held organization owning 20% or more of company stock or entity ownership; and

•	an option to convert to a permanent mortgage loan upon completion of the project.

The Bank’s approach to the underwriting of construction loans is driven by five factors: analysis of the developer; analysis of the contractor; analysis of the project; valuation of the project; and evaluation of the source of repayment. The developer’s character, capacity and capital are analyzed to determine that the individual or entity has the ability to first complete the project and then either sell it or carry permanent financing. The general contractor is analyzed for reputation, sufficient expertise and capacity to complete the project within the allotted time. The project is analyzed in order to ensure that the project will be completed within a reasonable period of time according to the plans and specifications, and can either be sold, rented or refinanced once completed. All construction loans are supported by appraisals which conform to the Bank’s appraisal policy and affirm the value of the project both “As Is” and “As Completed.” Lastly, the Bank reviews the developer’s cash flow estimations for the project on an “As Completed” basis. These projections are compared to the appraiser’s estimates. Debt service coverage using projected rental net income must be at least 1.2x the estimated debt service when operating at stabilized levels.

Upon closing of the construction loan, the Bank begins monitoring the project and funding requisitions for completed stages upon inspection and confirmation by third party firms, such as engineers, of the work performed and its value and quality. Conversion to permanent financing usually occurs upon a conversion underwriting and receipt of certificates of occupancy, as applicable.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, during the term of our construction loans, no payment from the borrower is required since the accumulated interest is added to the principal of the loan through an interest reserve. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds, with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If we are forced to foreclose on a project prior to completion, there is no assurance that we will be able to recover the entire unpaid portion of the loan. In addition, we may be required to fund additional amounts to complete a project, and it may be necessary to hold the property for an indeterminate period of time subject to the regulatory limitations imposed by local, state or federal laws. Loans on land under development or held for future construction also pose additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.

C&I Loans and Lines of Credit. C&I loans (excluding PPP Loans) and lines of credit represent less than 1.0% of the Bank’s total loan portfolio at June 30, 2021 and December 31, 2020. Unlike real estate loans, which are secured by real property, and whose collateral value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. The collateral, such as accounts receivable, securing these loans may fluctuate in value.

Although the Bank’s loan policy allows for the extension of secured and unsecured financing, the Bank usually seeks to obtain collateral when in initial discussions with potential borrowers. Unsecured credit facilities are made only to strong borrowers that possess established track records with the Bank (or come highly recommended) and are supported by guarantors. Guarantees are required of any individual or entity owning or controlling 20% or more of the borrowing entity, with exceptions requiring approval from the Board of Directors. When credits are not secured by a specific lien on an asset, the Bank usually requires a general lien on all business assets as evidenced by a UCC filing. Pricing is typically based on the Wall Street Journal prime rate plus a spread driven by risk-rating variables.

Underwriters are required to identify at least two sources of repayment, usually recommend that loans contain covenants, such as minimum debt service coverage ratios, minimum global debt service coverage ratios, maximum leverage ratios, 30-day “cleanups” or “clean-downs,” as applicable, and must require periodic financial reporting. In addition, every effort is made to set up borrowers with auto-debit for loan payments and strongly encourage them to maintain operating accounts at the Bank.

Lines of credit are typically short-term facilities (12 months) that are provided for occasional or seasonal needs. They are extended to only qualifying borrowers who have established positive cash flow from operations and a clean credit history. At a minimum, a bi-annual 30-day clean-up, or 75% bi-annual pay-down period is required, although annually is preferred. A clean-up period generally is not required on amortizing secured lines. Guarantors, which are usually required, must have clean credit histories and a substantial outside net worth. Most lines contain an option to convert to a term loan upon maturity.

Secured term loans are long-term facilities extended typically for the purpose of financing the purchase of a long term asset. At a minimum, they will be collateralized by the asset being purchased. They may also be secured by an existing long term business asset or outside collateral pledged by the guarantor or borrower. Unsecured term loans are usually extended only to well-known borrowers who have established strong cash flow from operations and a clean credit history. Although Bank policy allows term loans for up to ten years, the preference is to offer self-amortizing term loans based on a term of no more than five-to-seven years.

Paycheck Protection Program. The CARES Act appropriated $349.0 billion for the PPP. On April 24, 2020, the PPP received another $310.0 billion in funding. On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act (the “Economic Aid Act”) appropriated another $284 billion for both first and second draw PPP loans bringing the total appropriations for PPP loans to $943.0 billion. The PPP ended on May 31, 2021. PPP loans that meet SBA requirements may be forgiven in certain circumstances, are fully guaranteed by the SBA, have an initial term of up to five years and earn interest at rate of 1%. The Bank currently expects a significant portion of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. As of June 30, 2021, the Bank had disbursed 4,814 PPP loans totaling $241.5 million, or 17.7% of total loans. As of December 31, 2020, the Bank had disbursed 957 PPP loans totaling $85.3 million, or 7.3% of total loans. As of June 30, 2021, these loans had resulted in $11.6 million in deferred loan fees to be recognized over the life of the respective loans. Of this amount, $2.0 million has been recognized as processing fee income and $9.5 million remains to be recognized over the remaining life of the respective loans.

Consumer Loans. Consumer loans generally have higher interest rates than mortgage loans. The risk involved in consumer loans fluctuates based on the type and nature of the collateral and, in most cases, the absence of collateral. Consumer loans include passbook loans and other secured and unsecured loans that have been made for a variety of consumer purposes. During 2020, the Bank entered into a partnership with Grain. Grain provides a line of credit using a mobile application geared nationally to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. As of June 30, 2021, there were $32.0 million, or 2.3% of total loans, in unsecured consumer loans, comprised of 58,914 individual loans, which were outstanding and are serviced pursuant to the Bank’s arrangements with Grain. In addition, there were $618,000 in loans with passbook collateral. As of December 31, 2020, there were $25.8 million, or 2.2% of total loans, in unsecured consumer loans, of which $25.5 million comprised of 37,858 individual loans were outstanding and are serviced pursuant to the Bank’s arrangements with Grain, discuss above. In addition, there were $737,000 in loans with passbook collateral.

Loan Originations, Purchases and Sales. The following table sets forth the Bank’s loan originations, sales and principal repayment activities, excluding mortgage loans held for sale, during the periods indicated. During the periods indicated no loans were purchased.

	Six Months Ended June 30,	Years Ended December 31,
	2021	2020	2019	2018	2017	2016
	(in thousands)
Total loans at beginning of the period	$1,172,053	$966,096	$929,761	$808,754	$651,642	$576,611
Loans originated:
Mortgage loans:
1-4 family residential
Investor-owned	22,513	36,522	32,827	38,738	85,333	57,167
Owner-occupied	6,823	15,090	9,117	6,430	15,278	14,741
Multifamily residential	22,334	90,481	53,288	66,674	51,451	51,876
Nonresidential properties	18,704	34,154	37,975	72,926	56,327	31,408
Construction and land	69,860	81,465	69,240	55,295	69,011	5,693

Total mortgage loans	140,234	257,712	202,447	240,063	277,400	160,885
Nonmortgage loans:
Business (1)	176,525	89,110	1,175	5,101	17,873	1,222
Consumer (2)	30,404	30,050	755	697	597	718

Total nonmortgage loans	206,929	119,160	1,930	5,798	18,470	1,940

Total loans originated	347,163	376,872	204,377	245,861	295,870	162,825
Loans sold:
Mortgage loans:
1-4 family residential
Investor-owned	(1,030)	(781)	(3,520)	(1,759)	(139)	—
Owner-occupied	—	—	—	(2,502)	(819)	—
Multifamily residential	—	(2,748)	—	(535)	—	—
Nonresidential properties	(2,713)	(510)	(196)	(2,045)	(2,010)	—
Construction and land	—	—	—	—	—	—

Total loans sold	(3,743)	(4,039)	(3,716)	(6,841)	(2,968)	—
Principal repayments and other	(149,689)	(166,876)	(164,326)	(118,013)	(135,790)	(87,794)

Net loan activity	193,731	205,957	36,335	121,007	157,112	75,031

Total loans at end of the period	$1,365,784	$1,172,053	$966,096	$929,761	$808,754	$651,642

(1)	For the six month period ended June 30, 2021 and for the year ended December 31, 2020, business loans originated include $173.0 million and $85.3 million, respectively, of PPP loans.
(2)	For the six month period ended June 30, 2021 and for the year ended December 31, 2020, consumer loans originated include $30.2 million and $29.5 million pursuant to the Bank’s arrangement with Grain.

Contractual Maturities. The following table sets forth the contractual maturities of the Bank’s total loan portfolio, excluding mortgage loans held for sale, at June 30, 2021. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

	June 30, 2021
	One year or less	More than one year to five years	More than five years	Revolving	Total
	(In thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$5,341	$10,740	$309,328	$—	$325,409
Owner-occupied	1,208	2,183	95,448	—	98,839
Multifamily residential	1,181	15,376	302,022	—	318,579
Nonresidential properties	5,170	16,964	189,047	—	211,181
Construction and land	95,369	29,896	—	—	125,265

Total mortgage loans	108,269	75,159	895,845	—	1,079,273

	June 30, 2021
	One year or less	More than one year to five years	More than five years	Revolving	Total
	(In thousands)
Nonmortgage loans:
Business loans (1)	$70,569	$181,485	$1,881	$—	$253,935
Consumer loans (2)	56	559	—	31,961	32,576

Total nonmortgage loans	70,625	182,044	1,881	31,961	286,511

Total	$178,894	$257,203	$897,726	$31,961	$1,365,784

(1)	Includes $241.5 million of PPP loans at June 30, 2021.
(2)	Includes $32.0 million of loans related to Grain at June 30, 2021.

The following table sets forth the Bank’s fixed and adjustable-rate loans, excluding mortgage loans held for sale, at June 30, 2021 that are contractually due after June 30, 2022.

	Due After June 30, 2022
	Fixed	Adjustable	Total
	(In thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$66,643	$253,425	$320,068
Owner-occupied	43,004	54,627	97,631
Multifamily residential	70,984	246,414	317,398
Nonresidential properties	36,638	169,373	206,011
Construction and land	—	29,896	29,896

Total mortgage loans	217,269	753,735	971,004
Nonmortgage loans:
Business loans (1)	177,499	5,867	183,366
Consumer loans (2)	—	559	559

Total nonmortgage loans	177,499	6,426	183,925

Total	$394,768	$760,161	$1,154,929

(1)	Includes $177.5 million of PPP loans at June 30, 2021.

Loan Approval Procedures and Authority. The Bank’s total loans or extensions of credit to a single borrower or group of related borrowers cannot exceed, with specified exemptions, 15% of its total regulatory capital. The Bank’s lending limit as of June 30, 2021 and December 31, 2020 was $25.1 million and $23.5 million, respectively, with the ability to lend additional amounts up to 10% if the loans or extensions of credit are fully secured by readily-marketable collateral.

At June 30, 2021, the Bank’s largest aggregate exposure to one borrower was $20.5 million with an outstanding balance of $14.8 million. The second and third largest exposures were $18.5 million and $15.8 million with outstanding balances of $13.4 million and $7.5 million, respectively. No other loan or loans-to-one borrower, individually or cumulatively, exceeded $15.0 million, or 59.8% of the lending limit.

At December 31, 2020, the Bank’s largest aggregate exposure to one borrower was $20.5 million with an outstanding balance of $13.1 million. The second and third largest exposures were $15.8 million and $15.0 million with outstanding balances of $1.9 million and $6.0 million, respectively. No other loan or loans-to-one borrower, individually or cumulatively, exceeded $14.5 million, or 61.7% of the lending limit.

The Bank’s real estate lending is subject to written policies, underwriting standards and operating procedures. Decisions on loan requests are made on the basis of detailed applications submitted by the prospective borrower, credit histories that the Bank obtains and property valuations, consistent with the appraisal policy. The appraisals are prepared by outside independent licensed appraisers and reviewed by third parties, all approved by the Board of Directors. The Loan Committee usually reviews appraisals in considering a loan application. The performance of the appraisers is also subject to internal evaluations using scorecards and are assessed periodically. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and all information provided with the application and checklists provided as part of the application package are evaluated by the loan underwriting department.

The real estate lending approval process starts with the processing of the application package, which is reviewed for completeness and then all necessary agency reports are ordered. Upon initial review and preparation of preliminary documents by the processors in the underwriting department, the file is assigned to an underwriter. The underwriters are responsible for presenting the loan request along with a recommendation, to the Loan Committee, and to the Board of Directors when the credit exposure is greater than the Loan Committee’s authority or there are exceptions to the loan policy. If approved, closed and booked, the loan reviewers then undertake the responsibility of monitoring the credit file for the life of the loan by assessing the borrower’s creditworthiness periodically, given certain criteria and following certain operating procedures. An independent third party also performs loan reviews following similar criteria and scope under the oversight of the Audit Committee of the Board of Directors.

The Bank’s non-real estate lending is also subject to written policies, underwriting standards and operating procedures. Decisions on these loans requests are made on the basis of applications submitted by the prospective borrowers credit histories that the Bank obtains where applicable, borrower cash flows, as obtained directly from bank statements and predictive algorithms based on expected cash flows. Certain of these loans maybe wholly or partly collateralized by cash or business assets.

Loans Held for Sale. At this time, the Bank does not originate loans with the intent of selling them into the secondary market.

Mortgage World loans held for sale, at fair value, include residential mortgages that were originated in accordance with secondary market pricing and underwriting standards. Mortgage World intends to sell these loans on the secondary market. As of June 30, 2021 and December 31, 2020, approximately 6.6% and 4.7%, respectively, of Mortgage World total originated loan volume was insured and approximately 77.9% and 83.0%, respectively, of total originated loan volume was sold to three investors. Mortgage World is permitted to close loans in five states and has closed as of June 30, 2021 and December 31, 2020, approximately 98.9% and 98.6%, respectively, of its loan volume in New York and New Jersey.

Delinquencies and Non-Performing Assets

Delinquency Procedures. Collection efforts commence the day following the grace period, normally on the 17th of the month. Those loans that have experienced sporadic late payments over the previous 12 months are reviewed with a greater degree of diligence. Late notices are generated and distributed on the 17th and 30th day of the month. Collection efforts pursued up until the 90th day past due. At that time, the Bank usually will initiate legal proceedings for collection or foreclosure unless it is in the best interest of the Bank to work further with the borrower to arrange a suitable workout plan.

Prior to acquiring property through foreclosure proceedings, the Bank will obtain an updated appraisal to determine the fair market value and proceed with net adjustments according to accounting principles. Board of Directors approval is required to pursue a foreclosure.

For the six months ended June 30, 2021, the Bank collected $39,000, of interest income on non-accruing troubled debt restructured loans, of which $3,000 was recognized into income. The remaining interest collected on non-accruing troubled debt restructured loans for this period was applied as a principal reduction for the remaining life of the loan, or until the loan is deemed performing.

For the years ended December 31, 2020 and 2019, the Bank collected $100,000 and $162,000, respectively, of interest income on non-accruing troubled debt restructured loans, of which $7,000 and $24,000, respectively, was recognized into income. The remaining interest collected on non-accruing troubled debt restructured loans for these periods was applied as a principal reduction for the remaining life of the loan, or until the loan is deemed performing.

Delinquent Loans. The following table sets forth the Bank’s loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At June 30,			At December 31,
	2021			2020			2019
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)
Mortgages:
1-4 Family residential
Investor-owned	$—	$4,631	$1,277	$2,222	$1,507	$1,907	$3,866	$—	$1,082
Owner-occupied	—	—	2,550	1,572	348	1,100	3,405	—	1,295
Multifamily residential	—	—	955	1,140	—	946	3,921	—	—
Nonresidential properties	—	—	557	—	—	3,272	3	—	3,708
Construction and land	—	—	—	—	—	—	—	—	—
Nonmortgage Loans:
Business	—	—	—	100	—	—	—	—	—
Consumer	1,570	1,250	378	497	316	175	—	—	—

Total	$1,570	$5,881	$5,717	$5,531	$2,171	$7,400	$11,195	$—	$6,085

Non-Performing Assets. The following table sets forth information regarding non-performing assets excluding mortgage loans held for sale at fair value. Non-performing assets are comprised of non-accrual loans, and non-accrual troubled debt restructured loans. There was no other real estate at the dates indicated. Non-accrual loans include non-accruing troubled debt restructured loans of $3.1 million at June 30, 2021 and $3.1 million, $3.6 million, $3.6 million, $4.6 million, and $2.7 million at December 31, 2020, 2019, 2018, 2017 and 2016, respectively. There were no accruing loans past due 90 days or more at the dates indicated.

	At June 30,	At December 31,
	2021	2020	2019	2018	2017	2016
	(Dollars in thousands)
Nonaccrual loans:
Mortgage loans:
1-4 family residential
Investor-owned	$1,983	$2,808	$2,312	$205	$1,034	$809
Owner-occupied	1,593	1,053	1,009	1,092	2,624	1,463
Multifamily residential	955	946	—	16	521	—
Nonresidential properties	1,408	3,776	3,555	706	1,387	1,614
Construction and land	—	—	1,118	1,115	1,075	1,145
Nonmortgage loans:
Business	—	—	—	—	147	22
Consumer	—	—	—	—	—	—

Total nonaccrual loans (not including non-accruing troubled debt restructured loans)	$5,939	$8,583	$7,994	$3,134	$6,788	$5,053

Non-accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor-owned	$242	$249	$467	$1,053	$1,144	$1,240
Owner-occupied	2,199	2,197	2,491	1,987	2,693	646
Multifamily residential	—	—	—	—	—	—
Nonresidential properties	659	654	646	604	783	783
Construction and land	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total non-accruing troubled debt restructured loans	3,100	3,100	3,604	3,644	4,620	2,669

Total nonaccrual loans	$9,039	$11,683	$11,598	$6,778	$11,408	$7,722

Accruing troubled debt restructured loans:
Mortgage loans:
1-4 family residential
Investor-owned	$3,347	$3,378	$5,191	$5,192	$6,559	$6,422
Owner-occupied	2,431	2,505	2,090	3,456	4,756	7,271
Multifamily residential	—	—	—	—	—	—
Nonresidential properties	755	754	1,306	1,438	1,958	4,066
Construction and land	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	14	374	477	593
Consumer	—	—	—	—	—	—

Total accruing troubled debt restructured loans	$6,533	$6,637	$8,601	$10,460	$13,750	$18,352

Total nonperforming loans and accruing troubled debt restructured loans	$15,572	$18,320	$20,199	$17,238	$25,165	$26,074

Total nonperforming loans to total gross loans	0.66%	1.00%	1.20%	0.73%	1.41%	1.20%
Total nonperforming assets to total assets	0.58%	0.86%	1.10%	0.64%	1.23%	1.04%
Total nonperforming assets and accruing troubled debt restructured loans to total assets	1.01%	1.35%	1.92%	1.63%	2.72%	3.50%

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered by the OCC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the Bank will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible”

and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the Bank to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

Under OCC regulations, when an insured institution classifies problem assets as either substandard or doubtful, it may establish general or specific loss allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of the Bank’s periodic reports with regulatory agencies and in accordance with its classification of assets policy, it regularly reviews the loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of loans, the Bank’s classified and special mention loans at the dates indicated were as follows:

	At June 30,	At December 31,
	2021	2020	2019	2018	2017	2016
	(In thousands)
Classified Loans:
Substandard	$16,616	$20,508	$22,787	$18,665	$22,999	$19,225

Total classified loans	16,616	20,508	22,787	18,665	22,999	19,225
Special mention loans	11,880	19,546	17,355	14,394	5,317	2,549

Total classified and special mention loans	$28,496	$40,054	$40,142	$33,059	$28,316	$21,774

Substandard loans decreased $3.9 million, or 19.0%, to $16.6 million at June 30, 2021 compared to $20.5 million at December 31, 2020. The decrease of substandard loans was primarily attributable to decreases of $2.7 million in nonresidential loans, $1.1 million in 1-4 family loans and $57,000 in multifamily loans.

Substandard loans decreased $2.3 million, or 10.0%, to $20.5 million at December 31, 2020 compared to $22.8 million at December 31, 2019. The decrease of substandard loans was primarily attributable to decreases of $8.4 million in construction and land loans and $379,000 in a 1-4 family owner occupied loans, offset by increases of $5.2 million in multifamily loans, $663,000 in 1-4 family investor owned loans and $582,000 in nonresidential loans.

Special mention loans decreased $7.7 million, or 39.2%, to $11.9 million at June 30, 2021 compared to $19.5 million at December 31, 2020. The decrease was primarily attributable to decreases of $10.6 million in construction and land loans and $1.8 million in 1-4 family owner occupied loans, offset by increases of $3.9 million in multifamily loans and $803,000 in nonresidential loans.

Special mention loans increased $2.2 million, or 12.6%, to $19.5 million at December 31, 2020 compared to $17.4 million at December 31, 2019. The increase was primarily attributable to two construction multi-family loans which increased in the aggregate by $2.3 million, or 15.2%, to $17.2 million, partially offset by a decrease of $79,000, or 3.3%, in 1-4 family investor owned loans.

Troubled Debt Restructured Loans. The Bank occasionally modifies loans to help borrowers stay current on their loans and to avoid foreclosure. The Bank considers modifications only after analyzing a borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. The Bank generally does not forgive principal or interest on loans, but may do so if it is in its best interest and increases the likelihood that it can collect the remaining principal balance. The Bank may modify the terms of loans to lower interest rates, which may be at below market rates, to provide for fixed interest rates on loans where fixed rates are otherwise not available, or to provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and is in the Bank’s best interests.

At both June 30, 2021 and December 31, 2020, there were 32 loans modified as troubled debt restructured loans totaling $9.7 million. Of these, seven troubled debt restructured loans, totaling $3.1 million, were included in non-accrual loans and the remaining 25 troubled debt restructured loans, totaling $6.6 million, had been performing in accordance with their modified terms for a minimum of six months since the date of restructuring and are accruing interest.

For the six months ended June 30, 2021 and for the year ended December 31, 2020, there were no loans modified to troubled debt restructured. For the year ended December 31, 2019, there was one troubled debt restructured loan amounting to $275,000.

Under the CARES Act, COVID-19 related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructured classification under GAAP. In addition, the bank regulatory agencies have issued interagency guidance stating that COVID-19 related short-term modifications (i.e., six months or less) for loans that were current as of the loan modification program implementation date are not troubled debt restructured. As of June 30, 2021, we had granted short-term deferrals on 417 loans that were otherwise performing, totaling $385.0 million. As of June 30, 2021, 353 of these loans, totaling $318.7 million, were no longer in forbearance.

Allowance for Loan Losses. The Bank has approved and maintained an appropriate, systematic and consistently applied process to determine the dollar amounts of the allowance for loan and lease losses (“ALLL”) that is adequate to absorb inherent losses in the loan portfolio and other held financial instruments. An inherent loss, as defined by GAAP, and applicable banking regulations, is an unconfirmed loss that probably exists based on the information that is available as of the evaluation date. It is not a loss that may arise from events that might occur as a result of a possible future event. Arriving at an appropriate allowance involves a high degree of management’s judgment, is inevitably imprecise and results in a range of possible losses.

The determination of the dollar amounts of the ALLL is based on management’s current judgments about the credit quality of the loan portfolio taking into consideration all known relevant internal and external factors that affect loan payments at the end of each month. The dollar amounts reported each month for the ALLL are reviewed at least quarterly by the Board of Directors. To ensure that the methodology remains appropriate for the Bank, the Board of Directors periodically has the methodology validated externally and causes revisions to be made when appropriate. The Audit Committee of the Board of Directors oversees and monitors the internal controls over the ALLL determination process. The Bank adheres to a safe and sound banking practice by maintaining, analyzing, and supporting an adequate ALLL in accordance with GAAP and supervisory guidance.

The Bank’s ALLL methodology consists of a system designed and implemented to estimate loan and lease losses. The Bank’s ALLL methodology incorporates management’s current judgments about the credit quality of the loan and lease portfolio through a disciplined and consistently applied process.

The Bank’s loan policy requires the following when the Bank calculates the level of ALLL:

•	All loans shall be taken into consideration in the ALLL methodology whether on an individual or group basis.

•

The Bank shall identify all loans to be evaluated for impairment on an individual basis under ASC 310 and segment the remainder of the loan portfolio into groups (pools) of loans with similar risk characteristics for evaluation and analysis under ASC 450.

•	All known relevant internal and external factors that may affect the collection of the loan shall be taken into consideration.

•

All known relevant internal and external factors that may affect loan collectability shall be considered and applied consistently; however, when appropriate, these factors may be modified for new factors affecting loan collectability.

•	The particular risks inherent in different kinds of lending shall be taken into consideration.

•	The current collateral values, less the costs to sell, shall be taken into consideration when applicable.

•	The Bank shall require that competent and well-trained personnel perform the analysis, estimates, reviews and other ALLL methodology functions.

•	The ALLL methodology shall be based on current and reliable information.

•	The ALLL methodology shall be well documented, in writing, with clear explanations of the supporting analyses and rationale.

The ALLL methodology shall include a systematic and logical method to consolidate the loss estimates and ensure the ALLL balance is recorded in accordance with GAAP.

Loan pools with similar risk characteristics. Loss histories are the starting point for the calculation of ALLL balances. Loss histories are calculated for each of the pools by aggregating the historical losses less recoveries within the respective pools and annualizing the number over the determined length of time. The length of time may vary according to the relevance of past periods’ experience to the current period, among other considerations. The Bank currently uses a prior twelve quarter rolling average for its historical loss rates.

Each pool’s historical loss rate is adjusted for the effects of the qualitative or environmental factors. The factors analyzed include:

•	Changes in lending policies and procedures, including changes in underwriting standards and collection, charge-off, and recovery practices.

•

Changes in international, national, regional, and local economic and business conditions and developments that affect the collectability of the portfolio, including the condition of various market segments.

•	Changes in the nature and volume of the portfolio and in the terms of loans.

•	Changes in the experience, ability and depth of lending management and other relevant staff.

•	Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans.

•	Changes in the quality of the Bank’s loan review system.

•	Changes in the value of underlying collateral for collateral-dependent loans.

•	The existence and effect of any concentration of credit, and changes in the level of such concentrations.

•	The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Bank’s existing portfolio.

The Bank utilizes a risk-based approach to determine the appropriate adjustments for each qualitative factor. A matrix containing definitions of low, medium, and high risk levels is used to assess the individual factors to determine their respective directional characteristics. These risk levels serve as the foundation for determining the individual adjustments for each factor for each pool of loans.

The qualitative factor adjustments are supported by applicable reports, graphs, articles and any other relevant information to evidence and document management’s judgment as to the respective levels of risk and adjustment requirements.

Each of the qualitative adjustment factors is applied to each of the loan pools to reflect adjustments that increase or decrease the historical loss rates applied to each loan pool. Each of these adjustment factors is individually supported and justified, and a discrete narrative for each loan pool reflects current information, events, circumstances and conditions influencing the adjustment. The narratives include descriptions of each factor, management’s analysis of how each factor has changed over time, which loan pool’s loss rates have been adjusted, the amount by which loss estimates have been adjusted for changes in conditions, an explanation of how management estimated the impact, and other available data that support the reasonableness of the adjustments.

Once these qualitative adjustment factors are determined for each pool of loans, they are added to the historical loss numbers for each corresponding pool of loans to arrive at a loss factor for each pool based on historical loss experience and qualitative or environmental influences. These loss factors are adjusted to appropriately reflect the respective risk rating categories within each pool by applying the weighting factors described above to those loans within the respective pool’s risk rates.

The series of calculations described above can be expressed as the following equation:

[(H*P) + (Q*P)] = R, where

H = Historical loss factor for the pool

Q = Qualitative/Environmental aggregate adjustment for the pool

P = Total loans within the pool

R = Required reserve amount for the risk rating category within the pool

Specific allowances for identified problem loans. The Bank considers a loan to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. All troubled debt restructured loans and loans on non-accrual status are deemed to be impaired. A specific valuation allowance is established for the impairment amount of each loan, calculated using the present value of expected cash flows, observable market price, or the fair value of the collateral, in accordance with the most likely means of recovery.

Factors evaluated in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. The Bank determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

An unallocated component may be maintained to cover uncertainties that could affect our estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating allocated and general reserves in the portfolio.

Validation of the ALLL. The Bank considers its ALLL methodology valid when it accurately estimates the amount of probable loss contained in the loan portfolio. The Bank has employed procedures, including the following, when validating the reasonableness of its ALLL methodology and determining whether there may be deficiencies in its overall methodology or loan grading process:

•	A review of trends in loan volume, delinquencies, loan restructurings and concentrations.

•	A review of previous charge-offs and recovery history, including an evaluation of the timeliness of the entries to record both the charge-offs and the recoveries.

•	At a minimum, an annual review by a third party that is independent of the ALLL estimation process.

•	An evaluation of the appraisal process of the underlying collateral.

The Bank supports the independent validation process with the work papers from the ALLL review function and may include the summary findings of an independent reviewer. The Board reviews the findings and acknowledges its review in the minutes of its meeting. If the methodology is changed based upon the findings of the validation process, the documentation that describes and supports the changes is maintained.

As an integral part of its examination process, the OCC will periodically review the Bank’s allowance for loan losses. Following such review, the Bank may determine that it is appropriate to recognize additions to the allowance based on its judgment and information available to it at the time of such examination.

Current expected credit losses. On June 16, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, the current expected credit losses (“CECL”) standard. In October 2019, the FASB voted to defer implementation of the standard for non-public business entities and smaller reporting companies, such as the Company, to fiscal years beginning after December 15, 2022. In response to the new model, the Bank has reassessed its risk management policies and procedures in order for it to successfully implement CECL. Once adopted, the Bank will have to estimate the allowance for loan losses on expected losses rather than incurred losses.

The following table sets forth activity in the allowance for loan losses for the periods indicated.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2021	2020	2020	2019	2018	2017	2016
	(Dollars in thousands)
Allowance at beginning of the period	$14,870	$12,329	$12,329	$12,659	$11,071	$10,205	$9,484
Provision (recovery) for loan losses	1,272	1,417	2,443	258	1,249	1,716	(57)
Charge-offs:
Mortgage loans:
1-4 family residential
Investor-owned	—	—	—	(8)	—	—	(38)
Owner-occupied	—	—	—	—	—	—	—
Multifamily residential	—	—	—	—	—	—	(3)
Nonresidential properties	—	—	—	—	—	—	—
Construction and land	—	—	—	—	—	—	(85)
Nonmortgage loans:
Business	—	—	—	(724)	(34)	(1,423)	—
Consumer	(272)	(2)	(6)	—	(14)	(6)	(13)

Total charge-offs	(272)	(2)	(6)	(732)	(48)	(1,429)	(139)
Recoveries:
Mortgage loans:
1-4 family residential
Investor-owned	—	—	—	23	1	25	18
Owner-occupied	—	—	—	—	250	176	142
Multifamily residential	—	—	—	—	—	2	1
Nonresidential properties	—	4	4	9	9	9	9
Construction and land	—	—	—	—	—	2	5
Nonmortgage loans:
Business	5	13	95	110	122	359	733
Consumer	—	—	5	2	5	6	9

Total recoveries	5	17	104	144	387	579	917
Net recoveries (charge-offs)	(267)	15	98	(588)	339	(850)	778

Allowance at end of the period	$15,875	$13,761	$14,870	$12,329	$12,659	$11,071	$10,205

Allowance for loan losses as a percentage of nonperforming loans	175.63%	118.89%	127.28%	106.30%	186.77%	97.05%	132.15%
Allowance for loan losses as a percentage of total loans	1.16%	1.27%	1.27%	1.28%	1.36%	1.37%	1.57%
Net recoveries (charge-offs) to average loans outstanding during the period	(0.04%)	0.00%	0.01%	(0.06%)	0.04%	(0.12%)	0.13%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan and lease losses by loan category and the percent of the allowance in each category to the total allowance at the dates indicated. The allowance for loan and lease losses of each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At June 30,			At December 31,
	2021			2020			2019
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$3,835	24.15%	23.82%	$3,850	25.90%	27.27%	$3,503	28.42%	31.60%
Owner-occupied	1,209	7.62%	7.24%	1,260	8.47%	8.43%	1,067	8.65%	9.52%
Multifamily residential	5,393	33.97%	23.33%	5,214	35.06%	26.23%	3,865	31.35%	25.90%
Nonresidential properties	2,099	13.22%	15.46%	2,194	14.75%	18.68%	1,849	15.00%	21.45%
Construction and land	1,956	12.32%	9.17%	1,820	12.24%	9.03%	1,782	14.45%	10.28%

Total mortgage loans	14,492	91.28%	79.02%	14,338	96.42%	89.64%	12,066	97.87%	98.75%
Nonmortgage loans:
Business	347	2.19%	18.59%	254	1.71%	8.10%	254	2.06%	1.13%
Consumer	1,036	6.53%	2.39%	278	1.87%	2.26%	9	0.07%	0.12%

Total nonmortgage loans	1,383	8.72%	20.98%	532	3.58%	10.36%	263	2.13%	1.25%

Total	$15,875	100.00%	100.00%	$14,870	100.00%	100.00%	$12,329	100.00%	100.00%

	At December 31,
	2018			2017			2016
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)
Mortgage loans:
1-4 family residential
Investor-owned	$3,799	30.01%	32.61%	$3,716	33.57%	35.51%	$3,146	30.83%	34.90%
Owner-occupied	1,208	9.55%	9.98%	1,402	12.66%	12.47%	1,805	17.69%	14.98%
Multifamily residential	3,829	30.25%	25.01%	3,109	28.08%	23.31%	2,705	26.51%	24.28%
Nonresidential properties	1,925	15.20%	21.18%	1,424	12.86%	18.70%	1,320	12.92%	18.64%
Construction and land	1,631	12.88%	9.42%	1,205	10.89%	8.31%	615	6.03%	4.66%

Total mortgage loans	12,392	97.89%	98.20%	10,856	98.06%	98.30%	9,591	93.98%	97.46%
Nonmortgage loans:
Business	260	2.05%	1.69%	209	1.89%	1.59%	597	5.85%	2.41%
Consumer	7	0.06%	0.11%	6	0.05%	0.11%	17	0.17%	0.13%

Total nonmortgage loans	267	2.11%	1.80%	215	1.94%	1.70%	614	6.02%	2.54%

Total	$12,659	100.00%	100.00%	$11,071	100.00%	100.00%	$10,205	100.00%	100.00%

At June 30, 2021, the allowance for loan and lease losses represented 1.16% of total gross loans and 175.63% of nonperforming loans compared to 1.27% of total loans and 127.28% of nonperforming loans at December 31, 2020. The allowance for loan and lease losses increased to $15.9 million at June 30, 2021 from $14.9 million at December 31, 2020. There were $5,000 in net recoveries and $272,000 in net charge-offs during the six months ended June 30, 2021.

At December 31, 2020, the allowance for loan and lease losses represented 1.27% of total gross loans and 127.28% of nonperforming loans compared to 1.28% of total loans and 106.30% of nonperforming loans at December 31, 2019. The allowance for loan and lease losses increased to $14.9 million at December 31, 2020 from $12.3 million at December 31, 2019. There were $98,000 in net recoveries and $588,000 in net charge-offs during the years ended December 31, 2020 and 2019, respectively.

Although the Bank believes that it uses the best information available to establish the ALLL, future adjustments to the allowance may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations, as occurred in 2020 due to the COVID-19 pandemic. Furthermore, although the Bank believes that it has established the ALLL in conformity with GAAP, after a review of the loan portfolio by regulators, the Bank may determine it is appropriate to increase the ALLL. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, the existing ALLL may not be adequate and increases may be necessary should the quality of any loan or lease deteriorate as a result of the factors discussed above. Any material increase in the ALLL may adversely affect the Bank’s financial condition and results of operations.

Investment Activities

General. The Bank’s investment policy was adopted and is reviewed annually by the Board of Directors. The Chief Financial Officer (designated as the Chief Investment Officer) will plan and execute investment strategies consistent with the policies approved by the Board of Directors. The Chief Financial Officer provides an investment schedule detailing the investment portfolio which is reviewed at least quarterly by the Bank’s asset-liability committee and the Board of Directors.

The current investment policy permits, with certain limitations, investments in United States Treasury securities; securities issued by the U.S. government and its agencies or government-sponsored enterprises including mortgage-backed and collateralized mortgage obligations (“CMO”) issued by Fannie Mae, Ginnie Mae and Freddie Mac; and corporate bonds and obligations, and certificates of deposit in other financial institutions.

At June 30, 2021 and December 31, 2020 and 2019, the investment portfolio consisted of available-for-sale and held-to-maturity securities and obligations issued by the U.S. government and government-sponsored enterprises, corporate bonds and the FHLBNY stock. At June 30, 2021 and December 31, 2020 and 2019, the Bank owned $6.2 million, $6.4 million and $5.7 million, respectively, of FHLBNY stock. As a member of FHLBNY, the Bank is required to purchase stock from the FHLBNY which is carried at cost and classified as restricted equity securities.

Securities Portfolio Composition. The following table sets forth the amortized cost and estimated fair value of the available-for-sale and held-to-maturity securities portfolios at the dates indicated, which consisted of U.S. government and federal agencies, corporate bonds, pass-through mortgage-backed securities and certificates of deposit.

	At June 30,		At December 31,
	2021		2020		2019		2018		2017		2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
U.S. Government and Federal Agencies	$—	$—	$—	$—	$16,373	$16,354	$20,924	$20,515	$24,911	$24,552	$41,906	$41,559
U.S. Government Bonds	2,979	2,987	—	—	—	—	—	—	—	—	—	—
US Treasury	—	—	—	—	—	—	4,997	4,995	—	—	—	—
Corporate Bonds	13,410	13,574	10,381	10,463	—	—	—	—	—	—	—	—
Certificates of Deposit	—	—	—	—	—	—	—	—	—	—	500	500
Mortgage-Backed Securities
FHLMC Certificates	—	—	3,201	3,196	—	—	—	—	—	—	192	216
Collateralized Mortgage Obligations	16,119	15,962	—	—	—	—	—	—	—	—	—	—
FNMA Certificates	15,831	15,782	3,506	3,567	4,680	4,659	778	759	1,118	1,103	3,600	3,606
GNMA Certificates	223	231	263	272	482	491	870	875	3,205	3,242	6,744	6,809

Total available-for-sale securities	$48,562	$48,536	$17,351	$17,498	$21,535	$21,504	$27,569	$27,144	$29,234	$28,897	$52,942	$52,690

Held-to-Maturity Securities:
FHLMC Certificates	$1,720	$1,671	$1,743	$1,722	$—	$—	$—	$—	$—	$—	$—	$—

Total held-to-maturity securities	$1,720	$1,671	$1,743	$1,722	$—	$—	$—	$—	$—	$—	$—	$—

At June 30, 2021 and December 31, 2020, there were no securities of which the amortized cost or estimated value exceeded 10% of total equity.

Mortgage-Backed Securities. At June 30, 2021 and December 31, 2020, the Bank had mortgage-backed securities with a carrying value of $33.9 million and $8.7 million, respectively. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass through” certificates because the underlying loans are “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one-to-four family residential or multifamily residential mortgages, although the Bank invests primarily in mortgage-backed securities backed by one-to-four family residential mortgages. The issuers of such securities sell the participation interests to investors such as the Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of the Bank’s mortgage-backed securities are backed by Freddie Mac and Fannie Mae, which are government-sponsored enterprises, or Ginnie Mae, which is a government-owned enterprise.

Residential mortgage-backed securities issued by U.S. government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on the securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at June 30, 2021 and December 31, 2020 are summarized in the following tables. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Adjustable-rate mortgage-backed securities are included in the period in which interest rates are next scheduled to adjust.

	At June 30, 2021
	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available-for-Sale Securities:
US Treasury	$—	—	$2,979	0.90%	$—	—	$—	—	$2,979	$2,987	0.90%
Corporate Bonds	—	—	2,660	1.58%	10,750	4.47%	—	—	13,410	13,574	3.90%
Mortgage-Backed Securities
Collateralized Mortgage Obligations	—	—	—	—	—	—	16,119	1.31%	16,119	15,962	1.31%
FNMA Certificates	—	—	194	1.72%	—	—	15,637	1.51%	15,831	15,782	1.51%
GNMA Certificates	—	—	—	—	—	—	223	1.60%	223	231	1.60%

Total available-for-sale securities	$—	—	$5,833	1.24%	$10,750	4.47%	$31,979	1.41%	$48,562	$48,536	2.06%

Held-to-Maturity Securities:
FHLMC Certificates	$—	—	$—	—	$—	—	$1,720	1.97%	1,720	$1,671	1.97%

Total held-to-maturity securities	$—	—	$—	—	$—	—	$1,720	1.97%	$1,720	$1,671	1.97%

	At December 31, 2020
	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Available-for-Sale Securities:
US Treasury	$—	—	$—	—	$—	—	$—	—	$—	$—	—
Corporate Bonds	—	—	2,651	1.66%	7,730	5.02%	—	—	10,381	10,463	4.16%
Mortgage-Backed Securities
Collateralized Mortgage Obligations	—	—	—	—	—	—	3,201	0.75%	3,201	3,196	0.75%
FNMA Certificates	—	—	300	1.79%	—	—	3,206	1.44%	3,506	3,567	1.47%
GNMA Certificates	—	—	—	—	—	—	263	1.66%	263	272	1.66%

Total available-for-sale securities	$—	—	$2,951	1.67%	$7,730	5.02%	$6,670	1.12%	$17,351	$17,498	2.95%

Held-to-Maturity Securities:
FHLMC Certificates	$—	—	$—	—	$—	—	$1,743	1.98%	1,743	$1,722	1.98%

Total held-to-maturity securities	$—	—	$—	—	$—	—	$1,743	1.98%	$1,743	$1,722	1.98%

Sources of Funds

General. Deposits have traditionally been the Bank’s primary source of funds for use in lending and investment activities. The Bank also uses borrowings, primarily from the FHLBNY, brokered and listing service deposits, and unsecured lines of credit with correspondent banks, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk and manage the cost of funds. In addition, the Bank receives funds from scheduled loan payments, investment principal and interest payments, maturities and calls, loan prepayments and income on earning assets. Although scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Deposits are generated primarily from the Bank’s primary market area. The Bank offers a selection of deposit accounts, including demand accounts, NOW/IOLA accounts, money market accounts, reciprocal deposits, savings accounts and certificates of deposit to individuals, business entities, non-profit organizations and individual retirement accounts. Deposit account terms vary, with the primary differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and premature withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. The Bank relies upon personalized customer service, long-standing relationships with customers and the favorable image of the Bank in the community to attract and retain deposits. The Bank also provides a fully functional electronic banking platform, including mobile applications, remote deposit capture and online bill pay, among others, as a service to retail and business customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The ability to attract and maintain these and other interest-bearing deposits, and the rates paid on them, have been, and will continue to be, significantly affected by competition and economic and market conditions.

The following table sets forth the average balance and weighted average rate of deposits for the periods indicated.

	For the Six Months Ended June 30,			For the Years Ended December 31,
	2021			2020			2019			2018
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW/IOLA	$31,720	2.82%	0.45%	$29,792	3.31%	0.51%	$27,539	3.51%	0.44%	$28,182	3.74%	0.36%
Money market	288,779	25.71%	0.43%	207,454	23.05%	0.90%	124,729	15.88%	2.04%	60,113	7.97%	1.17%
Savings	129,191	11.50%	0.12%	118,956	13.22%	0.12%	119,521	15.22%	0.13%	125,395	16.63%	0.61%
Certificates of deposit	418,722	37.29%	1.12%	379,276	42.14%	1.73%	403,010	51.30%	1.90%	439,737	58.32%	1.73%

Interest-bearing deposits	868,412	77.32%	0.72%	735,478	81.72%	1.19%	674,799	85.90%	1.56%	653,427	86.66%	1.31%
Non-interest bearing demand	254,588	22.68%	—%	164,555	18.28%	—%	110,745	14.10%	—%	100,628	13.34%	—%

Total deposits	$1,123,000	100.00%	0.55%	$900,033	100.00%	0.97%	$785,544	100.00%	1.34%	$754,055	100.00%	1.14%

The following table sets forth deposit activities for the periods indicated.

	At or For the Six Months Ended June 30,	At or For the Years Ended December 31,
	2021	2020	2019	2018
	(Dollars in thousands)
Beginning balance	$1,029,579	$782,043	$809,758	$713,985
Net deposits (withdrawals) before interest credited	203,491	238,786	(38,219)	87,185
Interest credited	3,091	8,750	10,504	8,588

Net increase (decrease) in deposits	206,582	247,536	(27,715)	95,773

Ending balance	$1,236,161	$1,029,579	$782,043	$809,758

The following table sets forth certificates of deposit classified by interest rate as of the dates indicated.

	At June 30,	At December 31,
	2021	2020	2019	2018
	(Dollars in thousands)
Interest Rate:
0.05% - 0.99%	$274,661	$150,152	$8,452	$11,749
1.00% - 1.49%	61,163	85,958	62,492	84,484
1.50% - 1.99%	24,998	45,405	94,020	103,423
2.00% - 2.49%	59,884	103,301	172,596	187,453
2.50% - 2.99%	8,296	18,123	44,961	31,338
3.00% and greater	2,961	4,048	6,977	5,639

Total	$431,963	$406,987	$389,498	$424,086

The following table sets forth the amount and maturities of certificates of deposit by interest rate at June 30, 2021.

	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
0.05% - 0.99%	$147,185	$21,086	$16,540	$89,850	$274,661	63.59%
1.00% - 1.49%	34,918	18,985	3,575	3,685	61,163	14.16%
1.50% - 1.99%	12,404	4,423	4,605	3,566	24,998	5.79%
2.00% - 2.49%	47,805	6,945	2,627	2,507	59,884	13.86%
2.50% - 2.99%	3,487	1,177	1,716	1,916	8,296	1.92%
3.00% and greater	833	322	1,806	—	2,961	0.68%

Total	$246,632	$52,938	$30,869	$101,524	$431,963	100.00%

At June 30, 2021, the aggregate amount of all certificates of deposit in amounts greater than or equal to $100,000 was $220.3 million. The following table sets forth the maturity of those certificates as of June 30, 2021.

Maturity Period:	At June 30, (In thousands)
Three months or less	$34,344
Over three months through six months	59,115
Over six months through one year	58,180
Over one year to three years	32,623
Over three years	36,068

Total	220,330

At June 30, 2021, certificates of deposit equal to or greater than $250,000 totaled $74.9 million of which $55.7 million matures on or before June 30, 2022. At June 30, 2021, passbook savings accounts and certificates of deposit with passbook collateral totaled $157.3 million, reflecting depositors’ preference for traditional banking services.

Borrowings. The Bank may obtain advances from the FHLBNY by pledging as security its capital stock at the FHLBNY and certain of its mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than the Bank’s deposits, they can change the Bank’s interest rate risk profile. At June 30, 2021 and December 31, 2020 the Bank had $109.3 million and $117.3 million of outstanding FHLBNY advances, respectively. Additionally, the Bank has an unsecured line of credit in the amount of $25.0 million with a correspondent bank, of which none was outstanding at June 30, 2021 and December 31, 2020. The Bank also had a guarantee from the FHLBNY through letters of credit in an amount of up to $31.5 million and $61.5 million at June 30, 2021 and December 31, 2020, respectively.

Warehouse Line of Credit. Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the origination and sale of residential mortgages. The lines of credit are repaid with proceeds from the sale of the mortgage loans. The lines are secured by the assets collateralizing underlying mortgages originated by Mortgage World. The agreements with the warehouse lenders provide for certain restrictive covenants such as minimum net worth and liquidity ratios. As of June 30, 2021 and December 31, 2020, Mortgage World was in full compliance with all financial covenants. At June 30, 2021 and December 31, 2020, Mortgage World utilized $13.1 million and $30.0 million for funding of loans held for sale and had unused line of credit of $6.9 million and $4.9 million, respectively.

The following table sets forth information concerning balances and interest rates on borrowings at the dates and for the periods indicated.

	At or For the Six Months June 30,	At or For the Years December 31,
	2021	2020	2019	2018	2017	2016
	(Dollars in Thousands)
FHLBNY Advances:
Balance outstanding at end of period	$109,255	$117,255	$104,404	$44,404	$16,400	$3,000
Average amount outstanding during the period	109,446	116,947	81,404	32,157	9,738	1,145
Maximum outstanding at any month-end during the period	109,255	152,284	169,404	44,404	55,000	12,000
Weighted average interest rate during the period	2.02%	2.03%	2.32%	1.87%	1.08%	0.61%
Weighted average interest rate at the end of the period	2.02%	1.90%	2.21%	2.72%	2.02%	0.78%

Correspondent Borrowings:
Balance outstanding at end of period	$—	$—	$—	$25,000	$20,000	$—
Average amount outstanding during the period	—	—	—	2,729	548	—
Maximum outstanding at any month-end during the period	—	—	—	25,000	20,000	—
Weighted average interest rate during the period	—	—	—	2.26%	1.64%	—
Weighted average interest rate at the end of the period	—	—	—	2.64%	1.64%	—

Warehouse Lines of Credit:
Balance outstanding at end of period	$13,084	$29,961	$—	$—	$—	$—
Average amount outstanding during the period	14,974	8,461	—	—	—	—
Maximum outstanding at any month-end during the period	17,385	29,961	—	—	—	—
Weighted average interest rate during the period	3.35%	3.34%	—	—	—	—
Weighted average interest rate at the end of the period	3.33%	3.37%	—	—	—	—

Subsidiaries

The Company has two subsidiaries, Ponce Bank and Mortgage World. Ponce Bank has two subsidiaries, Ponce de Leon Mortgage Corp., a New York State chartered mortgage brokerage entity, whose employees are registered in New York and New Jersey, and PFS Services, Corp., which as of June 30, 2021 owned one of the Bank’s properties.

Personnel

As of June 30, 2021, the Bank and Mortgage World had a total of 231 full-time equivalent employees. Employees are not represented by any collective bargaining group.

Properties

As of June 30, 2021, the net book value of the Company’s office properties including leasehold improvements was $29.7 million, and the net book value of its furniture, fixtures and other equipment and software was $4.4 million. The Company’s and the Bank’s executive offices are located in an owned facility at 2244 Westchester Avenue, Bronx, New York 10469 and Mortgage World’s executive office is located at 32-75 Steinway Street, Astoria, New York 11103.

The following table sets forth information regarding the Company’s offices as of June 30, 2021.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
2244 Westchester Avenue (1)	Owned	1995	$6,137
Bronx, NY 10462
Other Properties:
980 Southern Blvd.	Leased	1990	985
Bronx, NY 10459

37-60 82nd Street	Owned	2006	7,941
Jackson Heights, NY 11372

51 East 170th Street	Leased	2018	835
Bronx, NY 10452

169-174 Smith Street (2)	Owned	1988	59
Brooklyn, NY 11201

207 East 106th Street	Leased	2019	1,693
New York, NY 10029

2244 Westchester Avenue (1)	Owned	1995	801
Bronx, NY 10462

5560 Broadway	Leased	2021	1,662
Bronx, NY 10463

34-05 Broadway	Leased	2001	451
Astoria, NY 11106

3821 Bergenline Avenue	Leased	2021	—
Union City, NJ 07087

1900 Ralph Avenue	Leased	2007	593
Brooklyn, NY 11234

2047 86th Street	Owned	2010	3,567
Brooklyn, NY 11214

100-20 Queens Blvd	Leased	2010	353
Forest Hills, NY 11375

319 First Avenue	Leased	2010	727
New York, NY 10003

32-75 Steinway Street	Leased	2020	242
Astoria, NY 11103

375 Sylvan Avenue	Leased	2020	—
Englewood Cliffs, NJ 07632

26-58 Coney Island Avenue	Leased	2020	10
Brooklyn, NY 11223

42 South Washington Avenue	Leased	2020	3
Bergenfield, NJ 07621

135-14 Northern Blvd.	Owned	2021	3,593
Flushing, NY 11354

			$29,652

(1)

On August 30, 2021, PFS Service Corp, (“PFS”), a service company subsidiary of the Bank, entered into an agreement to sell real property that PFS owns, located at 2244 Westchester Avenue, Bronx, New York. The sale price of the real property is $16.1 million. Upon closing of the sale, the Bank and the purchaser anticipate entering into a 17-year lease agreement whereby the Bank will lease back the real property at an annual rent of approximately $926,000, subject to annual rent increases of 1.75%. Barring any unforeseen events or circumstances, we anticipate closing the sale during the fourth quarter of 2021.

(2)

On August 10, 2021, the Bank, entered into an agreement to sell the real property that the Bank owns, located at 169-174 Smith Street, Brooklyn, New York. The sale price of the real property is $4.0 million. Upon closing of the sale, the Bank and the purchaser anticipate entering into a 15-year lease agreement whereby the Bank will lease back the real property at an annual rent of approximately $200,000 subject to annual rent increases of 1.5%. Barring any unforeseen events or circumstances, we anticipate closing the sale during the fourth quarter of 2021.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects the Company’s consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of the Company’s financial condition and results of operations. You should read the information in this section in conjunction with the business and financial information regarding PDL Community Bancorp and the financial statements provided in this prospectus.

Overview

We have made significant investments over the last several years in adding experienced bankers, expanding our lending and relationship staff, absorbing the costs of being a public company, upgrading technology and facilities and acquiring Mortgage World. These investments have increased our operating expenses during those periods. However, during those same periods, we have been able to significantly grow the Bank’s loan portfolio while maintaining a moderate risk profile and strengthening its capital.

Abrupt changes in interest rates will present us with a challenge in managing our interest rate risk. As a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, which can result in interest expense increasing more rapidly than increases in interest income as interest rates increase and lowering our interest expense faster than lowering our interest income as interest rates decrease. Therefore, increases in interest rates may adversely affect our net interest income and net economic value, which in turn would likely have an adverse effect on our results of operations. Conversely, decreases in interest rates may have a favorable effect on our net interest income and net economic value, which in turn would likely have a positive effect on our results of operations. As described in “—Management of Market Risk,” we expect that our net interest income and our net economic value would react inversely to instantaneous changes in interest rates. To help manage interest rate risk, we promote core deposit products and we are diversifying our loan portfolio by introducing new lending programs. See “—Business Strategy”, “—Management of Market Risk” and “Risk Factors—Future changes in interest rates could reduce our profits and asset values.”

Employees and Human Capital Resources

As of June 30, 2021, the Company had 231 full time equivalent employees. None of the Company’s employees are represented by a labor union, and management considers its relationship with employees to be good. The Company believes its ability to attract and retain employees is key to its success. Accordingly, the Company strives to offer competitive salaries and employee benefits to all employees and monitor salaries and other compensation in its market area.

The Company encourages and supports the growth and development of its employees. Continual learning and career development is advanced through ongoing performance and development conversations with employees, internally developed training programs and educational reimbursement programs.

A significant focus of the Company is the health and well-being, physical and financial, of staff particularly during the COVID-19 pandemic. Recognizing the increasing stress levels of the staff understandably resulting from personal health concerns, the demise of friends, relatives and co-workers, childcare pressures amid telecommuting and increasing costs of food and supplies, to name a few. The Company paid every staff member regardless of work status, provided recurring town hall and mental health sessions, instituted additional compensation for branch personnel, subsidized branch personnel commuting using non-public transportation, facilitated paid-time-off for childcare and ensured staff suffering from the COVID-19 pandemic symptoms had ample paid-time-off. To ensure the proper enforcement of safe distancing rules, the Company retained security guards at all branches, in many cases multiple guards.

Non-GAAP Financial Measures

The following discussion contains a certain non-GAAP financial measure in addition to results presented in accordance with GAAP. The non-GAAP measure is intended to provide the reader with additional supplemental perspective on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. The Company’s non-GAAP measures may not be comparable to similar non-GAAP information which may be presented by other companies. In all cases, it should be understood that non-GAAP operating measures do not depict amounts that accrue directly to the benefit of shareholders. An item that management excludes when computing non-GAAP adjusted earnings can be of substantial importance to the Company’s results and condition for any particular year. A reconciliation of non-GAAP financial measures to GAAP measures is provided below.

The SEC has exempted from the definition of non-GAAP financial measures certain commonly used financial measures that are not based on GAAP. Management believes that these non-GAAP financial measures are useful in evaluating the Company’s financial performance and facilitate comparisons with the performance of other financial institutions. However, the information should be considered supplemental in nature and not as a substitute for related financial information prepared in accordance with GAAP.

The table below includes references to the Company’s net income and earnings per share for the three and six months ended June 30, 2021 before gain on sale of real property. In management’s view, that information, which is considered non-GAAP information, may be useful to investors as it will improve an understanding of core operations for the current and future periods. The non-GAAP net income amount and earnings per share reflect adjustments of the non-recurring gain on sale of real property, net of tax effect. A reconciliation of the non-GAAP information to GAAP net income and earnings per share is provided below.

Non-GAAP Reconciliation – Net Income before Gain on Sale of Real Property (Unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
	(Dollars in thousands, except per share data)
Net income (loss) - GAAP	$5,932	$8,384
Gain on sale of real property	(4,176)	(4,839)
Income tax benefit	877	1,016

Net income - non-GAAP	$2,633	$4,561

Earnings per common share (GAAP) (1)	$0.35	$0.50
Earnings per common share (non-GAAP) (1)	$0.16	$0.27

(1)

Earnings per share were computed (for the GAAP and non-GAAP basis) based on the weighted average number of shares outstanding for the three and six months ended June 30, 2021, 16,773,606 shares and 16,661,423 shares, respectively. The assumed exercise of outstanding stock options and vesting of restricted stock units were included in computing the non-GAAP diluted earnings per share and do not result in material dilution.

COVID-19 Pandemic and the CARES Act

On March 27, 2020, Congress passed, and the President signed, the CARES Act, to address the economic effects of the COVID-19 pandemic.

The CARES Act appropriated $349.0 billion for PPP loans and on April 24, 2020, the SBA received another $310.0 billion in PPP funding. On December 27, 2020, the Economic Aid Act appropriated $284.0 billion for both first and second draw PPP loans, bringing the total appropriations for PPP loans to $943.0 billion. PPP ended on May 31, 2021. Loans under the PPP that meet SBA requirements may be forgiven in certain circumstances, and are 100% guaranteed by the SBA. The Company had received SBA approval and originated 5,340 PPP loans, of which 4,814 loans totaling $241.5 million were outstanding at June 30, 2021. PPP loans have a two-year or five-year term, provide for fees of up to 5% of the loan amount and earn interest at a rate of 1% per annum. It is our expectation that a significant portion of these loans will ultimately be forgiven by the SBA in accordance with the terms of the program. The average authorized loan size is $50,000 and the median authorized loan size is $16,000. The Bank, which is designated as both a MDI and a CDFI, originated 5,340 PPP loans in the amount of $261.4 million, which, based upon information provided by the SBA, significantly exceeded the reported average performance of banks in our peer group.

As a result of the initial COVID-19 pandemic outbreak, the Company continues to alter the way it has historically provided services to its deposit customers while seeking to maintain normal day-to-day back-office operations and lending functions. To that end, as of June 30, 2021, all back-office and lending personnel continue to work in a remote work environment while the branch network continued to provide traditional banking services to its communities and has for the most part returned to normal operating hours while continuing to shift service delivery to electronic and web-based products. The Company continues its extensive and intensive communications program geared to informing customers of the alternative resources provided by the Company for retaining access to financial services, closing loans and conducting banking transactions, such as ATM networks, online banking, mobile applications, remote deposits and the Company’s Contact Center. The Company proactively manages its day-to-day operations by using video and telephonic conferencing. The Company is aware of the recent surge in COVID-19 infections arising out of the so-called Delta variant and is prepared to restore other protocols, as may prove to be necessary.

Through June 30, 2021, 417 loans aggregating $385.0 million had received forbearance, primarily consisting of the deferral of principal, interest, and escrow payments for a period of three months, of which 23 loans have since been paid-off by borrowers as of June 30, 2021. As of June 30, 2021, 353 loans aggregating $318.7 million were no longer in forbearance and 41 loans in the amount of $47.8 million remained in forbearance as a result of renewed forbearance for a period of three months. Of the 41 loans receiving renewed forbearance, 27 loans, totaling $23.3 million are related to one-to-four family residential real estate. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Bank actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The initial and extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies.

Federal Economic Relief Funds To Aid Lending to Small Businesses

On June 15, 2021, the Company through, its subsidiary, the Bank, was approved by the United States Department of the Treasury to receive a grant in the amount of $1.8 million in federal Economic Relief Funds for Small Businesses.

Plan of Conversion and Reorganization

On May 25, 2021, the Boards of Directors of Ponce Bank MHC, the Company and the Bank, adopted a plan of conversion and reorganization, pursuant to which Ponce Bank MHC and the Company will reorganize into a new stock holding company and will conduct a second-step offering of new shares of common stock. On September 15, 2021, the Boards of Directors of Ponce Bank MHC, the Company and the Bank adopted a technical amendment to the plan of conversion and reorganization. See Note 18, “Subsequent Events - Plan of Conversion and Reorganization,” to the accompanying Financial Statements for the period ended June 30, 2021 for a discussion of the plan of conversion and reorganization, and the related transactions.

Critical Accounting Policies

Accounting estimates are necessary in the application of certain accounting policies and procedures and are particularly susceptible to significant change. Critical accounting policies are defined as those involving significant judgments and assumptions by management and that could have a material impact on the carrying value of certain assets, liabilities or on income under different assumptions or conditions. Management believes that the most critical accounting policy relates to the allowance for loan losses.

The allowance for loan losses is established as probable incurred losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The discussion and analysis of the financial condition and results of operations are based on the Company’s consolidated financial statements, which are prepared in conformity with GAAP. The preparation of these consolidated financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. The estimates and assumptions used are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

See Note 1, “Nature of Business and Summary of Significant Accounting Policies,” to the accompanying Financial Statements for a discussion of significant accounting policies.

Factors Affecting the Comparability of Results

Purchase of Real Property. On January 22, 2021, the Bank completed the purchase of property located at 135-12/14 Northern Boulevard, Flushing, New York through a qualified intermediary in an IRS Code 1031 like-kind exchange related to the previously disclosed sale of real property on July 27, 2020 that was owned by the Bank. The purchase price of the property was $3.6 million.

Sale of Real Property. On February 11, 2021, PFS Service Corp. (“PFS”), a service company subsidiary of the Bank, completed the sale of real property that was owned by PFS, located at 3821 Bergenline Avenue, Union City, New Jersey. The sale price of this property was $2.4 million. Concurrent with the sale, the Bank and the purchaser entered into an initial fifteen-year lease agreement whereby the Bank leased back this real property at an initial base annual rent of approximately $145,000 subject to annual rent increases of 1.5%. Under the lease agreement, the Bank has four (4) consecutive options to extend the term of the lease by five (5) years for each such option.

On June 4, 2021, the Bank completed the sale of real property it owned located at 5560 Broadway, Bronx, New York. The sale price of this real property was $5.7 million. Concurrent with the sale, the Bank and the purchaser entered into a fifteen-year lease agreement whereby the Bank leased back this real property at an initial base annual rent of approximately $281,000, subject to annual rent increases of 1.75%.

Vision 2025 Evolves

The Company is now in the later stages of its multi-pronged effort to upgrade its infrastructure, adopt electronic banking services and restructure its retail business model. Dubbed internally “Vision 2020,” the effort has had significant beneficial results, continues to involve significant investments and has served to ameliorate the otherwise detrimental effects of the COVID-19 pandemic.

As part of Vision 2020, the Company partnered with Sales Force to deploy applications throughout the organization, including retail services, lending processes, back-office operations, digital banking and loan underwriting. Although the full implementation of the applications, dubbed internally as “GPS, a Guided Path to Success,” has been somewhat delayed due to the COVID-19 pandemic, phase 1 is operational throughout the Bank. The remaining phases are expected to be implemented by year end 2021.

The infrastructure upgrade has focused primarily on implementing technology, cybersecurity and network progression while establishing a Virtual Private Network (“VPN”). Centered largely on the Bank and its core processor, to date the infrastructure upgrade has resulted in relocating and migrating network and in-house servers, replacing outdated PCs, enhancing internet capabilities, purchasing and deploying VPN-enabled laptops to a significant majority of the Bank’s personnel and the redeployment of disaster recovery capabilities. The infrastructure upgrade is now focused on Mortgage World’s operations. The Company has achieved certain manpower-related cost savings and enabled the uninterrupted continuity of operations by its staff working remotely during the COVID-19 pandemic and the virtual emptying of its operations and headquarters premises using its newly deployed disaster recovery capabilities. The infrastructure upgrade has added resiliency, capacity and redundancies to the Company’s technology structures and will enhance the capability of the Company to increase its flexibility with alternate locations of personnel.

The Company has adopted over 48 new electronic banking services, products and applications since late 2018. These services range from on-line banking, mobile banking, bill pay, positive pay, remote deposit capture, cash management services, e-statements, data storage and management, ACH services, electronic document storage, a paperless environment, dual-language telephone banking service and VoIP telecommunications with an automation-based, dual-language Customer Contact Center. These services have not only enabled the Company to continue serving its customers as they, and the Company, switched to remote work environments; the services have served to increase the product penetration and deepening relationships with customers.

The Company has also added to its social media capabilities and has begun to use them in coordination with new targeted marketing campaigns now enabled by GPS and its Marketing Cloud platform. The combination of social media and targeted marketing campaigns has been particularly effective with PPP loan originations using many partnerships established with non-profit groups and community-based organizations. Such efforts enabled the Company to more than triple the number of second round PPP loan applications compared to the first round, and has resulted in significant growth in retail deposits and new relationships.

In 2020, the Company rolled out its first Fintech-based product in partnership with the startup company Grain Technologies, Inc. Grain’s product is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies. Under the terms of its agreement with Grain, the Bank is the lender and depository for Grain-originated microloans and, where applicable, security deposits, to consumers, with credit lines currently up to $1,000. Grain originates and services the loans and is responsible for maintaining compliance with the Bank’s origination and servicing standards. To the extent such standards are not maintained, Grain is responsible for any related losses. The Company, pursuant to its partnership with Grain, has 58,914 consumer loans with outstanding balances totaling $32.0 million at June 30, 2021. The Company is seeking to provide additional digital banking services to these customers and to extend Grain to its retail facilities. The Company is an investor in Grain and is integrating Grain and GPS. On June 30, 2021, the Bank and Grain entered into a loan sale agreement, whereby the Bank agreed to sell to Grain consumer loans in the aggregate amount of $5.0 million with an initial payment by Grain of 50% having already been made and the remaining balance in monthly installments with the entire amount paid by the later of December 31, 2021 or upon the closing of Grain’s series A financing round.

The Company is also in the final stages of deploying a Fintech-based small business automated lending technology in partnership with LendingFront Technologies, Inc. The technology is a mobile application that digitizes the lending workflow from pre-approval to servicing and enables the Company to originate, close and fund small business loans within very short spans of time, without requiring a physical presence within banking offices and with automated underwriting using both traditional and non-traditional methods. The application has full loan origination and servicing capabilities and is integrated with Sales Force. All Commercial Relationship Officers and Business Development Managers will utilize these capabilities upon the easing of the COVID-19 pandemic. The Company is seeking to establish loan origination partnerships with non-profit and community-based organizations to ensure penetration in underserved and underbanked markets.

The Company also established a relationship with SaveBetter, LLC, a fintech startup focusing on broker deposits. As of June 30, 2021, the Company had $38.7 million in such deposits. The recent regulatory easing of broker deposit rules may enable the Company to classify such deposits as core deposits.

The Company’s on-going adoption of a new retail business model has been all-encompassing. It has involved the redesign of its retail branches, the shift of branch operations to a centralized back office, the deployment of smart ITM-enabled ATMs and Teller Cash Recyclers, the automation of manual processes and, importantly, the adoption of universal bankers and retail sales. In 2019, the Company earned national recognition as Branch Innovators of the Year for its retail banking model at the 2019 Future Branches Retail Banking Summit in Austin, Texas.

The Company anticipates renovating most, if not all of its unrenovated branches over the next 18 months, at costs significantly less than previous efforts largely as a result of economies of scale, design modifications and adoption of buildout techniques used by non-bank retail organizations. The project to fully renovate our Flatlands branch was completed in late November 2020 on time and within the original budget of $362,000 despite modifications made to the original design and construction process related to the COVID-19 pandemic. The Bank’s Riverdale branch was transformed into a new flagship recapturing previously subleased space. This $1.5 million construction project commenced on March 1, 2021 and was completed on time and on budget. Our grand re-opening took place on July 27, 2021 and was attended by the Bronx Borough President who praised Ponce Bank for remaining committed to the Bronx and for a long history of leadership within the community. Our Astoria branch renovation project was also completed in the second quarter of 2021 at slightly above our budgeted cost of $315,000. Architectural drawings have begun for the Smith Street, Brooklyn, Union City, NJ, and Southern Boulevard, Bronx, banking branches with completion target dates within the next 18 months. Bidding for these three locations has been delayed pending the completion of surveys at our Forest Hills, Jackson Heights, Stuyvesant Town and Southern Blvd branches. The Company has begun incorporating into its retail branches Mortgage World loan origination personnel and all new renovations include a branded Ponce Mortgage Center celebrating our comprehensive offerings made possible by our affiliated companies Mortgage World and Ponce De Leon Mortgage Corporation. The Company also anticipates creating a full service branch at the site of a Mortgage World mortgage office located in Flushing, Queens, New York and banking satellite at their branch in Bergenfield, New Jersey. The Mortgage World office located in Flushing, Queens, expanded the Company’s reach into one of the most underserved areas of Queens according to recently reported PPP loan penetration data.

Vision 2020 already has had a transformational effect on the Company. The Company had approximately $1.06 billion in assets, $918.5 million in loans and $809.8 million in deposits, at December 31, 2018, and $2.7 million net income and $0.15 in earnings per share for the year ended December 31, 2018. The Company has since grown to $1.55 billion in assets, $1.34 billion in loans and $1.24 billion in deposits at June 30, 2021, and $8.4 million in net income and $0.50 in earnings per share for the six months ended June 30, 2021, all while investing in infrastructure, implementing digital banking, acquiring Mortgage World, adopting GPS, diversifying its product offering, meeting the challenges of the COVID-19 pandemic, partnering with Fintech companies and assisting its communities with over 5,340 requests for PPP loans totaling approximately $261.4 million. Now, the Company believes that it is poised to enhance its presence, locally and in similar communities outside New York, as a leading CDFI and MDI financial holding company. The Company filed an application with the Treasury for an investment by Treasury in the amount of $225.0 million under the ECIP. Under the ECIP, Treasury will provide investment capital directly to depository institutions that are CDFIs or MDIs, to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, in low-income and underserved communities. Treasury’s investment will be made in exchange for the issuance of senior perpetual noncumulative preferred stock directly to Treasury. Subject to approval of our application and completion of the conversion, Ponce Financial will issue the senior preferred stock. Treasury has indicated that the investment will qualify as Tier 1 capital. No dividends will accrue or be due for the first two years after issuance. For years three through ten, depending upon the level of qualified and/or deep impact lending made in targeted communities, as defined in the ECIP guidelines, dividends will be at an annual rate of either 2.0%, 1.25% or 0.5% and, thereafter, will be fixed at one of the foregoing rates. The preferred stock will provide for customary preferences, including provisions upon nonpayment of dividends and board seats in such an event as well as customary protective provisions. The Company cannot provide any assurance or guarantee concerning whether its application will be approved, that the $225.0 million applied for will be accepted, in whole or in part, what the actual terms, conditions and preferences of the senior preferred stock will be or whether they will be acceptable to the Company. The Company is cementing Vision 2025, its roadmap to acquiring the resources needed to lead efforts to remediate the disparate effects of the COVID-19 pandemic, and the wealth and financial gaps present, in its communities and similar communities outside the New York City metropolitan area. The Company traces its roots to its organization in 1960 as Ponce De Leon Federal Savings and Loan Association by Latino leaders concerned that the Bronx and its Latino population were not being recognized. True to its roots, the Company remains committed to ensuring that the disparate effects of the COVID-19 pandemic, and the wealth and financial gaps present, in minority communities, are addressed in earnest.

The following table presents as of June 30, 2021, the Company’s PPP loans:

State	Counties	Number of Loans	Aggregate Amount of Loans	Median Amount of Loans	Average Amount of Loans
			(Dollars in Thousands)
New York	Kings	750	$73,312	$16	$98
	Bronx	1,022	44,539	14	44
	Queens	1,383	39,076	16	28
	New York	724	53,349	15	74
	Nassau	246	8,732	15	35
	Westchester	120	3,317	12	28
	Suffolk	80	2,106	16	26
	Richmond	66	1,819	17	28
	Albany	2	132	66	66
	Rockland	16	390	18	24
	Dutchess	11	676	21	61
	Sullivan	3	38	14	13
	Columbia	1	20	20	20
	Orange	7	148	11	21

State	Counties	Number of Loans	Aggregate Amount of Loans	Median Amount of Loans	Average Amount of Loans
			(Dollars in Thousands)
	Oneida	2	$42	$21	$21
	Schenectady	1	21	21	21
	Putnam	3	28	8	9
	Ulster	5	93	19	19
	Greene	1	20	20	20

	Total New York	4,443	$227,858	$15	$51

New Jersey	Monmouth	15	$2,655	21	177
	Essex	55	1,887	14	34
	Hudson	87	3,548	19	41
	Passaic	32	867	13	27
	Union	28	729	16	26
	Bergen	70	2,105	19	30
	Morris	6	109	20	18
	Middlesex	13	281	14	22
	Burlington	4	75	21	19
	Mercer	3	89	31	30
	Sussex	1	12	12	12
	Warren	1	9	9	9
	Atlantic	4	25	6	6
	Somerset	3	33	11	11
	Camden	1	21	21	21
	Ocean	7	89	9	13

	Total New Jersey	330	$12,534	$17	$38

Pennsylvania	Berks	1	16	16	16
	Pike	1	7	7	7

	Total Pennsylvania	2	$23	$12	$12

California	Los Angeles	1	164	164	164
	San Diego	1	21	21	21

	Total California	2	$185	$93	$93

Connecticut	Fairfield	5	162	11	32
	Litchfield	1	141	141	141
	New Haven	2	15	7	8

	Total Connecticut	8	$318	$9	$40

Arizona	Pima	2	$42	21	21
District of Columbia	District of Columbia	1	5	5	5
Delaware	New Castle	1	253	253	253
Florida	Orange	1	2	2	2
Illinois	Cook	2	30	15	15
Indiana	Lake	17	238	10	14
Kentucky	Jefferson	2	10	5	5
Nevada	Clark	1	11	11	11
Rhode Island	Providence	2	41	20	21

	Total	4,814	$241,550	$16	$50

Comparison of Financial Condition at June 30, 2021 and December 31, 2020

Total Assets. Total consolidated assets increased $192.4 million, or 14.2%, to $1.55 billion at June 30, 2021 from $1.36 billion at December 31, 2020. The increase in total assets is attributable to increases of $184.9 million in net loans receivable, including $156.2 million increase in PPP loans, $31.0 million in available-for-sale securities, $2.0 million in premises and equipment, net and $1.7 million in accrued interest receivable and $837,000 in deferred taxes. The increase in total assets was reduced by decreases of $20.1 million in mortgage loans held for sale, at fair value, $6.0 million in cash and cash equivalents, $1.8 million in other assets and $270,000 in FHLBNY stock.

Cash and Cash Equivalents. Cash and cash equivalents decreased $6.0 million, or 8.3%, to $66.1 million at June 30, 2021, compared to $72.1 million at December 31, 2020. The decrease in cash and cash equivalents was primarily the result of an increase of loan funding and originations, purchases of available-for-sale securities, decrease in advances of warehouse lines of credit, repayment of advances from the FHLBNY, and purchases of premises and equipment, primarily related to the purchase of real property. The decrease in cash and cash equivalents was offset by an increase in net deposits, proceeds from the sale of real property, net proceeds from the sale and purchase of treasury stock, and from the sale and maturities of available-for-sale securities.

Securities. The composition of securities at June 30, 2021 and December 31, 2020 and the amounts maturing of each classification are summarized as follows:

	June 30, 2021		December 31, 2020
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
U.S. Government Bonds:
Amounts maturing:
Three months or less	$—	$—	$—	$—
More than three months through one year	—	—	—	—
More one year through five years	2,979	2,987	—	—
More than five years through ten years	—	—	—	—

	2,979	2,987	—	—
Corporate Bonds:
Amounts maturing:
Three months or less	—	—	—	—
More than three months through one year	—	—	—	—
More one year through five years	2,660	2,702	2,651	2,728
More than five years through ten years	10,750	10,872	7,730	7,735

	13,410	13,574	10,381	10,463
Mortgage-Backed Securities	32,173	31,975	6,970	7,035

Total Available-for-Sale Securities	$48,562	$48,536	$17,351	$17,498

Held-to-Maturity Securities:
Mortgage-Backed Securities	1,720	1,671	1,743	1,722

Total Held-to-Maturity Securities	$1,720	$1,671	$1,743	$1,722

The $31.0 million increase in available-for-sale securities was due to $35.2 million in available-for-sale securities that were purchased during the six months ended June 30, 2021. The increase was offset primarily by a $2.6 million in available-for-sale security sold and principal payments of $1.5 million during the six months ended June 30, 2021. No securities matured and/or were called during the six months ended June 30, 2021.

Loans Receivable. The composition of gross loans receivable at June 30, 2021 and at December 31, 2020 and the percentage of each classification to total loans are summarized as follows:

	June 30, 2021		December 31, 2020		Increase (Decrease)
	Amount	Percent	Amount	Percent	Dollars	Percent
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$325,409	23.8%	$319,596	27.3%	$5,813	1.8%
Owner-Occupied	98,839	7.2%	98,795	8.4%	44	0.0%
Multifamily residential	318,579	23.3%	307,411	26.2%	11,168	3.6%
Nonresidential properties	211,181	15.5%	218,929	18.7%	(7,748)	(3.5%)
Construction and land	125,265	9.2%	105,858	9.0%	19,407	18.3%

Total mortgage loans	1,079,273	79.0%	1,050,589	89.6%	28,684	2.7%
Nonmortgage loans:
Business loans (1)	253,935	18.6%	94,947	8.1%	158,988	167.4%
Consumer loans (2)	32,576	2.4%	26,517	2.3%	6,059	22.8%

	286,511	21.0%	121,464	10.4%	165,047	135.9%

Total	$1,365,784	100.0%	$1,172,053	100.0%	$193,731	16.5%

(1)	As of June 30, 2021 and December 31, 2020, business loans include $241.5 million and $85.3 million, respectively, of PPP loans.
(2)	As of June 30, 2021 and December 31, 2020, consumer loans include $32.0 million and $25.5 million of loans originated by the Bank pursuant to its arrangement with Grain.

The increase in the loan portfolio was primarily the result of a $156.2 million increase in PPP loans at June 30, 2021 compared to December 31, 2020. Based on current internal loan reviews, the Company believes that the quality of our underwriting, our weighted average loan-to-value ratio of 56.5% and our customer selection processes have served us well and provided us with a reliable base with which to maintain a well-protected loan portfolio.

Commercial real estate loans, as defined by applicable banking regulations, include multifamily residential, nonresidential properties, and construction and land mortgage loans. At June 30, 2021 and December 31, 2020, approximately 8.0% and 7.9%, respectively, of the outstanding principal balance of the Bank’s commercial real estate mortgage loans were secured by owner-occupied commercial real estate. Owner-occupied commercial real estate is similar in many ways to commercial and industrial lending in that these loans are generally made to businesses predominantly on the basis of the cash flows of the business rather than on valuation of the real estate.

Loan Payment Deferrals. Pursuant to the provisions of the CARES Act and regulatory guidance, through June 30, 2021, 417 loans aggregating $385.0 million had received forbearance, primarily consisting of the deferral of principal, interest, and escrow payments for a period of three months, of which 23 loans have since been paid-off by borrowers as of June 30, 2021. As of June 30, 2021, 353 loans aggregating $318.7 million were no longer in forbearance and 41 loans in the amount of $47.8 million remained in forbearance as a result of renewed forbearance for a period of three months. Of the 41 loans receiving renewed forbearance, 27 loans, totaling $23.3 million are related to one-to-four family residential real estate. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Bank actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The initial and extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies. Under the CARES Act, none of these loans are currently classified as a TDR.

The following table presents the loans modified as a result of the COVID-19 pandemic through June 30, 2021:

	Number of Loans	Loan Amount	Weighted Average Loan-to- Value	Percentage of Total Modifications
	(Dollars in Thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	177	$125,863	53.0%	44.9%
Owner-Occupied	63	34,636	48.1%	16.0%
Multifamily residential	60	69,915	50.2%	15.2%
Nonresidential properties	78	90,683	46.0%	19.8%
Construction and land	7	43,137	63.1%	1.8%
Nonmortgage loans:
Business loans	6	2,281	—%	1.4%
Consumer loans	3	20	—%	0.8%

Total	394	$366,535	51.4%	100.0%

Banking regulations have established guidelines relating to the amount of construction and land mortgage loans and investor- owned commercial real estate mortgage loans of 100% and 300% of total risk-based capital, respectively. Should a bank’s ratios be in excess of these guidelines, banking regulations generally require an increased level of monitoring in these lending areas by bank management. The Bank’s policy is to operate within the 100% guideline for construction and land mortgage loans and up to 400% for investor-owned commercial real estate mortgage loans. Both ratios are calculated by dividing certain types of loan balances for each of the two categories by the Bank’s total risk-based capital. At June 30, 2021 and December 31, 2020, the Bank’s construction and land mortgage loans as a percentage of total risk-based capital was 75.7% and 68.3%, respectively. Investor-owned commercial real estate mortgage loans as a percentage of total risk-based capital was 366.5% and 379.8% as of June 30, 2021 and December 31, 2020, respectively. At June 30, 2021, the Bank was within the 100% guideline for construction and land mortgage loans established by banking regulations, but exceeded the 300% guideline for investor-owned commercial real estate mortgage loans. However, the Bank was within its 400% policy limit established by the Bank’s internal loan policy. Management believes that it has established the appropriate level of controls to monitor the Bank’s lending in these areas.

Mortgage Loans Held For Sale. Mortgage loans held for sale, at fair value, at June 30, 2021 decreased $20.1 million to $15.3 million from $35.4 million at December 31, 2020.

Deposits. The composition of deposits at June 30, 2021 and December 31, 2020, and changes in dollars and percentages are summarized as follows:

	June 30, 2021		December 31, 2020		Increase (Decrease)
	Amount	Percent of Total	Amount	Percent of Total	Dollars	Percent
	(Dollars in thousands)
Demand (1)	$320,404	25.9%	$189,855	18.5%	$130,549	68.8%

Interest-bearing deposits:
NOW/IOLA accounts	28,996	2.3%	39,296	3.8%	(10,300)	(26.2%)
Money market accounts	172,925	14.0%	136,258	13.2%	36,667	26.9%
Reciprocal deposits	151,443	12.2%	131,363	12.8%	20,080	15.3%
Savings accounts	130,430	10.6%	125,820	12.2%	4,610	3.7%

Total NOW, money market, reciprocal and savings	483,794	39.1%	432,737	42.0%	51,057	11.8%

Certificates of deposit of $250K or more	74,941	6.1%	78,435	7.6%	(3,494)	(4.5%)
Brokered certificates of deposit (2)	83,506	6.8%	52,678	5.1%	30,828	58.5%
Listing service deposits (2)	66,518	5.4%	39,476	3.8%	27,042	68.5%
Certificates of deposit less than $250K	206,998	16.7%	236,398	23.0%	(29,400)	(12.4%)

Total certificates of deposit	431,963	35.0%	406,987	39.5%	24,976	6.1%

Total interest-bearing deposits	915,757	74.1%	839,724	81.5%	76,033	9.1%

Total deposits	$1,236,161	100.0%	$1,029,579	100.0%	$206,582	20.1%

(1)	As of June 30, 2021 and December 31, 2020, included in demand deposits are deposits related to net PPP funding.
(2)

As of June 30, 2021 and December 31, 2020, there were $28.9 million and $27.0 million, respectively, in individual listing service deposits amounting to $250,000 or more. All brokered certificates of deposit individually amounted to less than $250,000.

When wholesale funding is necessary to complement the Company’s core deposit base, management determines which source is best suited to address both liquidity risk and interest rate risk management objectives. The Company’s Interest Rate Risk Policy imposes limitations on overall wholesale funding and noncore funding reliance. The overall reliance on wholesale funding and noncore funding were within those policy limitations as of June 30, 2021 and December 31, 2020. The Management Asset/Liability Committee generally meets on a weekly basis to review needs, if any, and to ensure the Company operates within the approved limitations.

Advances from FHLBNY. The Bank had outstanding borrowings at June 30, 2021 and December 31, 2020 of $109.3 million and $117.3 million, respectively. These borrowings are in the form of advances from the FHLBNY.

Warehouse Lines of Credit. Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the origination and sale of residential mortgages. At June 30, 2021 and December 31, 2020, Mortgage World utilized $13.1 million and $30.0 million, respectively, for funding of mortgage loans held for sale and had unused lines of credit of $6.9 million and $4.9 million, respectively.

Stockholders’ Equity. The Company’s consolidated stockholders’ equity increased $12.4 million, or 7.8%, to $171.9 million at June 30, 2021 from $159.5 million at December 31, 2020. The $12.4 million increase in stockholders’ equity was mainly attributable to $8.4 million in net income, $3.1 million in net proceeds from the sale and purchase of treasury stock, $704,000 related to stock-based compensation, $298,000 related to the Company’s Employee Stock Ownership Plan partially offset by a $176,000 reduction in accumulated other comprehensive income representing unrealized losses on available-for-sale securities.

Comparison of Financial Condition at December 31, 2020 and December 31, 2019

Total Assets. Total consolidated assets increased $301.4 million, or 28.6%, to $1.4 billion at December 31, 2020 from $1.1 billion at December 31, 2019. The increase in total assets is attributable to increases in net loans receivable of $202.9 million, including $85.3 million in PPP loans, cash and cash equivalents of $44.4 million, mortgage loans held for sale, at fair value, of $34.4 million, other assets of $11.0 million, accrued interest receivable of $7.4 million, placements with banks of $2.7 million, held-to-maturity securities of $1.7 million, deferred taxes of $932,000 and FHLBNY stock of $691,000. The increase in total assets was reduced by decreases in available-for-sale securities of $4.0 million and premises and equipment, net, of $701,000.

Mortgage World Total Assets. Mortgage World’s total assets at December 31, 2020 was $38.4 million, primarily consisting of mortgage loans held for sale, at fair value, of $34.4 million, other assets of $1.9 million, cash and cash equivalents of $1.8 million, premises and equipment, net, of $269,000, and net loans receivable of $40,000.

Cash and Cash Equivalents. Cash and cash equivalents increased $44.4 million, or 160.4%, to $72.1 million at December 31, 2020, compared to $27.7 million at December 31, 2019. The increase in cash and cash equivalents was primarily the result of increases of $247.5 million in net deposits, of which $43.5 million is related to net PPP funding, $20.8 million in advances of warehouse lines of credit related to Mortgage World, $17.8 million in maturities and/or calls of available-for-sale securities, $12.9 million in net advances from FHLBNY and a $4.7 million in proceeds from the sale of real property. The increase in cash and cash equivalents was offset by increases of $209.4 million in net loans receivable, including $85.3 million in PPP loans, $23.8 million of mortgage loans held for sale, at fair value related to Mortgage World, $13.6 million in purchases of available-for-sale securities, $4.7 million in purchases of shares held as treasury stock, $2.7 million in placement with banks, $1.9 million in purchases of premises and equipment, $1.7 million in held-to-maturity securities and $1.0 million, net of cash acquired, related to the acquisition of Mortgage World.

Securities. The composition of securities at December 31, 2020 and 2019 and the amounts maturing of each classification are summarized as follows:

	December 31, 2020		December 31, 2019
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
U.S. Government and Federal Agency Securities:
Amounts maturing:
Three months or less	$—	$—	$2,000	$2,000
More than three months through one year	—	—	14,373	14,354
More than one year through five years	—	—	—	—
More than five years through ten years	—	—	—	—

	—	—	16,373	16,354
Corporate Bonds:
Amounts maturing:
Three months or less	—	—	—	—
More than three months through one year	—	—	—	—
More than one year through five years	2,651	2,728	—	—
More than five years through ten years	7,730	7,735	—	—

	10,381	10,463	—	—
Mortgage-Backed Securities	6,970	7,035	5,162	5,150

Total available-for-sale securities	$17,351	$17,498	$21,535	$21,504

Held-to-Maturity Securities:
Mortgage-Backed Securities	$1,743	$1,722	$—	$—

Total held-to-maturity securities	$1,743	$1,722	$—	$—

Loans Receivable. The composition of gross loans receivable at December 31, 2020 and 2019 and the percentage of each classification to total loans are summarized as follows:

	December 31, 2020		December 31, 2019		Increase (Decrease)
	Amount	Percent of Total	Amount	Percent of Total	Dollars		Percent
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$319,596	27.3%	$305,272	31.6%	$14,324		4.7%
Owner-Occupied	98,795	8.4%	91,943	9.5%	6,852		7.5%
Multifamily residential	307,411	26.2%	250,239	25.9%	57,172		22.8%
Nonresidential properties	218,929	18.7%	207,225	21.4%	11,704		5.6%
Construction and land	105,858	9.0%	99,309	10.3%	6,549		6.6%

Total mortgage loans	1,050,589	89.6%	953,988	98.7%	96,601		10.1%

Nonmortgage loans:
Business loans (1)	94,947	8.1%	10,877	1.1%	84,070	*
Consumer loans (2)	26,517	2.3%	1,231	0.2%	25,286	*

Total nonmortgage loans	121,464	10.4%	12,108	1.3%	109,356	*

Total gross loans	$1,172,053	100.0%	$966,096	100.0%	$205,957		21.3%

*	Indicates more than 200%.

(1)	As of December 31, 2020, business loans include $85.3 million of PPP loans.
(2)	As of December 31, 2020, consumer loans include $25.5 million of loans originated by the Bank pursuant to its arrangement with Grain.

The increase in the composition of the loan portfolio was aided by $85.3 million related to PPP loans at December 31, 2020 when compared to December 31, 2019.

Commercial real estate mortgage loans, as defined by applicable banking regulations, include multifamily residential, nonresidential properties, and construction and land mortgage loans. At December 31, 2020, approximately 7.9% of the outstanding principal balance of the Bank’s commercial real estate mortgage loans was secured by owner-occupied commercial real estate, compared to 8.0% at December 31, 2019. Owner-occupied commercial real estate is similar in many ways to commercial and industrial lending in that these loans are generally made to businesses predominantly on the basis of the cash flows of the business rather than on cash flows and valuation of the real estate.

Through December 31, 2020, 412 loans aggregating $380.3 million had requested forbearance primarily consisting of the deferral of principal, interest, and escrow payments for a period of three months. Of those 412 loans, 339 loans aggregating $306.4 million are no longer in deferment and 73 loans in the amount of $73.8 million remained in deferment. Of the 73 loans in deferment, 72 loans in the amount of $73.5 million are in renewed forbearance and one loan in the amount of $297,000 is in its initial forbearance. All of these loans had been performing in accordance with their contractual obligations prior to the granting of the initial forbearance. The Company actively monitors the business activities of borrowers in forbearance and seeks to determine their capacity to resume payments as contractually obligated upon the termination of the forbearance period. The initial and extended forbearances are short-term modifications made on a good faith basis in response to the COVID-19 pandemic and in furtherance of governmental policies.

At December 31, 2020 and 2019, the Bank’s construction and land mortgage loans as a percentage of total risk-based capital was 68.3% and 67.4%, respectively. Investor-owned commercial real estate mortgage loans as a percentage of total risk-based capital was 379.8% and 349.7% as of December 31, 2020 and 2019, respectively. At December 31, 2020, the Bank was within the 100% ratio for construction and land mortgage loans established by banking guidelines, but exceeded the 300% guideline for investor-owned commercial real estate mortgage loans. However, the Bank was within its 400% policy limit established by the Bank’s internal loan policy. Management believes that it has established the appropriate level of controls to monitor the Bank’s lending in these areas.

Mortgage Loans Held For Sale. Mortgage loans held for sale, at fair value, at December 31, 2020 increased $34.4 million to $35.4 million from $ 1.0 million at December 31, 2019. The increase was related to the acquisition of Mortgage World.

Deposits. The composition of deposits at December 31, 2020 and 2019 and changes in dollars and percentages are summarized as follows:

	December 31, 2020		December 31, 2019		Increase (Decrease)
	Amount	Percent of Total	Amount	Percent of Total	Dollars	Percent
	(Dollars in thousands)
Demand (1)	$189,855	18.5%	$109,548	14.0%	$80,307	73.3%

Interest-bearing deposits:
NOW/IOLA accounts	39,296	3.8%	32,866	4.2%	6,430	19.6%
Money market accounts	136,258	13.2%	86,721	11.1%	49,537	57.1%
Reciprocal deposits	131,363	12.8%	47,659	6.1%	83,704	175.6%
Savings accounts	125,820	12.2%	115,751	14.8%	10,069	8.7%

Total NOW, money market, reciprocal and savings	432,737	42.0%	282,997	36.2%	149,740	52.9%

Certificates of deposit of $250K or more	78,435	7.6%	84,263	10.8%	(5,828)	(6.9%)
Brokered certificates of deposit (2)	52,678	5.1%	76,797	9.8%	(24,119)	(31.4%)
Listing service deposits (2)	39,476	3.8%	32,400	4.1%	7,076	21.8%
All other certificates of deposit less than $250K	236,398	23.0%	196,038	25.1%	40,360	20.6%

Total certificates of deposit	406,987	39.5%	389,498	49.8%	17,489	4.5%

Total interest-bearing deposits	839,724	81.5%	672,495	86.0%	167,229	24.9%

Total deposits	$1,029,579	100.0%	$782,043	100.0%	$247,536	31.7%

(1)	As of December 31, 2020, included in demand deposits are $43.5 million related to net PPP funding.
(2)	There were $27.0 million in individual brokered certificates of deposit or listing service deposits amounting to $250,000 or more.

When wholesale funding is necessary to complement the Company’s core deposit base, management determines which source is best suited to address both liquidity risk and interest rate risk in line with management objectives. The Company’s Interest Rate Risk Policy imposes limitations on overall wholesale funding and noncore funding reliance. The overall reliance on wholesale funding and noncore funding were within those policy limitations as of December 31, 2020 and 2019. The Management Asset/Liability Committee generally meets on a weekly basis to review needs, if any, and to ensure that the Company is operating within the approved limitations.

Advances from FHLBNY. The Bank had outstanding borrowings at December 31, 2020 and 2019 of $117.3 million and $104.4 million, respectively. These borrowings are in the form of advances from the FHLBNY.

Warehouse Lines of Credit. Mortgage World maintains two warehouse lines of credit totaling $34.9 million with financial institutions for the purpose of funding the origination and sale of residential mortgages. At December 31, 2020, Mortgage World utilized $30.0 million for funding of mortgage loans held for sale.

Stockholders’ Equity. The Company’s consolidated stockholders’ equity increased $1.1 million, or 0.7%, to $159.5 million at December 31, 2020, from $158.4 million at December 31, 2019. The $1.1 million increase in stockholders’ equity was mainly attributable to $3.9 million in net income, $1.4 million related to restricted stock units and stock options, $482,000 related to the Company’s Employee Stock Ownership Plan and $115,000 related to unrealized gains on available-for-sale securities, offset by $4.7 million in stock repurchases.

Mortgage World Stockholder’s Equity. Mortgage World stockholders’ equity at December 31, 2020 was $5.3 million primarily consisted of $3.5 million in paid-in capital and $1.8 million in net income.

Comparison of Results of Operations for the Three Months Ended June 30, 2021 and 2020

The discussion of the Company’s results of operations for the three months ended June 30, 2021 and 2020 are presented below. Included in the results of operations of the Company for the three months ended June 30, 2021 are the results of operations of Mortgage World which was acquired on July 10, 2020. The results of operations for interim periods may not be indicative of future results.

PDL Community Bancorp Consolidated

Overview. Net income for the three months ended June 30, 2021 was $5.9 million compared to net loss of ($571,000) for the three months ended June 30, 2020. Earnings per basic and diluted share was $0.35 for the three months ended June 30, 2021 compared to loss per basic and diluted share of ($0.03) for three months ended June 30, 2020. The $6.5 million increase in net income for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 is due to an increase of $7.8 million in non-interest income primarily due to an increase of $4.2 million, net of expenses, in gain on sale of real property and $1.3 million in income on sale of mortgage loans attributable to Mortgage World. The increase in net income was also attributable to $4.2 million in net interest income. The increase in net income was offset by increases of $3.2 million in non-interest expense, $2.0 million in provision for income taxes, and $315,000 in provision for loan losses.

Interest and Dividend Income. Interest and dividend income increased $3.5 million, or 22.0%, to $15.8 million for the three months ended June 30, 2021 from $12.4 million for the three months ended June 30, 2020. Interest income on loans receivable, which is the Bank’s primary source of income, increased $3.4 million, or 28.3%, to $15.6 million for the three months ended June 30, 2021 from $12.2 million for the three months ended June 30, 2020 primarily due to an increase in average loans receivable due mostly to PPP lending. Average loans receivable increased 30.2% to $1.33 billion for the three months ended June 30, 2021 as compared to $1.02 billion for the three months ended June 30, 2020. Interest and dividend on available-for-sale securities and FHLBNY stock and deposits due from banks increased $10,000, or 4.3%, to $241,000 for the three months ended June 30, 2021 from $231,000 for the three months ended June 30, 2020.

Interest Expense. Interest expense decreased $760,000, or 26.5%, to $2.1 million for the three months ended June 30, 2021 from $2.9 million for the three months ended June 30, 2020, primarily due to lower market interest rates.

Net Interest Income. Net interest income increased $4.2 million, or 44.2%, to $13.7 million for the three months ended June 30, 2021 from $9.5 million for the three months ended June 30, 2020. The increase for the three months ended June 30, 2021 compared to three months ended June 30, 2020 was attributable to an increase of $3.5 million in interest and dividend income primarily as a result of organic loan growth and a decrease of $760,000 in interest expense due primarily to a lower average cost of funds on interest bearing liabilities. Net interest rate spread increased by 47 basis points to 3.60% for the three months ended June 30, 2021 from 3.13% for the three months ended June 30, 2020. The increase in the net interest rate spread for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 was primarily due to a decrease on the average rates on interest-bearing liabilities of 53 basis points to 0.83% for the three months ended June 30, 2021 from 1.36% for the three months ended June 30, 2020, offset by a slight decrease in the average yields on interest-earning assets of six basis points to 4.43% for the three months ended June 30, 2021 from 4.49% for the three months ended June 30, 2020.

Net interest margin increased 39 basis points for the three months ended June 30, 2021, to 3.84% from 3.45% for the three months ended June 30, 2020, reflecting both our organic loan growth and the amortization of fee income from our PPP lending. The Federal Reserve Board reduced the federal funds interest rate by an aggregate of 225 basis points during the second half of 2019 and the first quarter of 2020. The 2020 rate cuts were in response to severe market turmoil as a result of the onset of the COVID-19 pandemic. The Federal Reserve Board has stated that its federal funds interest rate policy may remain accommodative at least through 2023. This continuing low interest rate environment is expected to continue to put downward pressure on resetting adjustable rate instruments as well as reduced interest rates on new fixed-rate real estate loan and adjustable-rate loan originations and securities purchases as management’s ability to lower funding costs on interest-bearing deposits would more than likely not exceed the pace with the impact to the Company’s yields on its earning assets. Because the length of the COVID-19 pandemic and the efficacy of the extraordinary measures being put in place to address its economic consequences are unknown, including the 150 basis point reductions in the targeted federal funds rate in 2020, until the pandemic subsides, the Company expects its net interest income and net interest margin will be adversely affected in 2021 and possibly longer.

Non-Interest Income. Non-interest income increased $7.8 million, to $8.3 million for the three months ended June 30, 2021 from $574,000 for the three months ended June 30, 2020. The increase in non-interest income for the three months ended June 30, 2021 compared to the three months ended June 30, 2020 was primarily due to increases of $4.2 million, net of expenses, from gain on the sale of real property, $1.3 million in income on sale of mortgage loans, $971,000 in loan origination fees, $418,000 in other non-interest income, $408,000 in brokerage commissions, $285,000 in late and prepayment charges and $221,000 in service charges and fees.

Non-Interest Expense. Non-interest expense increased $3.2 million, or 30.7%, to $13.6 million for the three months ended June 30, 2021 from $10.4 million for the three months ended June 30, 2020. The increase in non-interest expense for the three months ended June 30, 2021, compared to the three months ended June 30, 2020 primarily reflects increases of $1.6 million in professional fees, primarily attributable to an increase of $1.2 million in consulting expenses related to a third-party service provider that provided loan origination services related to PPP loans, $952,000 in direct loan expenses, $561,000 in occupancy and equipment, and $237,000 in data processing expenses, offset by a decrease of $433,000 in compensation and benefits, which was specifically related to the allocable portion of employee expenses related to the origination of PPP loans, netted against PPP loan origination fees received from the SBA.

Income Tax Provision. The Company had an income tax expense of $1.9 million for the three months ended June 30, 2021 and had an income tax benefit of ($40,000) for three months ended June 30, 2020, resulting in effective tax rates of 24.4% and 6.5%, respectively.

Segments. The Company has two reportable segments: the Bank and Mortgage World. Income from the Bank consists primarily of interest and fees earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors.

The table below shows the results of operations for the Company’s segments, the Bank and Mortgage World, for the periods indicated. The results of operations for Mortgage World are not included for the three months ended June 30, 2020, as Mortgage World was acquired by the Company on July 10, 2020.

	Ponce Bank				Mortgage World
	For the Three Months Ended June 30,		Increase (Decrease)		For the Three Months Ended June 30,		Increase (Decrease)
	2021	2020	Dollars	Percent	2021	2020	Dollars	Percent
	(Dollars in thousands)
Interest and dividend income	$15,762	$12,393	$3,369	27.2%	$82	$—	$82	—%
Interest expense	2,080	2,939	(859)	(29.2%)	72	—	72	—%

Net interest income	13,682	9,454	4,228	44.7%	10	—	10	—%
Provision for loan losses	586	271	315	116.2%	—	—	—	—%

Net interest income after provision for loan losses	13,096	9,183	3,913	42.6%	10	—	10	—%

Non-interest income	5,967	703	5,264	*	2,642	—	2,642	—%

Non-interest expense	10,609	9,764	845	8.7%	2,510	—	2,510	—%

Income (loss) before income taxes	8,454	122	8,332	*	142	—	142	—%
Provision (benefit) for income taxes	1,745	107	1,638	*	58	—	58	—%

Net income (loss)	$6,709	$15	$6,694	*	$84	$—	$84	—%

*	Represents more than 500%.

Average Balance Sheet

The following table sets forth average outstanding balances, average yields and rates, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average balances are derived from average daily balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Three Months Ended June 30
	2021			2020
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,332,808	$15,603	4.70%	$1,024,019	$12,162	4.78%
Securities (3)	41,218	170	1.65%	16,750	146	3.50%
Other (4)	60,439	71	0.47%	68,900	85	0.50%

Total interest-earning assets	1,434,465	15,844	4.43%	1,109,669	12,393	4.49%
Non-interest-earning assets	66,240			65,829

Total assets	$1,500,705			$1,175,498

Interest-bearing liabilities:
NOW/IOLA	$30,370	$32	0.42%	$29,692	$38	0.51%
Money market	300,326	311	0.42%	196,707	458	0.94%
Savings	131,397	38	0.12%	117,166	37	0.13%
Certificates of deposit	431,324	1,108	1.03%	375,708	1,730	1.85%

Total deposits	893,417	1,489	0.67%	719,273	2,263	1.27%
Advance payments by borrowers	11,086	1	0.04%	8,947	1	0.04%
Borrowings	119,162	622	2.09%	120,647	608	2.03%

Total interest-bearing liabilities	1,023,665	2,112	0.83%	848,867	2,872	1.36%
Non-interest-bearing liabilities:
Non-interest-bearing demand	293,626	—		165,161	—
Other non-interest-bearing liabilities	12,848	—		5,165	—

Total non-interest-bearing liabilities	306,474	—		170,326	—

Total liabilities	1,330,139	2,112		1,019,193	2,872
Total equity	170,566			156,305

Total liabilities and total equity	$1,500,705		0.83%	$1,175,498		1.36%

Net interest income		$13,732			$9,521

Net interest rate spread (5)			3.60%			3.13%

Net interest-earning assets (6)	$410,800			$260,802

Net interest margin (7)			3.84%			3.45%
Average interest-earning assets to interest-bearing liabilities			140.13%			130.72%

(1)	Annualized where appropriate.
(2)	Loans include loans and mortgage loans held for sale, at fair value.
(3)	Securities include available-for-sale securities and held-to-maturity securities.
(4)	Includes FHLBNY demand account and FHLBNY stock dividends.
(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(6)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the Company’s net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Three Months Ended June 30, 2021 vs. 2020
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans (1)	$4,523	$(1,082)	$3,441
Securities (2)	783	(759)	24
Other	1	(15)	(14)

Total interest-earning assets	5,307	(1,856)	3,451

Interest-bearing liabilities:
NOW/IOLA	22	(28)	(6)
Money market	1,418	(1,565)	(147)
Savings	15	(14)	1
Certificates of deposit	2,922	(3,544)	(622)

Total deposits	4,377	(5,151)	(774)
Borrowings	(66)	80	14

Total interest-bearing liabilities	4,311	(5,071)	(760)

Change in net interest income	$996	$3,215	$4,211

(1)	Loans include loans and mortgage loans held for sale, at fair value.
(2)	Securities include available-for-sale securities and held-to-maturity securities.

Ponce Bank Segment

Net Income. Ponce Bank net income was $6.7 million for the three months ended June 30, 2021 compared to net income of $15,000 for the three months ended June 30, 2020.

Interest and Dividend Income. Interest and dividend income increased $3.4 million, or 27.2%, to $15.8 million for the three months ended June 30, 2021 from $12.4 million for the three months ended June 30, 2020. Interest income on loans receivable, which is the Bank’s primary source of income, increased $3.4 million, or 27.6% to $15.5 million for the three months ended June 30, 2021 from $12.2 million for the three months ended June 30, 2020.

The following table presents interest income on loans receivable for the periods indicated:

	For the Three Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
1-4 Family residential	$5,231	$4,984	$247	5.0%
Multifamily residential	3,591	3,183	408	12.8%
Nonresidential properties	2,379	2,462	(83)	(3.4%)
Construction and land	2,059	1,286	773	60.1%
Business loans	1,458	221	1,237	*
Consumer loans	803	26	777	*

Total interest income on loans receivable	$15,521	$12,162	$3,359	27.6%

*	Represents more than 500%.

The following table presents interest income on securities and FHLBNY stock and deposits due from banks for the periods indicated:

	For the Three Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Interest on deposits due from banks	$2	$3	$(1)	(33.3%)
Interest on available-for-sale securities	170	146	24	16.4%
Dividend on FHLBNY stock	69	82	(13)	(15.9%)

Total interest and dividend income	$241	$231	$10	4.3%

Interest Expense. Interest expense decreased $859,000, or 29.2%, to $2.1 million for the three months ended June 30, 2021 from $2.9 million for the three months ended June 30, 2020.

The following table presents interest expense for the periods indicated:

	For the Three Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Certificates of deposit	$1,108	$1,730	$(622)	(36.0%)
Money market	315	486	(171)	(35.2%)
Savings	39	37	2	5.4%
NOW/IOLA	32	39	(7)	(17.9%)
Advance payments by borrowers	1	1	—	—%
Borrowings	585	646	(61)	(9.4%)

Total interest expense	$2,080	$2,939	$(859)	(29.2%)

Net Interest Income. Net interest income increased $4.2 million, or 42.7%, to $13.7 million for the three months ended June 30, 2021 from $9.5 million for the three months ended June 30, 2020, primarily as a result of organic loan growth and a lower average cost of funds on interest bearing liabilities.

Provision for loan losses. The provision for loan losses represents a charge to earnings necessary to establish the ALLL that, in management’s opinion, should be adequate to provide coverage for the inherent losses on outstanding loans.

In evaluating the level of the ALLL, management analyzes several qualitative loan portfolio risk factors including, but not limited to, management’s ongoing review and grading of loans, facts and issues related to specific loans, historical loan loss and delinquency experience, trends in past due and non-accrual loans, existing risk characteristics of specific loans or loan pools, the fair value of underlying collateral, current economic conditions and other qualitative and quantitative factors which could affect potential credit losses. See Note 1, “Nature of Business and Summary of Significant Accounting Policies —Allowance for Loan Losses” of the Notes to the accompanying Consolidated Financial Statements for additional information.

After an evaluation of these factors, the Bank established a provision for loan losses for the three months ended June 30, 2021 of $586,000 compared to $271,000 for the three months ended June 30, 2020. The Bank’s assessment of the economic impact of the COVID-19 pandemic on borrowers indicated that it would likely be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects depends significantly on the resumption of normalized economic activities, a factor not yet determinable. Recently most of our market areas are reporting a fairly significant increase in COVID transmissions, which we understand from public health authorities is largely attributed to lagging vaccination rates and an increase in cases related to the Delta variant. To date, the Bank is not seeing renewed business activity restrictions in its primary markets. To the extent business activity restrictions are renewed, due to COVID-19 or otherwise, this will likely affect the Company’s business operations which may, in turn, require the Bank to increase the ALLL through the provision for loan losses, which would adversely affect our financial performance.

Factoring in the uncertainty about the COVID-19 pandemic and to the best of management’s knowledge, the Bank recorded all loan losses that are both probable and reasonably expected at June 30, 2021. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to the Bank’s loan portfolio, could result in material increases in the Bank’s provision for loan losses. In addition, the OCC, as an integral part of its examination process, periodically reviews the Bank’s allowance for loan losses and as a result of such reviews, the Bank may determine to adjust the ALLL. However, regulatory agencies are not directly involved in establishing the ALLL as the process is management’s responsibility and any increase or decrease in the allowance is the responsibility of management. The Bank has selected the CECL model and has begun running scenarios. The extent of the change to ALLL is indeterminable at this time as it will be dependent upon the portfolio composition and credit quality at the adoption date, as well as economic conditions and forecasts at that time. The Company is taking advantage of the extended transition period for complying with this new accounting standard. Assuming it remains a smaller reporting company, the Bank will adopt the CECL standard for fiscal years beginning after December 15, 2022. See Note 1, “Nature of Business and Summary of Significant Accounting Policies – Recent Accounting Pronouncements” of the Notes to the accompanying Consolidated Financial Statements for a discussion of the CECL standard.

Non-interest Income. Non-interest income increased $5.2 million to $6.0 million for the three months ended June 30, 2021 from $703,000 for the three months ended June 30, 2020. The increase in non-interest income was primarily due to a $4.2 million gain, net of expenses, from sale of real property.

The following table presents non-interest income for the periods indicated:

	For the Three Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$366	$145	$221	152.4%
Brokerage commissions	138	22	116	*
Late and prepayment charges	298	13	285	*
Gain on sale of real property	4,176	—	4,176	100.0%
Other	989	523	466	89.1%

Total non-interest income	$5,967	$703	$5,264	*

*	Represents more than 500%.

Non-interest Expense. Non-interest expense increased $845,000, or 8.7%, to $10.6 million for the three months ended June 30, 2021 from $9.8 million for the three months ended June 30, 2020. The increase is primarily due to $1.5 million in professional fees primarily related to $1.0 million in consulting expenses incurred with a third-party service provider that provided loan origination services related to PPP loans. This increase was offset by a $1.9 million decrease in compensation and benefits which was specifically related to the allocable portion of employee expenses related to the origination of PPP loans, netted against PPP loan origination fees received from the SBA. Included in non-interest expense for the three months ended June 30, 2021 was $456,000 of expenses incurred as a result of the COVID-19 pandemic.

The following table presents non-interest expense for the periods indicated:

	For the Three Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$2,355	$4,299	$(1,944)	(45.2%)
Occupancy and equipment	2,628	2,263	365	16.1%
Data processing expenses	728	496	232	46.8%
Direct loan expenses	665	199	466	234.2%
Insurance and surety bond premiums	142	128	14	10.9%
Office supplies, telephone and postage	403	312	91	29.2%
Professional fees	2,538	1,043	1,495	143.3%
Marketing and promotional expenses	44	145	(101)	(69.7%)
Directors fees	69	69	—	0.0%
Regulatory dues	120	56	64	114.3%
Other operating expenses	917	754	163	21.6%

Total non-interest expense	$10,609	$9,764	$845	8.7%

Mortgage World Segment

Total Assets. Mortgage World’s total assets decreased $17.1 million, or 44.5%, to $21.3 million at June 30, 2021 from $38.4 million at December 31, 2020. The decrease in Mortgage World’s total assets was primarily due to decreases of $19.1 million in mortgage loans held for sale, at fair value, and $1.7 million in other assets, offset by an increase of $3.4 million in cash and cash equivalents.

The Company acquired 100% of the common stock of Mortgage World as of July 10, 2020. The results of operations of Mortgage World for the three months ended June 30, 2020 are not included for comparison purposes.

Net Income. Mortgage World had net income of $84,000 for the three months ended June 30, 2021.

Non-interest Income. Non-interest income was $2.6 million for the three months ended June 30, 2021.

The following table presents non-interest income for the period indicated:

For the Three Months Ended June 30,
2021
(In thousands)
Brokerage commissions	$292
Gain on sale of mortgage loans	1,288
Loan origination	971
Other	91

Total non-interest income	$2,642

Non-interest Expense. Non-interest expense was $2.5 million for the three months ended June 30, 2021.

The following table presents non-interest expense for the period indicated:

For the Three Months Ended June 30,
2021
(In thousands)
Compensation and benefits	$1,505
Occupancy and equipment	196
Data processing	5
Direct loan expense	486
Insurance and surety bond premiums	1
Office supplies, telephone and postage	64
Professional fees	(53)
Marketing and promotional expenses	4
Other operating expenses	302

Total non-interest expense	$2,510

Comparison of Results of Operations for the Six Months Ended June 30, 2021 and 2020

The discussion of the Company’s results of operations for the six months ended June 30, 2021 and 2020 are presented below. Included in the results of operations of the Company for the six months ended June 30, 2021 are the results of operations of Mortgage World which was acquired on July 10, 2020. The results of operations for interim periods may not be indicative of future results.

PDL Community Bancorp Consolidated

Overview. Net income for the six months ended June 30, 2021 was $8.4 million compared to net loss of ($1.8 million) for the six months ended June 30, 2020. Earnings per basic and diluted share was $0.50 for the six months ended June 30, 2021 compared to loss per basic and diluted share of ($0.11) for the six months ended June 30, 2020. The change from the six months ended June 30, 2020 is primarily due to an $11.0 million increase in non-interest income primarily due to $4.8 million, net of expenses, in gain on sale of real property, $2.8 million in income on sale of mortgage loans and $1.5 million in income from loan originations attributable to Mortgage World. The increase in net income was also attributable to a $7.2 million increase in net interest income and a decrease of $145,000 in provision for loan losses. The increase in net income was offset by increases of $5.3 million in non-interest expense and $2.9 million in provision for income taxes.

Interest and Dividend Income. Interest and dividend income increased $5.6 million, or 22.0%, to $31.0 million for the six months ended June 30, 2021 from $25.4 million for the six months ended June 30, 2020. Interest income on loans receivable, which is the Bank’s primary source of income, increased $5.6 million, or 22.4%, to $30.5 million for the six months ended June 30, 2021 from $24.9 million for the six months ended June 30, 2020, primarily due to an increase in average loans receivable due mostly to PPP lending. Average loans receivable increased 28.7% to $1.29 billion for the six months ended June 30, 2021 as compared to $999.8 million for the six months ended June 30, 2020. Interest and dividend income on securities and FHLBNY stock and deposits due from banks increased $14,000, or 2.9%, to $493,000 for the six months ended June 30, 2021 from $479,000 for the six months ended June 30, 2020.

Interest Expense. Interest expense decreased $1.6 million, or 26.5%, to $4.4 million for the six months ended June 30, 2021 from $6.0 million for the six months ended June 30, 2020, primarily due to lower market interest rates.

Net Interest Income. Net interest income increased $7.2 million, or 36.9%, to $26.6 million for the six months ended June 30, 2021 from $19.4 million for the six months ended June 30, 2020. The increase for the six months ended June 30, 2021 compared to six months ended June 30, 2020 was attributable to an increase of $5.6 million in interest and dividend income primarily as a result of organic loan growth and a decrease of $1.6 million in interest expense due primarily to a lower average cost of funds on interest bearing liabilities. Net interest rate spread increased by 37 basis points to 3.68% for the six months ended June 30, 2021 from 3.31% for the six months ended June 30, 2020. The increase in the net interest rate spread for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to a decrease on the average rates on interest-bearing liabilities of 58 basis points to 0.88% for the six months ended June 30, 2021 from 1.46% for the six months ended June 30, 2020, offset by a decrease in the average yields on interest-earning assets of 21 basis points to 4.56% for the six months ended June 30, 2021 from 4.77% for the six months ended June 30, 2020.

Net interest margin increased 27 basis points for the six months ended June 30, 2021, to 3.92% from 3.65% for the three months ended June 30, 2020, reflecting both our organic loan growth and the amortization of fee income from our PPP lending.

Non-interest Income. Non-interest income increased $11.0 million, to $12.2 million for the six months ended June 30, 2021 from $1.2 million for the six months ended June 30, 2020. The increase in non-interest income for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to increases of $4.8 million, net of expenses, from gain on the sale of real property, $2.8 million on sale of mortgage loans and $1.5 million in loan originations attributable to Mortgage World. Other increases in non-interest income are $600,000 in other non-interest income, $581,000 in brokerage commissions, $410,000 in late and prepayment charges and $302,000 in service charges and fees.

Non-interest Expense. Non-interest expense increased $5.3 million, or 24.9%, to $26.6 million for the six months ended June 30, 2021 from $21.3 million for the six months ended June 30, 2020. The increase in non-interest expense for the six months ended June 30, 2021, compared to the six months ended June 30, 2020 was attributable to increases of $1.7 million in direct loan expenses, $1.2 million in occupancy and equipment, $1.2 million in professional fees, primarily due to an increase in consulting expenses related to a third-party service provider that provided loan origination services related to PPP loans, $364,000 in data processing expenses and $511,000 in other operating expenses.

Income Tax Provision (Benefit). The Company had an income tax expense of $2.6 million for the six months ended June 30, 2021 and had an income tax benefit of ($249,000) for six months ended June 30, 2020, resulting in effective tax rates of 24.0% and 12.2%, respectively.

Segments. The Company has two reportable segments: the Bank and Mortgage World. Income from the Bank consists primarily of interest and fees earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors.

The table below shows the results of operations for the Company’s segments, the Bank and Mortgage World, for the periods indicated. The results of operations for Mortgage World are not included for the six months ended June 30, 2020, as Mortgage World was acquired by the Company on July 10, 2020.

	Ponce Bank					Mortgage World
	For the Six Months Ended June 30,		Increase (Decrease)			For the Six Months Ended June 30,		Increase (Decrease)
	2021	2020	Dollars		Percent	2021	2020	Dollars	Percent
	(Dollars in thousands)
Interest and dividend income	$30,789	$25,423	$5,366		21.1%	$232	$—	$232	—%
Interest expense	4,266	6,113	(1,847)		(30.2%)	212	—	212	—%

Net interest income	26,523	19,310	7,213		37.4%	20	—	20	—%
Provision for loan losses	1,272	1,417	(145)		(10.2%)	—	—	—	—%

Net interest income after provision for loan losses	25,251	17,893	7,358		41.1%	20	—	20	—%

Non-interest income	7,771	1,453	6,318	*		5,000	—	5,000	—%
Non-interest expense	20,609	19,858	751		3.8%	4,801	—	4,801	—%

Income (loss) before income taxes	12,413	(512)	12,925	*		219	—	219	—%
Provision (benefit) for income taxes	2,850	49	2,801	*		98	—	98	—%

Net income (loss)	$9,563	$(561)	$10,124	*		$121	$—	$121	—%

*	Represents more than 500%.

Average Balance Sheet

The following table sets forth average outstanding balances, average yields and rates, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average balances are derived from average daily balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Six Months Ended June 30,
	2021			2020
	Average Outstanding Balance	Interest	Average Yield/Rate (1)	Average Outstanding Balance	Interest	Average Yield/Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$1,286,226	$30,528	4.79%	$999,758	$24,944	5.00%
Securities (3)	31,919	346	2.19%	17,484	229	2.63%
Other (4)	53,548	147	0.55%	53,560	250	0.93%

Total interest-earning assets	1,371,693	31,021	4.56%	1,070,802	25,423	4.77%
Non-interest-earning assets	65,102			51,647

Total assets	$1,436,795			$1,122,449

Interest-bearing liabilities:
NOW/IOLA	$31,720	$70	0.45%	$29,359	$77	0.53%
Money market	288,779	615	0.43%	178,589	1,075	1.21%
Savings	129,191	77	0.12%	115,438	72	0.13%
Certificates of deposit	418,722	2,327	1.12%	377,431	3,557	1.90%

Total deposits	868,412	3,089	0.72%	700,817	4,781	1.37%
Advance payments by borrowers	9,999	2	0.04%	8,464	2	0.05%
Borrowings	124,429	1,306	2.12%	114,643	1,195	2.10%

Total interest-bearing liabilities	1,002,840	4,397	0.88%	823,924	5,978	1.46%
Non-interest-bearing liabilities:
Non-interest-bearing demand	254,588	—		136,903	—
Other non-interest-bearing liabilities	13,297	—		4,065	—

Total non-interest-bearing liabilities	267,885	—		140,968	—

Total liabilities	1,270,725	4,397		964,892	5,978
Total equity	166,070			157,557

Total liabilities and total equity	$1,436,795		0.88%	$1,122,449		1.46%

Net interest income		$26,624			$19,445

Net interest rate spread(5)			3.68%			3.31%

Net interest-earning assets (6)	$368,853			$246,878

Net interest margin (7)			3.92%			3.65%
Average interest-earning assets to interest-bearing liabilities			136.78%			129.96%

(1)	Annualized where appropriate.
(2)	Loans include loans and mortgage loans held for sale, at fair value.
(3)	Securities include available-for-sale securities and held-to-maturity securities.
(4)	Includes FHLBNY demand account and FHLBNY stock dividends.
(5)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(6)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(7)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the Company’s net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Six Months Ended June 30, 2021 vs. 2020
	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans (1)	$8,341	$(2,757)	$5,584
Securities (2)	256	(139)	117
Other	101	(204)	(103)

Total interest-earning assets	8,698	(3,100)	5,598

Interest-bearing liabilities:
NOW/IOLA	18	(25)	(7)
Money market	1,783	(2,243)	(460)
Savings	11	(6)	5
Certificates of deposit	2,020	(3,250)	(1,230)

Total deposits	3,832	(5,524)	(1,692)
Borrowings	84	27	111

Total interest-bearing liabilities	3,916	(5,497)	(1,581)

Change in net interest income	$4,782	$2,397	$7,179

(1)	Loans include loans and mortgage loans held for sale, at fair value.
(2)	Securities include available-for-sale securities and held-to-maturity securities.

Ponce Bank Segment

Net Income. Ponce Bank net income was $9.6 million for the six months ended June 30, 2021 compared to net loss of ($561,000) for the six months ended June 30, 2020.

Interest Income. Interest and dividend income increased $5.4 million, or 21.1%, to $30.8 million for the six months ended June 30, 2021 from $25.4 million for the six months ended June 30, 2020. Interest income on loans receivable, which is the Bank’s primary source of income, increased $5.4 million, or 21.5% to $30.3 million for the six months ended June 30, 2021 from $24.9 million for the six months ended June 30, 2020.

The following table presents interest income on loans receivable for the periods indicated:

	For the Six Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
1-4 Family residential	$10,367	$9,989	$378	3.8%
Multifamily residential	7,098	6,240	858	13.8%
Nonresidential properties	4,791	4,919	(128)	(2.6%)
Construction and land	3,950	3,369	581	17.2%
Business loans	2,364	374	1,990	*
Consumer loans	1,726	53	1,673	*

Total interest income on loans receivable	$30,296	$24,944	$5,352	21.5%

*	Represents more than 500%.

The following table presents interest income on securities and FHLBNY stock and deposits due from banks for the periods indicated:

	For the Six Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Interest on deposits due from banks	$4	$69	$(65)	(94.2%)
Interest on available-for-sale securities	346	229	117	51.1%
Dividend on FHLBNY stock	143	181	(38)	(21.0%)

Total interest and dividend income	$493	$479	$14	2.9%

Interest Expense. Interest expense decreased $1.8 million, or 30.2%, to $4.3 million for the six months ended June 30, 2021 from $6.1 million for the six months ended June 30, 2020.

The following table presents interest expense for the periods indicated:

	For the Six Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Certificates of deposit	$2,327	$3,557	$(1,230)	(34.6%)
Money market	623	1,134	(511)	(45.1%)
Savings	78	72	6	8.3%
NOW/IOLA	70	77	(7)	(9.1%)
Advance payments by borrowers	2	2	—	—%
Borrowings	1,166	1,271	(105)	(8.3%)

Total interest expense	$4,266	$6,113	$(1,847)	(30.2%)

Net Interest Income. Net interest income increased $7.1 million, or 40.1%, to $26.5 million for the six months ended June 30, 2021 from $19.3 million for the six months ended June 30, 2020, primarily as a result of organic loan growth and a lower average cost of funds on interest bearing liabilities.

Provision for loan losses. The provision for loan losses represents a charge to earnings necessary to establish ALLL that, in management’s opinion, should be adequate to provide coverage for the inherent losses on outstanding loans.

The Bank established a provision for loan losses for the six months ended June 30, 2021 of $1.3 million compared to $1.4 million for the six months ended June 30, 2020. The provision for loan losses during the first half of the year primarily reflects the Bank’s assessment of the economic impact of the COVID-19 pandemic on borrowers which indicated that it would likely be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects depends significantly on the resumption of normalized economic activities, a factor not yet determinable.

Non-interest Income. Non-interest income increased $6.3 million, or 434.8%, to $7.8 million for the six months ended June 30, 2021 from $1.5 million for the six months ended June 30, 2020. The increase in non-interest income was primarily due to a $4.8 million gain, net of expenses, from sale of real property.

The following table presents non-interest income for the periods indicated:

	For the Six Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$695	$393	$302	76.8%
Brokerage commissions	138	72	66	91.7%
Late and prepayment charges	542	132	410	310.6%
Gain on sale of real property	4,839	—	4,839	—%
Other	1,557	856	701	81.9%

Total non-interest income	$7,771	$1,453	$6,318	434.8%

Non-interest Expense. Non-interest expense increased $751,000, or 3.8%, to $20.6 million for the six months ended June 30, 2021 from $19.9 million for the six months ended June 30, 2020. The increase is primarily due to $995,000 in professional fees primarily related to consulting expenses incurred with a third-party service provider that provided loan origination services related to PPP loans. This was offset by a $2.5 million decrease in compensation and benefits which was specifically related to the allocable portion of employee expenses related to the origination of PPP loans, netted against PPP loan origination fees received from the SBA. Included in non-interest expense for the six months ended June 30, 2021 was $935,000 of expenses incurred as a result of the COVID-19 pandemic.

The following table presents non-interest expense for the periods indicated:

	For the Six Months Ended June 30,		Change
	2021	2020	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$6,427	$8,955	$(2,528)	(28.2%)
Occupancy and equipment	5,126	4,267	859	20.1%
Data processing expenses	1,309	963	346	35.9%
Direct loan expenses	1,127	411	716	174.2%
Insurance and surety bond premiums	288	249	39	15.7%
Office supplies, telephone and postage	755	628	127	20.2%
Professional fees	3,315	2,320	995	42.9%
Marketing and promotional expenses	73	379	(306)	(80.7%)
Directors fees	138	138	—	—%
Regulatory dues	180	102	78	76.5%
Other operating expenses	1,871	1,446	425	29.4%

Total non-interest expense	$20,609	$19,858	$751	3.8%

Mortgage World Segment

The results of operations of Mortgage World for the six months ended June 30, 2020 are not included for comparison purposes.

Net Income. Mortgage World had net income of $121,000 for the six months ended June 30, 2021.

Non-interest Income. Non-interest income was $5.0 million for the six months ended June 30, 2021.

The following table presents non-interest income for the period indicated:

For the Six Months Ended June 30,
2021
(In thousands)
Brokerage commissions	$515
Gain on sale of mortgage loans	2,796
Loan origination	1,510
Other	179

Total non-interest income	$5,000

Non-interest Expense. Non-interest expense was $4.8 million for the six months ended June 30, 2021.

The following table presents non-interest expense for the period indicated:

For the Six Months Ended June 30,
2021
(In thousands)
Compensation and benefits	$2,746
Occupancy and equipment	318
Data processing	18
Direct loan expense	1,033
Insurance and surety bond premiums	1
Office supplies, telephone and postage	121
Professional fees	191
Marketing and promotional expenses	13
Other operating expenses	360

Total non-interest expense	$4,801

Comparison of Operating Results for the Years Ended December 31, 2020 and 2019

The following table presents the consolidated results of operations for the periods indicated:

	For the Years Ended December 31,		Increase (Decrease)
	2020	2019	Dollars	Percent
	(Dollars in thousands, except per share data)
Interest and dividend income	$53,339	$50,491	$2,848	5.6%
Interest expense	11,369	12,358	(989)	(8.0%)

Net interest income	41,970	38,133	3,837	10.1%
Provision for loan losses	2,443	258	2,185	*

Net interest income after provision for loan losses	39,527	37,875	1,652	4.4%

Noninterest income	13,247	2,683	10,564	393.7%
Noninterest expense	47,539	46,607	932	2.0%

Income (loss) before income taxes	5,235	(6,049)	11,284	186.5%
Provision (benefit) for income taxes	1,382	(924)	2,306	249.6%

Net income (loss)	$3,853	$(5,125)	$8,978	175.2%

Earnings (loss) per share for the period

Basic	$0.23	$(0.29)	$0.52	179.7%

Diluted	$0.23	$(0.29)	$0.52	179.7%

*	Exceeds 500%

General. Consolidated net income for the year ended December 31, 2020, was $3.9 million compared to a net loss of ($5.1 million) for the year ended December 31, 2019. The change in net income reflects a $10.6 million, or 393.7%, increase in non-interest income, mainly as a result of a $4.2 million gain, net of expenses, on the sale of real property and $6.2 million of non-interest income attributable to Mortgage World operations. Net income was also impacted by a $2.8 million, or 5.6%, increase in interest and dividend income, a $989,000, or 8.0%, decrease in interest expense, offset by a $2.3 million increase in provision for income taxes, a $2.2 million increase in provision for loan losses in response to the COVID-19 pandemic and a $932,000, or 2.0%, increase in non-interest expense.

Mortgage World’s net income from July 10, 2020 through December 31, 2020 was $1.8 million, attributable to $6.2 million in non-interest income and $274,000 in interest and dividend income, offset by $3.9 million in non-interest expense, $521,000 in provision for income taxes and $250,000 in interest expense.

Interest and Dividend Income. Interest and dividend income increased $2.8 million, or 5.6%, to $53.3 million for the year ended December 31, 2020, from $50.5 million for the year ended December 31, 2019. The increase was primarily due to a $3.1 million, or 6.3%, increase in interest income on loans, which is our primary source of interest income, offset by a decrease of $235,000 of other interest and dividend income. Average loan balances increased $122.6 million, or 13.0%, to $1.1 billion for the year ended December 31, 2020 from $946.2 million for the year ended December 31, 2019. The increase in average loan balances was mainly driven by increases in business loans, of which $50.6 million related to PPP loans, multifamily residential loans, one-to-four family residential loans, nonresidential loans, and construction and land mortgage loans. The average yield on loans decreased 31 basis points to 4.90% for the year ended December 31, 2020 from 5.21% for the year ended December 31, 2019.

The following table presents interest income on loans for the periods indicated:

	For the Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
1-4 Family residential	$20,538	$20,339	$199	1.0%
Multifamily residential	12,990	12,053	937	7.8%
Nonresidential properties	9,838	9,621	217	2.3%
Construction and land	6,827	6,374	453	7.1%
Business loans	1,727	824	903	109.6%
Consumer loans	469	95	374	393.7%

Total interest income on loans receivable	$52,389	$49,306	$3,083	6.3%

Interest income on deposits due from banks and available-for-sale securities and dividend income from FHLBNY stock decreased $235,000, or 19.8%, to $950,000 for the year ended December 31, 2020 from $1.2 million for the year ended

December 31, 2019. The average balance of deposits due from banks, available-for-sale securities and FHLBNY stock increased $9.9 million, or 16.4%, to $70.2 million for the year ended December 31, 2020, from $60.3 million for the year ended December 31, 2019. The average rate earned on deposits due from banks, available-for-sale securities and FHLBNY stock decreased 62 basis points to 1.35% for the year ended December 31, 2020 from 1.97% for the year ended December 31, 2019.

The following table presents interest and dividend income on deposits due from banks, available-for-sale securities and FHLBNY stock for the periods indicated:

	For the Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Interest on deposits due from banks	$84	$617	$(533)	(86.4%)
Interest on available-for-sale securities	515	362	153	42.3%
Dividend on FHLBNY stock	351	206	145	70.4%

Total interest and dividend income	$950	$1,185	$(235)	(19.8%)

Interest Expense. Interest expense decreased $989,000, or 8.0%, to $11.4 million for the year ended December 31, 2020, from $12.4 million for the year ended December 31, 2019.

Interest expense on certificates of deposit decreased $1.1 million, or 14.3%, to $6.6 million for the year ended December 31, 2020 from $7.7 million for the year ended December 31, 2019. The average balance on certificates of deposit decreased $23.7 million, or 5.9%, to $379.3 million for the year ended December 31, 2020 from $403.0 million for the same period last year, and the average rate the Bank paid on certificates of deposit decreased 17 basis points to 1.73% for the year ended December 31, 2020 from 1.90% for the same period in 2019.

Interest expense on money market accounts decreased $680,000, or 26.7%, to $1.9 million for the year ended December 31, 2020 from $2.5 million for the year ended December 31, 2019. The average balance of money market accounts increased $82.7 million, or 66.3%, to $207.5 million for the year ended December 31, 2020 from $124.7 million for the same period last year, while the average rate paid on money market accounts decreased 114 basis points to 0.90% for the year ended December 31, 2020 from 2.04% for the year ended December 31, 2019.

Interest expense on borrowings increased $765,000, or 41.3%, to $2.6 million for the year ended December 31, 2020 from $1.9 million for the year ended December 31, 2019. The average balance on borrowings increased $43.6 million, or 56.1%, to $121.2 million for the year ended December 31, 2020 from $77.6 million for the same period last year, and the average rate the Bank paid on borrowings decreased 23 basis points to 2.16% for the year ended December 31, 2020 from 2.39% for the same period in 2019.

The following table presents interest expense for the periods indicated:

	For the Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Certificates of deposit	$6,576	$7,677	$(1,101)	(14.3%)
Money market	1,869	2,549	(680)	(26.7%)
Savings	148	152	(4)	(2.6%)
NOW/IOLA	153	122	31	25.4%
Advance payments by borrowers	4	4	—	0.0%
Borrowings	2,619	1,854	765	41.3%

Total interest expense	$11,369	$12,358	$(989)	(8.0%)

Net Interest Income. Net interest income increased $3.8 million, or 10.1%, to $42.0 million for the year ended December 31, 2020 from $38.1 million for the year ended December 31, 2019, primarily as a result of organic loan growth and lower average cost of funds on interest bearing liabilities. Average net interest-earning assets increased by $28.3 million, or 11.6%, to $273.8 million for the year ended December 31, 2020 from $245.4 million for the same period in 2019, due primarily to increases of $122.6 million in average loans and mortgage loans held for sale, $18.2 million in FHLBNY demand account and FHLBNY stock dividends, a decrease of $23.7 million in average certificates of deposit, offset by increases of $82.7 million in average money market accounts, $43.6 million in average borrowings and a decrease of $8.3 million in average securities. The net interest rate spread decreased by three basis points to 3.37% for the year ended December 31, 2020 from 3.40% for the year ended December 31, 2019, and the net interest margin decreased by 10 basis points to 3.69% from 3.79% for the years ended December 31, 2020 and 2019, respectively.

Management continues to deploy various asset and liability management strategies to manage the Company’s risk of interest rate fluctuations. Net interest margin decreased 10 basis points for the year ended December 31, 2020, to 3.69% from 3.79% for the year ended December 31, 2019, reflecting that pricing for creditworthy borrowers and meaningful depositors remained very competitive and evidencing the effect of the COVID-19 pandemic.

Provision for Loan Losses. The Bank established a provision for loan losses for the year ended December 31, 2020 of $2.4 million compared to $258,000 for the year ended December 31, 2019. The Bank’s assessment of the economic impact of the COVID-19 pandemic on borrowers indicated that it would likely be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects depends significantly on the resumption of normalized economic activities, a factor not yet determinable.

The increase of $2.2 million in provision of loan losses was primarily driven by increases of $1.3 million in multifamily residential, $658,000 in 1-4 family investor owned residential mortgage, $426,000 in nonresidential properties, $334,000 in 1-4 family owner-occupied residential mortgage and $270,000 in consumer loans offset by decreases of $703,000 in business loans and $113,000 in construction and land. The ALLL was $14.9 million, or 1.27% of total loans, at December 31, 2020, compared to $12.3 million, or 1.28% of total loans, at December 31, 2019. Excluding $85.3 million in PPP loans, the ALLL at December 31, 2020 would have been 1.37% of total loans.

Non-Interest Income. Non-interest income increased $10.6 million, to $13.2 million for the year ended December 31, 2020 from $2.7 million for the year ended December 31, 2019. The increase in non-interest income for the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to a $4.2 million gain, net of expenses, on the sale of real property, combined with $6.2 million in gain on sale of mortgage loans, loan origination fees, brokerage commissions and other non-interest income attributable to Mortgage World operations. The increase in non-interest income also was the result of $429,000 in other non-interest income and $228,000 in brokerage commissions related to the Bank, offset by decreases of $397,000 in late and prepayment charges related to mortgage loans and $79,000 in service charges and fees related to the Bank.

Mortgage World’s non-interest income from July 10, 2020 through December 31, 2020 was $6.2 million, consisting of $4.1 million in income on sale of mortgage loans, $925,000 in loan origination fees, $627,000 in other non-interest income and $535,000 in brokerage commissions.

The following table presents non-interest income for the periods indicated:

	For the Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Service charges and fees	$892	$971	$(79)	(8.1%)
Brokerage commissions	974	212	762	359.4%
Late and prepayment charges	358	755	(397)	(52.6%)
Income on sale of mortgage loans	4,120	—	4,120	—%
Loan origination	925	—	925	—%
Gain on sale of real property	4,177	—	4,177	—%
Other	1,801	745	1,056	141.7%

Total non-interest income	$13,247	$2,683	$10,564	393.7%

Non-Interest Expenses. Non-interest expense increased $932,000, or 2.0%, to $47.5 million for the year ended December 31, 2020, compared to $46.6 million for the year ended December 31, 2019. The increase in non-interest expense was primarily attributable to $3.9 million in non-interest expense related to Mortgage World operations, of which $2.3 million was related to compensation and benefits. The remainder of the increases in non-interest expense attributable to the Bank were $2.8 million in professional fees, $1.6 million in occupancy and equipment expense due to new software licenses and security services, $838,000 in compensation and benefits, $686,000 in other operating expenses mainly due to employment agency fees and collection fees, $544,000 in data processing expenses as a result of system enhancements and implementation charges related to new software upgrades and $319,000 in marketing and promotional expenses attributable to the Bank. The increases in non-interest expense were offset by the absence of the non-recurring $9.9 million loss on the termination of the pension plan related to the Bank, recognized in the fourth quarter of 2019. The increase of $2.8 million attributable to the Bank in professional fees was mainly attributable to increases in consulting fees of $1.8 million and professional services of $1.0 million related to the document imaging project adopted in late 2019. Included in non-interest expense for the year ended December 31, 2020 was $1.1 million of expenses incurred as a result of the COVID-19 pandemic. Excluding the impact of the $3.9 million in non-interest expense related to Mortgage World for the year ended December 31, 2020 and the $9.9 million loss on termination of pension plan related to the Bank recognized in the fourth quarter of 2019, total non-interest expense would have increased $7.0 million, or 19.0%, to $43.7 million for the year ended December 31, 2020 compared to $36.7 million for the year ended December 31, 2019.

Mortgage World’s non-interest expense from July 10, 2020 through December 31, 2020 was $3.9 million, consisting primarily of $2.3 million in compensation and benefits, $792,000 in direct loan expenses, $322,000 in occupancy and equipment and $279,000 in other operating expenses.

The following table presents non-interest expense for the periods indicated.

	For the Years Ended December 31,		Change
	2020	2019	Amount	Percent
	(Dollars in thousands)
Compensation and benefits	$22,053	$18,883	$3,170	16.8%
Loss on termination of pension plan	—	9,930	(9,930)	(100.0%)
Occupancy and equipment	9,564	7,612	1,952	25.6%
Data processing expenses	2,137	1,576	561	35.6%
Direct loan expenses	1,447	692	755	109.1%
Insurance and surety bond premiums	553	414	139	33.6%
Office supplies, telephone and postage	1,399	1,185	214	18.1%
Professional fees	6,049	3,237	2,812	86.9%
Marketing and promotional expenses	488	158	330	208.9%
Directors fees	276	294	(18)	(6.1%)
Regulatory dues	210	231	(21)	(9.1%)
Other operating expenses	3,363	2,395	968	40.4%

Total non-interest expense	$47,539	$46,607	$932	2.0%

Income Taxes Expense. Consolidated income tax expense was $1.4 million for the year ended December 31, 2020 and ($924,000) in income tax benefit for the year ended December 31, 2019, resulting in effective tax rates of 26.4% and 15.3%, respectively. At December 31, 2020 and 2019, net deferred tax assets amounted to $4.7 million and $3.7 million, respectively.

Average Balance Sheet

The following table sets forth average outstanding balances, average yields and rates, and certain other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects would be immaterial. Average balances are derived from average daily balances. Non-accrual loans were included in the computation of average balances. The yields set forth below include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense.

	For the Years Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$1,068,785	$52,389	4.90%	$946,159	$49,306	5.21%
Securities (2)	16,473	515	3.13%	24,778	362	1.46%
Other (3)	53,683	435	0.81%	35,517	823	2.32%

Total interest-earning assets	1,138,941	53,339	4.68%	1,006,454	50,491	5.02%
Non-interest-earning assets	56,415			35,504

Total assets	$1,195,356			$1,041,958

Interest-bearing liabilities:
NOW/IOLA	$29,792	$153	0.51%	$27,539	$122	0.44%
Money market	207,454	1,869	0.90%	124,729	2,548	2.04%
Savings	118,956	148	0.12%	119,521	153	0.13%
Certificates of deposit	379,276	6,576	1.73%	403,010	7,677	1.90%

Total deposits	735,478	8,746	1.19%	674,799	10,500	1.56%
Advance payments by borrowers	8,463	4	0.05%	8,608	4	0.05%
Borrowings	121,193	2,619	2.16%	77,621	1,854	2.39%

Total interest-bearing liabilities	865,134	11,369	1.31%	761,028	12,358	1.62%
Non-interest-bearing liabilities:
Non-interest-bearing demand	164,555	—		110,745	—

	For the Years Ended December 31,
	2020			2019
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Other non-interest-bearing liabilities	$6,603	$—		$3,900	$—

Total non-interest-bearing liabilities	171,158	—		114,645	—

Total liabilities	1,036,292	11,369		875,673	12,358
Total equity	159,064			166,285

Total liabilities and total equity	$1,195,356		1.31%	$1,041,958		1.62%

Net interest income		$41,970			$38,133

Net interest rate spread (4)			3.37%			3.40%

Net interest-earning assets (5)	$273,807			$245,426

Net interest margin (6)			3.69%			3.79%
Average interest-earning assets to interest-bearing liabilities			131.65%			132.25%

(1)	Loans include loans and mortgage loans held for sale, at fair value.
(2)	Securities include available-for-sale securities and held-to-maturity securities.
(3)	Includes FHLBNY demand account and FHLBNY stock dividends.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(5)	Net interest-earning assets represent total interest-earning assets less total interest-earning liabilities.
(6)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on the Company’s net interest income for the periods indicated. The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Years Ended December 31, 2020 vs. 2019
	Increase (Decrease) Due to		Total Increase (Decrease)
	Volume	Rate
	(In thousands)
Interest-earning assets:
Loans (1)	$6,390	$(3,307)	$3,083
Securities (2)	(121)	274	153
Other	421	(809)	(388)

Total interest-earning assets	6,690	(3,842)	2,848

Interest-bearing liabilities:
NOW/IOLA	10	21	31
Money Market	1,690	(2,369)	(679)
Savings	(1)	(4)	(5)
Certificates of deposit	(452)	(649)	(1,101)

Total deposits	1,247	(3,001)	(1,754)
Borrowings	1,041	(276)	765

Total interest-bearing liabilities	2,288	(3,277)	(989)

Change in net interest income	$4,402	$(565)	$3,837

(1)	Loans includes mortgage loans held for sale, at fair value.
(2)	Securities include available-for-sale securities and held-to-maturity securities.

Management of Market Risk

General. The most significant form of market risk is interest rate risk because, as a financial institution, the majority of the Bank’s assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of its financial condition and results of operations to changes in market interest rates. The Bank’s Asset/Liability Management Committee is responsible for evaluating the interest rate risk inherent in the Bank’s assets and liabilities, for determining the level of risk that is appropriate, given the business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with policies and guidelines approved by the Board of Directors. The Bank currently utilizes a third-party modeling solution that is prepared on a quarterly basis, to evaluate its sensitivity to changing interest rates, given the Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors.

The Bank does not engage in hedging activities, such as engaging in futures, options or swap transactions, or investing in high-risk mortgage derivatives, such as collateralized mortgage obligation residual interests, real estate mortgage investment conduit residual interests or stripped mortgage backed securities. Mortgage World currently is not engaged in hedging activities to cover the risks of interest rate movements while it holds mortgages for sale. The current low mortgage interest rates and their limited volatility has effectively mitigated such risks. Should the mortgage interest rate environment change, Mortgage World may consider renewed hedging strategies.

Net Interest Income Simulation Models. Management utilizes a respected, sophisticated third party designed asset liability modeling software that measures the Bank’s earnings through simulation modeling. Earning assets, interest-bearing liabilities and off-balance sheet financial instruments are combined with forecasts of interest rates for the next 12 months and are combined with other factors in order to produce various earnings simulations over that same 12-month period. To limit interest rate risk, the Bank has policy guidelines for earnings risk which seek to limit the variance of net interest income in both gradual and instantaneous changes to interest rates. As of June 30, 2021, in the event of an instantaneous upward and downward change in rates from management’s flat interest rate forecast over the next twelve months, assuming a static balance sheet, the following estimated changes are calculated:

	Net Interest Income	Year 1 Change
Rate Shift (1)	Year 1 Forecast	from Level
	(Dollars in thousands)
+400	$49,512	(11.62%)
+300	51,750	(7.62%)
+200	53,612	(4.30%)
+100	55,067	(1.70%)
Level	56,021	—%
-100	54,920	(1.97%)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.

Although an instantaneous and severe shift in interest rates was used in this analysis to provide an estimate of exposure under these scenarios, management believes that a gradual shift in interest rates would have a more modest impact. Further, the earnings simulation model does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could alter any potential adverse impact of changes in interest rates.

The behavior of the deposit portfolio in the baseline forecast and in alternate interest rate scenarios set out in the table above is a key assumption in the projected estimates of net interest income. The projected impact on net interest income in the table above assumes no change in deposit portfolio size or mix from the baseline forecast in alternative rate environments. In higher rate scenarios, any customer activity resulting in the replacement of low-cost or noninterest-bearing deposits with higher-yielding deposits or market-based funding would reduce the benefit in those scenarios.

At June 30, 2021, the earnings simulation model indicated that the Bank was in compliance with the Board of Directors approved Interest Rate Risk Policy.

Economic Value of Equity Model. While earnings simulation modeling attempts to determine the impact of a changing rate environment to net interest income, the Economic Value of Equity Model (“EVE”) measures estimated changes to the economic values of assets, liabilities and off-balance sheet items as a result of interest rate changes. Economic values are determined by discounting expected cash flows from assets, liabilities and off-balance sheet items, which establishes a base case EVE. Rates are then shocked as prescribed by the Interest Rate Risk Policy to measure the sensitivity in EVE values for each of those shocked rate scenarios versus the base case. The Interest Rate Risk Policy sets limits for those sensitivities. At June 30, 2021, the EVE modeling calculated the following estimated changes in EVE due to instantaneous upward and downward changes in rates:

				EVE as a Percentage of Present
				Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated EVE (2)	Estimated Increase (Decrease) in EVE		EVE Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
		(Dollars in thousands)
+400	$144,306	$(36,929)	(20.38%)	9.98%	(2,038)
+300	154,870	(26,365)	(14.55%)	10.53%	(1,455)
+200	164,964	(16,271)	(8.98%)	11.01%	(898)
+100	174,362	(6,873)	(3.79%)	11.43%	(379)
Level	181,235	—	—%	11.67%	—
-100	197,405	16,170	8.92%	12.49%	892

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

Although an instantaneous and severe shift in interest rates was used in this analysis to provide an estimate of exposure under these scenarios, management believes that a gradual shift in interest rates would have a more modest impact. Since EVE measures the discounted present value of cash flows over the estimated lives of instruments, the change in EVE does not directly correlate to the degree that earnings would be impacted over a shorter time horizon (i.e., the current year). Further, EVE does not take into account factors such as future balance sheet growth, changes in product mix, changes in yield curve relationships, and changing product spreads that could alter the adverse impact of changes in interest rates.

At June 30, 2021, the EVE model indicated that the Bank was in compliance with the Board of Directors approved Interest Rate Risk Policy.

Most Likely Earnings Simulation Models. Management also analyzes a most-likely earnings simulation scenario that projects the expected change in rates based on a forward yield curve adopted by management using expected balance sheet volumes forecasted by management. Separate growth assumptions are developed for loans, investments, deposits, etc. Other interest rate scenarios analyzed by management may include delayed rate shocks, yield curve steepening or flattening, or other variations in rate movements to further analyze or stress the balance sheet under various interest rate scenarios. Each scenario is evaluated by management and weighted to determine the most likely result. These processes assist management to better anticipate financial results and, as a result, management may determine the need to review other operating strategies and tactics which might enhance results or better position the balance sheet to reduce interest rate risk going forward.

Each of the above analyses may not, on its own, be an accurate indicator of how net interest income will be affected by changes in interest rates. Income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates. In addition, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market rates, while interest rates on other types may lag behind changes in general market rates. In addition, certain assets, such as adjustable rate mortgage loans, have features (generally referred to as interest rate caps and floors) which limit changes in interest rates. Prepayment and early withdrawal levels also could deviate significantly from those assumed in calculating the maturity of certain instruments. The ability of many borrowers to service their debts also may decrease during periods of rising interest rates. The Asset/Liability Committee reviews each of the above interest rate sensitivity analyses along with several different interest rate scenarios as part of its responsibility to provide a satisfactory, consistent level of profitability within the framework of established liquidity, loan, investment, borrowing, and capital policies.

Management’s model governance, model implementation and model validation processes and controls are subject to review in the Bank’s regulatory examinations to ensure they are in compliance with the most recent regulatory guidelines and industry and regulatory practices. Management utilizes a respected, sophisticated third party designed asset liability modeling software to help ensure implementation of management’s assumptions into the model are processed as intended in a robust manner. That said, there are numerous assumptions regarding financial instrument behaviors that are integrated into the model. The assumptions are formulated by combining observations gleaned from the Bank’s historical studies of financial instruments and the best estimations of how, if at all, these instruments may behave in the future given changes in economic conditions, technology, etc. These assumptions may prove to be inaccurate. Additionally, given the large number of assumptions built into Bank’s asset liability modeling software, it is difficult, at best, to compare its results to other banks.

The Asset/Liability Management Committee may determine that the Company should over time become more or less asset or liability sensitive depending on the underlying balance sheet circumstances and its conclusions regarding interest rate fluctuations in future periods. The Federal Reserve Board decreased the targeted federal funds interest rate by an aggregate of 225 basis points during the second half of 2019 and the first quarter of 2020. The 2020 rate cuts were in response to unprecedented market turmoil as a result of the onset of the COVID-19 pandemic. The Federal Reserve Board has stated that its federal funds interest rate policy will remain accommodative at least through 2023. The Company cannot make any representation as to whether, or how many times, the Federal Reserve Board will decrease or increase the targeted federal funds rate in the future.

GAP Analysis. In addition, management analyzes interest rate sensitivity by monitoring the Bank’s interest rate sensitivity “gap.” The interest rate sensitivity gap is the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest bearing-liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets maturing or repricing during a period exceeds the amount of interest rate sensitive liabilities maturing or repricing during the same period, and a gap is considered negative when the amount of interest rate sensitive liabilities maturing or repricing during a period exceeds the amount of interest rate sensitive assets maturing or repricing during the same period.

The following table sets forth the Company’s interest-earning assets and its interest-bearing liabilities at June 30, 2021, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at June 30, 2021, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

	June 30, 2021 Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Five Years Plus	Total Earning Assets & Costing Liabilities	Non Earning Assets & Non Costing Liabilities	Total
	(Dollars in thousands)
Assets:
Interest-bearing deposits in banks	$36,461	$36,461	$36,461	$36,461	$36,461	$36,461	$36,461	$29,631	$66,092
Securities (1)	2,068	6,206	9,441	14,692	38,766	50,372	50,372	(116)	50,256
Placements with banks	2,739	2,739	2,739	2,739	2,739	2,739	2,739	—	2,739
Net loans (includes LHFS)	175,947	311,369	518,136	773,104	1,325,827	1,374,659	1,374,659	(15,773)	1,358,886
FHLBNY stock	6,156	6,156	6,156	6,156	6,156	6,156	6,156	—	6,156
Other assets	—	—	—	—	—	—	—	63,521	63,521
Total	$223,371	$362,931	$572,933	$833,152	$1,409,949	$1,470,387	$1,470,387	$77,263	$1,547,650
Liabilities:
Non-maturity deposits	$57,831	$110,505	$215,853	$283,455	$441,813	$508,173	$508,173	$296,025	$804,198
Certificates of deposit	71,586	142,863	246,634	299,573	427,964	431,963	431,963	—	431,963
Other liabilities	—	3,000	50,880	102,255	109,255	109,255	109,255	30,344	139,599
Total liabilities	129,417	256,368	513,367	685,283	979,032	1,049,391	1,049,391	326,369	1,375,760
Capital	—	—	—	—	—	—	—	171,890	171,890
Total liabilities and capital	$129,417	$256,368	$513,367	$685,283	$979,032	$1,049,391	$1,049,391	$498,259	$1,547,650
Asset/liability gap	$93,954	$106,563	$59,566	$147,869	$430,917	$420,996	$420,996
Gap/assets ratio	172.60%	141.57%	111.60%	121.58%	144.01%	140.12%	140.12%

(1)	Includes available-for-sale securities and held-to-maturity securities.

The following table sets forth the Company’s interest-earning assets and its interest-bearing liabilities at December 31, 2020, which are anticipated to reprice or mature in each of the future time periods shown based upon certain assumptions. The amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected repricing of assets and liabilities at December 31, 2020, on the basis of contractual maturities, anticipated prepayments and scheduled rate adjustments. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization and as a result of contractual rate adjustments on adjustable-rate loans.

	December 31, 2020 Time to Repricing
	Zero to 90 Days	Zero to 180 Days	Zero Days to One Year	Zero Days to Two Years	Zero Days to Five Years	Five Years Plus	Total Earning Assets & Costing Liabilities	Non Earning Assets & Non Costing Liabilities	Total
	(Dollars in thousands)
Assets:
Interest-bearing deposits in banks	$72,078	$72,078	$72,078	$72,078	$72,078	$72,078	$72,078	$—	$72,078
Securities (1)	802	1,514	6,183	7,865	10,883	19,094	19,094	147	19,241
Placement with banks	2,739	2,739	2,739	2,739	2,739	2,739	2,739	—	2,739
Net loans (includes LHFS)	182,337	273,469	451,205	710,938	1,147,028	1,195,099	1,195,099	(1,053)	1,194,046
FHLBNY stock	6,426	6,426	6,426	6,426	6,426	6,426	6,426	—	6,426
Other assets	—	—	—	—	—	—	—	60,701	60,701
Total	$264,382	$356,226	$538,631	$800,046	$1,239,154	$1,295,436	$1,295,436	$59,795	$1,355,231
Liabilities:
Non-maturity deposits	$16,445	$30,887	$59,771	$117,545	$256,222	$449,570	$449,570	$173,022	$622,592
Certificates of deposit	103,737	168,744	271,229	353,272	402,987	406,987	406,987	—	406,987
Other liabilities	8,000	8,000	8,000	120,324	148,699	148,699	148,699	17,409	166,108
Total liabilities	128,182	207,631	339,000	591,141	807,908	1,005,256	1,005,256	190,431	1,195,687
Capital	—	—	—	—	—	—	—	159,544	159,544
Total liabilities and capital	$128,182	$207,631	$339,000	$591,141	$807,908	$1,005,256	$1,005,256	$349,975	$1,355,231
Asset/liability gap	$136,200	$148,595	$199,631	$208,905	$431,246	$290,180	$290,180
Gap/assets ratio	206.26%	171.57%	158.89%	135.34%	153.38%	128.87%	128.87%

(1)	Includes available-for-sale securities and held-to-maturity securities.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurements. Modeling changes require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net interest income and EVE tables presented assume that the composition of the interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net interest income and EVE tables provide an indication of the interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on net interest income and EVE and will differ from actual results. Furthermore, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Additionally, certain assets, such as adjustable-rate loans, have features that restrict changes in interest rates both on a short-term basis and over the life of the asset. In the event of changes in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.

Interest rate risk calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes the ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of the Company’s customers and to fund current and future planned expenditures. The primary sources of funds are deposits, principal and interest payments on loans and securities and proceeds from the sale of loans. The Bank also has access to borrow from the FHLBNY. At June 30, 2021 and December 31, 2020, the Bank had $109.3 million and $117.3 million, respectively, of term and overnight outstanding advances from the FHLBNY, and also had a guarantee from the FHLBNY through letters of credit of up to $31.5 million and $61.5 million, respectively. At June 30, 2021 and December 31, 2020, there was eligible collateral of approximately $363.2 million and $336.8 million, respectively, in mortgage loans available to secure advances from the FHLBNY. The Bank also has an unsecured line of credit of $25.0 million with a correspondent bank, of which there was none outstanding at June 30, 2021 and December 31, 2020. The Bank did not have any outstanding securities sold under repurchase agreements with brokers as of June 30, 2021 and December 31, 2020.

Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the origination and sale of residential mortgage loans. As of June 30, 2021, the maximum credit line of $20.0 million, of which $13.1 million was utilized, with $6.9 million remaining unused. As of December 31, 2020, the maximum credit line of $34.9 million, of which $30.0 million was utilized, with $4.9 million remaining unused.

Although maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and competition. The most liquid assets are cash and interest-bearing deposits in banks. The levels of these assets are dependent on operating, financing, lending, and investing activities during any given period.

Net cash provided by (used in) operating activities was $28.4 million and ($3.9 million) for the six months ended June 30, 2021 and 2020, respectively. Net cash (used in) investing activities, which consists primarily of disbursements for loan originations, purchases of new securities, and purchase of equipment offset by principal collections on loans, proceeds from maturing securities and pay downs on mortgage-backed securities, and proceeds from the sale of real estate was $(219.2 million) and $(111.5 million) for the six months ended June 30, 2021 and 2020, respectively. Net cash provided by financing activities, consisting of activities in deposit accounts, advances, and repurchase and sale of treasury stock, was $184.8 million and $164.4 million for the six months ended June 30, 2021 and 2020, respectively.

Based on the Company’s current assessment of the economic impact of the COVID-19 pandemic on its borrowers, management has determined that it will likely be a detriment to borrowers’ ability to repay in the short-term and that the likelihood of long-term detrimental effects will depend significantly on the resumption of normalized economic activities, a factor not yet determinable. The Bank’s management also took steps to enhance the Company’s liquidity position by increasing its on balance sheet cash and cash equivalents position in order to meet unforeseen liquidity events and to fund upcoming funding needs.

At June 30, 2021 and December 31, 2020, all regulatory capital requirements were met, resulting in the Company and the Bank being categorized as well capitalized at June 30, 2021 and December 31, 2020. Management is not aware of any conditions or events that would change this categorization.

Off-Balance Sheet Arrangements

Commitments. As a financial services provider, the Company routinely is a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. Although these contractual obligations represent the Company’s future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans originated. At June 30, 2021 and December 31, 2020, the Company had outstanding commitments to originate loans and extend credit of $214.8 million and $151.3 million, respectively.

It is anticipated that the Company will have sufficient funds available to meet its current lending commitments. Certificates of deposit that are scheduled to mature in less than one year from June 30, 2021 totaled $246.9 million. Management expects that a substantial portion of the maturing time deposits will be renewed. However, if a substantial portion of these deposits are not retained, the Company may utilize FHLBNY advances, unsecured credit lines with correspondent banks, or raise interest rates on deposits to attract new accounts, which may result in higher levels of interest expense.

Contractual Obligations. In the ordinary course of its operations, the Company enters into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

REGULATION AND SUPERVISION

General

As a federally-chartered, stock savings association, the Bank is subject to examination, supervision and regulation, primarily by the OCC, and, secondarily, by the FDIC as the insurer of deposits. The federal system of regulation and supervision establishes a comprehensive framework of activities in which the Bank is engaging and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

The Bank is regulated to a lesser extent by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. In addition, the Bank is a member of and owns stock in the FHLBNY, which is one of the 11 regional banks in the Federal Home Loan Bank System. The Bank’s relationship with its depositors and borrowers is also regulated, to a great extent, by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of loan documents.

As a savings and loan holding company following the conversion, Ponce Financial will be subject to examination and supervision by, and be required to file certain reports with, the Federal Reserve Board. Ponce Financial will also be subject to the rules and regulations of the SEC under the federal securities laws.

Mortgage World is a mortgage banking entity primarily operating in the New York City metropolitan area. It is a Federal Housing Administration (“FHA”) approved Title II lender, giving Mortgage World the ability to process or service single family loans that will be guaranteed by the FHA. To maintain its license, Mortgage World must comply with certain regulations set forth by the U.S. Department of Housing and Urban Development (“HUD”). In addition, Mortgage World is subject to the comprehensive regulation and examination of the New York State Department of Financial Services.

Set forth below are certain material regulatory requirements that are or will be applicable to Ponce Financial, the Bank and Mortgage World. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on Ponce Financial, the Bank and Mortgage World. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Ponce Financial, the Bank and Mortgage World and their respective operations.

CARES Act

In response to the COVID-19 pandemic, the CARES Act was signed into law on March 27, 2020. Among other things, the CARES Act includes provisions impacting financial institutions like the Bank and Mortgage World. The CARES Act allows banks to elect to suspend requirement under GAAP for loan modifications related to the COVID-19 pandemic (for loans that were not more than 30 days past due as of December 31, 2019) that would otherwise be categorized as a TDR, including impairment for accounting purposes, until the earlier of 60 days after the termination date of the national emergency or December 31, 2020. This relief was extended by the Consolidated Appropriations Act enacted on December 27, 2020 to the earlier of January 1, 2022 or 60 days after the termination of the national emergency. Federal banking agencies are required to defer to the determination of the banks making such suspension.

The CARES Act created the PPP. The PPP authorized small business loans to pay payroll and group health costs, salaries and commissions, mortgage and rent payments, utilities, and interest on certain debt. The loans were provided through participating financial institutions, such as the Bank, that processed loan applications and service the loans. The CARES Act appropriated $349.0 billion for PPP loans. On April 24, 2020, the PPP received another $310.0 billion in funding. On December 27, 2020, the Economic Aid Act appropriated another $284.0 billion for both first and second draw of PPP loans bringing the total appropriations for PPP loans to $943.0 billion. Loans under the PPP that meet SBA requirements may be forgiven in certain circumstances, and are 100% guaranteed by the SBA. The authorization for making PPP loans expired on May 31, 2021.

Federal Bank Regulations

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, the Bank may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Bank may also establish, subject to specified investment limits, service corporation subsidiaries that may engage in certain activities not otherwise permissible for Ponce Bank, including real estate investment and securities and insurance brokerage.

Examinations and Assessments. The Bank is primarily supervised by the OCC. The Bank is required to file reports with and is subject to periodic examination by the OCC. The Bank is required to pay assessments to the OCC to fund the agency’s operations. The Company is and Ponce Financial will be required to file reports with and is/will be subject to periodic examination by the Federal Reserve Board. They also are/will be required to pay assessments to the Federal Reserve Board to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings associations, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and total capital to risk-weighted assets of at least 4.5%, 6.0% and 8.0%, respectively. The regulations also establish a minimum required leverage ratio of at least 4.0% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. In 2015, Ponce De Leon Federal Bank, the predecessor of Ponce Bank, made a one-time, permanent election to opt-out regarding the treatment of AOCI. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0.0% is assigned to cash and U.S. government securities, a risk weight of 50.0% is generally assigned to prudently underwritten first lien one-to-four family residential mortgages, a risk weight of 100.0% is assigned to commercial and consumer loans, a risk weight of 150.0% is assigned to certain past due loans and a risk weight of between 0.0% to 600.0% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is 2.5% of risk-weighted assets.

At June 30, 2021, the Bank’s capital exceeded all applicable requirements. See “Historical and Pro Forma Regulatory Capital Compliance.”

Mortgage World is subject to various net worth requirements in connection with regulatory requirements and lending agreements that Mortgage World has entered into with purchase facility lenders. Failure to maintain minimum capital requirements could result in Mortgage World’s inability to originate and service loans, and, therefore, could have a direct material effect on the Company’s consolidated financial statements.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15.0% of unimpaired capital and surplus. An additional amount may be lent, equal to 10.0% of unimpaired capital and surplus, if secured by “readily marketable collateral,” which generally includes certain financial instruments (but not real estate). As of June 30, 2021, the Bank was in compliance with the loans-to-one borrower limitations.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems, audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency pronouncements set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the pronouncements, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the Federal Prompt Corrective Action statute, the OCC is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. A savings institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4.0% is considered to be

“undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.”

Generally, the OCC is required to appoint a receiver or conservator for a federal savings association that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the savings association’s assets at the time it was deemed to be undercapitalized by the OCC or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the OCC notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2021, the Bank met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10.0%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%.

Qualified Thrift Lender Test. As a federal savings association, the Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, the Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of every 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Alternatively, the Bank may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At June 30, 2021, the Bank satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceeds the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as the Bank, must file a notice with the Federal Reserve Board at least 30 days before its board of directors declares a dividend.

An application or notice related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications, such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Ponce Bank, received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. As a federal savings association, the Bank’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as the Bank. Ponce Financial will be an affiliate of the Bank because of its control of the Bank. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

The Bank’s authority to extend credit to its directors, executive officers and 10.0% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•

be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by the Bank’s Board of Directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and to the appointment of a receiver or conservator. Civil money penalties (“CMP”) cover a wide range of violations and actions. CMPs are classified into three tiers based on the actionable conduct and the level of culpability. The law sets maximum amounts that the OCC may assess for each day the actionable conduct continues. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular federal savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as the Bank. Deposit accounts in the Bank are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts.

The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund. The Dodd-Frank Act required the FDIC to base its assessments upon each insured institution’s total assets less tangible equity. The FDIC has set the assessment range at 1.5 to 40 basis points of total assets less tangible equity. Assessments for most institutions are based on financial measures and supervisory ratings derived from statistical modeling estimating the probability of failure within three years.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of the Bank. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of the Bank’s deposit insurance.

Federal Reserve System

Generally, Federal Reserve Board regulations require depository institutions to maintain reserves against their transaction accounts (primarily NOW and regular checking accounts). In an effort to respond to the negative effects on the economy from the COVID-19 pandemic, effective March 26, 2020, in response to COVID-19, the Federal Reserve Board eliminated the reserve requirement for depository institutions in order to support lending to households and businesses.

Federal Home Loan Bank System

The Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the FHLBNY, the Bank is required to acquire and hold shares of the capital stock of the FHLBNY. As of June 30, 2021, the Bank was in compliance with this requirement. The Bank may also utilize advances from the FHLBNY as a source of investable funds.

Other Regulations

Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act, mandating certain disclosures to depositors; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of the Bank are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

The USA PATRIOT Act, which requires financial institutions to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirement that also apply to financial institutions under the Bank Secrecy Act and the Foreign Assets Control regulations; and

•

The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

•

The Dodd-Frank Act made significant changes to the regulatory structure for depository institutions and their holding companies and also affected the lending, investments and other operations of all depository institutions. The Dodd-Frank Act required the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for their insured depository subsidiaries. The Dodd-Frank Act created a new regulator, the Consumer Financial Protection Bureau (“CFPB”), and gave it broad powers to supervise and enforce consumer protection laws. The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, such as Ponce Bank, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.

Holding Company Regulations

General. Ponce Financial will be a unitary savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Ponce Financial will be registered with the Federal Reserve Board and subject to the regulation, examination, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board will have enforcement authority over Ponce Financial and its non-savings association subsidiaries, if any. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities of those entities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of the Ponce Financial will generally be limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met and financial holding company status is elected, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance, as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations. The Company and Ponce Bank MHC each elected financial holding company status and received applicable clearance on February 21, 2019. It is anticipated that Ponce Financial will elect financial holding company status.

Federal law prohibits a savings and loan holding company, including the Company, Ponce Bank MHC and Ponce Financial, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5.0% (“control”) of another savings institution or savings and loan holding company, without prior Federal Reserve Board approval. The Federal Reserve Board adopted a final rule on January 30, 2020, effective April 1, 2020, providing further guidance regarding under what circumstances “control” will be found to exist. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board considers factors such as the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the Federal Deposit Insurance Fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

•	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

•	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

Capital. Savings and loan holding companies had historically not been subjected to consolidated regulatory capital requirements. The Dodd-Frank Act required the Federal Reserve Board to establish minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. However, pursuant to legislation passed in December 2014, the Federal Reserve Board extended to savings and loan holding companies the applicability of its “Small Bank Holding Company” exception to its consolidated capital requirements and, pursuant to a law enacted in May 2018, increased the threshold for the exception to $3.0 billion. As a result, savings and loan holding companies with less than $3.0 billion in consolidated assets, such as Ponce Financial, are generally not subject to the capital requirements unless otherwise advised by the Federal Reserve Board.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has issued regulations requiring that all savings and loan holding companies serve as a source of strength to their subsidiary depository institutions.

Dividends and Stock Repurchases. The Federal Reserve Board has issued a policy statement regarding the payment of dividends by holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall supervisory financial condition. Separate regulatory guidance provides for prior consultation with Federal Reserve Bank staff concerning dividends in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a savings and loan holding company to pay dividends may be restricted if a subsidiary savings association becomes undercapitalized. The regulatory guidance also states that a savings and loan holding company should inform Federal Reserve Bank supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the savings and loan holding company is experiencing financial weaknesses or the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Ponce Financial to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Acquisition. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control definitively occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. The Federal Reserve Board adopted a final rule on January 30, 2020, effective April 1, 2020, providing further guidance regarding under what circumstances “control” will be found to exist.

New York State Department of Financial Services

The New York State Department of Financial Services (“DFS”) is the primary regulator for all state-licensed and state-chartered banks, credit unions, and mortgage bankers and brokers. All mortgage loan servicers doing business in New York State must be registered or licensed by DFS.

Mortgage World is a mortgage banking entity primarily operating in the New York City metropolitan area. Mortgage World is subject to the comprehensive regulation and examination of the DFS.

Federal Securities Laws

Ponce Financial’s common stock will be registered with the SEC under the Securities Exchange Act of 1934, as amended after the conversion and offering. Ponce Financial will be subject to the public disclosure, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended. The registration under the Securities Act of 1933 of shares of common stock issued in Ponce Financial’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Ponce Financial may be resold without registration. Shares purchased by an affiliate of Ponce Financial will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Ponce Financial meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Ponce Financial that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Ponce Financial, or the average weekly volume of trading in the shares during the preceding four calendar weeks.

Emerging Growth Company Status

The JOBS Act, which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.07 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” The Company qualifies and as its successor, Ponce Financial will qualify as an emerging growth company under the JOBS Act.

For so long as Ponce Financial is an “emerging growth company” it may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation. Ponce Financial will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under SEC regulations (public float less than $250 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Ponce Financial intends to elect to comply with new or amended accounting pronouncements in the same manner as a private company.

Ponce Financial will cease to be an emerging growth company upon the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.07 billion (adjusted for inflation) or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the completion of PDL Community Bancorp’s initial stock offering in 2017; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which Ponce Financial is deemed to be a “large accelerated filer” under SEC regulations (companies with a public float at least $700 million of voting and non-voting equity held by non-affiliates).

Taxation

Currently Ponce Bank MHC, the Company, the Bank and Mortgage World are subject and Ponce Financial will be subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize material income tax matters and is not a comprehensive description of the tax rules applicable to Ponce Financial, Ponce Bank MHC, the Company, the Bank and Mortgage World.

The Company is subject to U.S. federal income tax, New York State income tax, Connecticut income tax, New Jersey income tax, Florida income tax, Pennsylvania income tax and New York City income tax. The Company is no longer subject to examination by taxing authorities for years before 2017.

Federal Taxation

Method of Accounting. For federal income tax purposes, the Ponce Bank and Mortgage World each currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Company, the Ponce Bank and Mortgage World file and Ponce Financial, the Ponce Bank and Mortgage World will file a consolidated federal income tax return. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for income taxes on bad debt reserves by savings institutions. For taxable years beginning after 1995, Ponce De Leon Federal Bank, the predecessor of Ponce Bank, and Ponce Bank have been subject to the same bad debt reserve rules as commercial banks. The Bank currently utilizes the specific charge-off method under Section 582(a) of the Internal Revenue Code.

Net Operating Loss Carryovers. A financial institution may not carry back net operating losses (“NOL”) to earlier tax years. The NOL can be carried forward indefinitely. The use of NOL to offset income is limited to 80%. The CARES Act allows NOLs generated in 2018, 2019 and 2020 to be carried back to each of the five preceding tax years. The Bank, did not generate NOLs in 2018, 2019 or 2020 so no carryback is available. At June 30, 2021 and December 31, 2020, the Bank had no federal NOL carryforwards.

State Taxation

The Company is treated as a financial institution under Connecticut, New York, and New Jersey state income tax law. The states of Connecticut, New York, and New Jersey subject financial institutions to all state and local taxes in the same manner and to the same extent as other business corporations in Connecticut, New York and New Jersey. Additionally, depository financial institutions are subject to local business license taxes and a special occupation tax. Florida and Pennsylvania treat Mortgage World as a separate business corporation. As a Maryland business corporation, Ponce Financial is required to file an annual report with and pay annual franchise taxes to the State of Maryland.

Consolidated Group Return. With tax years beginning after January 1, 2015, New York State and New York City require unitary combined reporting for all entities engaged in a unitary business that meet certain ownership requirements. All applicable entities meet the ownership requirements in the Bank filing group and a combined return is appropriately filed. Furthermore, New Jersey changed its tax laws and now requires combined reporting for tax years that end on or after July 31, 2019 for entities that engage in a unitary business. The Company also began filing a combined return in Connecticut.

Single Entity Return. The Company also files entity returns in the states of Florida and Pennsylvania for Mortgage World.

Net Operating Loss Carryovers. The state and city of New York allow for a three-year carryback period and carryforward period of twenty years on net operating losses generated on or after tax year 2015. For tax years prior to 2015, no carryback period is allowed. Ponce De Leon Federal Bank, the predecessor of Ponce Bank, has pre-2015 carryforwards of $572,000 for New York State purposes and $528,000 for New York City purposes. Furthermore, there are post-2015 carryforwards available of $30.6 million for New York State purposes and $13.8 million for New York City purposes. Finally, for New Jersey purposes, losses may only be carried forward 20 years, with no allowable carryback period. At June 30, 2021 and December 31, 2020, the Bank had no New Jersey net operating loss carryforwards.

MANAGEMENT

Shared Management Structure

The directors of Ponce Financial are also directors of Ponce Bank MHC, the Company, Ponce Bank and Mortgage World. In addition, each executive officer of Ponce Financial is also an executive officer of Ponce Bank and Mortgage World. We expect that Ponce Financial, Ponce Bank and Mortgage World will continue to have common executive officers until there is a business reason to establish separate management structures.

Directors

Ponce Financial’s Board of Directors is comprised of seven members. Our bylaws provide that directors are divided into three classes as nearly equal in number as possible, with one class of directors elected annually. The mailing address for each person listed below is 2244 Westchester Avenue, Bronx, New York 10462.

The following table sets forth certain information regarding members of our Board of Directors based upon information furnished by each person. Number of years of service as a director includes service with Ponce Bank and its predecessor entities. Age information is as of December 31, 2020.

				Director	Term
Name	Age	Position(s)	Independent	Since	Expires
Maria Alvarez	56	Director	Yes	2019	2022
Julio Gurman	84	Director	Yes	1994	2022
Carlos P. Naudon	70	Director, President and Chief Executive Officer	No	2014	2022
William Feldman	78	Director	Yes	1993	2023
Steven A. Tsavaris	71	Director, Executive Chairman of the Board	No	1990	2023
James C. Demetriou	74	Director	Yes	2009	2024
Nick R. Lugo	78	Director, Vice Chairman of the Board	Yes	1999	2024

Business Experience and Qualifications of Directors

Maria Alvarez. Ms. Alvarez, age 56, has served as a director since 2019. Ms. Alvarez is a member of the Board of Directors of the Foundation. Ms. Alvarez is and has been the Executive Director of the New York StateWide Senior Action Council, Inc. since 2010. Since 2008, Ms. Alvarez has also been the Executive Director of the Brooklyn-wide Interagency Council on Aging Educational Fund, Inc.

Julio Gurman. Mr. Gurman, age 84, has served as a director since 1994. Mr. Gurman is an investor in and manager of commercial and residential real estate properties in the New York metropolitan area. Mr. Gurman is a co-investor/manager of the same 12 properties as Mr. Feldman and Mr. Lugo.

Carlos P. Naudon. Mr. Naudon, age 70, has served as a director since 2014. Mr. Naudon served as President and Chief Operating Officer of Ponce De Leon Federal Bank beginning in 2015 and presently serves as President and Chief Executive Officer of Ponce Bank. Mr. Naudon is President and Chief Executive Officer of Ponce Financial and PDL Community Bancorp and President and Chief Operating Officer of Ponce Bank MHC. Mr. Naudon is a member of the Board of Directors of the Foundation. Prior to becoming President of Ponce De Leon Federal Bank, Mr. Naudon served as a consultant and compliance counsel to Ponce De Leon Federal Bank. Mr. Naudon owns Banking Spectrum, Inc., now a banking publishing company, formerly a bank consulting company. Until 2015, Mr. Naudon was a partner in the law firm of Allister & Naudon. Both of the foregoing firms were established in 1984 to provide services to banking institutions. Mr. Naudon, a retired CPA, was Of Counsel to the law firm Cullen & Dykman from 2015 to 2019. Mr. Naudon has also previously served in many board positions at other companies, public and private. Before retiring from his consulting and law firms in 2015, Mr. Naudon was a frequent lecturer and speaker on banking issues, corporate governance, quality assurance and performance incentives. Mr. Naudon has current and previous service in various healthcare and community organizations and serves on the board of the Brooklyn Hospital Center of which he was the Chairman of the Board until 2018. Mr. Naudon is a member of the New York State Bar Association, the New York City Hispanic Chamber of Commerce and other professional associations.

William Feldman. Mr. Feldman, age 78, has served as a director since 1993. Mr. Feldman is a member of the Board of Directors of the Foundation. Mr. Feldman has been investing in and managing commercial and residential real estate properties in the New York metropolitan area for over 30 years. At the present time, Mr. Feldman is managing 12 properties, with ownership interests varying between 12.5% and 50.0%, held by The Feldman Living Trust. Until 2018, Mr. Feldman served as the President of the Southern Boulevard Business Improvement District, a not-for-profit entity whose mission is to increase the economic growth and stability of the Southern Boulevard shopping area. Mr. Feldman currently serves as a member of its Board of Directors. Prior to 2013, Mr. Feldman owned several men’s clothing stores.

Steven A. Tsavaris. Mr. Tsavaris, age 71, has served as a director since 1990. In 2013, Mr. Tsavaris became Chairman of the Board and Chief Executive Officer of Ponce De Leon Federal Bank. Mr. Tsavaris currently serves as Executive Chairman, a salaried officer, of Ponce Bank. Mr. Tsavaris is Chairman of the Board and Chief Executive Officer of Ponce Bank MHC and Executive Chairman, a salaried officer, of Ponce Financial and PDL Community Bancorp. Mr. Tsavaris joined Ponce De Leon Federal Bank as an Executive Vice President in 1995, became President in 1999, and was made Chief Executive Officer in 2011. Mr. Tsavaris is the Chairman of the Board of Directors of the Foundation and Executive Chairman of Mortgage World.

James C. Demetriou. Mr. Demetriou, age 74, has served as a director since 2009. Mr. Demetriou is a member of the Board of Directors of the Foundation. Mr. Demetriou is the President and Chief Executive Officer of First Management Corp., a property management company located in Astoria, New York, established in 1985 and which has a portfolio of over 130 residential, cooperative, condominium and commercial buildings. Mr. Demetriou is also a partner in the accounting firm, J. Demetriou & Co., established in 1970. In addition, Mr. Demetriou has been a New York licensed real estate broker and sponsoring broker of Archway Realty, Inc., in Astoria, New York since 1985. Furthermore, Mr. Demetriou is the President and Founder of Foxx Capital Funding, Inc. a New York licensed mortgage broker established in 1999.

Nick R. Lugo. Mr. Lugo, age 78, has served as a director since 1999 and serves as Vice Chairman of the Board of Directors and lead director of Ponce Bank MHC, PDL Community Bancorp, Ponce Financial and Ponce Bank. Mr. Lugo is a member of the Board of Directors of the Foundation. Mr. Lugo is an investor in real estate properties located in the New York area and holds these investments in several limited liability companies. Mr. Lugo is also President of Nick Lugo Travel Corp., which he founded in 1980. In addition, Mr. Lugo is also the owner and publisher of LaVoz Hispana, a weekly newspaper. Mr. Lugo also founded in 2006 the New York City Hispanic Chamber of Commerce and serves as its Chairman and President. Mr. Lugo is a Director of the Southern Boulevard Business Improvement District.

Executive Officer Who is Not a Director

Frank Perez. Mr. Perez, age 53, was appointed Executive Vice President and Chief Financial Officer of Ponce De Leon Federal Bank in January 2017. Mr. Perez is Executive Vice President and Chief Financial Officer of Ponce Financial, PDL Community Bancorp, Ponce Bank MHC and Ponce Bank. Mr. Perez is also Treasurer of the Foundation. Mr. Perez is a certified public accountant (inactive) and has over 23 years of experience in the banking industry. Prior to joining Ponce De Leon Federal Bank, Mr. Perez was, from January 2015 until July 2016, Executive Vice President and Chief Financial Officer of First Volunteer Bank, Chattanooga, Tennessee, a privately held bank. From May 2012 until January 2015, Mr. Perez was the Executive Vice President and Chief Financial Officer of First Financial Service Corporation, the bank holding company for First Federal Savings Bank of Elizabethtown, Elizabethtown, Kentucky.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Steven A. Tsavaris, Executive Chairman, and Carlos P. Naudon, President and Chief Executive Officer, is “independent” as defined in the listing standards of the Nasdaq Stock Market (“Nasdaq”). Mr. Tsavaris and Mr. Naudon are not considered independent because they are executive officers as well as directors. In determining the independence of our directors, the Board of Directors considered relationships between Ponce Financial and PDL Community Bancorp and its subsidiaries and our directors that are not required to be reported under “— Transactions With Certain Related Persons,” below, consisting of deposit accounts that our directors maintain at Ponce Bank. In addition, we utilize the services of Foxx Capital Funding, Inc., an independent mortgage broker, for certain real estate transactions, of which Director James C. Demetriou is President. We did not pay any commission to Foxx Capital Funding, Inc. for the six months ended June 30, 2021 and year ended December 31, 2020. For the six months ended June 30, 2021 and year ended December 31, 2020, we paid Banking Spectrum, Inc., a company owned by Mr. Naudon, $3,255 and $5,890, respectively.

Board Leadership Structure and Risk Oversight

Our Board of Directors is chaired by Executive Chairman, Steven A. Tsavaris, who is not an independent director and neither is he the principal executive officer. In the opinion of the Board of Directors, Mr. Tsavaris’ position as Executive Chairman does not and will not deter from the independent directors’ oversight of Ponce Financial, PDL Community Bancorp, Ponce Bank and Mortgage World and the active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors.

To further assure effective independent oversight, the Board of Directors has adopted a number of governance practices, including:

•	appointment of an independent director as Vice Chairman of the Board and lead director;

•	requirement that a majority of the members of the Board of Directors be independent;

•	annual performance evaluations of the Executive Chairman and the President and Chief Executive Officer by the independent directors;

•	policies regarding the composition, responsibilities and operation of our Board of Directors;

•	the establishment and operation of board committees, including audit, nomination, and compensation committees;

•	convening executive sessions of independent directors; and

•	policies regarding our Board of Directors’ interaction with management and third parties.

The Board of Directors recognizes that, depending on the circumstances, other leadership models might be appropriate. Accordingly, the Board of Directors periodically reviews its leadership structure.

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors also satisfies this responsibility through reports by the committee chair of all board committees regarding the committees’ considerations and actions, through review of minutes of committee meetings and through regular reports directly from officers responsible for oversight of particular risks we face. Risks relating to the direct operations of Ponce Bank and Mortgage World are further overseen by the Boards of Directors of Ponce Bank and Mortgage World, which consist of the same individuals who serve on the Board of Directors of Ponce Financial and PDL Community Bancorp. The Boards of Directors of Ponce Bank and Mortgage World also have additional committees that conduct risk oversight. All committees are responsible for the establishment of policies that guide management and staff in the day-to-day operations of Ponce Financial, PDL Community Bancorp, Ponce Bank and Mortgage World such as lending, risk management, asset/liability management, investment management and others.

Codes of Business Conduct and Ethics

PDL Community Bancorp, has adopted and Ponce Financial intends to adopt a Code of Business Conduct and Ethics that applies or will apply to all their respective directors and employees. The Code of Business Conduct and Ethics addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations. The Code of Business Conduct and Ethics is available on our website at https://poncebank.gcs-web.com/corporate-governance/governance-overview.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally insured financial institutions, such as Ponce Bank, to their executive officers and directors in compliance with federal banking regulations.

Ponce Bank currently has outstanding loans, either directly or indirectly, to directors Alvarez, Demetriou, Feldman, Lugo and Naudon. All loans to directors are made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Ponce Bank and for which management believes neither involve more than the normal risk of collection nor present other unfavorable features. Since January 1, 2018, we and our subsidiaries have not had any transaction or series of transactions, or business relationships, nor are any such transactions or relationships proposed, in which the amount involved exceeds $120,000 and in which our directors or executive officers have a direct or indirect material interest.

Meetings and Committees of the Board of Directors

The business of PDL Community Bancorp is and will be for Ponce Financial conducted at regular and special meetings of the Board of Directors and its committees. In addition, the “independent” members of the Board of Directors (as defined in the listing standards of the Nasdaq) meet in executive sessions. The standing committees of the Board of Directors of Ponce Financial and PDL Community Bancorp are the Audit Committee, the Compensation Committee, the Nomination Committee and the Executive Committee.

COMPENSATION

General Policy

We strive to provide a total compensation package that is competitive with market practice, including awards of variable compensation that appropriately recognize individual performance. In the aggregate, we believe our total compensation program provides the appropriate balance that enables us to ensure proper pay-performance alignment and does not incentivize inappropriate risk taking. Our objective is to pay competitive compensation for achieving performance goals consistent with our business goals and relative to performance of industry peers.

Compensation Committee Review of Executive Compensation

The Compensation Committee is comprised of Directors Alvarez, Demetriou, Feldman, Gurman and Lugo. Mr. Feldman serves as chair of the Compensation Committee. No member of the Compensation Committee is a current or former officer or employee of Ponce Financial, PDL Community Bancorp, Ponce Bank or Mortgage World. The Compensation Committee met once during the year ended December 31, 2020.

With regard to compensation matters, the Compensation Committee’s primary purposes are to discharge the Board’s responsibilities relating to the compensation of the Executive Chairman, President and Chief Executive Officer and other executive officers, to oversee Ponce Financial’s and PDL Community Bancorp’s compensation and incentive plans, policies and programs, and to oversee Ponce Financial’s and PDL Community Bancorp’s management development and succession plans for executive officers. Ponce Financial’s Executive Chairman and President and Chief Executive Officer will not be present during any committee deliberations or voting with respect to their compensation. The Compensation Committee may form and delegate authority and duties to subcommittees as it deems appropriate.

The Compensation Committee operates under a written charter which is available on our website at https://poncebank.gcs-web.com/corporate-governance/governance-overview. This charter sets forth the responsibilities of the Compensation Committee and reflects the Compensation Committee’s commitment to create a compensation structure that encourages the achievement of long-range objectives and builds long-term value for our stockholders.

The Compensation Committee considers a number of factors in their decisions regarding executive compensation, including, but not limited to, the level of responsibility and performance of the individual executive officer, the overall performance of Ponce Financial, and a peer group analysis of compensation paid at institutions with a similar structure, history, size and complexity. The Compensation Committee also considers the recommendations of the President and Chief Executive Officer with respect to the compensation of executive officers other than the President and Chief Executive Officer.

The tables below summarize the total compensation paid to or earned by our Executive Chairman, President and Chief Executive Officer, and Executive Vice President and Chief Financial Officer for the years ended December 31, 2020 and 2019. Each individual listed in the table below is referred to as a “named executive officer.”

Summary Compensation Tables
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Steven A. Tsavaris,	2020	660,000	225,550	—	—	—	—	124,916	1,010,466
Executive Chairman	2019	660,000	200,000	—	—	—	—	165,915	1,025,915
Carlos P. Naudon,	2020	605,000	275,550	—	—	—	—	181,995	1,062,545
President and Chief Executive Officer	2019	605,000	250,000	—	—	—	—	189,610	1,044,610
Frank Perez,	2020	264,915	35,550	—	—	—	—	47,889	348,354
Executive Vice President and Chief Financial Officer	2019	259,619	40,000	—	—	—	—	56,792	356,411

Name	Fiscal Year	ESOP and 401(k) Profit Sharing Plan ($)		Deferred Compensation (SERP) ($)	Supplemental Compensation ($)	Health, Life and Disability Insurance ($)		Automobile Allowance ($)	Total All Other Compensation ($)
Steven A. Tsavaris	2020	46,119	(4)	—	—	49,798	(6)	28,999	124,916
	2019	53,518	(5)	—	—	83,475	(7)	28,922	165,915
Carlos P. Naudon	2020	40,198	(8)	60,500	—	53,267	(10)	28,030	181,995
	2019	47,517	(9)	60,500	—	53,479	(11)	28,114	189,610
Frank Perez	2020	21,538	(12)	—	—	14,351	(14)	12,000	47,889
	2019	26,232	(13)	—	—	18,560	(15)	12,000	56,792

(1)	Represents discretionary cash bonuses paid for the years ending December 31, 2020 and 2019.

(2)

Grants vest (are earned) ratably over five years beginning December 4, 2019 for Mr. Tsavaris and Mr. Naudon. Mr. Tsavaris and Mr. Naudon each recognized income in the amount of $329,948 and $423,879 from the ratable vesting of their awards for the years ended December 31, 2020 and 2019, respectively. Mr. Perez’s grants began to vest on December 4, 2020 and Mr. Perez recognized income in the amount of $55,500 from the ratable vesting of his awards during the year ended December 31, 2020. Mr. Perez did not recognized any income from awards during the year ended December 31, 2019.

(3)	A break-down of the various elements of compensation in this column is set forth in the adjacent table.
(4)

ESOP and 401(k) Profit Sharing Plan includes $14,136 allocated to Mr. Tsavaris from the loan payment of $578,104 related to the ESOP, the value of which was determined based on Mr. Tsavaris’ qualified salary to total salary, the value of $23,583 allocated to Mr. Tsavaris under the ESOP Equalization Plan for the plan year, both based on a $10.51 fair market value of PDL Community Bancorp common stock as of December 31, 2020, the final trading day of 2020, and a $8,400 employer contribution to the 401(k) Profit Sharing Plan.

(5)

ESOP and 401(k) Profit Sharing Plan includes $21,565 allocated to Mr. Tsavaris from the loan payment of $578,104 related to the ESOP, the value of which was determined based on Mr. Tsavaris’ qualified salary to total salary, the value of $23,553 allocated to Mr. Tsavaris under the ESOP Equalization Plan for the plan year, both based on a $14.70 fair market value of PDL Community Bancorp common stock as of December 31, 2019, the final trading day of 2019, and a $8,400 employer contribution to the 401(k) Profit Sharing Plan.

(6)	Includes $29,405 premium for life insurance and $20,393 premium for health insurance.
(7)	Includes $29,405 premium for life insurance, $33,569 premium for disability insurance and $20,501 premium for health insurance.
(8)

ESOP and 401(k) Profit Sharing Plan includes $14,136 allocated to Mr. Naudon from the loan payment of $578,104 related to the ESOP, the value of which was determined based on Mr. Naudon’s qualified salary to total salary, the value of $17,662 allocated to Mr. Naudon under the ESOP Equalization Plan for the plan year, both based on a $10.51 fair market value of PDL Community Bancorp common stock as of December 31, 2020, the final trading day of 2020, and a $8,400 employer contribution to the 401(k) Profit Sharing Plan.

(9)

ESOP and 401(k) Profit Sharing Plan includes $21,565 allocated to Mr. Naudon from the loan payment of $578,104 related to the ESOP, the value of which was determined based on Mr. Naudon’s qualified salary to total salary, the value of $17,552 allocated to Mr. Naudon under the ESOP Equalization Plan for the plan year, both based on a $14.70 fair market value of PDL Community Bancorp common stock as of December 31, 2019, the final trading day of 2019, and a $8,400 employer contribution to the 401(k) Profit Sharing Plan.

(10)	Includes $33,077 premium for disability insurance and $20,190 premium for health insurance.
(11)	Includes $33,077 premium for disability insurance and $20,402 premium for health insurance.
(12)

ESOP and 401(k) Profit Sharing Plan includes $13,138 allocated to Mr. Perez from the loan payment of $578,104 related to the ESOP, the value of which was determined based on Mr. Perez’s qualified salary to total salary, based on a $10.51 fair market value of PDL Community Bancorp common stock as of December 31, 2020, the final trading day of 2020, and a $8,400 employer contribution to the 401(k) Profit Sharing Plan.

(13)

ESOP and 401(k) Profit Sharing Plan includes $19,419 allocated to Mr. Perez from the loan payment of $578,104 related to the ESOP, the value of which was determined based on Mr. Perez’s qualified salary to total salary, based on a $14.70 fair market value of PDL Community Bancorp common stock as of December 31, 2019, the final trading day of 2019, and a $6,813 employer contribution to the 401(k) Profit Sharing Plan.

(14)	Includes $1,710 premium for life insurance, $2,670 premium for disability insurance, $894 for long-term care insurance and $9,077 premium for health insurance.
(15)	Includes $1,710 premium for life insurance, $1,335 premium for disability insurance and $15,515 premium for health insurance

Employment Agreements

Immediately following the completion of the conversion, the terms of all employment agreements described below will be amended, to the extent necessary, to substitute Ponce Financial for PDL Community Bancorp and eliminate Ponce Bank MHC.

Ponce Bank. Ponce Bank has entered into employment agreements with Steven A. Tsavaris, Carlos P. Naudon and Frank Perez. The agreements reflect Mr. Tsavaris’ position as Executive Chairman of the Board of Directors, a salaried officer, Mr. Naudon’s position as President and Chief Executive Officer, and Mr. Perez’s position as Executive Vice President and Chief Financial Officer.

The agreements with Messrs. Tsavaris and Naudon are each for a three-year term beginning on March 16, 2017, while the agreement with Mr. Perez is for a one-year term beginning on that date. Each agreement is automatically extended for an additional year unless Ponce Bank or the executive provides a notice of nonrenewal to the other party at least 90 days prior to the end of the original or any extended term.

The employment agreements provide for minimum annual base salaries of $660,000, $600,000 and $190,000, respectively for Messrs. Tsavaris, Naudon and Perez. Each employment agreement also provides for discretionary incentive and/or bonus compensation, participation on generally applicable terms and conditions in other compensation and fringe benefit plans, and certain perquisites, four weeks paid vacation, and if the executive becomes disabled, long term disability benefits for the then remaining term of the agreement equal to 100% of the executive’s base salary. Mr. Naudon’s employment agreement also requires the Bank to contribute 10% of his base salary in effect as of July 1st of each year to the Bank’s supplemental employee retirement program (see “Deferred Compensation Plan” below). In addition, the agreements for Messrs. Tsavaris and Naudon provide for the use of an automobile and reimbursement of automobile-related expenses.

At any time, Ponce Bank may terminate an executive’s employment, with or without cause, and the executive may resign, with or without good reason. In the event Ponce Bank terminates Mr. Tsavaris or Mr. Naudon without cause or the executive resigns for good reason, as such terms are defined in the agreements, the executive will be entitled to the following severance benefits:

•

An amount equal to three times (two times in the event of resignation for good reason) the sum of (i) the executive’s annual base salary in effect at the time of his termination; and (ii) annual incentive compensation and any other compensation received by the executive for the calendar year immediately preceding termination.

•

An amount equal to the aggregate value of any shares of restricted stock, stock options or other awards issued to the executive under any plan adopted by Ponce Bank, PDL Community Bancorp or any affiliate thereof or any successor plan that are forfeited as a result of such termination, whether vested or unvested.

•

An amount equal to the pro-rata annual bonus, if any, that the executive would have earned for the year in which the termination occurs based on the achievement of applicable performance goals for such year.

•

If the executive is eligible for and elects to receive COBRA health continuation coverage, Ponce Bank will pay toward the cost of COBRA coverage for the executive and his family the amount Ponce Bank would have paid to provide health insurance to the executive if his employment had continued. Such payments shall continue for 24 months or the executive’s COBRA health continuation period, whichever ends earlier.

In the event Ponce Bank terminates Mr. Perez without cause or he resigns for good reason, Mr. Perez will be entitled to the following severance benefits:

•

An amount equal to 1.5 times (1.0 times in the event of resignation for good reason) the sum of (i) his annual base salary in effect at the time of his termination; and (ii) annual incentive compensation and any other compensation received by Mr. Perez for the calendar year immediately preceding termination.

•

An amount equal to the aggregate value of any shares of restricted stock, stock options or other awards issued to Mr. Perez under any plan adopted by Ponce Bank, PDL Community Bancorp or any affiliate thereof or any successor plan that are forfeited as a result of such termination, whether vested or unvested.

•

An amount equal to the pro-rata annual bonus, if any, that Mr. Perez would have earned for the year in which the termination occurs based on the achievement of applicable performance goals for such year.

•

If Mr. Perez is eligible for and elects to receive COBRA health continuation coverage, Ponce Bank will pay toward the cost of COBRA coverage for Mr. Perez and his family the amount Ponce Bank would have paid to provide health insurance to Mr. Perez if his employment had continued. Such payments shall continue for 24 months or Mr. Perez’s COBRA health continuation period, whichever ends earlier.

For purposes of the above severance benefits, “good reason” for resigning includes: a reduction in the executive’s base salary; a material reduction in the executive’s target annual incentive opportunity under any annual incentive compensation or incentive plan or program; a relocation of the executive’s principal place of employment outside of Bronx, Queens, Manhattan, Brooklyn, New York or Hudson County, New Jersey; a material breach by Ponce Bank of any material provision of the employment agreement; a material adverse change in the executive’s title, authority, duties or responsibilities (other than temporarily while the executive is physically or mentally incapacitated or as required by applicable law or as, contemplated by the employment agreement); a material adverse change in the reporting structure applicable to the executive; or the failure of Ponce Bank to extend the employment agreement for an additional year. In the case of Messrs. Tsavaris and Naudon, “good reason” also includes the failure of the executive to be reappointed to the Board of Directors of Ponce Bank. The basis for good reason for any executive will not constitute good reason unless the executive gives Ponce Bank notice of the basis for good reason within 30 days after the initial existence of the basis for good reason and Ponce Bank does not cure the basis for good reason within 30 days after having received such notice.

In the event Messrs. Tsavaris, Naudon or Perez’s employment is involuntarily terminated by Ponce Bank for reasons other than for cause, disability or death, or the executive voluntarily resigns for good reason, in either case after a change in control of Ponce Bank, then in lieu of the severance benefits described above the executive will be entitled to the following severance benefits:

•

An amount equal to 2.99 times his highest annual compensation for services rendered that was includible in the executive’s gross income (partial years being annualized) for the three taxable years immediately preceding the year during which the change in control occurred (or such shorter period as the executive was employed).

•

An amount equal to the aggregate value of any shares of restricted stock, stock options or other awards issued to the executive under any plan adopted by Ponce Bank, PDL Community Bancorp or any affiliate thereof or any successor plan that are forfeited as a result of such termination, whether vested or unvested.

•

If the executive is eligible for and elects to receive COBRA health continuation coverage, Ponce Bank will pay toward the cost of COBRA coverage for the executive and his family the amount Ponce Bank would have paid to provide health insurance to the executive if his employment had continued. Such payments shall continue for 24 months or the executive’s COBRA health continuation period, whichever ends earlier.

Any severance payments required under the employment agreements in connection with a change in control of Ponce Bank will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

In the event Messrs. Tsavaris, Naudon or Perez’s employment is involuntarily terminated by Ponce Bank for cause or the executive resigns without good reason, the executive shall be entitled to receive only accrued but unpaid salary, vacation pay and bonuses, plus such additional benefits as the executive may be entitled to under any employee benefit plans sponsored by Ponce Bank.

The employment agreements with Messrs. Tsavaris, Naudon and Perez each provide that during the term of the agreement and for one year thereafter, the executive is generally prohibited from:

•

competing with Ponce Bank within any county or borough in which Ponce Bank MHC, PDL Community Bancorp or Ponce Bank or any of their affiliates maintains or has pending as of the termination date a filing for permission to establish a branch, loan production office, or mortgage production office;

•	soliciting customers and employees of Ponce Bank; or

•	interfering with any of the contracts or relationships of Ponce Bank MHC, PDL Community Bancorp, Ponce Bank or any of their affiliates with any independent contractor, customer, client or supplier.

PDL Community Bancorp and Ponce Bank MHC. PDL Community Bancorp and Ponce Bank MHC have also entered into employment agreements with each of Messrs. Tsavaris, Naudon and Perez. The agreements reflect Mr. Tsavaris’ positions as Executive Chairman of the Board of Directors and Chief Executive Officer of Ponce Bank MHC and Executive Chairman of the Board of Directors of PDL Community Bancorp, a salaried officer; Mr. Naudon’s positions as President and Chief Operating Officer of Ponce Bank MHC and President and Chief Executive Officer of PDL Community Bancorp; and Mr. Perez’s positions as Executive Vice President and Chief Financial Officer of Ponce Bank MHC and PDL Community Bancorp. Immediately following the completion of the conversion, the terms of the empolyment agreements with PDL Community Bancorp will be amended, to the extent necessary, to state that Mr. Tsavaris is the Executive Chairman of the Board of Directors of Ponce Financial, a salaried officer, Mr. Naudon is the President and Chief Executive Officer Ponce Financial and Mr. Perez is Executive Vice President and Chief Financial Officer. The employment agreements with Ponce Bank MHC will be terminated.

The agreements with Messrs. Tsavaris and Naudon are each for a three-year term, while the agreement with Mr. Perez is for a one-year term. All three agreements began on September 29, 2017. Each agreement is automatically extended for an additional year unless Ponce Bank MHC and PDL Community Bancorp or the executive provides a notice of nonrenewal to the other party at least 90 days prior to the end of the original or any extended term.

The employment agreements with Messrs. Tsavaris, Naudon and Perez each provides compensation and benefits substantially similar to those provided by the corresponding employment agreements between Ponce Bank and the executive, except that the compensation and benefits under an employment agreement with Ponce Bank MHC and PDL Community Bancorp are reduced by the comparable compensation and benefits provided by the corresponding employment agreement with Ponce Bank.

Benefit Plans and Agreements

401(k) Plan. Ponce Bank previously maintained the Ponce Bank 401(k) Profit Sharing Plan, a tax-qualified defined contribution plan for eligible employees and those of its affiliates (the “401(k) Plan”) and effective on January 1, 2021, merged the 401(k) Plan into the ESOP (the “KSOP”), as discussed below. The 401(k) portion of the KSOP maintained the same terms as in effect for the 2020 plan year for the 401(k) Plan, which are described below. As such, references below to “401(k) Plan” are intended to refer to both the prior separate plan and the 401(k) provisions under the KSOP. The named executive officers are eligible to participate in the 401(k) Plan just like other employees. An employee must attain the age of 21 and will be eligible to participate in the 401(k) Plan in the quarter following 30 days of service.

Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, the maximum amount as permitted by the Internal Revenue Code. For 2020, the salary deferral contribution limit was $19,500; provided, however, that a participant over age 50 may contribute an additional $6,500 to the 401(k) Plan for a total of $26,000. In addition to salary deferral contributions, Ponce Bank may make discretionary matching contributions, discretionary profit sharing contributions or safe harbor contributions to the

401(k) Plan. Discretionary matching contributions are allocated on the basis of salary deferral contributions. Discretionary profit sharing contributions are based on three classifications set forth in the Plan: (i) Class A — Chairman, President, and Executive Vice Presidents; (ii) Class B — Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents; and (iii) Class C — all other eligible employees. The contribution for a class will be the same percentage of compensation for all participants in that class. If Ponce Bank decides to make a safe harbor contribution for a plan year, each participant will receive a contribution equal to 3% of his or her compensation for the plan year. Ponce Bank made a safe harbor contribution to the 401(k) Plan for the plan years ended December 31, 2020 and 2019 in the amounts of $398,835 and $387,679, respectively.

A participant is always 100% vested in his or her salary deferral contributions and safe harbor contributions. Discretionary matching and profit sharing contributions are 20% vested after two years of service, plus an additional 20% for each additional year of service; so all participants are fully vested after six years of service. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the 401(k) Plan. Generally, participants will receive distributions from the 401(k) Plan upon separation from service in accordance with the terms of the plan document.

Employee Stock Ownership Plan. Ponce Bank maintains an employee stock ownership plan with 401(k) provisions (“KSOP”) for its eligible employees and those of its affiliates. Prior to January 1, 2021 Ponce Bank maintained an employee stock ownership plan (“ESOP’) separate from the 401(k) Plan. The ESOP portion of the KSOP maintained the same terms as in effect for the 2020 plan year for the ESOP, which are described below. As such, references below to “ESOP” are intended to refer to both the prior separate plan and the ESOP provisions under the KSOP. The KSOP will be continued in the name of Ponce Bank. The named executive officers are eligible to participate in the ESOP just like other employees. Eligible employees will begin participation in the ESOP upon the first entry date commencing on or after the eligible employee’s completion of 1 year of service and attainment of age 21.

The ESOP trustee purchased, on behalf of the ESOP, 723,751 shares of PDL Community Bancorp common stock, or 3.92% of the total number of shares of PDL Community Bancorp common stock outstanding on September 29, 2017 (including shares issued to Ponce Bank MHC and the Foundation). The ESOP funded its stock purchase with a loan from PDL Community Bancorp in the amount of $7,237,510, which was equal to the aggregate purchase price of the common stock. The loan is being repaid principally through Ponce Bank’s contributions to the ESOP over the 15-year term of the loan. The interest rate for the ESOP loan is 2.60%. Ponce Bank made a contribution to the ESOP for 2020 of $424,852. As of June 30, 2021 and December 31, 2020 the outstanding balance of the loan was $5,469,461.

The trustee of the trust funding the ESOP holds the shares purchased by the ESOP in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the loan is repaid. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of qualifying compensation relative to all participants. A participant will become 100% vested in his or her account balance after three years of service. Participants who were employed by Mortgage World prior to July 10, 2020 received credit for vesting purposes for years of service prior thereto. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the ESOP. Generally, participants will receive distributions from the ESOP upon separation from service in accordance with the terms of the plan document. The ESOP reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The ESOP permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Ponce Bank will record a compensation expense for the ESOP at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in the earnings of PDL Community Bancorp.

In connection with the conversion, all PDL Community Bancorp common stock in the KSOP will be exchanged for Ponce Financial common stock, as applicable, pursuant to the exchange ratio related to the conversion.

2018 Long-Term Incentive Plan. Pursuant to the approval of the stockholders of PDL Community Bancorp at a special meeting of Stockholders held on October 30, 2018, PDL Community Bancorp has implemented the 2018 Long-Term Incentive Plan (the “Incentive Plan”) for the benefit of directors and senior management. The purpose of our Incentive Plan is to advance the interests of PDL Community Bancorp and its stockholders by providing senior management and outside directors, upon whose judgment, initiative and efforts the success of our business largely depends, with an additional incentive to perform in a superior manner. The Incentive Plan was designed to reward seniority as well as longevity and to attract and retain people of experience and ability.

In connection with the conversion, all outstanding stock options and restricted stock unit awards granted under the Incentive Plan will be exchanged for new stock options and units related to Ponce Financial common stock, as applicable, pursuant to the exchange ratio related to the conversion. All such awards will continue to be subject to the applicable terms of the award agreement.

The Incentive Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Plan.

The maximum number of shares of common stock to be issued under the Incentive Plan is 1,248,469. Of the 1,248,469 shares, the maximum number of shares of common stock that may be awarded pursuant to the exercise of stock options and stock appreciation rights (“SARs”) is 891,764 shares (all of which may be granted as incentive stock options), and the number of shares of common stock that may be issued as restricted stock awards or restricted stock units is 356,705 shares. However, the Incentive Plan contains a flex feature that provides that awards of restricted stock and restricted stock units in excess of the 356,705 share limitation may be granted but each share of stock covered by such excess award shall reduce the 891,764 share limitation for awards of stock options and SARs by 3.0 shares of common stock. PDL Community Bancorp converted 462,522 possible awards of stock options into 154,174 restricted stock units in 2018 and 45,000 possible awards of stock options into 15,000 restricted stock units in 2020.

Under the Incentive Plan, PDL Community Bancorp made grants equal to 674,645 shares on December 4, 2018 which include 119,176 incentive options to executive officers, 44,590 non-qualified options to outside directors, 322,254 restricted stock units to executive officers, 40,000 restricted stock units to non-executive officers and 148,625 restricted stock units to outside directors. During the year ended December 31, 2020, PDL Community Bancorp awarded 40,000 incentive options and 15,000 restricted stock units to non-executive officers under the Incentive Plan. Awards to directors generally vest 20% annually beginning with the first anniversary of the date of grant. Awards to a director with fewer than five years of service at the time of grant vest over a longer period and will not become fully vested until the director has completed ten years of service. Awards to the executive officer who is not a director vest 20% annually beginning on December 4, 2020. Awards to directors and executive officers vest at the earliest on December 4, 2019, and at the latest on January 31, 2028. Outstanding restricted stock units do not pay or accumulate dividend equivalents during the applicable vesting period.

As of both June 30, 2021 and December 31, 2020, the maximum number of stock options and the maximum number of shares of common stock that may be issued as restricted stock units remaining to be awarded under the Incentive Plan were 189,476 and 0, respectively. If the Incentive Plan’s flex feature described above were fully utilized, the maximum number of shares of common stock that may be awarded as restricted stock units would be 63,159, but would eliminate the availability of stock options and SARs available for awarding.

Equity Compensation Plan Information at June 30, 2021
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	539,685	$12.42	(1)	189,476
Equity Compensation Plans not Approved by Security Holders	—			—

Total	539,685	$12.42	(1)	189,476

(1)	Outstanding stock options (203,766) have a weighted-average exercise price of $12.02 per share. Outstanding restricted stock units (335,919) have no exercise price.

Equity Compensation Plan Information at December 31, 2020
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	539,685	$12.42	(1)	189,476
Equity Compensation Plans not Approved by Security Holders	—			—

Total	539,685	$12.42	(1)	189,476

(1)	Outstanding stock options (203,766) have a weighted-average exercise price of $12.02 per share. Outstanding restricted stock units (335,919) have no exercise price.

A summary of PDL Community Bancorp’s restricted stock unit awards activity for the six months ended June 30, 2021 is as follows:

	June 30, 2021
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	335,919	$12.66
Granted	—	—
Forfeited	—	—
Vested	—	—

Non-vested at June 30, 2021	335,919	$12.66

A summary of PDL Community Bancorp’s restricted stock unit awards activity for the year ended December 31, 2020 is as follows:

	December 31, 2020
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	420,744	$12.78
Granted	15,000	10.05
Forfeited	(3,000)	12.77
Vested	(96,825)	12.77

Non-vested at December 31, 2020	335,919	$12.66

A summary of PDL Community Bancorp’s stock option awards activity for the six months ended June 30, 2021 is as follows:

	June 30, 2021
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	203,766	$12.02
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2021(1)	203,766	$12.02

Exercisable at June 30, 2021 (1)	63,938	$12.29

A summary of PDL Community Bancorp’s stock option awards activity for the year ended December 31, 2020 is as follows:

	December 31, 2020
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	163,766	$12.78
Granted	40,000	8.93
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2020 (1)	203,766	$12.02

Exercisable at December 31, 2020 (1)	55,938	$12.77

(1)

The aggregate intrinsic value, which represents the difference between the price of the Company’s common stock at respective periods and the stated exercise price of the underlying options, was $325,125 for outstanding options and $87,625 for exercisable options at June 30, 2021 and was $0 for outstanding options and $0 for exercisable options December 31, 2020.

The following table sets forth at December 31, 2020 certain information for stock options and restricted stock units awarded to named executive officers.

Table of Outstanding Equity Awards at December 31, 2020

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights That Have Not Vested ($)
Steven A. Tsavaris	17,835	26,753	(2)	—	12.77	12/03/2028	89,177	(2)	937,250	—	—
Carlos P. Naudon	17,835	26,753	(2)	—	12.77	12/03/2028	89,177	(2)	937,250	—	—
Frank Perez	6,000	24,000	(3)	—	12.77	12/03/2028	20,000	(3)	210,200	—	—

(1)	Based on a $10.51 fair market value of PDL Community Bancorp common stock as of December 31, 2020, the final trading day of 2020.
(2)	The remaining awards will vest in equal amounts on December 4, 2021, 2022 and 2023.
(3)	The remaining awards will vest in equal amounts on December 4, 2021, 2022, 2023 and 2024.

ESOP Equalization Plan. In connection with its reorganization into a mutual holding company structure, Ponce De Leon Federal Bank adopted the Ponce Bank ESOP Equalization Plan (“Equalization Plan”), a nonqualified plan that provides notional contributions for certain executives approved by the Compensation Committee of Ponce Bank who are prevented from receiving full contributions to and allocation under the ESOP due to limitations on: (i) the maximum annual compensation that may be recognized under the ESOP for benefit computation purposes pursuant to Section 401(a)(17) of the Internal Revenue Code ($285,000 for 2020); and (ii) the maximum annual additions to the ESOP pursuant to Internal Revenue Code Section 415(b). The Equalization Plan is designed to equalize contributions and allocations for those that fall below and above these limitations. Currently, only Mr. Tsavaris and Mr. Naudon are approved to participate in the Equalization Plan. No amounts will be credited under the Equalization Plan until contributions are made to the ESOP.

A participant’s balance under the Equalization Plan will be paid to him in a single lump sum within 90 days after his termination of service. However, as required by Section 409A of the Internal Revenue Code, which governs deferred compensation plans, payments to certain specified employees of a publicly-traded corporation following separation from service cannot be paid until six months following separation from service except following the death of the participant. Any payment that would have been distributed from the Equalization Plan to such a participant during the six-month period following separation from service, will be accumulated and paid to the participant in a single lump sum as soon as administratively practicable following the end of the six-month period or the participant’s death, if applicable.

The Equalization Plan is entirely unfunded. Employees who participate in the Equalization Plan have only the rights of general unsecured creditors with respect to any rights under the Equalization Plan.

Deferred Compensation Plan. Ponce Bank has adopted a nonqualified deferred compensation plan that covers certain members of management or highly compensated employees designated by Ponce Bank. Mr. Naudon is the only executive currently designated to participate in the plan. Under the plan Ponce Bank periodically makes contributions to an account designated for the benefit of Mr. Naudon. Under the plan, contributions are discretionary in amount, however, the employment agreement between Ponce Bank and Mr. Naudon requires Ponce Bank to make contributions to the plan during the term of the employment agreement equal to 10% of his base salary. Ponce Bank contributed $60,500 for each of the years ended December 31, 2020 and 2019. The account is periodically credited with earnings based on investments within the account as directed by Mr. Naudon. At December 31, 2020, the total amount accrued under the plan, including earnings, was $476,764.

Amounts credited under the plan are fully vested at all times and will be distributed to Mr. Naudon upon the termination of his employment with Ponce Bank for any reason or a change in control of Ponce Bank. In the event of Mr. Naudon’s death while employed by Ponce Bank, the total amount credited under the plan for the benefit of Mr. Naudon will be distributed to his designated beneficiaries.

Director Compensation

Non-employee directors earn an annual fee of $48,000 per year. Non-employee directors also currently receive fees of $500 per meeting for service on the committees of the board of directors. Executive officers serving on the board of directors do not receive director’s compensation for such service. Each person who serves as a director of PDL Community Bancorp also serves as a director of Ponce Bank and Mortgage World and earns a monthly fee only in his or her capacity as a board or committee member of Ponce Bank.

The following table sets forth for the year ended December 31, 2020 certain information as to the total remuneration we paid to our directors who were not executive officers.

Directors Compensation Table For the Year Ended December 31, 2020

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Maria Alvarez	54,000	—	—	—	—	30,000	84,000
James C. Demetriou	60,000	—	—	—	—	30,000	90,000
William Feldman	54,000	—	—	—	—	30,000	84,000
Julio Gurman	54,000	—	—	—	—	30,000	84,000
Nick R. Lugo	54,000	—	—	—	—	26,346	80,346

(1)

Because the grants to Mr. Demetriou, Mr. Feldman, Mr. Gurman and Mr. Lugo vest (are earned) over five years beginning on December 4, 2019, Mr. Demetriou, Mr. Feldman, Mr. Gurman and Mr. Lugo recognized income in the amount of $148,885, $150,766, $150,766, and $150,766, respectively, from the partial vesting of their awards during the years ended December 31, 2020 and 2019. Because Ms. Alvarez’s grants do not begin to vest (are earned) prior to January 31, 2022, she did not recognize any income from the awards during the years ended December 31, 2020 and 2019.

(2)	Represents premiums for health insurance paid on behalf of the directors.

Benefits to be Considered Following Completion of the Conversion

Following the offering, we intend to adopt a new stock-based benefit plan that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plan is expected to be limited to 10% and 4%, respectively, of the shares sold in the offering. We intend to adopt a stock-based benefit plan that would reserve for the exercise of stock options and the grant of stock awards a number of shares equal to 10% and 4%, respectively, of the shares sold in the offering and contributed to the Foundation.

The new stock-based benefit plan will not be established until at least six months after the offering and if adopted within one year after the offering would require the approval of a majority of the votes eligible to be cast by stockholders. If the new stock-based benefit plan is established more than one year after the offering, it would require the approval of our stockholders by a majority of votes cast. The following additional restrictions, among others, would apply to our stock-based benefit plan only if the plan is adopted within one year after the offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plan;

•

any tax-qualified employee stock benefit plan and restricted stock plan, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Ponce Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Ponce Bank or Ponce Financial; and

•

our executive officers or directors must exercise or forfeit their options in the event that Ponce Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present the stock-based benefit plan for stockholder approval prior to or more than 12 months after the completion of the conversion. In the event an applicable regulatory authority changes their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under the stock-based benefit plan will be based in part on the price of Ponce Financial’s common stock at the time the shares are awarded. The new stock-based benefit plan is subject to stockholder approval, and cannot be implemented until at least six months after the offering. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plan, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	367,710 Shares Awarded at Minimum of Offering Range	432,600 Shares Awarded at Midpoint of Offering Range	497,490 Shares Awarded at Maximum of Offering Range	572,114 Shares Awarded at Adjusted Maximum of Offering Range
	(In thousands, except share price information)
$8.00	$2,942	$3,461	$3,980	$4,577
10.00	3,677	4,326	4,975	5,721
12.00	4,413	5,191	5,970	6,865
14.00	5,148	6,056	6,965	8,010

The grant-date fair value of the options granted under the new stock-based benefit plan will be based in part on the price of shares of common stock of Ponce Financial at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Share Price	Grant-Date Fair Value Per Option	919,275 Options Awarded at Minimum of Offering Range	1,081,500 Options Awarded at Midpoint of Offering Range	1,243,725 Options Awarded at Maximum of Offering Range	1,430,284 Options Awarded at Adjusted Maximum of Offering Range
	(In thousands, except share price and grant date fair value per option information)
$8.00	$2.76	$2,537	$2,985	$3,433	$3,948
10.00	3.45	3,171	3,731	4,291	4,934
12.00	4.14	3,806	4,477	5,149	5,921
14.00	4.83	4,440	5,224	6,007	6,908

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors .”

BENEFICIAL OWNERSHIP OF COMMON STOCK

Persons and groups who beneficially own in excess of 5% of the shares of PDL Community Bancorp common stock are required to file certain reports with the Securities and Exchange Commission regarding such ownership. The following table sets forth, as of November 1, 2021, the shares of common stock beneficially owned by our directors and executive officers, individually and as a group, and by each person who was known to us as the beneficial owner of more than 5% of the outstanding shares of common stock. The mailing address for each of our directors and executive officers is 2244 Westchester Avenue, Bronx, New York 10462.

Persons Owning Greater than 5%	Shares of Common Stock Beneficially Owned as of Record Date (1)		Percent of Shares of Common Stock Outstanding (2)
Ponce Bank Mutual Holding Company 2244 Westchester Avenue Bronx, New York 10462	9,545,388		55.1%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	1,398,264	(3)	8.1
M3 FUNDS, LLC 10 Exchange Place, Suite 510 Salt Lake City, UT 84111	888,108	(4)	5.1
Directors
James C. Demetriou	53,185	(5)	*
William Feldman	53,185	(6)	*
Julio Gurman	53,185	(7)	*
Nick R. Lugo	73,185	(8)	*
Maria Alvarez	1,025	(9)	*
Carlos P. Naudon	153,634	(10)	*
Steven A. Tsavaris	173,913	(11)	1.0
Executive Officers who are not Directors
Frank Perez	26,491	(12)	*
All directors and executive officers as a group (8) persons	587,803		3.4%

*	Less than 1%.
(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if he, she or it has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from November 1, 2021. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of PDL Community Bancorp common stock.

(2)	Based on a total of 17,330,942 shares of common stock outstanding as of November 1, 2021.
(3)	Based on a Schedule 13G/A filed with the U.S. Securities and Exchange Commission on February 16, 2021.
(4)	Based on a Schedule 13G filed with the U.S. Securities and Exchange Commission on July 19, 2021.
(5)

Includes 30,000 shares held jointly by Mr. Demetriou and his wife and 5,945 shares and 5,350 shares as to which Mr. Demetriou has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

(6)

Includes 5,605 shares owned directly by Mr. Feldman’s wife, 12,737 shares held in an individual retirement account for the benefit of Mr. Feldman, 9,395 shares held in an individual retirement account for the benefit of Mr. Feldman’s wife and 5,945 shares and 5,350 shares as to which Mr. Feldman has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

(7)

Includes 30,000 shares owned directly by the Gurman Living Trust and 5,945 shares and 5,350 shares as to which Mr. Gurman has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

(8)

Includes 20,000 shares owned directly by Mr. Lugo’s wife and 5,945 shares and 5,350 shares as to which Mr. Lugo has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

(9)	Includes 1,025 shares held in an individual retirement account for the benefit of Ms. Alvarez.
(10)

Includes 23,050 shares held in an individual retirement account for the benefit of Mr. Naudon, 5,965 shares held by the ESOP and allocated to his account and 29,726 shares and 26,752 shares as to which Mr. Naudon has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

(11)

Includes 20,000 shares owned directly by Mr. Tsavaris’ wife, 5,965 shares held by the ESOP and allocated to his account and 29,726 shares and 26,752 shares as to which Mr. Tsavaris has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

(12)

Includes 3,138 shares held by the ESOP and allocated to his account and 5,000 shares and 12,000 shares as to which Mr. Perez has the right to acquire beneficial ownership within 60 days from November 1, 2021, pursuant to the vesting of restricted stock units and the exercise of vested stock options, respectively.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Ponce Financial’s directors and executive officers, and for all of these individuals as a group, the following information:

•	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of PDL Community Bancorp. common stock as of as of November 1, 2021;

•	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

•	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of Exchange Shares to Be Held (1)	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner		Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Directors
James C. Demetriou	49,733	15,000	$150,000	64,733	*
William Feldman	49,733	10,000	100,000	59,733	*
Julio Gurman	49,733	15,000	150,000	64,733	*
Nick R. Lugo	68,435	15,000	150,000	83,435	*
Maria Alvarez	958	1,500	15,000	2,458	*
Carlos P. Naudon	143,663	30,000	300,000	173,663	1.1%
Steve A. Tsavaris	162,626	30,000	300,000	192,626	1.2%
Executive Officer who is not a Director
Frank Perez	24,771	3,000	30,000	27,771	*

Grand Total	549,652	119,500	$1,195,000	669,152	4.1%

*	Less than 1%.
(1)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.9351 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by directors and executive officers.
(3)	At the adjusted maximum of the offering range, directors and executive officers would own 855,138 shares, or 3.8% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of Ponce Bank MHC and PDL Community Bancorp have approved the plan of conversion and reorganization, as amended. The plan of conversion and reorganization must also be approved by the members of Ponce Bank MHC (depositors of Ponce Bank) and the stockholders of PDL Community Bancorp. Special meetings of members and of stockholders have been called for this purpose. We filed applications with the Federal Reserve Board with respect to the conversion and reorganization and with respect to Ponce Financial becoming the holding company for Ponce Bank. We also filed an application with the OCC with respect to an amendment to Ponce Bank’s charter to provide for a liquidation account. As of the date of this prospectus, we have received the necessary approvals from the Federal Reserve Board and the OCC. Approval by the Federal Reserve Board and the OCC does not constitute a recommendation or endorsement of the plan of conversion and reorganization by the Federal Reserve Board and the OCC.

General

As a result of the proposed “second step” conversion transaction, the current mutual holding company structure of Ponce Bank MHC, PDL Community Bancorp, Ponce Bank and Mortgage World will convert to the fully-converted stock holding company structure. Ponce Financial, the proposed new stock holding company for Ponce Bank and Mortgage World and which will be the successor to PDL Community Bancorp, is offering for sale shares of its common stock, representing Ponce Bank MHC’s ownership interest in PDL Community Bancorp, to depositors of Ponce Bank and others in a subscription offering and, if necessary, a community offering and/or a syndicated offering. Eligible account holders of Ponce Bank as of the close of business on April 30, 2020 will have first priority non-transferable subscription rights to subscribe for shares of common stock of Ponce Financial. In addition, each share of common stock of PDL Community Bancorp held by persons other than Ponce Bank MHC (the “minority stockholders”) will be converted into and become the right to receive a number of shares of common stock of Ponce Financial pursuant to an exchange ratio, established at the completion of the proposed transaction, designed to preserve in Ponce Financial approximately the same aggregate percentage ownership interest that the minority stockholders will have in PDL Community Bancorp immediately before the completion of the proposed transaction, exclusive of the purchase of any additional shares of common stock of Ponce Financial by minority stockholders in the offering and the effect of cash received in lieu of issuance of fractional shares of common stock of PDL Community Bancorp and the effect of the shares contributed to the Foundation, and adjusted to reflect certain assets held by Ponce Bank MHC. The total number of shares of common stock of Ponce Financial to be issued in the proposed transaction will be based on the aggregate pro forma market value of the common stock of Ponce Financial, as determined by an independent appraisal.

In connection with the conversion, Ponce Financial will contribute to the Foundation shares of common stock equal to 3.0% of the shares sold in the offering and $1.0 million in cash. The Foundation will continue to be dedicated to the promotion of charitable purposes in the communities served by Ponce Bank, including community development and grants and donations to support housing assistance and not-for-profit organizations.

Ponce Financial intends to retain between $21.6 million and $34.7 million of the net proceeds of the offering and to invest between $42.8 million and $67.4 million of the net proceeds in Ponce Bank, between $12.8 million and $20.2 million of the net proceeds in Mortgage World, extend a loan to the employee stock ownership plan between $7.4 million and $11.4 million and contribute $1.0 million to the Foundation. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered (not including shares that we will contribute to the Foundation) pursuant to the plan of conversion and reorganization.

The plan of conversion and reorganization provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our employee stock ownership plan, supplemental eligible account holders and other members. In addition, we may offer unsubscribed common stock for sale in a community offering to members of the general public, with a preference given in the following order:

•	natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, Queens, Kings and New York), and the New Jersey County of Hudson; and

•	PDL Community Bancorp’s public stockholders as of November 1, 2021.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin at the same time as the subscription offering (or during or after the subscription offering) and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription offering or community offering, if held, through a syndicated offering in which Janney Montgomery Scott LLC will be sole book-running manager. See “—Syndicated Commitment Offering”.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Ponce Financial. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and is qualified in its entirety by reference to the provisions of the plan of conversion and reorganization. A copy of the plan of conversion and reorganization is available for inspection at each branch office of Ponce Bank. The plan of conversion and reorganization is also filed as an exhibit to Ponce Bank MHC’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion and reorganization is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting to the fully public stock form of ownership and undertaking the offering are to:

•

Support continued growth. Ponce Bank has experienced consistent deposit and loan growth over the past five years as we have expanded our geographic reach and increased our emphasis on growing our commercial loan and deposit relationships. At June 30, 2021, our total consolidated assets and total deposits were $1.55 billion and $1.24 billion, respectively, compared to our total consolidated assets and total deposits of $1.36 billion and $1.03 billion, respectively, at December 31, 2020. The conversion will enable us to support additional loan growth and assist us in managing our interest rate risk in a changing interest rate environment.

•

Eliminate the uncertainties associated with the mutual holding company structure. Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies, including mutual holding companies. The Federal Reserve Board currently requires mutual holding companies, like Ponce Bank MHC, to obtain member (depositors) approval and comply with other procedural requirements prior to waiving dividends, which makes dividend waivers more difficult and costly to obtain. The conversion will eliminate our mutual holding company structure, and enable us to pay dividends to our stockholders without the limitations described above, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•

Transition us to a more familiar and flexible organizational structure. The stock holding company structure is a more familiar form of organization, which we believe will make our common stock more appealing to investors, and will give us greater flexibility to access the capital markets through possible future equity and debt offerings. We may consider from time-to-time alternative capital strategies, including additional offering of securities, however, we currently have not made any final assessment regarding possible offerings.

•

Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the fully public stock holding company structure will give us greater flexibility to use our common stock as merger consideration and to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. In addition, although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of Ponce Financial for three years following completion of the conversion. Certain provisions in Ponce Financial’s articles of incorporation and bylaws, such as a prohibition on any beneficial owner voting in excess of 10% of Ponce Financial’s common stock and supermajority voting requirements, will also make it more difficult for companies or persons to exercise control of Ponce Financial without the consent of our board of directors. See “Risk Factors—Various factors, including our articles of incorporation and bylaws, and Maryland and federal law, will make takeover attempts more difficult to achieve,” and “Restrictions on Acquisition of Ponce Financial”

•

Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for our common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

Approvals Required

The affirmative vote of (i) a majority of the total votes eligible to be cast and (ii) two-thirds of total votes cast by the members of Ponce Bank MHC (i.e., eligible depositors of Ponce Bank) is required to approve the plan of conversion and reorganization. By their approval of the plan of conversion and reorganization, the members of Ponce Bank MHC will also be approving the merger of Ponce Bank MHC into PDL Community Bancorp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of PDL Community Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of PDL Community Bancorp held by the public stockholders of PDL Community Bancorp (stockholders other than Ponce Bank MHC) also are required to approve the plan of conversion and reorganization. We filed applications with the Federal Reserve Board with respect to the conversion and reorganization and with respect to Ponce Financial becoming the holding company for Ponce Bank, and the OCC to approve an amendment to Ponce Bank’s charter to establish a liquidation account. As of the date of this prospectus, we have received the necessary approvals from the Federal Reserve Board and OCC.

The affirmative vote of a majority of the total number of votes entitled to be cast at the special meeting by PDL Community Bancorp stockholders and the affirmative vote of a majority of the total number of votes entitled to be cast at the special meeting by PDL Community Bancorp stockholders other than Ponce Bank MHC is required to approve the contribution to the Foundation. The affirmative vote of a majority of the total votes eligible to be cast by the members of Ponce Bank MHC is also required to approve the contribution to the Foundation. However, the completion of the conversion and offering is not dependent upon the approval of the contribution to the Foundation.

Effect of Ponce Bank MHC’s Assets on Minority Stock Ownership

Public stockholders of PDL Community Bancorp will receive shares of common stock of Ponce Financial in exchange for their shares of common stock of PDL Community Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, public stockholders with approximately the same ownership percentage of the common stock of Ponce Financial after the conversion as their ownership percentage in PDL Community Bancorp immediately before the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The exchange ratio will be adjusted to reflect assets and liabilities held by Ponce Bank MHC (other than shares of common stock of PDL Community Bancorp) at the completion of the conversion, which net liabilities totaled $5,000 at June 30, 2021. This adjustment would increase PDL Community Bancorp’s public stockholders’ ownership interest in Ponce Financial by less than 0.01%, and would decrease the ownership interest of persons who purchase stock in the offering by less than 0.01% (the amount of PDL Community Bancorp’s outstanding stock held by Ponce Bank MHC).

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of PDL Community Bancorp common stock will be converted automatically into the right to receive a number of shares of Ponce Financial common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Ponce Financial after the conversion as they held in PDL Community Bancorp immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering, their receipt of cash in lieu of fractional exchange shares and the effect of the shares contributed to the Foundation, adjusted for certain assets held by Ponce Bank MHC. The exchange ratio will not depend on the market value of PDL Community Bancorp common stock. The exchange ratio will be based on the percentage of PDL Community Bancorp common stock held by the public, the independent valuation of Ponce Financial prepared by RP Financial, LC., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 0.9351 shares for each publicly held share of PDL Community Bancorp at the minimum of the offering range to 1.4548 shares for each publicly held share of PDL Community Bancorp at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of Ponce Financial as of June 30, 2021, assuming public stockholders of PDL Community Bancorp own 44.9% of PDL Community Bancorp common stock immediately prior to the completion of the conversion. The table also shows how many shares of Ponce Financial a hypothetical owner of PDL Community Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of Ponce Financial to be Issued for Shares of PDL Community Bancorp		Shares to be contributed to the Foundation		Total Shares of Common Stock to be Issued in Exchange and Offering and Contributed to the Foundation	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Minimum	8,925,000	54.19%	7,277,080	44.18%	267,750	1.63%	16,469,830	0.9351	$9.35	$13.99	94
Midpoint	10,500,000	54.19%	8,561,270	44.18%	315,000	1.63%	19,376,270	1.1001	$11.00	$14.76	110
Maximum	12,075,000	54.19%	9,845,461	44.18%	362,250	1.63%	22,282,711	1.2651	$12.65	$15.55	127
Adjusted Maximum	13,886,250	54.19%	11,322,280	44.18%	416,588	1.63%	25,625,118	1.4548	$14.55	$16.45	145

(1)

Represents the value of shares of Ponce Financial common stock to be received in the conversion by a holder of one share of PDL Community Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share offering price.

(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Restricted stock units and stock options to purchase shares of PDL Community Bancorp common stock that are outstanding immediately prior to the completion of the conversion will be converted into restricted stock units and stock options to purchase shares of Ponce Financial common stock, with the number of shares subject to the units and options (and the exercise price per share for the option) to be adjusted based upon the exchange ratio. The aggregate exercise price (with respect to options), term and vesting period of the options and restricted stock units will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Ponce Bank of accepting deposits and making loans. Ponce Bank will continue to be a federally-chartered savings association and will continue to be regulated by the OCC and the FDIC. After the conversion, Ponce Bank will continue to offer existing services to depositors, borrowers and other customers. The directors serving PDL Community Bancorp at the time of the conversion will be the directors of Ponce Financial after the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion and reorganization, each depositor of Ponce Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loans outstanding from Ponce Bank and Mortgage World will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Members. At present, all depositors of Ponce Bank are members of, and have voting rights in, Ponce Bank MHC as to all matters requiring a vote of members. Upon completion of the conversion, depositors will cease to be members of Ponce Bank MHC and will no longer have voting rights. Upon completion of the conversion, all voting rights in Ponce Bank will be vested in Ponce Financial as the sole stockholder of Ponce Bank. The stockholders of Ponce Financial will possess exclusive voting rights with respect to Ponce Financial common stock.

Tax Effects. We have received an opinion of Crowe LLP with regard to the federal and state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to Ponce Bank MHC, PDL Community Bancorp, Ponce Bank, the public stockholders of PDL Community Bancorp (except for cash paid for fractional shares), members of Ponce Bank MHC, eligible account holders, or supplemental eligible account holders. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Ponce Bank has both a deposit account in Ponce Bank and a pro rata ownership interest in the net worth of Ponce Bank MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of Ponce Bank MHC and Ponce Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account prior to the completion of the offering receives a pro rata ownership interest in Ponce Bank MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Ponce Bank MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that Ponce Bank MHC and Ponce Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Ponce Bank MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion and reorganization, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders(as defined below) will receive an interest in liquidation accounts maintained by Ponce Financial and Ponce Bank in an aggregate amount equal to (i) Ponce Bank MHC’s ownership interest in PDL Community Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus plus (ii) the value of the net assets of Ponce Bank MHC as of the date of the latest statement of financial condition of Ponce Bank MHC prior to the consummation of the conversion (excluding its ownership of PDL Community Bancorp). Ponce Financial and Ponce Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Ponce Bank after the conversion. The liquidation accounts would be distributed to Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts in Ponce Bank only in the event of a liquidation of (a) Ponce Financial and Ponce Bank or (b) Ponce Bank. See “—Liquidation Rights.”

The liquidation account in Ponce Bank would be used only in the event that Ponce Financial does not have sufficient assets to fund its obligations under its liquidation account. The total obligation of Ponce Financial and Ponce Bank under their respective liquidation accounts will never exceed the dollar amount of Ponce Financial’s liquidation account as adjusted from time to time pursuant to the plan of conversion and federal regulations. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, LC. to prepare an independent valuation appraisal. For its services in preparing the initial valuation, RP Financial, LC. will receive a fee of $145,000, as well as payment for reimbursable expenses and an additional $15,000 for each subsequent updated appraisal report. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from RP Financial, LC.’s bad faith or negligence.

The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in this prospectus, including the audited consolidated financial statements of PDL Community Bancorp. RP Financial, LC. also considered the following factors, among others:

•	the present results and financial condition of PDL Community Bancorp and the projected results and financial condition of Ponce Financial;

•	the economic and demographic conditions in PDL Community Bancorp’s existing market area;

•	certain historical, financial and other information relating to PDL Community Bancorp;

•	a comparative evaluation of the operating and financial characteristics of PDL Community Bancorp with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on Ponce Financial’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Ponce Financial;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the Foundation.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial, LC. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial, LC. considered the pro forma price-to-assets approach to be less meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, RP Financial, LC. considered adjustments to the pro forma market value based on a comparison of Ponce Financial with the peer group. RP Financial, LC. made upward adjustments for financial condition and asset growth, and downward adjustments to earnings and primary market area. No adjustments were made for stock market conditions, dividend policy, liquidity of the stock, management or the effect of government regulations and regulatory reform. The upward adjustment applied for financial condition took into consideration Ponce Financial’s stronger pro forma capital position. The upward adjustment applied for asset growth took into consideration Ponce Financial’s stronger historical asset growth and stronger pro forma capital position and resulting greater leverage capacity. The downward adjustment applied for earnings took into consideration Ponce Financial’s less favorable efficiency ratio and Ponce Financial’s lower pro forma return on average assets and average equity. The downward adjustment applied for primary market area took into consideration the Bronx’s relatively high unemployment rate and relatively less favorable demographic measures with respect to population growth and income measures compared to the peer group’s primary market area counties.

Included in RP Financial, LC.’s independent valuation were certain assumptions as to the pro forma earnings of Ponce Financial after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.67% for the twelve months ended June 30, 2021 on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the restricted stock portion of the stock-based benefit plans at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

The independent valuation states that as of August 13, 2021, the estimated pro forma market value of Ponce Financial was $193.8 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $164.7 million and an adjusted maximum of $256.3 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of PDL Community Bancorp common stock owned by Ponce Bank MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of PDL Community Bancorp common stock owned by Ponce Bank MHC and the $10.00 price per share, the minimum of the offering range is 8,925,000 shares, the midpoint of the offering range is 10,500,000 shares and the maximum of the offering range is 12,075,000 shares, subject to increase up to 13,886,250 shares.

The board of directors of Ponce Financial reviewed the independent valuation and, in particular, considered the following:

•	PDL Community Bancorp’s financial condition and results of operations;

•	a comparison of financial performance ratios of PDL Community Bancorp to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of PDL Community Bancorp common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the Federal Reserve Board, if required, as a result of subsequent developments in the financial condition of PDL Community Bancorp or Ponce Bank or Mortgage World or market conditions generally. In the event the independent valuation is updated to amend the pro forma market value of Ponce Financial to less than $164.7 million or more than $256.3 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Ponce Financial’s registration statement.

The following table presents a summary of selected pricing ratios for Ponce Financial (on a pro forma basis) and the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2021 and stock price information for the peer group companies as of August 13, 2021, as reflected in the appraisal report. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 33.4% on a price-to-book value basis, a discount of 34.6% on a price-to-tangible book value basis and a premium of 159.8% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of PDL Community Bancorp’s common stock. The closing price of the common stock was $13.85 per share on August 13, 2021, the effective date of the appraisal, and $11.54 per share on May 25, 2021, the last trading day immediately preceding the announcement of the conversion.

	Price-to- earnings multiple (1)	Price-to- book value ratio	Price-to- tangible book value ratio
Ponce Financial (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	45.69	88.42%	88.42%
Maximum	38.44	81.37%	81.37%
Midpoint	32.50	74.52%	74.52%
Minimum	26.89	66.84%	66.84%
Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	12.51	111.81%	113.97%
Medians	11.89	102.08%	103.16%

(1)

Price-to-earnings multiples calculated by RP Financial, LC. in the independent appraisal are based on an estimate of “core,” or recurring, earnings on a trailing twelve-month basis through June 30, 2021 for Ponce Financial and through June 30, 2021 for the peer group companies. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. RP Financial, LC. did not independently verify our consolidated financial statements and other information that we provided to them, nor did RP Financial, LC. independently value our assets or liabilities. The independent valuation considers Ponce Bank as a going concern and should not be considered as an indication of the liquidation value of Ponce Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above the $10.00 price per share.

We will not decrease the minimum of the valuation range and the minimum of the offering range or increase the adjusted maximum of the valuation range and the adjusted maximum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed.

If the update to the independent valuation at the conclusion of the offering results in an increase in the adjusted maximum of the valuation range to more than $256.3 million and a corresponding increase in the offering range to more than 13,886,250 shares, or a decrease in the minimum of the valuation range to less than $164.7 million and a corresponding decrease in the offering range to fewer than 8,925,000 shares, in each case not including shares that will be contributed to the Foundation, then we will promptly return with interest at 0.05% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion and reorganization. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board in order to complete the offering. In the event that we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond December 28, 2023, which is two years after the special meeting of members to vote on the conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Ponce Financial’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Ponce Financial’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of RP Financial, LC. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion and reorganization, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and reorganization and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Ponce Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on April 30, 2020 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each remaining Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on April 30, 2020. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of PDL

Community Bancorp or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding April 30, 2020.

Priority 2: Tax-Qualified Plans. Our employee stock ownership plan, the Company’s only tax-qualified plan participating in the offering, will receive, without payment therefor, nontransferable subscription rights to purchase 8% of the shares of common stock sold in the offering and contributed to the Foundation. If market conditions warrant or if we receive orders in the subscription offering for more shares of common stock than the adjusted maximum of the offering range, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each depositor of Ponce Bank with a Qualifying Deposit at the close of business on September 30, 2021 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2021. In the event of oversubscription, failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, the employee stock ownership plan and Supplemental Eligible Account Holders, each depositor of Ponce Bank as of the close of business on November 1, 2021 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Member”), will receive, without payment therefore, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on his or her stock order form all deposit accounts in which he or she had an ownership interest on November 1, 2021. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation if the offering is oversubscribed.

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on December 14, 2021, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock have been sold in the offering. If at least 8,925,000 shares have not been sold in the offering by January 28, 2022 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If an extension beyond January 28, 2022 is granted by the Federal Reserve Board, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion and reorganization to members of the general public in a community offering. If held, shares will be offered in the community offering with the following preferences:

•	natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, Queens, Kings and New York, and the New Jersey County of Hudson;

•	PDL Community Bancorp’s public stockholders as of November 1, 2021; and

•	other members of the general public.

Subscribers in any community offering may purchase up to $500,000 (50,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (including trusts of natural persons) residing in the New York Counties of Bronx, Queens, Kings and New York, and the New Jersey County of Hudson, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of PDL Community Bancorp or members of the general public, the allocation procedures described above will apply to the stock orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within the New York Counties of Bronx, Queens, Kings and New York, and the New Jersey County of Hudson, has a present intent to remain within this community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the community, together with an indication that this presence within the community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to decide whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and we expect that the community offering, if held, will terminate at the same time as the subscription offering, although it may continue without notice to you until January 28, 2022 or longer if the Federal Reserve Board approves a later date. The community offering, if held, must terminate no more than 45 days following the subscription offering, unless extended. Ponce Financial may decide to extend the community offering for any reason and is not required to give purchasers notice of any such extension unless such period extends beyond January 28, 2022, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Janney Montgomery Scott LLC will serve as sole book-running manager. In such capacity, Janney Montgomery Scott LLC may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither Janney Montgomery Scott LLC nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated offering; however, Janney Montgomery Scott LLC has agreed to use its best efforts in the sale of shares in any syndicated offering. We have not selected any particular broker-dealers to participate in a syndicated offering and will not do so until before the commencement of the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of order forms and the submission of funds directly to Ponce Financial for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Ponce Bank or wire transfers). See “—Procedure for Purchasing Shares in Subscription and Community Offerings.”

A syndicated offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board, if necessary.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or in the event that there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion and reorganization includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	no person may purchase fewer than 25 shares of common stock;

(ii)

tax qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering and contributed to the Foundation;

(iii)

except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (50,000 shares) of common stock in all categories of the offering combined;

(iv)

current stockholders of PDL Community Bancorp are subject to an ownership limitation. As previously described, current stockholders of PDL Community Bancorp will receive shares of Ponce Financial common stock in exchange for their existing shares of PDL Community Bancorp common stock. The number of shares of common stock that a stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing PDL Community Bancorp common stock, may not exceed 9.9% of the shares of common stock of Ponce Financial to be issued and outstanding at the completion of the conversion; and

(v)

the maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Ponce Bank and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 25% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with the approval of the Federal Reserve Board and without further approval of members of Ponce Bank MHC and stockholders of PDL Community Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable revised limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. In the event that the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.

The term “associate” of a person means:

(i)

any corporation or organization, other than Ponce Bank MHC, PDL Community Bancorp, Ponce Bank, Mortgage World or a majority-owned subsidiary of Ponce Bank MHC, PDL Community Bancorp, Ponce Bank or Mortgage World, of which the person is a senior officer, partner or 10% beneficial stockholder;

(ii)

any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)

any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Ponce Bank MHC, PDL Community Bancorp, Ponce Bank, or Mortgage World or Ponce Financial.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” Persons having the same address, and persons exercising subscription rights through qualifying deposits registered at the same address will be deemed to be acting in concert unless we determine otherwise.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Ponce Financial or Ponce Bank and except as described below. Any purchases made by any associate of Ponce Financial or Ponce Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Ponce Financial.”

Plan of Distribution and Marketing Arrangements

Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center.

To assist in the marketing of the common stock, we have retained Janney Montgomery Scott LLC, which is a broker-dealer registered with the FINRA. Janney Montgomery Scott LLC will assist us in the offering as follows:

•	advising us on the financial and securities market implications of the plan of conversion and reorganization;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including this prospectus, stock order forms and marketing materials;

•	assisting us in analyzing proposals from outside vendors in connection with the offering, as needed;

•	assisting us in scheduling and preparing meetings with potential investors; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For its services as financial advisor and marketing agent, Janney Montgomery Scott LLC will receive (1) a refundable management fee of $50,000 and (ii) a success fee of 1.0% of the aggregate dollar amount of all shares of common stock sold in the subscription offering and any community offering. No fee will be payable to Janney Montgomery Scott LLC with respect to shares purchased by officers, directors, employees or their immediate families, shares purchased by our tax-qualified and non-qualified employee benefit plans, and shares contributed to the Foundation, and no sales fee will be payable with respect to the exchange shares. The success fee will be reduced by the management fee.

In the event shares of common stock are sold through a group of broker-dealers in a syndicated offering, we will pay fees of 6.0% of the aggregate dollar amount of shares of common stock sold in the syndicated offering to Janney Montgomery Scott LLC and any other broker-dealers included in the syndicated offering. Any such offering will be on a best efforts basis, and Janney Montgomery Scott LLC will serve as sole book-running manager in such an offering. All fees payable with respect to a syndicated offering will be in addition to fees payable with respect to the subscription and community offerings.

We also will reimburse Janney Montgomery Scott LLC for its reasonable out-of-pocket expenses associated with its marketing effort in an amount not to exceed $15,000 and for attorney’s fees and expenses not to exceed $125,000. The expenses may be increased by an additional amount not to exceed $25,000 by mutual consent, including in the event of a material delay of the offering that would require an update of the financial information included in this prospectus. If the plan of conversion is terminated or if Janney Montgomery Scott LLC engagement is terminated in accordance with the provisions of the agency agreement, Janney Montgomery Scott LLC will only receive reimbursement of its reasonable legal fees and expenses, and will return any amounts paid or advanced by us in excess of these amounts.

Janney Montgomery Scott LLC has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Janney Montgomery Scott LLC expresses no opinion as to the prices at which shares of common stock to be issued may trade.

Records Management

We have also engaged Janney Montgomery Scott LLC to act as our records agent in connection with the offering. In this role, Janney Montgomery Scott LLC will assist us in the offering as follows:

•	consolidating deposit accounts into a central file and calculation of eligible votes;

•	designing and preparing proxy forms for our member vote and stock order forms for the offering;

•	organizing and supervising the Stock Information Center;

•	providing proxy and ballot tabulation services for our special meeting of members, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

For these services, Janney Montgomery Scott LLC will receive a fee of $50,000. This fee can be increased by $10,000 in the event of any material change in applicable regulations or the plan of conversion and reorganization, or a delay requiring duplicate or replacement processing due to changes in record dates.

Indemnity

We will indemnify Janney Montgomery Scott LLC against any losses, claims, damages or liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Janney Montgomery Scott LLC’s engagement with respect to the conversion.

Solicitation of Offers by Directors and Executive Officers

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Ponce Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Janney Montgomery Scott LLC. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We, and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Janney Montgomery Scott LLC, directly or indirectly, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of PDL Community Bancorp or Ponce Financial stock or any securities convertible into or exchangeable or exercisable for PDL Community Bancorp or Ponce Financial stock, whether owned on the date of this prospectus or acquired after the date of this prospectus or with respect to which we or any of our directors or executive officers has or after the date of this prospectus acquires the power of disposition, or file any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of PDL Community Bancorp or Ponce Financial stock, whether any such swap or transaction is to be settled by delivery of stock or other securities, in cash or otherwise. In the event that either (1) during the period that begins on the date that is 15 calendar days plus three business days before the last day of the restricted period and ends on the last day of the restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the restricted period, the restrictions set forth above will continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the earnings release is issued or the material news or event related to us occurs.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription offering will expire at 4:00 p.m., Eastern Time, on December 14, 2021. We expect that the community offering, if held, will terminate at the same time, although it may continue without notice to you until January 28, 2022 or longer if the Federal Reserve Board approves a later date. We may extend the subscription offering, and if held, the community offering, for up to 45 days, with the approval of the Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 28, 2022 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.05% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the December 14, 2021 of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.05% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. In order to purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled order forms. All order forms must be received (not postmarked) prior to 4:00 p.m., Eastern Time, on December 14, 2021. We are not required to accept order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. The Stock Information Center will be open Monday through Friday, between 10:00 a.m. and 5:00 p.m., Eastern Time. The Stock Information Center will not be open on bank holidays. Please do not mail stock order forms to Ponce Bank’s offices. For additional information regarding submitting your stock order form and payment, please contact the Stock Information Center at 844-977-0092.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion and reorganization. Our interpretation of the terms and conditions of the plan of conversion and reorganization and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Ponce Bank, the FDIC or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock will be required to accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and/or community offerings may be made by:

•	personal check, bank check or money order, made payable to Ponce Financial; or

•	authorization of withdrawal of available funds from your Ponce Bank deposit accounts.

Appropriate means for designating withdrawals from deposit account(s) at Ponce Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Ponce Bank and will earn interest at 0.05% per annum from the date payment is processed until the offering is completed or terminated. You may not remit cash, Ponce Bank line of credit checks or any type of third-party checks (including those payable to you and endorsed over to Ponce Financial). You may not designate on your stock order form direct withdrawal from a Ponce Bank retirement account. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.” Additionally, you may not designate a direct withdrawal from Ponce Bank accounts with check-writing privileges. Please provide a check instead. If you request that we directly withdraw the funds, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. If permitted by the Federal Reserve Board, in the event we resolicit persons who subscribed for the maximum purchase amount, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 28, 2022. If the subscription and community offerings are extended past January 28, 2022, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest at 0.05% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Ponce Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Ponce Financial to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Ponce Bank’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a Ponce Bank retirement account, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Ponce Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the December 14, 2021 offering deadline. You may select the independent trustee or custodian of your choice. However, processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held or the independent trustee or custodian you select. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock Purchased in the Subscription Offering and/or Community Offering and/or Syndicated Offering. All shares of Ponce Financial common stock will be issued in book-entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and, if held, the community offering or syndicated offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion and reorganization, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a State of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion and reorganization reside in such state;

(ii)

the issuance of subscription rights or the offer or sale of shares of common stock to such persons would require us, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Regulations of the Federal Reserve Board prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion and reorganization or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on the qualifying deposit, and you cannot delete names of others except in the case of certain orders placed through an IRA, Keogh, 401(k) or similar plan, and except in the event of the death of a named eligible depositor. Taking either of these actions may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The phone number is 844-977-0092. The Stock Information Center is open Monday through Friday between 10:00 a.m. and 5:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that Ponce Bank MHC is liquidated prior to the conversion, all claims of creditors of Ponce Bank MHC would be paid first. Thereafter, if there were any assets of Ponce Bank MHC remaining, these assets would first be distributed to certain depositors of Ponce Bank under such depositors’ liquidation rights. The amount received by such depositors would be equal to their pro rata interest in the remaining value of Ponce Bank MHC after claims of creditors, based on the relative size of their deposit accounts.

Liquidation following the conversion. The plan of conversion and reorganization provides for the establishment, upon the completion of the conversion, of a liquidation account by Ponce Financial for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) Ponce Bank MHC’s ownership interest in PDL Community Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition used in this prospectus plus (ii) the value of the net assets of Ponce Bank MHC as of the date of the latest statement of financial condition of Ponce Bank MHC prior to the consummation of the conversion (excluding its ownership of PDL Community Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in Ponce Bank to support the Ponce Financial liquidation account in the event Ponce Financial does not have sufficient assets to fund its obligations under the Ponce Financial liquidation account.

In the unlikely event that Ponce Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Ponce Financial, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Ponce Bank or Ponce Financial above that amount.

The liquidation account established by Ponce Financial is designed to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in Ponce Bank MHC) after the conversion in the event of a complete liquidation of Ponce Financial and Ponce Bank or a liquidation solely of Ponce Bank. Specifically, in the unlikely event that either (i) Ponce Bank or (ii) Ponce Financial and Ponce Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of April 30, 2020 and September 30, 2021 of their interests in the liquidation account maintained by Ponce Financial. Also, in a complete liquidation of both entities, or of Ponce Bank only, when Ponce Financial has insufficient assets (other than the stock of Ponce Bank) to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Ponce Bank has positive net worth, Ponce Bank shall immediately make a distribution to fund Ponce Financial’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Ponce Financial as adjusted from time to time pursuant to the plan of conversion and federal regulations. If Ponce Financial is completely liquidated or sold apart from a sale or liquidation of Ponce Bank, then the Ponce Financial liquidation account will cease to exist and Eligible Account Holders and Supplemental Eligible Account Holders will receive an equivalent interest in the Ponce Bank liquidation account, subject to the same rights and terms as the Ponce Financial liquidation account.

Pursuant to the plan of conversion and reorganization, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Ponce Financial will transfer the liquidation account and the depositors’ interests in such account to Ponce Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Ponce Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Ponce Financial or Ponce Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Ponce Bank on April 30, 2020 or September 30, 2021 equal to the proportion that the balance of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s deposit account on April 30, 2020 and September 30, 2021, respectively, bears to the balance of all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders in Ponce Bank on such date.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on April 30, 2020 or September 30, 2021, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income tax consequences of conversion to Ponce Bank MHC, PDL Community Bancorp, Ponce Bank, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of Ponce Bank MHC. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Ponce Financial or Ponce Bank would prevail in a judicial proceeding.

Ponce Bank MHC, PDL Community Bancorp, Ponce Bank and Ponce Financial have received an opinion of Crowe LLP, regarding all of the material federal income tax consequences of the conversion, which includes the following:

1.	The merger of Ponce Bank MHC with and into PDL Community Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.

The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in Ponce Bank MHC for liquidation interests in PDL Community will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.

None of Ponce Bank MHC, PDL Community Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders, will recognize any gain or loss on the transfer of the assets of Ponce Bank MHC to PDL Community Bancorp in constructive exchange for liquidation interests in PDL Community Bancorp.

4.

The basis of the assets of Ponce Bank MHC and the holding period of such assets to be received by PDL Community Bancorp will be the same as the basis and holding period of such assets in Ponce Bank MHC immediately before the exchange.

5.

The merger of PDL Community Bancorp with and into Ponce Financial will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither PDL Community Bancorp nor Ponce Financial will recognize gain or loss as a result of such merger.

6.

The basis of the assets of PDL Community Bancorp and the holding period of such assets to be received by Ponce Financial will be the same as the basis and holding period of such assets in PDL Community Bancorp immediately before the exchange.

7.

Except for cash-in-lieu of fractional shares, current stockholders of PDL Community Bancorp will not recognize any gain or loss upon their exchange of PDL Community Bancorp common stock for Ponce Financial common stock.

8.

Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in PDL Community Bancorp for interests in the liquidation account in Ponce Financial.

9.

The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in PDL Community Bancorp for interests in the liquidation account established in Ponce Financial will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

10.

Each stockholder’s aggregate basis in shares of Ponce Financial common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of PDL Community Bancorp common stock surrendered in the exchange.

11.

Each stockholder’s holding period in his or her Ponce Financial common stock received in the exchange will include the period during which the PDL Community Bancorp common stock surrendered was held, provided that the PDL Community Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

12.

Cash received by any current stockholder of PDL Community Bancorp in lieu of a fractional share interest in shares of Ponce Financial common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Ponce Financial common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.

It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Ponce Financial common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Ponce Financial common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.

It is more likely than not that the fair market value of the benefit provided by the liquidation account of Ponce Bank supporting the payment of the Ponce Financial liquidation account in the event Ponce Financial lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Ponce Bank liquidation account as of the effective date of the merger of PDL Community Bancorp with and into Ponce Financial.

15.

It is more likely than not that the basis of the shares of Ponce Financial common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Ponce Financial common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by Ponce Financial on the receipt of money in exchange for Ponce Financial common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to Ponce Bank MHC, PDL Community Bancorp, Ponce Bank, Ponce Financial and persons receiving subscription rights and stockholders of PDL Community Bancorp. With respect to items 13 and 15 above, Crowe LLP, noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that RP Financial, LC. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Crowe LLP believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution.

Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Ponce Bank are reduced; and (iv) the Ponce Bank liquidation account payment obligation arises only if Ponce Financial lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from RP Financial, LC. stating its belief that the benefit provided by the Ponce Bank liquidation account supporting the payment of the liquidation account in the event Ponce Financial lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Crowe LLP believes it is more likely than not that such rights in the Ponce Bank liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Crowe LLP, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Crowe LLP that the New York state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Ponce Financial’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or executive officers of Ponce Bank generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the director or executive officer. Each book-entry for restricted shares will note a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Ponce Financial also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1.0% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

Federal regulations prohibit Ponce Financial from repurchasing its shares of common stock during the first year following conversion unless compelling business reasons exist for such repurchases, or to fund restricted stock plans that have been ratified by stockholders (with Federal Reserve Board approval) or tax-qualified employee stock benefit plans. In addition, the repurchase of shares of common stock is subject to Federal Reserve Board policy related to repurchases of shares by financial institution holding companies.

PONCE DE LEON FOUNDATION

General

We intend to contribute cash and shares of common stock to the Ponce De Leon Foundation, a non-stock, nonprofit Delaware corporation, as further described below.

By further enhancing our visibility and reputation in our local community, we believe that the contribution to the Foundation will enhance the long-term value of our community banking franchise. The offering presents us with a unique opportunity to further provide a substantial and continuing benefit to our communities through the Foundation.

Purpose of the Foundation

We intend to contribute to the Foundation 3% of the shares sold in the concurrent offering, up to 416,588 shares of common stock at the adjusted maximum of the shares to be offered, and $1.0 million in cash, for a total contribution of up to $5.2 million. The purpose of the Foundation has been and continues to be to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. The Foundation is dedicated completely to community activities and the promotion of charitable causes. The Foundation will also support our on-going obligations to the community under the CRA. Ponce Bank received a satisfactory rating in its most recent CRA examination by the FDIC.

Further funding the Foundation with additional shares of our common stock is also intended to allow our communities to share in our potential growth and success after the offering is completed because the Foundation will benefit directly from any increases in the value of our common stock. In addition, the Foundation will maintain close ties with Ponce Bank, thereby forming a partnership within our communities in which Ponce Bank operates.

Structure of the Foundation

The Foundation is incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Foundation’s certificate of incorporation also provide that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The board of directors of the Foundation are responsible for establishing the Foundation’s grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Foundation are at all times bound by their fiduciary duty to advance the Foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the Foundation was established. The directors of the Foundation are also responsible for directing the activities of the Foundation, including the management and voting of the shares of our common stock held by the Foundation. However, as required by Federal Reserve Board’s regulations, all shares of our common stock held by the Foundation will be voted in the same ratio as all other shares of our common stock on all proposals considered by our stockholders.

The Foundation’s place of business is located at our corporate headquarters. The board of directors of the Foundation appoint such officers and employees as may be necessary to manage its operations.

To the extent applicable, we comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve Board’s regulations governing transactions between Ponce Bank and the Foundation.

The Foundation will receive working capital from the cash and stock contribution and:

(i) any dividends that may be paid on our shares of common stock in the future;

(ii) within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(iii) the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Foundation is required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

Tax Considerations

Ponce Financial, PDL Community Bancorp, Ponce Bank MHC and Ponce Bank are authorized by law to make charitable contributions. We believe that the offering presents a unique opportunity to further fund the Foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our stockholders of the contribution of shares of common stock to the Foundation. See “Capitalization” and “Historical and Pro Forma Regulatory Capital Compliance.”

We believe that our contribution of cash and shares of our common stock to the Foundation should not constitute an act of self-dealing and that we should be entitled to a federal tax deduction in the amount of the fair market value of the cash and stock at the time of the contribution. We are permitted to deduct for charitable purposes only an amount equal to 10.0% of our annual pre-tax income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Foundation. We estimate that all of the contribution should be deductible for federal tax purposes over a five-year period. Even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any decision to make additional contributions to the Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the Foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is taxed at a rate of 1.39%. The Foundation is required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year (May 15th of each year). The Foundation is required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Foundation

Federal Reserve Board regulations required that our directors who serve on the Foundation’s board could not participate in our board’s discussions concerning contributions to the Foundation, and could not vote on the matter.

Federal Reserve Board regulations provide that the Federal Reserve Board will generally not object if a well-capitalized savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a offering. Ponce Bank qualifies as a well-capitalized savings bank for purposes of this limitation, and the contribution to the Foundation will not exceed this limitation.

Federal Reserve Board regulations impose the following requirements on the Foundation:

•	the Foundation’s primary purpose must be to serve and make grants in our local community;

•	the Federal Reserve Board may examine the Foundation at the Foundation’s expense;

•	the Foundation must comply with all supervisory directives imposed by the Federal Reserve Board;

•	the Foundation must provide annually to the Federal Reserve Board a copy of the annual report that the Foundation submits to the Internal Revenue Service;

•	the Foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the Foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

Within six months of completing the offering, the Foundation intends to submit to the Federal Reserve Board a three-year operating plan, and reconfirm its conflict of interest policy, gift instrument, certificate of incorporation and bylaws.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF PDL COMMUNITY BANCORP

General. As a result of the conversion, existing stockholders of PDL Community Bancorp will become stockholders of Ponce Financial. There are differences in the rights of stockholders of PDL Community Bancorp and stockholders of Ponce Financial caused by differences between Federal and Maryland law and regulations and differences in PDL Community Bancorp’s federal stock charter and bylaws and Ponce Financial’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Ponce Financial’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of PDL Community Bancorp consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

The authorized capital stock of Ponce Financial consists of 200,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, par value $0.01 per share.

Under the Maryland General Corporation Law and Ponce Financial’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of PDL Community Bancorp.

PDL Community Bancorp’s charter and Ponce Financial’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of shares of preferred stock for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, Ponce Bank MHC is required to own not less than a majority of the outstanding shares of PDL Community Bancorp common stock. Ponce Bank MHC will no longer exist following completion of the conversion.

Ponce Financial’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas PDL Community Bancorp’s stock charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which the shares generally would be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans as well as issuances in excess of 20% of outstanding shares, would have to be submitted for approval by Ponce Financial stockholders due to requirements of the Nasdaq Stock Market and in order to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither PDL Community Bancorp’s stock charter or bylaws nor Ponce Financial’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. PDL Community Bancorp’s ability to pay dividends depends, in part, upon Ponce Bank and Mortgage World’s ability to pay dividends to PDL Community Bancorp, which is restricted by federal regulations and by federal income tax considerations related to federally-chartered savings banks.

The same restrictions will apply to Ponce Bank and Mortgage World’s payment of dividends to Ponce Financial. In addition, Maryland law generally prohibits Ponce Financial from paying dividends if, after giving effect to the dividend, Ponce Financial would not be able to pay its indebtedness as it becomes due in the normal course of business or its total assets would be less than the sum of its total liabilities plus the amount that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make it insolvent.

Board of Directors. PDL Community Bancorp’s bylaws and Ponce Financial’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under PDL Community Bancorp’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of PDL Community Bancorp to fill vacancies may only serve until the next election of directors by stockholders.

Under Ponce Financial’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of PDL Community Bancorp do not limit the personal liability of directors or officers.

Ponce Financial’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to Ponce Financial or its stockholders for certain actions as directors or officers, except for (i) the receipt of an improper personal benefit, (ii) actions or omissions that are determined to have involved active and deliberate dishonesty that was material to a cause of action, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit Ponce Financial.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations, PDL Community Bancorp will indemnify its directors, officers and employees for any judgment and any reasonable costs incurred in connection with any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of PDL Community Bancorp or its stockholders. PDL Community Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may ultimately be entitled to indemnification. Before making any indemnification payment, PDL Community Bancorp is required to notify the Federal Reserve Board of its intention, and such payment cannot be made if the Federal Reserve Board objects to such payment.

The articles of incorporation of Ponce Financial provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and permitted by Maryland law, all subject to any applicable federal law. Maryland law allows Ponce Financial to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Ponce Financial. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. PDL Community Bancorp’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, or a majority of the members of the board of directors, and shall be called by the chairman, president or secretary upon the written request of the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting. Ponce Financial’s bylaws provide that special meetings of stockholders may be called by the president, chief executive officer, chairperson of the board of directors, by a majority vote of the total number of directors that Ponce Financial would have, if there were no vacancies on the board of directors, and shall be called by the secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. PDL Community Bancorp’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with PDL Community Bancorp at least five days before the date of any such meeting.

Ponce Financial’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Ponce Financial not less than 90 days nor more than 100 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Ponce Financial at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that Ponce Financial’s notice provision is in the best interest of Ponce Financial and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally.

Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are in their best interests.

Stockholder Action Without a Meeting. PDL Community Bancorp’s bylaws provide that any action to be taken at any annual meeting or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote on the matter consent to the action in writing.

Ponce Financial’s bylaws do not provide for action to be taken by stockholders without a meeting. However, under Maryland law, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. PDL Community Bancorp’s bylaws provide that it may either make available for inspection, at least 20 days prior to a stockholders meeting, a list of the stockholders of record entitled to vote at such meeting, or the Board of Directors may elect to follow the procedures described in 12 C.F.R. 239.26(d) of the Federal Reserve Board’s regulations regarding the right to examine books and records. The federal regulation noted above provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements, and only a stockholder or group of stockholders who together, for at least six months, hold at least 5% of the outstanding stock of any class, have the right to inspect a company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. Ponce Financial’s articles of incorporation provide, subject to certain exceptions, that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. PDL Community Bancorp’s charter provides that, for a period of five years from the closing of PDL Community Bancorp’s offering, completed on September 29, 2017, no person or entity, other than Ponce Bank MHC, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of PDL Community Bancorp held by persons other than Ponce Bank MHC, and that any shares acquired in excess of this limit will not be entitled to be voted and will not be counted as voting stock in connection with any matters submitted to the stockholders for a vote.

In addition, federal regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Ponce Financial’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of Ponce Financial’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Forum Selection for Certain Stockholder Lawsuits. Ponce Financial’s articles of incorporation provide that, unless Ponce Financial consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Ponce Financial, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Ponce Financial to Ponce Financial or Ponce Financial’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to a claim made under the U.S. federal securities laws.

Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Ponce Financial shall be deemed to have notice of and consented to the exclusive forum provisions of the articles of incorporation. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

No similar provision is contained in the PDL Community Bancorp’s governing documents.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Ponce Financial and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Ponce Financial’s voting stock after the date on which Ponce Financial had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Ponce Financial at any time after the date on which Ponce Financial had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Ponce Financial. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Ponce Financial and an interested stockholder generally must be recommended by the board of directors of Ponce Financial and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Ponce Financial, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Ponce Financial other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Ponce Financial’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies, such as PDL Community Bancorp.

Mergers, Consolidations and Sales of Assets. Under Ponce Financial’s articles of incorporation, a merger or consolidation of Ponce Financial requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•

each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•

the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of Ponce Financial.

Under Maryland law, a sale of all or substantially all of Ponce Financial’s assets other than in the ordinary course of business, or a voluntary dissolution of Ponce Financial, requires the approval of its board of directors and the affirmative vote of a majority of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies.

Evaluation of Offers. The articles of incorporation of Ponce Financial provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Ponce Financial (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Ponce Financial and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Ponce Financial’s stockholders, including stockholders, if any, who do not participate in the transaction;

•

the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Ponce Financial and its subsidiaries and on the communities in which Ponce Financial and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Ponce Financial;

•	whether a more favorable price could be obtained for Ponce Financial’s stock or other securities in the future;

•

the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Ponce Financial and its subsidiaries;

•	the future value of the stock or any other securities of Ponce Financial or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•

the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•

the ability of Ponce Financial to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

PDL Community Bancorp’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, stockholders of Ponce Financial will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Ponce Financial is a party as long as the common stock of Ponce Financial trades on a national securities exchange. Ponce Financial’s articles of incorporation eliminate dissenters’ rights of appraisal.

Current federal regulations do not provide for dissenters’ appraisal rights in business combinations involving federal mid-tier stock holding companies, such as PDL Community Bancorp.

Amendment of Governing Instruments. No amendment of PDL Community Bancorp’s stock charter may be made unless it is first proposed by the board of directors then approved or preapproved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to PDL Community Bancorp’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of PDL Community Bancorp at any legal meeting.

Under the Maryland General Corporation Law and Ponce Financial’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Otherwise, amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

i.	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

ii.	the division of the board of directors into three staggered classes;

iii.	the ability of the board of directors to fill vacancies on the board;

iv.	the requirement that directors may only be removed for cause and by the affirmative vote of at least a majority of the votes eligible to be cast by stockholders;

v.	the ability of the board of directors to amend and repeal the bylaws;

vi.	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Ponce Financial;

vii.	the authority of the board of directors to provide for the issuance of preferred stock;

viii.	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

ix.	the number of stockholders constituting a quorum or required for stockholder consent;

x.	the indemnification of current and former directors and officers, as well as employees and other agents, by Ponce Financial;

xi.	the limitation of liability of officers and directors to Ponce Financial for money damages;

xii.	the inability of stockholders to cumulate their votes in the election of directors;

xiii.	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland;

xiv.	the advance notice requirements for stockholder proposals and nominations; and

xv.

the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of our directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF PONCE FINANCIAL

Although the board of directors of Ponce Financial is not aware of any effort that might be made to obtain control of Ponce Financial after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Ponce Financial’s articles of incorporation to protect the interests of Ponce Financial and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Ponce Bank, Ponce Financial or Ponce Financial’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, Ponce Financial’s articles of incorporation and bylaws, Ponce Bank’s charter and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Ponce Financial’s articles of incorporation and bylaws are included as part of Ponce Bank MHC’s application for conversion filed with the Federal Reserve Board and Ponce Financial’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of Ponce Financial.

Maryland law, as well as Ponce Financial’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Ponce Financial more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Ponce Bank and Mortgage World and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Call of Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders may be called by the president, chief executive officer, the chairperson of the board, or by a majority of the whole board of directors, and shall be called by the secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of 80% of the voting power of all of our then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights.”).

Authorized but Unissued Shares. After the conversion, Ponce Financial will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Ponce Financial Following the Conversion.” The articles of incorporation authorize 100,000,000 shares of serial preferred stock. Ponce Financial is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Ponce Financial that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Ponce Financial. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of PDL Community Bancorp —Amendment of Governing Instruments” above.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Ponce Financial’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be cast at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Ponce Financial in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between Ponce Financial and an “interested stockholder”. See “Comparison of Stockholder Rights for Existing Stockholders of PDL Community Bancorp —Mergers, Consolidations and Sales of Assets” above.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

(i)	one-tenth or more but less than one-third;

(ii)	one-third or more but less than a majority; or

(iii)	a majority of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an “acquiring person statement”), may compel the corporation’s Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation’s charter or bylaws. Although our bylaws provide that the Maryland Control Share Acquisition law will be inapplicable to acquisitions of Ponce Financial’s common stock, this provision may be repealed at any time by a majority vote of the whole board of directors, in whole or in part, at any time, whether before or after a control share acquisition and may be applied to any prior or subsequent control share acquisition.

Evaluation of Offers. The articles of incorporation of Ponce Financial provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Ponce Financial (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Ponce Financial and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholder Rights for Existing Stockholders of PDL Community Bancorp —Evaluation of Offers” above.

Purpose and Anti-Takeover Effects of Ponce Financial’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of Ponce Financial and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Ponce Financial and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Ponce Financial and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Ponce Financial and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Ponce Financial’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of our directors, or a determination by the Federal Reserve Board that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Ponce Financial, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company has a “controlling influence” over a bank or savings and loan holding company for purposes of the Bank Holding Company Act and the Savings and Loan Holding Company Act.

Benefit Plans

In addition to the provisions of Ponce Financial’s articles of incorporation and bylaws described above, benefit plans of Ponce Financial and Ponce Bank that may authorize the issuance of equity to its board of directors, officers and employees adopted in connection with or following the conversion contain or may contain provisions which also may discourage hostile takeover attempts which the board of directors of Ponce Financial might conclude are not in the best interests of Ponce Financial, Ponce Bank or Ponce Financial’s stockholders.

DESCRIPTION OF CAPITAL STOCK OF PONCE FINANCIAL FOLLOWING THE CONVERSION

General

Ponce Financial is authorized to issue 200,000,000 shares of common stock, par value of $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Ponce Financial will have 25,625,118 shares of common stock outstanding, assuming the adjusted maximum of the offering range and the exchange of outstanding shares of PDL Community Bancorp at an exchange ratio of 1.4548. Ponce Financial will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, issuance of the exchange shares, or the issuance of shares to be contributed to the Foundation, in each case in accordance with the plan of conversion and reorganization, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Common Stock

Dividends. Ponce Financial may pay dividends in an amount equal to the excess of our capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make us insolvent, as and when declared by our board of directors. The payment of dividends by Ponce Financial is also subject to limitations that are imposed by law and applicable regulation, including restrictions on payments of dividends that would reduce Ponce Financial’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of Ponce Financial will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Ponce Financial issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the conversion, the holders of common stock of Ponce Financial will have exclusive voting rights in Ponce Financial. They will elect Ponce Financial’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Ponce Financial’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Ponce Financial issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federally-chartered stock savings bank, corporate powers and control of Ponce Bank are vested in its board of directors, who elect the officers of Ponce Bank and who fill any vacancies on the board of directors. Voting rights of Ponce Bank are vested exclusively in the owners of the shares of capital stock of Ponce Bank, which will be Ponce Financial, and voted at the direction of Ponce Financial’s board of directors. Consequently, the holders of the common stock of Ponce Financial will not have direct control of Ponce Bank.

Liquidation. In the event of any liquidation, dissolution or winding up of Ponce Bank, Ponce Financial, as the holder of 100% of Ponce Bank’s capital stock, would be entitled to receive all assets of Ponce Bank available for distribution, after payment or provision for payment of all debts and liabilities of Ponce Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Ponce Financial, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Ponce Financial available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Ponce Financial will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Ponce Financial’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Ponce Financial’s common stock is American Stock Transfer & Trust Company, LLC., Brooklyn, New York.

EXPERTS

The audited consolidated financial statements of PDL Community Bancorp and subsidiaries as of December 31, 2020 and 2019, and for the years ended December 31, 2020, 2019 and 2018, have been included herein and in the registration statement in reliance upon the report of Mazars USA, LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

RP Financial, LC. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Locke Lord LLP, Washington, D.C., counsel to Ponce Financial, Ponce Bank MHC, PDL Community Bancorp, Ponce Bank and Mortgage World, has issued to Ponce Financial its opinion regarding the legality of the common stock. Crowe LLP has provided an opinion to us regarding the federal income tax consequences of the conversion and the New York and Maryland income tax consequences of the conversion. Certain legal matters will be passed upon for Janney Montgomery Scott LLC and, in the event of a syndicated offering, for the other co-managers, by Silver, Freedman, Taff & Tiernan LLP, Washington, D.C.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Ponce Bank has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge through the Securities and Exchange Commission’s web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Ponce Financial. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Ponce Bank MHC has filed with the Board of Governors of the Federal Reserve System an Application on Form AC with respect to the conversion, and Ponce Financial has filed with the Board of Governors of the Federal Reserve System an Application H-(e)1 with respect to its acquisition of Ponce Bank. This prospectus omits certain information contained in those applications. To obtain a copy of the applications filed with the Board of Governors of the Federal Reserve System, you may contact Judy Lynn, Director of Mergers and Acquisitions, Federal Reserve Bank of Philadelphia, at (215) 574-6171. The Plan of Conversion and Reorganization is available, upon request, at each of Ponce Bank’s offices.

In connection with the offering, Ponce Financial will register its common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended and, upon such registration Ponce Financial and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934, as amended. Under the plan of conversion and reorganization, Ponce Financial has undertaken that it will not terminate such registration for a period of at least three years following the offering.

Consolidated Financial Statements of

PDL Community Bancorp and Subsidiaries

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Financial Condition (Unaudited)

June 30, 2021 and December 31, 2020

(Dollars in thousands, except share data)

	June 30, 2021	December 31, 2020
ASSETS
Cash and due from banks (Note 3):
Cash	$32,541	$26,936
Interest-bearing deposits in banks	33,551	45,142

Total cash and cash equivalents	66,092	72,078
Available-for-sale securities, at fair value (Note 4)	48,536	17,498
Held-to-maturity securities, at amortized cost (fair value – 2021 $1,671, 2020 $1,722) (Note 4)	1,720	1,743
Placements with banks	2,739	2,739
Mortgage loans held for sale, at fair value	15,308	35,406
Loans receivable, net of allowance for loan losses - 2021 $15,875; 2020 $14,870 (Note 5)	1,343,578	1,158,640
Accrued interest receivable	13,134	11,396
Premises and equipment, net (Note 6)	34,057	32,045
Federal Home Loan Bank of New York (FHLBNY) stock, at cost	6,156	6,426
Deferred tax assets (Note 9)	5,493	4,656
Other assets	10,837	12,604

Total assets	$1,547,650	$1,355,231

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits (Note 7)	$1,236,161	$1,029,579
Accrued interest payable	55	60
Advance payments by borrowers for taxes and insurance	7,682	7,019
Advances from the FHLBNY and others (Note 8)	109,255	117,255
Warehouse lines of credit (Note 8)	13,084	29,961
Mortgage loan funding payable (Note 8)	743	1,483
Other liabilities	8,780	10,330

Total liabilities	1,375,760	1,195,687

Commitments and contingencies (Note 12)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 18,463,028 shares issued and 17,327,942 shares outstanding as of June 30, 2021 and 18,463,028 shares issued and 17,125,969 shares outstanding as of December 31, 2020	185	185
Treasury stock, at cost; 1,135,086 shares as of June 30, 2021 and 1,337,059 shares as of December 31, 2020 (Note 10)	(15,069)	(18,114)
Additional paid-in-capital	85,956	85,105
Retained earnings	105,925	97,541
Accumulated other comprehensive income (Note 15)	(41)	135
Unearned compensation — ESOP; 506,625 shares as of June 30, 2021 and 530,751 shares as of December 31, 2020 (Note 10)	(5,066)	(5,308)

Total stockholders’ equity	171,890	159,544

Total liabilities and stockholders’ equity	$1,547,650	$1,355,231

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Operations (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

(Dollars in thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Interest and dividend income:
Interest on loans receivable	$15,603	$12,162	$30,528	$24,944
Interest on deposits due from banks	2	3	4	69
Interest and dividend on available-for-sale securities and FHLBNY stock	239	228	489	410

Total interest and dividend income	15,844	12,393	31,021	25,423

Interest expense:
Interest on certificates of deposit	1,108	1,730	2,327	3,557
Interest on other deposits	382	534	764	1,226
Interest on borrowings	622	608	1,306	1,195

Total interest expense	2,112	2,872	4,397	5,978

Net interest income	13,732	9,521	26,624	19,445
Provision for loan losses (Note 5)	586	271	1,272	1,417

Net interest income after provision for loan losses	13,146	9,250	25,352	18,028

Non-interest income:
Service charges and fees	366	145	695	393
Brokerage commissions	430	22	653	72
Late and prepayment charges	298	13	542	132
Income on sale of mortgage loans	1,288	—	2,796	—
Loan origination	971	—	1,510	—
Gain on sale of real property	4,176	—	4,839	—
Other	812	394	1,199	599

Total non-interest income	8,341	574	12,234	1,196

Non-interest expense:
Compensation and benefits	4,212	4,645	9,876	9,653
Occupancy and equipment	2,838	2,277	5,472	4,294
Data processing expenses	733	496	1,327	963
Direct loan expenses	1,151	199	2,160	411
Insurance and surety bond premiums	143	128	289	249
Office supplies, telephone and postage	467	312	876	628
Professional fees	2,902	1,336	4,164	2,963
Marketing and promotional expenses	48	145	86	379
Directors fees	69	69	138	138
Regulatory dues	120	56	180	102
Other operating expenses	958	772	1,988	1,477

Total non-interest expense	13,641	10,435	26,556	21,257

Income (loss) before income taxes	7,846	(611)	11,030	(2,033)
Provision (benefit) for income taxes (Note 9)	1,914	(40)	2,646	(249)

Net income (loss)	$5,932	$(571)	$8,384	$(1,784)

Earnings (loss) per share (Note 11):

Basic	$0.35	$(0.03)	$0.50	$(0.11)

Diluted	$0.35	$(0.03)	$0.50	$(0.11)

Weighted average shares outstanding (Note 11):
Basic	16,737,037	16,723,449	16,643,138	16,761,993
Diluted	16,773,606	16,723,449	16,661,423	16,761,993

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

Three and Six Months Ended June 30, 2021 and 2020

(Dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss)	$5,932	$(571)	$8,384	$(1,784)

Net change in unrealized gains (losses) on available-for-sale securities :
Unrealized (losses) gains	(89)	50	(169)	165
Income tax (benefit) effect	20	(10)	(7)	(35)

Total other comprehensive (loss) income, net of tax	(69)	40	(176)	130

Total comprehensive income (loss)	$5,863	$(531)	$8,208	$(1,654)

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity (Unaudited)

Six Months Ended June 30, 2021 and 2020

(Dollars in thousands, except share data)

	Common Stock		Treasury Stock, At Cost	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unallocated Common Stock of ESOP	Total
	Shares	Amount
Balance, December 31, 2019	17,451,134	$185	$(14,478)	$84,777	$93,688	$20	$(5,790)	$158,402
Net loss	—	—	—	—	(1,213)	—	—	(1,213)
Other comprehensive income, net of tax	—	—	—	—	—	90	—	90
Treasury stock	(151,394)	—	(2,012)	—	—	—	—	(2,012)
ESOP shares committed to be released (12,063 shares)	—	—	—	3	—	—	121	124
Share-based compensation	—	—	—	352	—	—	—	352

Balance, March 31, 2020	17,299,740	$185	$(16,490)	$85,132	$92,475	$110	$(5,669)	$155,743

Net loss	—	—	—	—	(571)	—	—	(571)
Other comprehensive income, net of tax	—	—	—	—	—	40	—	40
Treasury stock	(65,449)	—	(682)	—	—	—	—	(682)
ESOP shares committed to be released (12,063 shares)	—	—	—	3	—	—	120	123
Share-based compensation	—	—	—	346	—	—	—	346

Balance, June 30, 2020	17,234,291	$185	$(17,172)	$85,481	$91,904	$150	$(5,549)	$154,999

Balance, December 31, 2020	17,125,969	$185	$(18,114)	$85,105	$97,541	$135	$(5,308)	$159,544
Net income	—	—	—	—	2,452	—	—	2,452
Other comprehensive loss, net of tax	—	—	—	—	—	(107)	—	(107)
Treasury stock	(107,717)	—	(1,171)	—	—	—	—	(1,171)
ESOP shares committed to be released (12,063 shares)	—	—	—	13	—	—	121	134
Share-based compensation	—	—	—	352	—	—	—	352

Balance, March 31, 2021	17,018,252	$185	$(19,285)	$85,470	$99,993	$28	$(5,187)	$161,204

Net income	—	—	—	—	5,932	—	—	5,932
Other comprehensive loss, net of tax	—	—	—	—	—	(69)	—	(69)
Treasury stock	309,690	—	4,216	91	—	—	—	4,307
ESOP shares committed to be released (12,063 shares)	—	—	—	43	—	—	121	164
Share-based compensation	—	—	—	352	—	—	—	352

Balance, June 30, 2021	17,327,942	$185	$(15,069)	$85,956	$105,925	$(41)	$(5,066)	$171,890

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2021 and 2020

(Dollars in thousands)

	Six Months Ended June 30,
	2021	2020
Cash Flows From Operating Activities:
Net income (loss)	$8,384	$(1,784)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of premiums/discounts on securities, net	25	25
Gain on sale of loans	(171)	—
Gain on sale of real property	(4,839)	—
Gain on derivatives	(283)	—
Provision for loan losses	1,272	1,417
Depreciation and amortization	1,239	1,226
ESOP compensation	330	247
Share-based compensation expense	704	698
Deferred income taxes	(873)	(640)
Changes in assets and liabilities:
Decrease in mortgage loans held for sale, fair value	19,064	—
Increase in accrued interest receivable	(1,738)	(3,695)
Decrease (increase) in other assets	7,027	(4,203)
Decrease in accrued interest payable	(5)	(49)
Increase (decrease) in advance payments by borrowers	663	(341)
Decrease in mortgage loan funding payable	(740)	—
(Decrease) increase in other liabilities	(1,696)	3,232

Net cash provided by (used in) operating activities	28,363	(3,867)

Cash Flows From Investing Activities:
Proceeds from redemption of FHLBNY stock	947	4,109
Purchases of FHLBNY Stock	(677)	(4,796)
Purchases of available-for-sale securities	(35,237)	(9,130)
Proceeds from sale of available-for-sale securities	2,641	—
Proceeds from maturities, calls and principal repayments on available-for-sale securities	1,531	16,955
Proceeds from sales of loans	4,030	3,530
Net increase in loans	(194,013)	(121,627)
Proceeds from sale of real property	8,152	—
Purchases of premises and equipment	(6,564)	(582)

Net cash used in investing activities	(219,190)	(111,541)

Cash Flows From Financing Activities:
Net increase in deposits	206,582	154,176
Repurchase of treasury stock	(1,607)	(2,694)
Proceeds from the sale of treasury stock	4,743	—
Proceeds from advances from FHLBNY	11,500	179,130
Repayments of advances from FHLBNY	(19,500)	(166,250)
Net advances on warehouse lines of credit	(16,877)	—

Net cash provided by financing activities	184,841	164,362

Net (decrease) increase in cash and cash equivalents	(5,986)	48,954
Cash and Cash Equivalents including restricted cash:
Beginning	72,078	27,677

Ending	$66,092	$76,631

Supplemental disclosures of cash flow information:
Cash paid for interest on deposits and borrowings	$4,402	$6,028

Cash paid for income taxes	$2,288	$91

The accompanying notes are an integral part of the consolidated financial statements (unaudited).

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation and Consolidation:

The unaudited interim Consolidated Financial Statements of PDL Community Bancorp (the “Company”) presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q and do not include all of the information and note disclosures required by the U.S. generally accepted accounting principles (“GAAP”). In the opinion of management, all adjustments and disclosures considered necessary for the fair presentation of the accompanying Consolidated Financial Statements have been included. Interim results are not necessarily reflective of the results for the entire year or for any other period. The accompanying unaudited Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and notes thereto for the year ended December 31, 2020 included in the Company’s annual report on Form 10-K.

The unaudited interim Consolidated Financial Statements include the accounts of the Company, its wholly-owned subsidiaries Ponce Bank (the “Bank”) and Mortgage World Bankers, Inc. (“Mortgage World”), and the Bank’s wholly-owned subsidiaries. The Bank’s subsidiaries consist of PFS Service Corp., which owns one of the Bank’s real properties, and Ponce De Leon Mortgage Corp., which is a mortgage banking entity. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations:

The Company is a financial holding company formed on September 29, 2017 in connection with the reorganization of the Bank into a mutual holding company structure. The Company is subject to the regulation and examination by the Board of Governors of the Federal Reserve. The Company’s business is conducted through the administrative office and 18 mortgage and banking offices. The banking offices are located in New York City – the Bronx (4 branches), Manhattan (2 branches), Queens (3 branches), Brooklyn (3 branches) and Union City (1 branch), New Jersey. The mortgage offices are located in Queens (2) and Brooklyn (1), New York and Englewood Cliffs (1) and Bergenfield (1), New Jersey. The Company’s primary market area currently consists of the New York City metropolitan area.

The Bank is a federally chartered stock savings association headquartered in the Bronx, New York. It was originally chartered in 1960 as a federally chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, the Bank changed its name to “Ponce De Leon Federal Savings Bank.” In 1997, the Bank changed its name again to “Ponce De Leon Federal Bank.” Upon the completion of its reorganization into a mutual holding company structure, the assets and liabilities of Ponce De Leon Federal Bank were transferred to and assumed by the Bank. The Bank is a Minority Depository Institution, a Community Development Financial Institution, and a certified Small Business Administration lender. The Bank is subject to comprehensive regulation and examination by the Office of Comptroller of the Currency (the “OCC”).

The Bank’s business primarily consists of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of one-to-four family residential (both investor-owned and owner-occupied), multifamily residential, nonresidential properties and construction and land, and, to a lesser extent, in business and consumer loans. The Bank also invests in securities, which have historically consisted of U.S. government and federal agency securities and securities issued by government-sponsored or owned enterprises, mortgage-backed securities and Federal Home Loan Bank of New York (the “FHLBNY”) stock. The Bank offers a variety of deposit accounts, including demand, savings, money markets and certificates of deposit accounts.

On July 10, 2020, the Company completed its acquisition of Mortgage World. Mortgage World is a mortgage banking entity subject to the regulation and examination of the New York State Department of Financial Services. The primary business of Mortgage World is the taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors. Although Mortgage World is permitted to do business in various states (New York, New Jersey, Pennsylvania, Florida and Connecticut), it primarily operates in the New York City metropolitan area.

Risks and Uncertainties:

The novel coronavirus of 2019 (“COVID-19”) pandemic continues to disrupt the global and U.S. economies and as well as the lives of individuals throughout the world. The New York City Metropolitan area continues to experience cases of the COVID-19 pandemic. Governments, businesses, and the public are taking unprecedented actions to contain the spread of the COVID-19 pandemic and to mitigate its effects, including vaccinations and quarantines and, to a certain extent, limitations on travel.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

The financial impact of the COVID-19 pandemic is still unknown at this time. However, if the pandemic continues for a sustained period of time, it may continue to adversely impact several industries within our geographic footprint and impair the ability of the Company’s customers to fulfill their contractual obligations to the Company. This could cause the Company to experience a material adverse effect on its business operations, loan portfolio, financial condition, and results of operations. During the six months ended June 30, 2021, the provision for loan losses amounted to $1.3 million primarily due to increases in qualitative reserves as the Company continues to assess the economic impacts the COVID-19 pandemic has on its local economy and its loan portfolio. Therefore, there is a reasonable probability that the Company’s allowance for loan losses as of June 30, 2021 may change thereafter and could result in a material adverse change to the Company’s provision for loan losses, earnings and capital.

Summary of Significant Accounting Policies:

Use of Estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the date of the consolidated statement of financial condition, and revenues and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of loans held for sale, the valuation of deferred tax assets and investment securities and the estimates relating to the valuation for share-based awards.

Interim Financial Statements: The interim consolidated financial statements at June 30, 2021, and for the three and six months ended June 30, 2021 and 2020 are unaudited and reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2021, are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2021, or any other period.

Significant Group Concentrations of Credit Risk: Most of the Bank’s activities are with customers located within New York City. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and Mortgage World’s ability to sell originated loans in the secondary markets are susceptible to changes in the local market conditions. Note 4 discusses the types of securities that the Bank invests in. Notes 5 and 12 discuss the types of lending that the Bank engages in, and other concentrations.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and amounts due from banks (including items in process of clearing). For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans originated by the Company, interest-bearing deposits in financial institutions, and deposits are reported net. Included in cash and cash equivalents are restricted cash from escrows and good faith deposits. Escrows consist of U.S. Department of Housing and Urban Development (“HUD”) upfront mortgage insurance premiums and escrows on unsold mortgages that are held on behalf of borrowers. Good faith deposits consist of deposits received from commercial loan customers for use in various disbursements relating to the closing of a commercial loan. Restricted cash is included in cash and cash equivalents for purposes of the consolidated statement of cash flows.

Securities: Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each statement of financial condition date.

Debt securities that management has the positive intent and ability to hold to maturity, if any, are classified as “held-to-maturity” and recorded at amortized cost. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings.

Securities not classified as held-to-maturity or trading, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: (1) OTTI related to credit loss, which must be recognized in the consolidated statement of operations and (2) OTTI related to other factors, which is recognized in other comprehensive income.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

The credit loss is defined as the difference between the discounted present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. The sale of a held-to-maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

Federal Home Loan Bank of New York Stock: The Bank is a member of the FHLBNY. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLBNY stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at current unpaid principal balances, net of the allowance for loan losses and including net deferred loan origination fees and costs.

Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments.

A loan is moved to nonaccrual status in accordance with the Company’s policy, typically after 90 days of non-payment. The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan becomes 90 days past due unless the loan is well-secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off if collection of principal or interest is considered doubtful. All nonaccrual loans are considered impaired loans.

All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash basis or recorded against principal balances, until qualifying for return to accrual. Cash basis interest recognition is only applied on nonaccrual loans with a sufficient collateral margin to ensure no doubt with respect to the collectability of principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and remain current for a period of time (typically six months) and future payments are reasonably assured. Accrued interest receivable is closely monitored for collectability and will be charged-off in a timely manner if deemed uncollectable.

Allowance for Loan Losses: The allowance for loan losses (“ALLL”) is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. The Company’s assessment of the economic impact of the COVID-19 pandemic on borrowers indicates that it is likely that it will be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects depends significantly on the resumption of normalized economic activities, a factor not yet determinable.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are measured for impairment using the fair value of the collateral, present value of cash flows, or the observable market price of the note. Impairment measurement for all collateral dependent loans, excluding accruing troubled debt restructurings, is based on the fair value of collateral, less costs to sell, if necessary. A loan is considered collateral dependent if repayment of the loan is expected to be provided solely by the sale or the operation of the underlying collateral.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

When a loan is modified to troubled debt restructured, management evaluates for any possible impairment by using the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs, if repayment under the modified terms becomes doubtful.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over a rolling 12 quarter average period. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

When establishing the allowance for loan losses, management categorizes loans into risk categories reflecting individual borrower earnings, liquidity, leverage and cash flow, as well as the nature of underlying collateral. These risk categories and relevant risk characteristics are as follows:

Residential and Multifamily Mortgage Loans: Residential and multifamily mortgage loans are secured by first mortgages. These loans are typically underwritten with loan-to-value ratios ranging from 65% to 90%. The primary risks involved in residential mortgages are the borrower’s loss of employment, or other significant event, that negatively impacts the source of repayment. Additionally, a serious decline in home values could jeopardize repayment in the event that the underlying collateral needs to be liquidated to pay-off the loan.

Nonresidential Mortgage Loans: Nonresidential mortgage loans are primarily secured by commercial buildings, office and industrial buildings, warehouses, small retail shopping centers and various special purpose properties, including hotels, restaurants and nursing homes. These loans are typically underwritten at no more than 75% loan-to-value ratio. Although terms vary, commercial real estate loans generally have amortization periods of 15 to 30 years, as well as balloon payments due in 10 to 15 years, and terms which provide that the interest rates are adjusted on a 5-year schedule.

Construction and Land Loans: Construction real estate loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that government approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of six months to two years during the construction period with fixed rates or interest rates based on a designated index and generally have a conversion to permanent financing feature.

Business Loans: Business loans are loans for commercial, corporate and business purposes, including issuing letters of credit. These loans are secured by business assets or may be unsecured and repayment is directly dependent on the successful operation of the borrower’s business and the borrower’s ability to convert the assets to operating revenue. They possess greater risk than most other types of loans because the repayment capacity of the borrower may become inadequate. Business loans generally have terms of five to seven years or less and interest rates that float in accordance with a designated published index. Substantially, all such loans are backed by the personal guarantees of the owners of the business.

Consumer Loans: Consumer loans generally have higher interest rates than mortgage loans. The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include passbook loans and other secured and unsecured loans that have been made for a variety of consumer purposes.

Mortgage Loans Held for Sale, at Fair Value: Mortgage loans held for sale, at fair value, include residential mortgages that were originated in accordance with secondary market pricing and underwriting standards. These loans are originated by Mortgage World which the Company intends to sell on the secondary market. Mortgage loans held for sale are carried at fair value under the fair value option accounting guidance for financial assets and financial liabilities. The gains or losses for the changes in fair value of these loans are included in income on sale of mortgage loans on the consolidated statements of operations. Interest income on mortgage loans held for sale measured under the fair value option is calculated based on the principal amount of the loan and is included in interest on loans receivable on the consolidated statements of operations.

Derivative Financial Instruments: The Company, through Mortgage World, uses derivative financial instruments as a part of its price risk management activities. All such derivative financial instruments are designated as free-standing derivative instruments.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

In accordance with FASB ASC 815-25, Derivatives and Hedging, all derivative instruments are recognized as assets or liabilities on the balance sheet at their fair value. Changes in the fair value of these derivatives are reported in current period earnings.

Additionally, to facilitate the sale of mortgage loans, Mortgage World may enter into forward sale positions on securities, and mandatory delivery positions. Exposure to losses or gains on these positions is limited to the net difference between the calculated amounts to be received and paid. As of June 30, 2021, the Company did not enter into any forward sale or mandatory delivery positions on their financial instruments.

Revenue from Contracts with Customers: The Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company’s primary source of revenue is interest income on financial assets and income from mortgage banking activities, which are explicitly excluded from the scope of ASC 606.

COVID-19 Pandemic and the CARES Act: On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructurings,” provides banks the option to temporarily suspend certain requirements under GAAP related to troubled debt restructurings (“TDR”) for a limited period of time to account for the effects of the COVID-19 pandemic. Additionally, on April 7, 2020, the banking agencies, including the Board of Governors of the Federal Reserve System and the OCC, issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working With Customers Affected by the Coronavirus (Revised)” (“Interagency Statement”), to encourage banks to work prudently with borrowers and to describe the agencies’ interpretation of how accounting rules under ASC 310-40, “Troubled Debt Restructurings by Creditors,” apply to certain of the COVID-19 pandemic related modifications. Further, on August 3, 2020, the Federal Financial Institutions Examination Council issued a Joint Statement on Additional Loan Accommodations related to the COVID-19 pandemic, to provide prudent risk management and consumer protection principles for financial institutions to consider while working with borrowers as loans near the end of initial loan accommodation periods.

Under the CARES Act and related Interagency Statement, the Company may temporarily suspend its delinquency and nonperforming treatment for certain loans that have been granted a payment accommodation that facilitates borrowers’ ability to work through the immediate impact of the pandemic. Borrowers who were current prior to becoming affected by the COVID-19 pandemic, then receive payment accommodations as a result of the effects of the COVID-19 pandemic and if all payments are current in accordance with the revised terms of the loan, generally would not be reported as past due. The Company has chosen to utilize this part of the CARES Act as it relates to delinquencies and nonperforming loans and does not report these loans as past due.

Under Section 4013 of the CARES Act, modifications of loan terms do not automatically result in TDRs and the Company generally does not need to categorize the COVID-19 pandemic-related modifications as TDRs. The Company may elect not to categorize loan modifications as TDRs if they are (1) related to the COVID-19 pandemic; (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency or (B) December 31, 2020. The termination date was extended by the Consolidated Appropriations Act of 2021, to the earlier of 60 days after the date of termination of the National Emergency or January 1, 2022. For all other loan modifications, the federal banking agencies have confirmed with staff of the Financial Accounting Standards Board (“FASB”) that short-term modifications made on a good faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief, are not TDRs.

This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented. Financial institutions accounting for eligible loans under Section 4013 are not required to apply ASC Subtopic 310-40 to the Section 4013 loans for the term of the loan modification. Financial institutions do not have to report Section 4013 loans as TDRs in regulatory reports, including this Form 10-Q. The Company has chosen to utilize this section of the CARES Act and does not report the COVID-19 pandemic related modifications as TDRs.

Under the CARES Act and related Interagency Statement, in regard to loans not otherwise reportable as past due, financial institutions are not expected to designate loans with deferrals granted due to the COVID-19 pandemic as past due because of the deferral. A loan’s payment date is governed by the due date stipulated in the legal agreement. If a financial institution agrees to a payment deferral, this may result in no contractual payments being past due, and these loans are not considered past due during the period of the deferral. Each financial institution should refer to the applicable regulatory reporting instructions, as well as its internal accounting policies, to determine if loans to distressed borrowers should be reported as nonaccrual assets in regulatory

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

reports. However, during the short-term arrangements, these loans generally should not be reported as nonaccrual. The Company has elected to follow this guidance of the CARES Act and reports loans that have been granted payment deferrals as current so long as they were current at the time the deferral was granted.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through either (a) an agreement to repurchase them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a clean-up call.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation.

Depreciation is computed and charged to operations using the straight-line method over the estimated useful lives of the respective assets as follows:

Years
Buildings	39
Building improvements	15 - 39
Furniture, fixtures, and equipment	3 - 10

Leasehold improvements are amortized over the shorter of the improvements’ estimated economic lives or the related lease terms, including extensions expected to be exercised. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized. Leasehold improvements in process are not amortized until the assets are placed in operation.

Impairment of Long-Lived Assets: Long-lived assets, including premises and leasehold improvements, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

Other Real Estate Owned: Other Real Estate Owned (“OREO”) represents properties acquired through, or in lieu of, loan foreclosure or other proceedings. OREO is initially recorded at fair value, less estimated disposal costs, at the date of foreclosure, which establishes a new cost basis. After foreclosure, the properties are held for sale and are carried at the lower of cost or fair value, less estimated costs of disposal. Any write-down to fair value, at the time of transfer to OREO, is charged to the allowance for loan losses.

Properties are evaluated regularly to ensure that the recorded amounts are supported by current fair values and charges against earnings are recorded as necessary to reduce the carrying amount to fair value, less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the OREO, while costs relating to holding the property are expensed. Gains or losses are included in operations upon disposal.

Income Taxes: The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income, or other applicable basis of taxation, in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the consolidated statements of operations.

Related Party Transactions: Directors and officers of the Company and their affiliates have been customers of and have had transactions with the Company, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risk of collectability, nor favored treatment or terms, nor present other unfavorable features. Note 16 contains details regarding related party transactions.

Employee Benefit Plans: The Company maintains a KSOP, an Employee Stock Ownership Plan with 401(k) provisions incorporated, a Long-Term Incentive Plan that includes grants of restricted stock units and stock options, and a Supplemental Executive Retirement Plan (the “SERP”).

KSOP, the Employee Stock Ownership Plan with 401(k) Provisions: Compensation expense is recorded as shares are committed to be released with a corresponding credit to unearned KSOP equity account at the average fair market value of the shares during the period and the shares become outstanding for earnings per share computations. Compensation expense is recognized ratably over the service period based upon management’s estimate of the number of shares expected to be allocated by the KSOP. The difference between the average fair market value and the cost of the shares allocated by the KSOP is recorded as an adjustment to additional paid-in-capital. Unallocated common shares held by the Company’s KSOP are shown as a reduction in stockholders’ equity and are excluded from weighted-average common shares outstanding for both basic and diluted earnings per share calculations until they are committed to be released. The 401(k) provisions provide for elective employee/participant deferrals of income. Discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions may be provided.

Stock Options: The Company recognizes the value of shared-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur during the period.

Restricted Stock Units: The Company recognizes compensation cost related to restricted stock units based on the market price of the stock units at the grant date over the vesting period. The product of the number of units granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock units. The Company recognizes compensation expense for the fair value of the restricted stock units on a straight-line basis over the requisite service period.

Comprehensive Income (Loss): Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss), which are both recognized as separate components of stockholder’s equity. Other comprehensive income (loss) includes unrealized gains and losses on securities available-for-sale.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the operations and financial position of the Company.

Fair Value of Financial Instruments: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

Segment Reporting: The Company’s business is conducted through two business segments: Ponce Bank, which involves the delivery of loan and deposit products to customers, and Mortgage World, which consists of mortgage underwriting and selling such mortgages to investors. Accordingly, the financial service operations of the Company are considered by management to be reported in two operating segments as more fully disclosed in Note 17.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings (Loss) per Share (“EPS”): Basic EPS represents net income (loss) attributable to common shareholders divided by the basic weighted average common shares outstanding. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the basic weighted average common shares outstanding, plus the effect of potential dilutive common stock equivalents outstanding during the period. Basic weighted common shares outstanding is weighted average common shares outstanding less weighted average unallocated ESOP shares.

Treasury Stock: Shares repurchased under the Company’s share repurchase programs were purchased in open-market transactions and are held as treasury stock. The Company accounts for treasury stock under the cost method and includes treasury stock as a component of stockholders’ equity.

Reclassification of Prior Year Presentation: Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reporting results of operations and did not affect previously reported amounts in the Consolidated Statements of Operations.

Recent Accounting Pronouncements:

As an emerging growth company (“EGC”) as defined in Rule 12b-2 of the Exchange Act, the Company has elected to use the extended transition period to delay the adoption of new or reissued accounting pronouncements applicable to public business entities until such pronouncements are made applicable to nonpublic business entities. As of June 30, 2021, there is no significant difference in the comparability of the consolidated financial statements as a result of this extended transition period.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This ASU requires all lessees to recognize a lease liability and a right-of-use asset, measured at the present value of the future minimum lease payments, at the lease commencement date. Lessor accounting remains largely unchanged under the new guidance. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period, for public business entities. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, it will adopt the amendments in this update for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. To date, the Company has identified its leased office spaces as within the scope of the guidance. The Company currently leases 13 branches and mortgage offices and the new guidance will result in the establishment of a right to use asset and corresponding lease obligations. The Company continues to evaluate the impact of the guidance, including determining whether other contracts exist that are deemed to be in scope and subsequent related accounting standard updates. The Company has established a project committee and has initiated training on ASU 2016-02. The Company is performing preliminary computations of its right to use asset and corresponding lease obligations for the operating leases of its 13 leased branches and mortgage offices.

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard is to replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, is to apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also reportedly simplifies the accounting model for purchased credit-impaired debt, securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions,

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 1.	Nature of Business and Summary of Significant Accounting Policies (Continued)

models and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, for public business entities, that are not deemed to be smaller reporting companies as defined by the SEC as of November 15, 2019. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, it will adopt the amendments in this update for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Entities have to apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach).

Although early adoption is permitted, the Company does not expect to elect that option. The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. As a result of the required change in approach toward determining estimated credit losses from the current “incurred loss” model to one based on estimated cash flows over a loan’s contractual life, adjusted for prepayments (a “life of loan” model), the Company expects that the new guidance will result in an increase in the allowance for loan losses, particularly for longer duration loan portfolios. The Company also expects that the new guidance may result in an allowance for available-for-sale debt securities. The Company has selected the CECL model and has begun running scenarios. In both cases, the extent of the change is indeterminable at this time as it will be dependent upon portfolio composition and credit quality at the adoption date, as well as economic conditions and forecasts at that time.

In March 2017, the FASB issued ASU 2017-08 “Receivables – Non-Refundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” The ASU requires premiums on callable debt securities to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. ASU 2017-08 is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted the amendments in this update for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. ASU 2017-08 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.

In August 2018, the FASB issued ASU 2018-13, “Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company adopted this standard, which had no material effect on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The objective of this update is to simplify the accounting for income taxes by removing certain exceptions to the general principles and improve consistent application and simplify other areas of Topic 740. The amendments in this update are effective for annual periods beginning after December 15, 2020, and interim periods within those fiscal years. The Company adopted this standard, which had no material effect on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848).” This ASU provides optional means and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued because of the reference rate reform. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. This update does not have a material impact on the consolidated financial statements.

Note 2.	Business Acquisition

On July 10, 2020, the Company completed its acquisition of 100 percent of the shares of common stock of Mortgage World. The shareholders of Mortgage World received total consideration of $1.8 million in cash. The acquisition was accounted for using the acquisition method of accounting, and accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. Mortgage World’s results of operations have been included in the Company’s Consolidated Statements of Operations since July 10, 2020.

The assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimates, using information available at the date of the acquisition. The fair values are preliminary estimates and subject to

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 2.	Business Acquisition (Continued)

adjustment for up to one year after the closing date of the acquisition. The Company did not recognize goodwill from the acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed of Mortgage World:

Fair Value
(Dollars in thousands)
Fair value of acquisition consideration	$1,755
Assets:
Cash and cash equivalents	750
Mortgage loans held for sale, at fair value	10,549
Premises and equipment, net	302
Other assets	772

Total assets	$12,373

Liabilities:
Warehouse lines of credit	$9,135
Mortgage loans fundings payable	1,237
Other liabilities	246

Total Liabilities	$10,618

Net assets	$1,755

Note 3.	Restrictions on Cash and Due from Banks

The Bank was previously required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. Effective March 26, 2020, the Federal Reserve Board eliminated reserve requirement for depository institutions to support lending to households and businesses.

Cash and cash equivalents include Mortgage World restricted cash which consists of escrows due to HUD for upfront mortgage insurance premiums and escrows on unsold mortgages that are held on behalf of borrowers and good faith deposits received from commercial loan customers relating to the closing of a commercial loan. As of June 30, 2021 and December 31, 2020, the total amount of restricted cash was $78,718 and $150,407, respectively, and these were reflected on the consolidated statements of financial condition.

Note 4.	Available-for-Sale Securities

The amortized cost, gross unrealized gains and losses, and fair value of securities at June 30, 2021 and December 31, 2020 are summarized as follows:

	June 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
U.S. Government Bonds	$2,979	$8	$—	$2,987
Corporate Bonds	13,410	166	(2)	13,574
Mortgage-Backed Securities:
Collateralized Mortgage Obligations (1)	16,119	26	(183)	15,962
FNMA Certificates	15,831	9	(58)	15,782
GNMA Certificates	223	8	—	231

Total available-for-sale securities	$48,562	$217	$(243)	$48,536

Held-to-Maturity Securities:
FHLMC Certificates	$1,720	$—	$(49)	$1,671

Total held-to-maturity securities	$1,720	$—	$(49)	$1,671

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 4.	Available-for-Sale Securities (Continued)

(1)	Comprised of Federal Home Loan Mortgage Corporation (“FHLMC”), Federal National Mortgage Association (“FNMA”) and Ginnie Mae (“GNMA”) issued securities.

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
Corporate Bonds	$10,381	$95	$(13)	$10,463
Mortgage-Backed Securities:
FHLMC Certificates	3,201	—	(5)	3,196
FNMA Certificates	3,506	61	—	3,567
GNMA Certificates	263	9	—	272

Total available-for-sale securities	$17,351	$165	$(18)	$17,498

Held-to-Maturity Securities:
FHLMC Certificates	$1,743	$—	$(21)	$1,722

Total held-to-maturity securities	$1,743	$—	$(21)	$1,722

There was one security classified as held-to-maturity as of June 30, 2021 and December 31, 2020. There was one available-for-sale security in the amount of $2.6 million and no held-to-maturity securities sold during the six months ended June 30, 2021. There were no available-for-sale securities and held-to-maturity securities sold during the year ended December 31, 2020. No securities matured and/or were called during the six months ended June 30, 2021 and $17.8 million securities matured and/or were called during the year ended December 31, 2020. The Company purchased $35.2 million in available-for-sale securities during the six months ended June 30, 2021 and $13.6 million in available-for-sale securities and $1.7 million in held-to-maturity securities during the year ended December 31, 2020.

The following table presents the Company’s gross unrealized losses and fair values of its securities, aggregated by the length of time the individual securities have been in a continuous unrealized loss position, at June 30, 2021 and December 31, 2020:

	June 30, 2021
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Available-for-Sale Securities:
Corporate Bonds	$446	$(2)	$—	$—	$446	$(2)
Mortgage-Backed
Collateralized Mortgage Obligations	11,079	(183)	—	—	11,079	(183)
FNMA Certificates	13,601	(58)	—	—	13,601	(58)

Total available-for-sale securities	$25,126	$(243)	$—	$—	$25,126	$(243)

Held-to-Maturity Securities:
FHLMC Certificates	$1,671	$(49)	$—	$—	$1,671	$(49)

Total held-to-maturity securities	$1,671	$(49)	$—	$—	$1,671	$(49)

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 4.	Available-for-Sale Securities (Continued)

	December 31, 2020
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Losses
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in thousands)
Available-for-Sale Securities:
Corporate Bonds	$1,717	$(13)	$—	$—	$1,717	$(13)
Mortgage-Backed
FHLMC Certificates	3,196	(5)	—	—	3,196	(5)

Total available-for-sale securities	$4,913	$(18)	$—	$—	$4,913	$(18)

Held-to-Maturity Securities:
FHLMC Certificates	$1,722	$(21)	$—	$—	$1,722	$(21)

Total held-to-maturity securities	$1,722	$(21)	$—	$—	$1,722	$(21)

The Company’s investment portfolio had 16 and eight available-for-sale securities at June 30, 2021 and December 31, 2020, respectively, and one held-to-maturity security at June 30, 2021 and December 31, 2020. At June 30, 2021 and December 31, 2020, the Company had seven and three available-for-sale securities, respectively, and one held-to-maturity security at June 30, 2021 and December 31, 2020 with gross unrealized loss positions. Management reviewed the financial condition of the entities underlying the securities at both June 30, 2021 and December 31, 2020 and determined that they are not other than temporarily impaired because the unrealized losses in those securities relate to market interest rate changes. The Company has the ability to hold them and does not have the intent to sell these securities, and it is not more likely than not that the Company will be required to sell these securities, before recovery of the cost basis. In addition, management also considers the issuers of the securities to be financially sound and believes the Company will receive all contractual principal and interest related to these investments.

The following is a summary of maturities of securities at June 30, 2021 and December 31, 2020. Amounts are shown by contractual maturity. Because borrowers for mortgage-backed securities have the right to prepay obligations with or without prepayment penalties, at any time, these securities are included as a total within the table.

	June 30, 2021
	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
U.S. Government Bonds:
Amounts maturing:
Three months or less	$—	$—
After three months through one year	—	—
After one year through five years	2,979	2,987
More than five years through ten years	—	—

	2,979	2,987
Corporate Bonds:
Amounts maturing:
Three months or less	$—	$—
After three months through one year	—	—
After one year through five years	2,660	2,702
More than five years through ten years	10,750	10,872

	13,410	13,574
Mortgage-Backed Securities	32,173	31,975

Total available-for-sale securities	$48,562	$48,536

Held-to-Maturity Securities:
FHLMC Certificates	$1,720	$1,671

Total held-to-maturity securities	$1,720	$1,671

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 4.	Available-for-Sale Securities (Continued)

	December 31, 2020
	Amortized Cost	Fair Value
	(Dollars in thousands)
Available-for-Sale Securities:
Corporate Bonds:
Amounts maturing:
Three months or less	$—	$—
After three months through one year	—	—
After one year through five years	2,651	2,728
More than five years through ten years	7,730	7,735

	10,381	10,463
Mortgage-Backed Securities	6,970	7,035

Total available-for-sale securities	$17,351	$17,498

Held-to-Maturity Securities:
FHLMC Certificates	$1,743	$1,722

Total held-to-maturity securities	$1,743	$1,722

There were no securities pledged at June 30, 2021 and December 31, 2020.

The held-to-maturity securities held at June 30, 2021 and December 31, 2020 will mature on October 1, 2050.

Note 5.	Loans Receivable and Allowance for Loan Losses

Loans receivable at June 30, 2021 and December 31, 2020 are summarized as follows:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$325,409	$319,596
Owner-Occupied	98,839	98,795
Multifamily residential	318,579	307,411
Nonresidential properties	211,181	218,929
Construction and land	125,265	105,858
Nonmortgage loans:
Business loans (1)	253,935	94,947
Consumer loans (2)	32,576	26,517

	1,365,784	1,172,053
Net deferred loan origination costs	(6,331)	1,457
Allowance for loan losses	(15,875)	(14,870)

Loans receivable, net	$1,343,578	$1,158,640

(1)

As of June 30, 2021 and December 31, 2020, business loans include $241.5 million and $85.3 million, respectively, of U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans.

(2)

As of June 30, 2021 and December 31, 2020, consumer loans include $32.0 million and $25.5 million, respectively, related to Grain Technologies, LLC (“Grain”). Grain is a mobile application geared to the underbanked and new generations entering the financial services market that uses non-traditional underwriting methodologies.

The Company’s lending activities are conducted principally in metropolitan New York City. The Company primarily grants loans secured by real estate to individuals and businesses pursuant to an established credit policy applicable to each type of lending activity in which it engages. Although collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrowers’ ability to generate continuing cash flows. The Company also evaluates the collateral and creditworthiness of each customer. The credit policy provides that depending on the borrowers’ creditworthiness and type of collateral, credit may be extended up to predetermined percentages of the market value of the collateral or on an unsecured basis. Real estate is the primary form of collateral. Other important forms of collateral are time deposits and marketable securities.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

For disclosures related to the allowance for loan losses and credit quality, the Company does not have any disaggregated classes of loans below the segment level.

Credit-Quality Indicators: Internally assigned risk ratings are used as credit-quality indicators, which are reviewed by management on a quarterly basis.

The objectives of the Company’s risk-rating system are to provide the Board of Directors and senior management with an objective assessment of the overall quality of the loan portfolio, to promptly and accurately identify loans with well-defined credit weaknesses so that timely action can be taken to minimize credit loss, to identify relevant trends affecting the collectability of the loan portfolio, to isolate potential problem areas and to provide essential information for determining the adequacy of the allowance for loan losses.

Below are the definitions of the internally assigned risk ratings:

•	Strong Pass – Loans to a new or existing borrower collateralized at least 90 percent by an unimpaired deposit account at the Company.

•

Good Pass – Loans to a new or existing borrower in a well-established enterprise in excellent financial condition with strong liquidity and a history of consistently high level of earnings, cash flow and debt service capacity.

•

Satisfactory Pass – Loans to a new or existing borrower of average strength with acceptable financial condition, satisfactory record of earnings and sufficient historical and projected cash flow to service the debt.

•

Performance Pass – Existing loans that evidence strong payment history but document less than average strength, financial condition, record of earnings, or projected cash flows with which to service the debt.

•

Special Mention – Loans in this category are currently protected but show one or more potential weaknesses and risks which may inadequately protect collectability or borrower’s ability to meet repayment terms at some future date if the weakness or weaknesses are not monitored or remediated.

•

Substandard – Loans that are inadequately protected by the repayment capacity of the borrower or the current sound net worth of the collateral pledged, if any. Loans in this category have well defined weaknesses and risks that jeopardize the repayment. They are characterized by the distinct possibility that some loss may be sustained if the deficiencies are not remediated.

•

Doubtful – Loans that have all the weaknesses of loans classified as “Substandard” with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable.

Loans within the top four categories above are considered pass rated, as commonly defined. Risk ratings are assigned as necessary to differentiate risk within the portfolio. Risk ratings are reviewed on an ongoing basis and revised to reflect changes in the borrowers’ financial condition and outlook, debt service coverage capability, repayment performance, collateral value and coverage as well as other considerations.

The following tables present credit risk ratings by loan segment as of June 30, 2021 and December 31, 2020:

	June 30, 2021
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans
	(Dollars in thousands)
Risk Rating:
Pass	$415,770	$308,323	$208,069	$118,615	$253,935	$32,576	$1,337,288
Special mention	510	3,917	803	6,650	—	—	11,880
Substandard	7,968	6,339	2,309	—	—	—	16,616

Total	$424,248	$318,579	$211,181	$125,265	$253,935	$32,576	$1,365,784

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

	December 31, 2020
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans
	(Dollars in thousands)
Risk Rating:
Pass	$406,993	$301,015	$213,882	$88,645	$94,947	$26,517	$1,131,999
Special mention	2,333	—	—	17,213	—	—	19,546
Substandard	9,065	6,396	5,047	—	—	—	20,508

Total	$418,391	$307,411	$218,929	$105,858	$94,947	$26,517	$1,172,053

An aging analysis of loans, as of June 30, 2021 and December 31, 2020, is as follows:

	June 30, 2021
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total	Nonaccrual Loans	90 Days or More Accruing
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$319,501	$—	$4,631	$1,277	$325,409	$2,225	$—
Owner-Occupied	96,289	—	—	2,550	98,839	3,793	—
Multifamily residential	317,624	—	—	955	318,579	955	—
Nonresidential properties	210,624	—	—	557	211,181	2,067	—
Construction and land	125,265	—	—	—	125,265	—	—
Nonmortgage loans:
Business	253,935	—	—	—	253,935	—	—
Consumer	29,378	1,570	1,250	378	32,576	—	—

Total	$1,352,616	$1,570	$5,881	$5,717	$1,365,784	$9,040	$—

	December 31, 2020
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total	Nonaccrual Loans	90 Days or More Accruing
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential
Investor-Owned	$313,960	$2,222	$1,507	$1,907	$319,596	$3,058	$—
Owner-Occupied	95,775	1,572	348	1,100	98,795	3,250	—
Multifamily residential	305,325	1,140	—	946	307,411	946	—
Nonresidential properties	215,657	—	—	3,272	218,929	4,429	—
Construction and land	105,858	—	—	—	105,858	—	—
Nonmortgage loans:
Business	94,847	100	—	—	94,947	—	—
Consumer	25,529	497	316	175	26,517	—	—

Total	$1,156,951	$5,531	$2,171	$7,400	$1,172,053	$11,683	$—

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

The following schedules detail the composition of the allowance for loan losses and the related recorded investment in loans as of and for the three and six months ended June 30, 2021 and 2020, and as of and for the year ended December 31, 2020:

	For the Six Months Ended June 30, 2021
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(Dollars in thousands)
Allowance for loan losses:
Balance, beginning of period	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870
Provision charged to expense	(15)	(51)	179	(95)	136	88	1,030	1,272
Losses charged-off	—	—	—	—	—	—	(272)	(272)
Recoveries	—	—	—	—	—	5	—	5

Balance, end of period	$3,835	$1,209	$5,393	$2,099	$1,956	$347	$1,036	$15,875

Ending balance: individually evaluated for impairment	$115	$116	$—	$50	$—	$—	$146	$427
Ending balance: collectively evaluated for impairment	3,720	1,093	5,393	2,049	1,956	347	890	15,448

Total	$3,835	$1,209	$5,393	$2,099	$1,956	$347	$1,036	$15,875

Loans:
Ending balance: individually evaluated for impairment	$5,572	$6,224	$955	$2,822	$—	$—	$146	$15,719
Ending balance: collectively evaluated for impairment	319,837	92,615	317,624	208,359	125,265	253,935	32,430	1,350,065

Total	$325,409	$98,839	$318,579	$211,181	$125,265	$253,935	$32,576	$1,365,784

	For the Three Months Ended June 30, 2021
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
Allowance for loan losses:
Balance, beginning of period	$3,844	$1,274	$5,440	$2,184	$1,927	$246	$593	$15,508
Provision charged to expense	(9)	(65)	(47)	(85)	29	98	665	586
Losses charged-off	—	—	—	—	—	—	(222)	(222)
Recoveries	—	—	—	—	—	3	—	3

Balance, end of period	$3,835	$1,209	$5,393	$2,099	$1,956	$347	$1,036	$15,875

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

	For the Six Months Ended June 30, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(Dollars in thousands)
Allowance for loan losses:
Balance, beginning of period	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329
Provision charged to expense	354	127	876	232	(112)	(63)	3	1,417
Losses charged-off	—	—	—	—	—	—	(2)	(2)
Recoveries	—	—	—	4	—	13	—	17

Balance, end of period	$3,857	$1,194	$4,741	$2,085	$1,670	$204	$10	$13,761

Ending balance: individually evaluated for impairment	$135	$157	$—	$38	$—	$—	$—	$330
Ending balance: collectively evaluated for impairment	3,722	1,037	4,741	2,047	1,670	204	10	13,431

Total	$3,857	$1,194	$4,741	$2,085	$1,670	$204	$10	$13,761

Loans:
Ending balance: individually evaluated for impairment	$5,726	$5,873	$—	$5,775	$—	$—	$—	$17,374
Ending balance: collectively evaluated for impairment	311,329	85,472	274,641	203,293	96,841	93,394	1,578	1,066,548

Total	$317,055	$91,345	$274,641	$209,068	$96,841	$93,394	$1,578	$1,083,922

	For the Three Months Ended June 30, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
Allowance for loan losses:
Balance, beginning of period	$3,737	$1,187	$4,263	$2,142	$1,905	$239	$11	$13,484
Provision charged to expense	120	7	478	(59)	(235)	(41)	1	271
Losses charged-off	—	—	—	—	—	—	(2)	(2)
Recoveries	—	—	—	2	—	6	—	8

Balance, end of period	$3,857	$1,194	$4,741	$2,085	$1,670	$204	$10	$13,761

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

	For the Year Ended December 31, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
	(Dollars in thousands)
Allowance for loan losses:
Balance, beginning of year	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329
Provision charged to expense	347	193	1,349	341	38	(95)	270	2,443
Losses charged-off	—	—	—	—	—	—	(6)	(6)
Recoveries	—	—	—	4	—	95	5	104

Balance, end of year	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870

Ending balance: individually evaluated for impairment	$118	$134	$—	$40	$—	$—	$—	$292
Ending balance: collectively evaluated for impairment	3,732	1,126	5,214	2,154	1,820	254	278	14,578

Total	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870

Loans:
Ending balance: individually evaluated for impairment	$7,468	$5,754	$946	$5,184	$—	$—	$—	$19,352
Ending balance: collectively evaluated for impairment	312,128	93,041	306,465	213,745	105,858	94,947	26,517	1,152,701

Total	$319,596	$98,795	$307,411	$218,929	$105,858	$94,947	$26,517	$1,172,053

Loans are considered impaired when current information and events indicate all amounts due may not be collectable according to the contractual terms of the related loan agreements. Impaired loans, including troubled debt restructurings, are identified by applying normal loan review procedures in accordance with the allowance for loan losses methodology. Management periodically assesses loans to determine whether impairment exists. Any loan that is, or will potentially be, no longer performing in accordance with the terms of the original loan contract is evaluated to determine impairment.

The following information relates to impaired loans as of and for the six months ended June 30, 2021 and 2020 and as of and for the year ended December 31, 2020:

As of and For the Six Months Ended June 30, 2021	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on a Cash Basis
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential	$12,640	$9,553	$2,243	$11,796	$231	$12,200	$120
Multifamily residential	945	955	—	955	—	611	—
Nonresidential properties	3,275	2,446	376	2,822	50	4,897	15
Construction and land	—	—	—	—	—	—	—
Nonmortgage loans:
Business	—	—	—	—	—	—	—
Consumer	146	—	146	146	146	24	—

Total	$17,006	$12,954	$2,765	$15,719	$427	$17,732	$135

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

As of and For the Six Months Ended June 30, 2020	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on a Cash Basis
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential	$12,514	$8,566	$3,033	$11,599	$292	$12,337	$115
Multifamily residential	—	—	—	—	—	4	—
Nonresidential properties	6,090	5,403	372	5,775	38	4,923	30
Construction and land	—	—	—	—	—	1,019	—
Nonmortgage loans:
Business	—	—	—	—	—	81	—
Consumer	—	—	—	—	—	1	—

Total	$18,604	$13,969	$3,405	$17,374	$330	$18,365	$145

As of and for the Year Ended December 31, 2020	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on a Cash Basis
	(Dollars in thousands)
Mortgage loans:
1-4 Family residential	$14,118	$10,613	$2,609	$13,222	$252	$12,306	$321
Multifamily residential	946	946	—	946	—	231	34
Nonresidential properties	5,632	4,813	371	5,184	40	5,339	33
Construction and land	—	—	—	—	—	405	—
Nonmortgage loans:
Business	—	—	—	—	—	8	—
Consumer	—	—	—	—	—	—	—

Total	$20,696	$16,372	$2,980	$19,352	$292	$18,289	$388

The loan portfolio also includes certain loans that have been modified to troubled debt restructurings. Under applicable standards, loans are modified to troubled debt restructurings when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, unless it results in a delay in payment that is insignificant. These concessions could include a reduction of interest rate on the loan, payment and maturity extensions, forbearance, or other actions intended to maximize collections. When a loan is modified to a troubled debt restructuring, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs if repayment under the modified terms becomes doubtful. If management determines that the value of the modified loan in a troubled debt restructuring is less than the recorded investment in the loan, impairment is recognized through a specific allowance estimate or charge-off against the allowance for loan losses.

During the six months ended June 30, 2021, and for the year ended December 31, 2020, there were no loans restructured as a troubled debt restructuring.

At June 30, 2021 and December 31, 2020, there were 32 troubled debt restructured loans totaling $9.7 million of which $6.6 million are on accrual status. There were no commitments to lend additional funds to borrowers whose loans have been modified in a troubled debt restructuring. The financial impact from the concessions made represents specific impairment reserves on these loans, which aggregated to $427,396 and $291,558 at June 30, 2021 and December 31, 2020, respectively.

Loan modifications and payment deferrals as a result of the COVID-19 pandemic that meet the criteria established under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators are excluded from evaluation of TDR classification and will continue to be reported as current during the payment deferral period. The Company’s policy is to continue to accrue interest during the deferral period. Loans that do not meet the CARES Act or regulatory guidance criteria are evaluated for TDR and non-accrual treatment under the Company’s existing policies and procedures.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 5.	Loans Receivable and Allowance for Loan Losses (Continued)

Mortgage Loans Held for Sale at Fair Value

At June 30, 2021 and at December 31, 2020, 27 loans and 70 loans related to Mortgage World in the amount of $15.3 million and $34.4 million, respectively, were held for sale and accounted for under the fair value option accounting guidance for financial assets and financial liabilities. At December 31, 2020, there was one loan in the amount of $1.0 million held for sale related to the Bank. Refer to Note 13 Fair Value for additional information.

Note 6.	Premises and Equipment

Premises and equipment at June 30, 2021 and December 31, 2020 are summarized as follows:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Land	$3,283	$3,897
Buildings and improvements	19,924	17,119
Leasehold improvements	24,166	26,104
Furniture, fixtures and equipment	9,818	9,184

	57,191	56,304
Less: accumulated depreciation and amortization	(23,134)	(24,259)

Total premises and equipment	$34,057	$32,045

Depreciation and amortization expense amounted to $636,424 and $624,684 for the three months ended June 30, 2021 and 2020, respectively, and $1.2 million for both the six months ended June 30, 2021 and 2020, and are included in occupancy and equipment in the accompanying consolidated statements of operations. Compared to December 31, 2020, buildings and improvements increased by $2.8 million to $19.9 million as a result of $3.2 million related to a new building and $1.9 million of new improvements offset by $2.3 million as a result of sale of real property. Furniture, fixtures and equipment increased by $634,000 to $9.8 million primarily as a result of renovations of premises. Leasehold improvements decreased by $1.9 million to $24.2 million due to the sale of real property. Land decreased by $614,000 to $3.3 million as a result of sale of real property.

Note 7.	Deposits

Deposits at June 30, 2021 and December 31, 2020 are summarized as follows:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Demand (1)	$320,404	$189,855

Interest-bearing deposits:
NOW/IOLA accounts	28,996	39,296
Money market accounts	172,925	136,258
Reciprocal deposits	151,443	131,363
Savings accounts	130,430	125,820

Total NOW, money market, reciprocal and savings	483,794	432,737

Certificates of deposit of $250K or more	74,941	78,435
Brokered certificates of deposits (2)	83,506	52,678
Listing service deposits (2)	66,518	39,476
Certificates of deposit less than $250K	206,998	236,398

Total certificates of deposit	431,963	406,987

Total interest-bearing deposits	915,757	839,724

Total deposits	$1,236,161	$1,029,579

(1)	As of June 30, 2021 and December 31, 2020, included in demand deposits are deposits related to net PPP funding.
(2)

As of June 30, 2021 and December 31, 2020, there were $28.9 million and $27.0 million, respectively, in individual listing service deposits amounting to $250,000 or more. All brokered certificates of deposit individually amounted to less than $250,000.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 7.	Deposits (Continued)

At June 30, 2021 scheduled maturities of certificates of deposit were as follows:

(Dollars in thousands)
2022	$246,877
2023	52,939
2024	30,869
2025	41,509
2026	55,769
Thereafter	4,000

$431,963

Overdrawn deposit accounts that have been reclassified to loans amounted to $126,941 and $101,715 as of June 30, 2021 and December 31, 2020, respectively.

Note 8.	Borrowings

FHLBNY Advances: As a member of the FHLBNY, the Bank has the ability to borrow from the FHLBNY based on a certain percentage of the value of the Bank’s qualified collateral, as defined in the FHLBNY Statement of Credit Policy, at the time of the borrowing. In accordance with an agreement with the FHLBNY, the qualified collateral must be free and clear of liens, pledges and encumbrances.

The Bank had $109.3 million of outstanding term advances from the FHLBNY at both June 30, 2021 and December 31, 2020. The Bank repaid $8.0 million in advances from FHLBNY during the six months ended June 30, 2021. Additionally, the Bank had an unsecured line of credit in the amount of $25.0 million with a correspondent bank at both June 30, 2021 and December 31, 2020, none of which was outstanding as of such dates. The Bank also had a guarantee from the FHLBNY through letters of credit of up to $31.5 million and $61.5 million at June 30, 2021 and at December 31, 2020, respectively.

Borrowed funds at June 30, 2021 and December 31, 2020 consist of the following and are summarized by maturity and call date below:

	June 30, 2021			December 31, 2020
	Scheduled Maturity	Redeemable at Call Date	Weighted Average Rate	Scheduled Maturity	Redeemable at Call Date	Weighted Average Rate
	(Dollars in thousands)
Correspondent Bank Overnight line of credit advance	$—	$—	—%	$8,000	$8,000	0.34%

FHLBNY Term advances ending:
2021	3,000	3,000	1.84	3,000	3,000	1.84
2022	77,880	77,880	1.73	77,880	77,880	1.73
2023	28,375	28,375	2.82	28,375	28,375	2.82

	$109,255	$109,255	2.02	$117,255	$117,255	1.90%

Interest expense on FHLBNY term advances totaled $543,671 and $605,330 for the three months ended June 30, 2021 and 2020, and $1.1 million and $1.2 million for the six months ended June 30, 2021 and 2020, respectively. Interest expense on FHLBNY overnight advances totaled $6,142 and $3,433 for the three months ended June 30, 2021 and 2020, and $6,450 and $8,676 for the six months ended June 30, 2021 and 2020, respectively.

As of June 30, 2021 and December 31, 2020, the Bank had eligible collateral of approximately $363.2 million and $336.8 million, respectively, in residential 1-4 family and multifamily mortgage loans available to secure advances from the FHLBNY.

Warehouse Lines of Credit: Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the originations and sale of residential mortgages. The lines of credit are repaid with proceeds from the sale of the mortgage loans. The lines are secured by the assets collaterizing underlying mortgages. The agreements with the warehouse lenders provide for certain restrictive covenants such as minimum net worth and liquidity ratios for Mortgage World. As of June 30, 2021 and December 31, 2020, Mortgage World was in full compliance with all financial covenants.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 8.	Borrowings (Continued)

Warehouse Line of Credit #1

The interest rate is based on the 30-day LIBOR rate plus 3.25%. The effective rate at June 30, 2021 was 3.40% and the effective rate as of December 31, 2020 was 3.39%. The line of credit is an evergreen agreement that terminates upon request by either the financial institution or Mortgage World.

Warehouse Line of Credit #2

The interest rate is based on the 30-day LIBOR rate plus 3.00% for loans funded. The effective rate at June 30, 2021 was 3.15% and the effective rate as of December 31, 2020 was 3.14%. The warehouse line of credit was renewed for a period of one year and will expire on June 30, 2022.

Total interest expense on warehouse lines of credit totaled $71,916 and $211,789 for the three and six months ended June 30, 2021, respectively.

	June 30, 2021
	Credit Line Maximum	Unused Line of Credit	Balance
	(Dollars in thousands)
Warehouse Line of Credit #1	$15,000	$5,527	$9,473
Warehouse Line of Credit #2	5,000	1,389	3,611

Total	$20,000	$6,916	$13,084

	December 31, 2020
	Credit Line Maximum	Unused Line of Credit	Balance
	(Dollars in thousands)
Warehouse Line of Credit #1	$29,900	$2,171	$27,729
Warehouse Line of Credit #2	5,000	2,768	2,232

Total	$34,900	$4,939	$29,961

Mortgage Loan Funding Payable: Mortgage loan funding payable consists of liabilities to borrowers in connection with the origination of residential loans originated and intended for sale in the secondary market, that remain unfunded by the Company because there is typically a three day period from when the loans close to when they are funded by the warehouse line of credit. This liability is presented at cost and fully offsets the principal balance of the related loans included in mortgage loans held for sale, at fair value on the consolidated statement of financial condition. At June 30, 2021 and December 31, 2020, the balance of mortgage loan funding payable was $742,500 and $1.5 million, respectively.

Note 9.	Income Taxes

The provision (benefit) for income taxes for the three and six months ended June 30, 2021 and 2020 consists of the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)
Federal:
Current	$2,496	$119	$3,056	$277
Deferred	(969)	(93)	(933)	(369)

	1,527	26	2,123	(92)

State and local:
Current	323	56	391	114
Deferred	391	(566)	701	(1,256)

	714	(510)	1,092	(1,142)

Valuation allowance	(327)	444	(569)	985

Provision (benefit) for income taxes	$1,914	$(40)	$2,646	$(249)

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9.	Income Taxes (Continued)

Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 21% for the three and six months ended June 30, 2021 and 2020, respectively, to income before income taxes as a result of the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)
Income tax, at federal rate	$1,646	$(128)	$2,316	$(427)
State and local tax, net of federal taxes	564	(402)	863	(902)
Valuation allowance, net of the federal benefit	(327)	444	(569)	985
Other	31	46	36	95

	$1,914	$(40)	$2,646	$(249)

Management maintains a valuation allowance against its net New York State and New York City deferred tax assets as it is unlikely these deferred tax assets will be utilized to reduce the Company’s tax liability in future years. The valuation allowance decreased by $569,000 for the six months ended June 30, 2021 and increased by $985,000 for the six months ended June 30, 2020.

Management has determined that it is not required to establish a valuation allowance against any other deferred tax assets since it is more likely than not that the deferred tax assets will be fully utilized in future periods. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods that the temporary differences comprising the deferred tax assets will be deductible.

For federal income tax purposes, a financial institution may carry net operating losses (“NOLs”) to forward tax years indefinitely. The use of NOLs to offset income is limited to 80%. The CARES Act allows NOLs generated in 2018, 2019 and 2020 to be carried back to each of the five preceding tax years. The Company did not generate NOLs in 2018, 2019 or 2020 so no carryback is available. At June 30, 2021, the Company had no federal NOL carryforwards.

The state and city of New York allow for a three-year carryback period and carryforward period of twenty years on NOLs generated on or after tax year 2015. For tax years prior to 2015, no carryback period is allowed. Ponce De Leon Federal Bank, the predecessor of Ponce Bank, has pre-2015 carryforwards of $572,000 for New York State purposes and $528,000 for New York City purposes. Furthermore, there are post-2015 carryforwards available of $30.6 million for New York State purposes and $13.8 million for New York City purposes. Finally, for New Jersey purposes, losses may only be carried forward 20 years, with no allowable carryback period. At June 30, 2021, the Bank had no New Jersey NOL carryforwards.

At June 30, 2021 and December 31, 2020, the Company had no unrecognized tax benefits recorded. The Company does not expect that the total amount of unrecognized tax benefits will significantly increase in the next twelve months.

The Company is subject to U.S. federal income tax, New York State income tax, Connecticut income tax, New Jersey income tax, Florida income tax, Pennsylvania income tax and New York City income tax. The Company is no longer subject to examination by taxing authorities for years before 2017.

On March 27, 2020, the CARES Act was signed to help individuals and businesses that have been negatively impacted by the COVID-19 pandemic. Among other provisions, the CARES Act allows NOLs, which were modified with the Tax Cuts and Jobs Act of 2017, to be carried back five years. It also modifies the useful lives of qualified leasehold improvements, relaxing the excess loss limitations on pass-through and increasing the interest expense limitation. The Company does not expect the CARES Act to have a material tax impact on the Company’s consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 9.	Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2021 and December 31, 2020 are presented below:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Deferred tax assets:
Allowance for loan losses	$5,173	$4,846
Deferred loan fees	2,063	—
Interest on nonaccrual loans	243	792
Unrealized loss on available-for-sale securities	11	—
Amortization of intangible assets	60	70
Deferred rent payable	127	120
Depreciation of premises and equipment	—	79
Net operating losses	3,004	3,990
Charitable contribution carryforward	854	1,366
Compensation and benefits	636	326
Other	171	78

Total gross deferred tax assets	12,342	11,667

Deferred tax liabilities:
Depreciation of premises and equipment	908	—
Deferred loan fees	—	475
Unrealized gain on available-for-sale securities	—	25
Other	38	39

Total gross deferred tax liabilities	946	539

Valuation allowance	5,903	6,472

Net deferred tax assets	$5,493	$4,656

Note 10.	Compensation and Benefit Plans

401(k) Provisions:

Prior to January 1, 2021, the Company provided a qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan qualifies under the Internal Revenue Service safe harbor provisions, as defined. Employees are eligible to participate in the 401(k) Plan at the beginning of each quarter (January 1, April 1, July 1, or October 1). The 401(k) Plan provides for elective employee/participant deferrals of income. Discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions may be provided. The Company is currently making a safe harbor contribution of 3%. The 401(k) expenses recorded in the consolidated statements of operations amounted to $96,052 and $103,328 for the three months ended June 30, 2021 and 2020, and $182,607 and $370,395 for the six months ended June 30, 2021 and 2020, respectively.

Effective January 1, 2021, the Company amended and restated its ESOP into a KSOP, Employee Stock Ownership Plan with 401(k) provision, to include substantially the same 401(k) provisions contained in the previously separate 401(k) plan. The Company made a safe harbor contribution of 3% into the 401(k) Plan. There were no changes to the provisions of the previously separately formed ESOP as discussed below.

KSOP, Employee Stock Ownership Plan with 401 (k) Provisions:

In connection with the reorganization, the Company established an ESOP for the exclusive benefit of eligible employees. The ESOP borrowed $7.2 million from the Company sufficient to purchase 723,751 shares (approximately 3.92% of the common stock sold in the Company’s initial stock offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Company and dividends received by the ESOP. Contributions will be applied to repay interest on the loan first, and then the remainder will be applied to principal. The loan is expected to be repaid over a period of 15 years. Shares purchased with the loan proceeds are held by the trustee in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants, subject to applicable regulations.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10.	Compensation and Benefit Plans (Continued)

Contributions to the ESOP are to be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, compensation expense equal to the average market price of the shares for the respective periods are recognized, and the shares become outstanding for earnings per share computations (see Note 11).

A summary of the ESOP shares as of June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Shares committed-to-be released	24,126	48,250
Shares allocated to participants	173,027	129,270
Unallocated shares	506,625	530,751

Total	703,778	708,271

Fair value of unallocated shares	$6,920	$5,578

The Company recognized ESOP related compensation expense, including ESOP equalization expense, of $173,333 and $131,348 for the three months ended June 30, 2021 and 2020, and $330,186 and $287,515 for the six months ended June 30, 2021 and 2020 respectively.

Supplemental Executive Retirement Plan:

The Bank maintains a non-qualified supplemental executive retirement plan (“SERP”) for the benefit of one key executive officer. The SERP expense recognized for both the three months ended June 30, 2021 and 2020 was $15,125 and was $30,250 for both the six months ended June 30, 2021 and 2020.

2018 Incentive Plan

The Company’s stockholders approved the PDL Community Bancorp 2018 Long-Term Incentive Plan (the “2018 Incentive Plan”) at the special meeting of Stockholders on October 30, 2018. The maximum number of shares of common stock which can be issued under the 2018 Incentive Plan is 1,248,469. Of the 1,248,469 shares, the maximum number of shares that may be awarded under the 2018 Incentive Plan pursuant to the exercise of stock options or stock appreciation rights (“SARs”) is 891,764 shares (all of which may be granted as incentive stock options), and the number of shares of common stock that may be issued as restricted stock awards or restricted stock units is 356,705 shares. However, the 2018 Incentive Plan contains a flex feature that provides that awards of restricted stock and restricted stock units in excess of the 356,705 share limitation may be granted but each share of stock covered by such excess award shall reduce the 891,764 share limitation for awards of stock options and SARs by 3.0 shares of common stock. The Company converted 462,522 awards of stock options into 154,174 restricted stock units in 2018 and 45,000 awards of stock options into 15,000 restricted stock units in 2020.

Under the 2018 Incentive Plan, the Company made grants equal to 674,645 shares on December 4, 2018 which include 119,176 incentive options to executive officers, 44,590 non-qualified options to outside directors, 322,254 restricted stock units to executive officers, 40,000 restricted stock units to non-executive officers and 148,625 restricted stock units to outside directors. During the year ended December 31, 2020, the Company awarded 40,000 incentive options and 15,000 restricted stock units to non-executive officers under the 2018 Incentive Plan. Awards to directors generally vest 20% annually beginning with the first anniversary of the date of grant. Awards to a director with fewer than five years of service at the time of grant vest over a longer period and will not become fully vested until the director has completed ten years of service. Awards to the executive officer who is not a director vest 20% annually beginning on December 4, 2020. As of June 30, 2021 and December 31, 2020, the maximum number of stock options and SARs remaining to be awarded under the Incentive Plan was 189,476 for both periods. As of June 30, 2021 and December 31, 2020, the maximum number of shares of common stock that may be issued as restricted stock or restricted stock units remaining to be awarded under the Incentive Plan was none, for both periods. If the 2018 Incentive Plan’s flex feature described above were fully utilized, the maximum number of shares of common stock that may be awarded as restricted stock or restricted stock units would be 63,159 as of June 30, 2021 and December 31, 2020, but would eliminate the availability of stock options and SARs available for award.

The product of the number of units granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock units under the Company’s 2018 Incentive Plan. Management recognizes compensation expense for the fair value of restricted stock units on a straight-line basis over the requisite service period for the entire award.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10.	Compensation and Benefit Plans (Continued)

A summary of the Company’s restricted stock unit awards activity and related information for the three and six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

June 30, 2021
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	335,919	$12.66
Granted	—	—
Forfeited	—	—
Vested	—	—

Non-vested at March 31	335,919	12.66
Granted	—	—
Forfeited	—	—
Vested	—	—

Non-vested at June 30	335,919	$12.66

	December 31, 2020
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	420,744	$12.78
Granted	15,000	10.05
Forfeited	(3,000)	12.77
Vested	(96,825)	12.77

Non-vested at December 31	335,919	$12.66

Compensation expense related to restricted stock units was $318,265 and $313,899 for the three months ended June 30, 2021 and 2020, respectively and was $636,529 and $637,519 for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, the total remaining unrecognized compensation cost related to restricted stock units was $3.5 million, which is expected to be recognized over the next 26 quarters.

A summary of the Company’s stock option awards activity and related information for the three and six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

	June 30, 2021
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	203,766	$12.02
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at March 31	203,766	12.02
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at June 30 (1)	203,766	$12.02

Exercisable at June 30 (1)	63,938	$12.29

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 10.	Compensation and Benefit Plans (Continued)

	December 31, 2020
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	163,766	$12.78
Granted	40,000	8.93
Exercised	—	—
Forfeited	—	—

Outstanding at December 31 (1)	203,766	$12.02

Exercisable at December 31 (1)	55,938	$12.77

(1)

The aggregate intrinsic value, which represents the difference between the price of the Company’s common stock at respective periods and the stated exercise price of the underlying options, was $325,125 for outstanding options and $87,625 for exercisable options at June 30, 2021 and was $0 for outstanding options and $0 for exercisable options December 31, 2020.

The weighted-average exercise price for the options as of June 30, 2021 was $12.02 per share and the weighted average remaining contractual life is 7.3 years. The weighted average period over which compensation expenses are expected to be recognized as of June 30, 2021 is 4.2 years. There were 63,938 shares and 55,938 shares exercisable as of June 30, 2021 and December 31, 2020, respectively. Total compensation cost related to stock options recognized was $33,088 and $31,470 for the three months ended June 30, 2021 and 2020, respectively and $66,176 and $60,183 for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, the total remaining unrecognized compensation cost related to unvested stock options was $419,575, which is expected to be recognized over the next 26 quarters.

The fair value of each option grant is estimated on the date of grant using Black-Scholes option pricing model with the following weighted average assumptions:

	For the Six Months Ended June 30,
	2021	2020
Dividend yield	0.00%	0.00%
Expected life	6.5 years	6.5 years
Expected volatility	38.51%	38.51%
Risk-free interest rate	0.48%	0.48%
Weighted average grant date fair value	$3.77	$3.77

The expected volatility is based on the Company’s historical volatility. The expected life is an estimate based on management’s review of the various factors and calculated using the simplified method for plain vanilla options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Treasury Stock:

The Company adopted a share repurchase program effective March 25, 2019 which expired on September 24, 2019. Under the repurchase program, the Company was authorized to repurchase up to 923,151 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. On November 13, 2019, the Company adopted a second share repurchase program. Under this second program, the Company was authorized to repurchase up to 878,835 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s second share repurchase program was terminated on March 27, 2020 in response to the uncertainty related to the unfolding COVID-19 pandemic. On June 1, 2020, the Company adopted a third share repurchase program. Under this third program, the Company was authorized to repurchase up to 864,987 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s third share repurchase program expired on November 30, 2020. On December 14, 2020, the Company adopted a fourth share repurchase program. Under this fourth program, the Company was authorized to repurchase up to 852,302 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The fourth repurchase program was terminated on May 4, 2021.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 11.	Earnings Per Share

As of June 30, 2021, the Company had repurchased a total of 1,670,619 shares under the repurchase programs at a weighted average price of $13.22 per share, of which 1,135,086 shares are reported as treasury stock. Of the 1,670,619 shares repurchased, a total of 186,960 shares have been used for grants given to directors, executive officers and non-executive officers under the Company’s 2018 Long-Term Incentive Plan pursuant to restricted stock units which vested on December 4, 2020 and 2019. Of the 186,960 shares, 166 shares were retained to satisfy a recipient’s taxes and other withholding obligations and these shares remain as part of treasury stock. In addition, during the three months ended June 30, 2021, 348,739 shares were sold to Banc of America Strategic Investments Corporation in a privately negotiated transaction.

The following table presents a reconciliation of the number of shares used in the calculation of basic and diluted earnings per common share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands except share data)
Net income (loss)	$5,932	$(571)	$8,384	$(1,784)
Common shares outstanding for basic EPS:
Weighted average common shares outstanding	17,255,592	17,290,254	17,167,691	17,334,830
Less: Weighted average unallocated Employee Stock Ownership Plan (ESOP) shares	518,555	566,805	524,553	572,837

Basic weighted average common shares outstanding	16,737,037	16,723,449	16,643,138	16,761,993

Basic earnings (loss) per common share	$0.35	$(0.03)	$0.50	$(0.11)

Potential dilutive common shares:
Add: Dilutive effect of restricted stock awards and stock options	36,569	—	18,285	—

Diluted weighted average common shares outstanding	16,773,606	16,723,449	16,661,423	16,761,993

Diluted earnings (loss) per common share	$0.35	$(0.03)	$0.50	$(0.11)

Note 12.	Commitments, Contingencies and Credit Risk

Financial Instruments With Off-Balance-Sheet Risk: In the normal course of business, financial instruments with off-balance-sheet risk may be used to meet the financing needs of customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on the consolidated statements of financial condition. The contractual amounts of these instruments reflect the extent of involvement in particular classes of financial instruments.

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. The same credit policies are used in making commitments and contractual obligations as for on-balance-sheet instruments. Financial instruments whose contractual amounts represent credit risk at June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021	December 31, 2020
	(Dollars in thousands)
Commitments to grant mortgage loans	$136,027	$101,722
Commitments to sell loans at lock-in rates	14,139	11,276
Unfunded commitments under lines of credit	64,582	38,261
Standby letters of credit	10	—

	$214,758	$151,259

Commitments to Grant Mortgage Loans: Commitments to grant mortgage loans are agreements to lend to a customer as long as all terms and conditions are met as established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee by the borrower. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12.	Commitments, Contingencies and Credit Risk (Continued)

creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties. Material losses are not anticipated as a result of these transactions.

Commitments to Sell Loans at Lock-in Rates: In order to assure itself of a marketplace to sell its loans, Mortgage World has agreements with investors who will commit to purchase loans at locked-in rates. Mortgage World has off-balance sheet market risk to the extent that Mortgage World does not obtain matching commitments from these investors to purchase the loans. This will expose Mortgage World to the lower of cost or market valuation environment.

Repurchases, Indemnifications and Premium Recaptures: Loans sold by Mortgage World under investor programs are subject to repurchase or indemnification if they fail to meet the origination criteria of those programs. In addition, loans sold to investors are also subject to repurchase or indemnifications if the loan is two or three months delinquent during a set period which usually varies from six months to a year after the loan is sold. There are no open repurchase or indemnification requests for loans sold as a correspondent lender or where the Company acted as a broker in the transaction as of June 30, 2021.

Unfunded Commitments Under Lines of Credit: Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are uncollateralized and usually contain a specified maturity date and, ultimately, may not be drawn upon to the total extent to which the Company is committed.

Letters of Credit: Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Letters of credit are largely cash secured.

Concentration by Geographic Location: Loans, commitments to extend credit and letters of credit have been granted to customers who are located primarily in the New York City metropolitan area. Generally, such loans most often are secured by one-to-four family residential. The loans are expected to be repaid from the borrowers’ cash flows.

Loan Concentrations: As of June 30, 2021, approximately 6.6% of Mortgage World total originated loan volume was insured and approximately 77.9% of total originated loan volume was sold to three investors. Mortgage World is permitted to close loans in five states and has closed approximately 98.9% of its loan volume in two states, New York and New Jersey.

Lease Commitments: At June 30, 2021, there are noncancelable operating leases for office space that expire on various dates through 2036. Certain of these leases contains an escalation clause providing for increased rental based primarily on increases in real estate taxes.

In the first quarter of 2021, the Company entered into a sale-leaseback transaction for one real property with an initial fifteen-year lease agreement at an initial base annual rent of approximately $145,000 subject to annual rent increases of 1.5%. The sale lease-back resulted in a gain of approximately $662,546, net of expenses, which is included in other non-interest income in the accompanying consolidated statements of operations. Under the lease agreement, the Bank has four (4) consecutive options to extend the term of the lease by five (5) years for each such option.

The Company entered into another sale-leaseback transaction in June 2021 for another real property with a fifteen-year lease agreement at an initial base annual rent of approximately $281,010 subject to annual rent increases of 1.75%. The sale lease-back resulted in a gain of approximately $4.2 million, net of expenses, which is included in other non-interest income in the accompanying consolidated statements of operations.

Rental expenses under operating leases, included in occupancy and equipment, totaled $555,203 and $379,811 for the three months ended June 30, 2021 and 2020, and $1.1 million and $508,453 for the six months ended June 30, 2021 and 2020, respectively.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 12.	Commitments, Contingencies and Credit Risk (Continued)

The projected minimum rental payments under the terms of the leases at June 30, 2021 are as follows:

(Dollars in thousands)
Remainder of 2021	$755
2022	1,826
2023	1,847
2024	1,810
2025	1,576
2026	1,372
Thereafter	8,021

$17,207

Legal Matters: The Company is involved in various legal proceedings which have arisen in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Note 13.	Fair Value

The following fair value hierarchy is used based on the lowest level of input significant to the fair value measurement. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Cash and Cash Equivalents, Placements with Banks, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, and Accrued Interest Payable: The carrying amount is a reasonable estimate of fair value. These assets and liabilities are not recorded at fair value on a recurring basis.

Available-for-Sale Securities: These financial instruments are recorded at fair value in the consolidated financial statements on a recurring basis. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models (e.g., matrix pricing) or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency bonds and mortgage-backed securities. Level 3 securities are securities for which significant unobservable inputs are utilized. There were no changes in valuation techniques used to measure similar assets during the period.

FHLBNY Stock: The carrying value of FHLBNY stock approximates fair value since the Bank can redeem such stock with FHLBNY at cost. As a member of the FHLBNY, the Company is required to purchase this stock, which is carried at cost and classified as restricted equity securities.

Loans Receivable: For variable rate loans, which reprice frequently and have no significant change in credit risk, carrying values are a reasonable estimate of fair values, adjusted for credit losses inherent in the portfolios. The fair value of fixed rate loans is estimated by discounting the future cash flows using estimated market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for credit losses inherent in the portfolios. Impaired loans are valued using a present value discounted cash flow method, or the fair value of the collateral. Loans are not recorded at fair value on a recurring basis.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 13.	Fair Value (Continued)

Mortgage Loans Held for Sale: Mortgage loans held for sale, at fair value, consists of mortgage loans originated for sale by Mortgage World and accounted for under the fair value option. These assets are valued using stated investor pricing for substantially equivalent loans as Level 2. In determining fair value, such measurements are derived based on observable market data, including whole-loan transaction pricing and similar market transactions adjusted for portfolio composition, servicing value and market conditions. Loans held for sale by the Bank are carried at the lower of cost or fair value as determined by investor bid prices.

Under the fair value option, management has elected, on an instrument-by-instrument basis, fair value for substantially all forms of mortgage loans originated for sale on a recurring basis. The fair value carrying amount of mortgages held for sale measured under the fair value option was $15.3 million and the aggregate unpaid principal amounted to $14.9 million.

Interest Rate Lock Commitments: Mortgage World enters into rate lock commitments to extend credit to borrowers for generally up to a 60 day period for origination and/or purchase of loans. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these loan commitments expose Mortgage World to variability in its fair value due to changes in interest rates.

The FASB determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in income on sale of mortgage loans. Fair value is based on active market pricing for substantially similar underlying mortgage loans commonly referred to as best execution pricing or investment commitment pricing, if the loan is committed to an investor through a best efforts contract. In valuing interest rate lock commitments, there are several unobservable inputs such as the fair value of the mortgage servicing rights, estimated remaining cost to originate the loans, and the pull through rate of the open pipeline. Accordingly, such derivative is classified as Level 3.

The approximate notional amounts of Mortgage World’s derivative instruments were $14.1 million and $11.3 million at June 30, 2021 and December 31, 2020, respectively. The fair value of derivatives related to interest rate lock commitments not subject to a forward loan sale commitment, amounted to $283,000 and $166,000 as of June 30, 2021 and December 31, 2020 and is included in other assets on the consolidated statements of financial position.

The table below presents the changes in derivatives from interest rate lock commitments that are measured at fair value on a recurring basis:

(Dollars in thousands)
Balance as of December 31, 2020	$166
Change in fair value of derivative instrument reported in earnings	(107)

Balance as of March 31, 2021	59
Change in fair value of derivative instrument reported in earnings	224

Balance as of June 30, 2021	$283

Other Real Estate Owned: Other real estate owned represents real estate acquired through foreclosure, and is recorded at fair value less estimated disposal costs on a nonrecurring basis. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the asset is classified as Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the asset is classified as Level 3.

Deposits: The fair values of demand deposits, savings, NOW and money market accounts equal their carrying amounts, which represent the amounts payable on demand at the reporting date. Fair values for fixed-term, fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on certificates of deposit to a schedule of aggregated expected monthly maturities on such deposits. Deposits are not recorded at fair value on a recurring basis.

FHLBNY Advances: The fair value of the advances is estimated using a discounted cash flow calculation that applies current market-based FHLBNY interest rates for advances of similar maturity to a schedule of maturities of such advances. These borrowings are not recorded at fair value on a recurring basis.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 13.	Fair Value (Continued)

Warehouse Lines of Credit: The carrying amounts of warehouse lines of credit and mortgage loan funding payable approximate fair value and due to their short-term nature are classified as Level 2.

Off-Balance-Sheet Instruments: Fair values for off-balance-sheet instruments (lending commitments and standby letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Off-balance-sheet instruments are not recorded at fair value on a recurring basis.

The following tables detail the assets that are carried at fair value and measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, and indicate the level within the fair value hierarchy utilized to determine the fair value:

		June 30, 2021
Description	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Available-for-Sale Securities, at fair value:
U.S. Government Bonds	$2,987	$—	$2,987	$—
Corporate bonds	13,574	—	13,574	—
Mortgage-Backed Securities:
Collateralized Mortgage Obligations	15,962	—	15,962	—
FNMA Certificates	15,782	—	15,782	—
GNMA Certificates	231	—	231	—
Mortgage Loans Held for Sale, at fair value	15,308	—	15,308	—
Derivatives from interest rate lock commitments	283	—	—	283

	$64,127	$—	$63,844	$283

		December 31, 2020
Description	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Available-for-Sale Securities:
Corporate bonds	$10,463	$—	$10,463	$—
Mortgage-Backed Securities:
FHLMC Certificates	3,196	—	3,196	—
FNMA Certificates	3,567	—	3,567	—
GNMA Certificates	272	—	272	—
Mortgage Loans Held for Sale, at fair value	35,406	—	35,406	—
Derivatives from interest rate lock commitments	166	—	—	166

	$53,070	$—	$52,904	$166

Management’s assessment and classification of an investment within a level can change over time based upon maturity or liquidity of the investment and would be reflected at the beginning of the quarter in which the change occurred.

The following tables detail the assets carried at fair value and measured at fair value on a nonrecurring basis as of June 30, 2021 and December 31, 2020 and indicate the fair value hierarchy utilized to determine the fair value:

	June 30, 2021
	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Impaired loans	$15,719	$—	$—	$15,719

	December 31, 2020
	Total	Level 1	Level 2	Level 3
	(Dollars in thousands)
Impaired loans	$19,352	$—	$—	$19,352

Losses on assets carried at fair value on a nonrecurring basis were de minimis for the three and six months ended June 30, 2021 and 2020, respectively.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 13.	Fair Value (Continued)

As of June 30, 2021 and December 31, 2020, the carrying values and estimated fair values of the Company’s financial instruments were as follows:

	Carrying Amount	Fair Value Measurements
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
June 30, 2021
Financial assets:
Cash and cash equivalents	$66,092	$66,092	$—	$—	$66,092
Available-for-sale securities, at fair value	48,536	—	48,536	—	48,536
Held-to-maturity securities, at amortized cost	1,720	—	1,671	—	1,671
Placements with banks	2,739	—	2,739	—	2,739
Mortgage loans held for sale, at fair value	15,308	—	15,308	—	15,308
Loans receivable, net	1,343,578	—	—	1,354,192	1,354,192
Accrued interest receivable	13,134	—	13,134	—	13,134
FHLBNY stock	6,156	6,156	—	—	6,156
Financial liabilities:
Deposits:
Demand deposits	320,404	320,404	—	—	320,404
Interest-bearing deposits	483,794	483,794	—	—	483,794
Certificates of deposit	431,963	—	435,688	—	435,688
Advance payments by borrowers for taxes and insurance	7,682	—	7,682	—	7,682
Advances from FHLBNY	109,255	—	111,123	—	111,123
Warehouse lines of credit	13,084	—	13,084	—	13,084
Mortgage loan funding payable	743	—	743	—	743
Accrued interest payable	55	—	55	—	55

	Carrying Amount	Fair Value Measurements
		Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2020
Financial assets:
Cash and cash equivalents	$72,078	$72,078	$—	$—	$72,078
Available-for-sale securities, at fair value	17,498	—	17,498	—	17,498
Held-to-maturity securities, at amortized cost	1,743	—	1,722	—	1,722
Placements with banks	2,739	—	2,739	—	2,739
Mortgage loans held for sale, at fair value	35,406	—	35,406		35,406
Loans receivable, net	1,158,640	—	—	1,182,971	1,182,971
Accrued interest receivable	11,396	—	11,396	—	11,396
FHLBNY stock	6,426	6,426	—	—	6,426
Financial liabilities:
Deposits:
Demand deposits	189,855	189,855	—	—	189,855
Interest-bearing deposits	432,737	432,737	—	—	432,737
Certificates of deposit	406,987	—	411,742	—	411,742
Advance payments by borrowers for taxes and insurance	7,019	—	7,019	—	7,019
Advances from FHLBNY	117,255	—	119,248	—	119,248
Warehouse lines of credit	29,961	—	29,961	—	29,961
Mortgage loan funding payable	1,483	—	1,483	—	1,483
Accrued interest payable	60	—	60	—	60

Off-Balance-Sheet Instruments: Loan commitments on which the committed interest rate is less than the current market rate are insignificant at June 30, 2021 and December 31, 2020.

The fair value information about financial instruments are disclosed, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The estimated fair value amounts for 2021 and 2020 have been measured as of their respective period-ends and have not been reevaluated or updated for purposes of these consolidated financial statements

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 13.	Fair Value (Continued)

subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than amounts reported at each period.

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other banks may not be meaningful.

Note 14.	Regulatory Capital Requirements

The Company, the Bank and Mortgage World are subject to various regulatory capital requirements administered by the Federal Reserve Board, the OCC, the U.S. Department of Housing and Urban Development, and the NYS Department of Financial Services, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s operations and financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation require the maintenance of minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets (as defined), common equity Tier 1 capital (as defined), and Tier 1 capital to adjusted total assets (as defined) adjusted total assets (as defined). As of June 30, 2021 and December 31, 2020, all applicable capital adequacy requirements have been met.

The below minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was phased in to 2.5% by 2019. The applicable capital buffer was 8.1% at June 30, 2021 and 7.95% at December 31, 2020.

The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, common equity risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There were no conditions or events since then that have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios as of June 30, 2021 and December 31, 2020 as compared to regulatory requirements are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
June 30, 2021
PDL Community Bancorp
Total Capital to Risk-Weighted Assets	$184,905	17.93%	$82,493	8.00%	$103,116	10.00%
Tier 1 Capital to Risk-Weighted Assets	171,976	16.68%	61,869	6.00%	82,493	8.00%
Common Equity Tier 1 Capital Ratio	171,976	16.68%	46,402	4.50%	67,025	6.50%
Tier 1 Capital to Total Assets	171,976	11.97%	57,472	4.00%	71,840	5.00%
Ponce Bank
Total Capital to Risk-Weighted Assets	$164,574	16.10%	$81,771	8.00%	$102,213	10.00%
Tier 1 Capital to Risk-Weighted Assets	151,756	14.85%	61,328	6.00%	81,771	8.00%
Common Equity Tier 1 Capital Ratio	151,756	14.85%	45,996	4.50%	66,439	6.50%
Tier 1 Capital to Total Assets	151,756	10.23%	59,326	4.00%	74,158	5.00%

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 14.	Regulatory Capital Requirements (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2020
PDL Community Bancorp
Total Capital to Risk-Weighted Assets	$171,578	17.68%	$77,644	8.00%	$97,055	10.00%
Tier 1 Capital to Risk-Weighted Assets	159,410	16.42%	58,233	6.00%	77,644	8.00%
Common Equity Tier 1 Capital Ratio	159,410	16.42%	43,675	4.50%	63,086	6.50%
Tier 1 Capital to Total Assets	159,410	13.34%	47,814	4.00%	59,768	5.00%
Ponce Bank
Total Capital to Risk-Weighted Assets	$153,951	15.95%	$77,213	8.00%	$96,516	10.00%
Tier 1 Capital to Risk-Weighted Assets	141,850	14.70%	57,909	6.00%	77,213	8.00%
Common Equity Tier 1 Capital Ratio	141,850	14.70%	43,432	4.50%	62,735	6.50%
Tier 1 Capital to Total Assets	141,850	11.19%	50,715	4.00%	63,394	5.00%

Mortgage World is subject to various net worth requirements in connection with regulatory authorities and lending agreements that Mortgage World has entered with purchase facility lenders. Failure to maintain minimum capital requirements could result in Mortgage World’s inability to originate and service loans, and, therefore, could have a direct material effect on the Company’s consolidated financial statements.

Mortgage World’s minimum net worth requirements as of June 30, 2021 and December 31, 2020 are reflected below:

Minimum Requirement
(Dollars in thousands)
HUD	$1,000
New York Department of Financial Services	250
Other State Banking Departments	250

As of June 30, 2021 and December 31, 2020, Mortgage World is in compliance with all minimum capital requirements.

Note 15.	Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income (loss) are as follows:

	June 30, 2021
	December 31, 2020	Change	June 30, 2021
	(Dollars in thousands)
Unrealized gains (losses) on available-for-sale securities, net	$135	$(176)	$(41)

Total	$135	$(176)	$(41)

	December 31, 2020
	December 31, 2019	Change	December 31, 2020
	(Dollars in thousands)
Unrealized gains on available-for-sale securities, net	$20	$115	$135

Total	$20	$115	$135

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 16.	Transactions with Related Parties

Directors, executive officers and non-executive officers of the Company have been customers of and have had transactions with the Bank, and it is expected that such persons will continue to have such transactions in the future. Aggregate loan transactions with related parties for the three and six months ended June 30, 2021 and 2020 were as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
	(Dollars in thousands)
Beginning balance	$429	$1,244	$424	$1,260
Originations	—	—	10	—
Payments	(15)	(7)	(20)	(23)

Ending balance	$414	$1,237	$414	$1,237

The Company held deposits in the amount of $6.8 million and $6.9 million from directors, executive officers and non-executive officers at June 30, 2021 and December 31, 2020, respectively.

Note 17.	Segment Reporting

The Company has two reportable segments: Ponce Bank and Mortgage World. Income from Ponce Bank consists primarily of interest earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors.

The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment profit and loss is measured by net income on a legal entity basis. Significant intercompany transactions are eliminated in consolidation.

The following tables set forth condensed consolidated statements of operations and total assets for the operating segments for the three and six months ended June 30, 2021 and 2020, respectively:

	For the Three Months Ended June 30, 2021
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(Dollars in thousands)
Interest and dividend income	$15,762	$82	$40	$(40)	$15,844
Interest expense	2,080	72	—	(40)	2,112

Net interest income	13,682	10	40	—	13,732
Provision for loan losses	586	—	—	—	586

Net interest income after provision for loan losses	13,096	10	40	—	13,146
Non-interest income	5,967	2,642	—	(268)	8,341
Non-interest expense	10,609	2,510	790	(268)	13,641

Income (loss) before income taxes	8,454	142	(750)	—	7,846
Provision for income taxes	1,745	58	111	—	1,914
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	6,793	(6,793)	—

Net income (loss)	$6,709	$84	$5,932	$(6,793)	$5,932

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 17.	Segment Reporting (Continued)

	For the Three Months Ended June 30, 2020
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(Dollars in thousands)
Interest and dividend income	$12,393	$—	$67	$(67)	$12,393
Interest expense	2,939	—	—	(67)	2,872

Net interest income	9,454	—	67	—	9,521
Provision for loan losses	271	—	—	—	271

Net interest income after provision for loan losses	9,183	—	67	—	9,250
Non-interest income	703	—	—	(129)	574
Non-interest expense	9,764	—	800	(129)	10,435

Income (loss) before income taxes	122	—	(733)	—	(611)
Provision (benefit) for income taxes	107	—	(147)	—	(40)
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	15	(15)	—

Net income (loss)	$15	$—	$(571)	$(15)	$(571)

	For the Six Months Ended June 30, 2021
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(Dollars in thousands)
Interest and dividend income	$30,789	$232	$81	$(81)	$31,021
Interest expense	4,266	212	—	(81)	4,397

Net interest income	26,523	20	81	—	26,624
Provision for loan losses	1,272	—	—	—	1,272

Net interest income after provision for loan losses	25,251	20	81	—	25,352

Non-interest income	7,771	5,000	—	(537)	12,234
Non-interest expense	20,609	4,801	1,684	(538)	26,556

Income (loss) before income taxes	12,413	219	(1,603)	1	11,030
Provision (benefit) for income taxes	2,850	98	(302)	—	2,646
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	9,684	(9,684)	—

Net income (loss)	$9,563	$121	$8,383	$(9,683)	$8,384

Total assets at June 30, 2021	$1,525,350	$21,319	$170,907	$(169,926)	$1,547,650

Total assets at December 31, 2020	$1,315,287	$38,397	$159,811	$(158,264)	$1,355,231

	For the Six Months Ended June 30, 2020
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
	(Dollars in thousands)
Interest and dividend income	$25,423	$—	$135	$(135)	$25,423
Interest expense	6,113	—	—	(135)	5,978

Net interest income	19,310	—	135	—	19,445
Provision for loan losses	1,417	—	—	—	1,417

Net interest income after provision for loan losses	17,893	—	135	—	18,028

Non-interest income	1,453	—	—	(257)	1,196
Non-interest expense	19,858	—	1,656	(257)	21,257

Loss before income taxes	(512)	—	(1,521)	—	(2,033)
Provision (benefit) for income taxes	49	—	(298)	—	(249)
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	(561)	561	—

Net income (loss)	$(561)	$—	$(1,784)	$561	$(1,784)

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements (Unaudited)

Note 18.	Subsequent Events

Sale of Real Property

On August 10, 2021, the Bank, entered into an agreement to sell the real property that the Bank owns, located at 169-174 Smith Street, Brooklyn, New York. The sale price of the real property is $4.0 million. Upon closing of the sale, the Bank and the purchaser anticipate entering into a fifteen-year lease agreement whereby the Bank will lease back the real property at an annual rent of approximately $200,000 subject to annual rent increases of 1.5%. Barring any unforeseen events or circumstances, we anticipate closing the sale during the fourth quarter of 2021.

Plan of Conversion and Reorganization

The Boards of Directors of Ponce Bank Mutual Holding Company, the Company and the Bank have adopted a Plan of Conversion and Reorganization, (the “Plan”). Pursuant to the Plan, Ponce Bank Mutual Holding Company and the Company will reorganize into a new stock holding company and will conduct a second-step offering of new shares of common stock.

When the proposed “second step” conversion is completed, the current mutual holding company structure of Ponce Bank Mutual Holding Company, the Company, the Bank and Mortgage World will convert to the fully-converted stock holding company structure and, thereafter, Ponce Bank Mutual Holding Company and the Company will no longer exist. A new stock holding company for the Bank and Mortgage World, named Ponce Financial Group, Inc., will succeed to the Company and will offer for sale shares of its common stock, representing Ponce Bank Mutual Holding Company’s ownership interest in the Company. In addition, each share of common stock of the Company held by persons other than Ponce Bank Mutual Holding Company (the “minority stockholders”) will be converted into and become the right to receive a number of shares of common stock of Ponce Financial Group, Inc. pursuant to an exchange ratio, established at the completion of the proposed transaction, designed to preserve in Ponce Financial Group, Inc. approximately the same aggregate percentage ownership interest that the minority stockholders will have in the Company immediately before the completion of the proposed transaction. The total number of shares of common stock of Ponce Financial Group, Inc. to be issued in the proposed transaction will be based on the aggregate pro forma market value of the common stock of Ponce Financial Group, Inc., as determined by an independent appraisal.

The transactions contemplated by the Plan are subject to approval by the Company’s stockholders (including approval by a majority of the shares held by persons other than Ponce Bank Mutual Holding Company), the members of Ponce Bank Mutual Holding Company, the Board of Governors of the Federal Reserve System and the Office of the Comptroller of Currency.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of PDL Community Bancorp

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of PDL Community Bancorp and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Mazars USA LLP

We have served as the Company’s auditor since 2013.

New York, New York

March 26, 2021

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Financial Condition

December 31, 2020 and 2019

(Dollars in thousands, except share data)

	December 31,
	2020	2019
ASSETS
Cash and cash equivalents (Note 3):
Cash	$26,936	$6,762
Interest-bearing deposits in banks	45,142	20,915

Total cash and cash equivalents	72,078	27,677
Available-for-sale securities, at fair value (Note 4)	17,498	21,504
Held-to-maturity securities, at amortized cost (fair value of $1,722) (Note 4)	1,743	—
Placements with banks	2,739	—
Mortgage loans held for sale, at fair value	35,406	1,030
Loans receivable, net of allowance for loan losses - 2020 $14,870; 2019 $12,329 (Note 5)	1,158,640	955,737
Accrued interest receivable	11,396	3,982
Premises and equipment, net (Note 6)	32,045	32,746
Federal Home Loan Bank of New York Stock (FHLBNY), at cost	6,426	5,735
Deferred tax assets (Note 9)	4,656	3,724
Other assets	12,604	1,621

Total assets	$1,355,231	$1,053,756

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits (Note 7)	$1,029,579	$782,043
Accrued interest payable	60	97
Advance payments by borrowers for taxes and insurance	7,019	6,348
Advances from the Federal Home Loan Bank of New York and others (Note 8)	117,255	104,404
Warehouse lines of credit (Note 8)	29,961	—
Mortgage loan fundings payable (Note 8)	1,483	—
Other liabilities	10,330	2,462

Total liabilities	1,195,687	895,354

Commitments and contingencies (Note 12)
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized; 18,463,028 shares issued and 17,125,969 shares outstanding as of December 31, 2020 and 18,463,028 shares issued and 17,451,134 outstanding as of December 31, 2019	185	185
Treasury stock, at cost; 1,337,059 shares as of December 31, 2020 and 1,011,894 shares as of December 31, 2019 (Note 10)	(18,114)	(14,478)
Additional paid-in-capital	85,105	84,777
Retained earnings	97,541	93,688
Accumulated other comprehensive income (loss) (Note 15)	135	20
Unearned Employee Stock Ownership Plan (ESOP); 530,751 shares as of December 31, 2020 and 579,001 shares as of December 31, 2019 (Note 10)	(5,308)	(5,790)

Total stockholders’ equity	159,544	158,402

Total liabilities and stockholders’ equity	$1,355,231	$1,053,756

The accompanying notes are an integral part of the consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Income (Loss)

For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except share and per share data)

	For the Years Ended December 31,
	2020	2019	2018
Interest and dividend income:
Interest on loans receivable	$52,389	$49,306	$44,948
Interest on deposits due from banks	84	617	679
Interest and dividend on available-for-sale securities and FHLBNY stock	866	568	529

Total interest and dividend income	53,339	50,491	46,156

Interest expense:
Interest on certificates of deposit	6,576	7,677	7,617
Interest on other deposits	2,174	2,827	974
Interest on borrowings	2,619	1,854	899

Total interest expense	11,369	12,358	9,490

Net interest income	41,970	38,133	36,666
Provision for loan losses (Note 5)	2,443	258	1,249

Net interest income after provision for loan losses	39,527	37,875	35,417

Non-interest income:
Service charges and fees	892	971	845
Brokerage commissions	974	212	533
Late and prepayment charges	358	755	606
Income on sale of mortgage loans	4,120	—	—
Loan origination	925	—	—
Gain on sale of real property	4,177	—	—
Other	1,801	745	954

Total non-interest income	13,247	2,683	2,938

Non-interest expense:
Compensation and benefits	22,053	18,883	17,939
Loss on termination of pension plan	—	9,930	—
Occupancy and equipment	9,564	7,612	6,673
Data processing expenses	2,137	1,576	1,408
Direct loan expenses	1,447	692	788
Insurance and surety bond premiums	553	414	369
Office supplies, telephone and postage	1,399	1,185	1,309
Professional fees	6,049	3,237	3,154
Marketing and promotional expenses	488	158	215
Directors fees	276	294	277
Regulatory dues	210	231	238
Other operating expenses	3,363	2,395	2,187

Total non-interest expense	47,539	46,607	34,557

Income (loss) before income taxes	5,235	(6,049)	3,798
Provision (benefit) for income taxes (Note 9)	1,382	(924)	1,121

Net income (loss)	$3,853	$(5,125)	$2,677

Earnings (loss) per share: (Note 11)
Basic	$0.23	$(0.29)	$0.15

Diluted	$0.23	$(0.29)	$0.15

Weighted average shares outstanding: (Note 11)
Basic	16,673,193	17,432,318	17,805,869
Diluted	16,682,584	17,432,318	17,812,206

The accompanying notes are an integral part of the consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2020, 2019 and 2018

(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Net income (loss)	$3,853	$(5,125)	$2,677

Net change in unrealized gains (losses) on securities available-for-sale:
Unrealized gains (losses)	147	395	(89)
Income tax effect	(32)	(84)	19

Unrealized gains (losses) on securities, net	115	311	(70)
Pension benefit liability adjustment:
Net gain during the period	—	9,930	1,368
Reclassification of stranded income tax effects from accumulated other comprehensive income	—	—	(1,281)
Income tax effect	—	(2,086)	(301)

Pension liability adjustment, net of tax	—	7,844	(214)

Total other comprehensive income (loss), net of tax	115	8,155	(284)

Total comprehensive income	$3,968	$3,030	$2,393

The accompanying notes are an integral part of the consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2020, 2019 and 2018

(Dollars in thousands, except share data)

			Treasury Stock, At Cost	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Unearned Employee Stock Ownership Plan (ESOP)

	Common Stock
	Shares	Amount						Total
Balance, December 31, 2017	18,463,028	$185	$—	$84,351	$94,855	$(7,851)	$(6,755)	$164,785
Net income	—	—	—	—	2,677	—	—	2,677
Other comprehensive income, net of tax	—	—	—	—	—	997	—	997
Reclassification of stranded income tax effects from accumulated other comprehensive income	—	—	—	—	1,281	(1,281)	—	—
ESOP shares committed to be released (48,250 shares)	—	—	—	132	—	—	483	615
Restricted stock awards	—	—	—	91	—	—	—	91
Stock options	—	—	—	7	—	—	—	7

Balance, December 31, 2018	18,463,028	$185	$—	$84,581	$98,813	$(8,135)	$(6,272)	$169,172

Net loss	—	—	—	—	(5,125)	—	—	(5,125)
Other comprehensive income, net of tax	—	—	—	—	—	8,155	—	8,155
Release of restricted stock units	90,135	—	1,285	(1,285)	—	—	—	—
Treasury stock	(1,102,029)	—	(15,763)	—	—	—	—	(15,763)
ESOP shares committed to be released (48,250 shares)	—	—	—	225	—	—	482	707
Restricted stock awards	—	—	—	1,155	—	—	—	1,155
Stock options	—	—	—	101	—	—	—	101

Balance, December 31, 2019	17,451,134	$185	$(14,478)	$84,777	$93,688	$20	$(5,790)	$158,402

Net income	—	—	—	—	3,853	—	—	3,853
Other comprehensive income, net of tax	—	—	—	—	—	115	—	115
Release of restricted stock units	96,825	—	1,075	(1,075)	—	—	—	—
Treasury stock	(421,990)	—	(4,711)	—	—	—	—	(4,711)
ESOP shares committed to be released (48,250 shares)	—	—	—	—	—	—	482	482
Restricted stock awards	—	—	—	1,276	—	—	—	1,276
Stock options	—	—	—	127	—	—	—	127

Balance, December 31, 2020	17,125,969	$185	$(18,114)	$85,105	$97,541	$135	$(5,308)	$159,544

The accompanying notes are an integral part of the consolidated financial statements.

PDL Community Bancorp and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020, 2019 and 2018

(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Cash Flows From Operating Activities:
Net income (loss)	$3,853	$(5,125)	$2,677
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization of premiums/discounts on securities, net	7	42	10
Loss on sale of loans	62	102	54
Gain on sale of available-for-sale securities	—	—	(12)
Gain on sale of real property	(4,177)	—	—
Gain on derivatives	(166)	—	—
Loss on termination of pension plan	—	9,930	—
Provision for loan losses	2,443	258	1,249
Depreciation and amortization	2,519	2,222	1,798
ESOP compensation expense	540	766	615
Share-based compensation expense	1,403	1,256	98
Deferred income taxes	(932)	(2,099)	(184)
Changes in assets and liabilities:
Increase in mortgage loans held for sale, at fair value	(23,827)	(1,030)	—
Increase in accrued interest receivable	(7,414)	(187)	(460)
(Increase) decrease in other assets	(10,045)	1,450	(371)
(Decrease) increase in accrued interest payable	(37)	34	21
Increase in advance payments by borrowers	671	311	1,012
Increase in loan fundings payable	246	—	—
Net increase (decrease) in other liabilities	7,354	(2,884)	1,378

Net cash (used in) provided by operating activities	(27,500)	5,046	7,885

Cash Flows From Investing Activities:
Business acquisition, net of cash acquired	(1,005)	—	—
Proceeds from redemption of FHLBNY Stock	4,759	11,565	—
Purchases of FHLBNY Stock	(5,450)	(14,385)	(1,404)
Purchases of available-for-sale securities	(13,625)	(34,000)	(4,996)
Proceeds from sale of available-for-sale securities	—	—	3,760
Proceeds from maturities, calls and principal repayments on available-for-sale securities	17,769	39,555	2,902
Purchases of held-to-maturity securities	(1,743)	—	—
Placements with banks	(2,739)	—	—
Proceeds from sales of loans	3,977	3,614	6,885
Net increase in loans	(209,385)	(41,202)	(127,994)
Proceeds from sale of real property	4,743	—	—
Purchases of premises and equipment	(1,902)	(3,816)	(5,761)

Net cash used in investing activities	(204,601)	(38,669)	(126,608)

Cash Flows From Financing Activities:
Net increase (decrease) in deposits	$247,536	$(27,715)	$95,773
Repurchase of treasury stock	(4,711)	(15,763)	—
Proceeds from advances from FHLBNY	192,730	699,498	271,027
Repayments of advances to FHLBNY	(179,879)	(664,498)	(238,023)
Net advances on warehouse lines of credit	20,826	—	—

Net cash provided (used in) by financing activities	276,502	(8,478)	128,777

Net increase (decrease) in cash and cash equivalents	44,401	(42,101)	10,054
Cash and Cash Equivalents, including restricted cash:
Beginning	27,677	69,778	59,724

Ending	$72,078	$27,677	$69,778

The accompanying notes are an integral part of the consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31, 2020, 2019 and 2018

(In thousands)

	For the Years Ended December 31,
	2020	2019	2018
Supplemental Disclosures:
Cash paid during the year:
Interest	$11,360	$12,324	$9,469

Income taxes	$531	$1,178	$549

Supplemental Disclosures of Noncash Investing Activities:
Acquisitions
Non-cash assets acquired:	$10,549	$—	$—
Mortgage loans held for sale, at fair value	302	—	—
Premises and equipment	772	—	—

Other assets	$11,623	$—	$—

Total non-cash assets acquired
Liabilities assumed:
Warehouse lines of credit	9,135	—	—
Mortgage loan fundings payable	1,237	—	—
Other liabilities	246	—	—

Total liabilities assumed	10,618	—	—

Net non-cash assets acquired	1,005	—	—

Cash and cash equivalents acquired	750	—	—

Consideration paid	$1,755	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies

Basis of Presentation and Consolidation:

The Consolidated Financial Statements of PDL Community Bancorp (the “Company”) presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The Consolidated Financial Statements include the accounts of the Company, its wholly-owned subsidiaries Ponce Bank (the “Bank”) and Mortgage World Bankers, Inc. (“Mortgage World”), and the Bank’s wholly-owned subsidiaries. The Bank’s subsidiaries consist of PFS Service Corp., which owns some of the Bank’s real property, and Ponce De Leon Mortgage Corp., which is a mortgage banking entity. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations:

The Company is a financial holding company formed on September 29, 2017 in connection with the reorganization of the Bank into a mutual holding company structure. The Company is subject to the regulation and examination by the Board of Governors of the Federal Reserve. The Company’s business is conducted through the administrative office and 19 mortgage and banking offices. The banking offices are located in New York City – the Bronx (4 branches), Manhattan (2 branches), Queens (3 branches), Brooklyn (3 branches) and Union City (1 branch), New Jersey. The mortgage offices are located in Nassau County (1), Queens (2) and Brooklyn (1), New York and Englewood Cliffs (1) and Bergenfield (1), New Jersey. The Company’s primary market area currently consists of the New York City metropolitan area.

The Bank is a federally chartered stock savings association headquartered in the Bronx, New York. It was originally chartered in 1960 as a federally chartered mutual savings and loan association under the name Ponce De Leon Federal Savings and Loan Association. In 1985, the Bank changed its name to “Ponce De Leon Federal Savings Bank.” In 1997, the Bank changed its name again to “Ponce De Leon Federal Bank.” Upon the completion of its reorganization into a mutual holding company structure, the assets and liabilities of Ponce De Leon Federal Bank were transferred to and assumed by the Bank. The Bank is a Minority Depository Institution, a Community Development Financial Institution, and a certified Small Business Administration lender. The Bank is subject to comprehensive regulation and examination by the Office of Comptroller of the Currency (the “OCC”).

The Bank’s business primarily consists of taking deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, in mortgage loans, consisting of one-to-four family residential (both investor-owned and owner-occupied), multifamily residential, nonresidential properties and construction and land, and, to a lesser extent, in business and consumer loans. The Bank also invests in securities, which have historically consisted of U.S. government and federal agency securities and securities issued by government-sponsored or owned enterprises, mortgage-backed securities and Federal Home Loan Bank of New York (the “FHLBNY”) stock. The Bank offers a variety of deposit accounts, including demand, savings, money markets and certificates of deposit accounts.

On July 10, 2020, the Company completed its acquisition of Mortgage World. Mortgage World is a mortgage banking entity subject to the regulation and examination of the New York State Department of Financial Services. The primary business of Mortgage World is the taking of applications from the general public for residential mortgage loans, underwriting them to investors’ standards, closing and funding them and holding them until they are sold to investors. Although Mortgage World is permitted to do business in various states (New York, New Jersey, Pennsylvania, Florida and Connecticut), it primarily operates in the New York City metropolitan area.

Risks and Uncertainties:

The COVID-19 pandemic continues to disrupt the global and U.S. economies and as well as the lives of individuals throughout the world. The New York City Metropolitan area continues to experience cases of the COVID-19 pandemic. Governments, businesses, and the public are taking unprecedented actions to contain the spread of the COVID-19 pandemic and to mitigate its effects, including quarantines and travel bans. Businesses and schools have slowly reopened, but in some cases, schools have had to revert to remote teaching while some businesses, in particular restaurants, have had to scale back and/or adjust their opening plans. While the scope, duration, and full effects of the COVID-19 pandemic continues to evolve it continues to have a significantly adverse impact on the functioning of the global financial markets and the Company’s business while increasing economic and market uncertainty.

The financial impact is still unknown at this time. However, if the pandemic continues for a sustained period of time, it may continue to adversely impact several industries within our geographic footprint and impair the ability of the Company’s customers

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

to fulfill their contractual obligations to the Company. This could cause the Company to experience a material adverse effect on our business operations, loan portfolio, financial condition, and results of operations. During the year ended December 31, 2020, the provision for loan losses increased by $2,433 primarily due to increases in qualitative reserves as the Company continues to assess the economic impacts the COVID-19 pandemic has on our local economy and our loan portfolio. Therefore, there is a reasonable probability that the Company’s allowance for loan losses as of December 31, 2020 may change thereafter and could result in a material adverse change to the Company’s provision for loan losses, earnings and capital.

Summary of Significant Accounting Policies:

Use of Estimates: In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, as of the date of the consolidated statement of financial condition, and revenues and expenses for the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, the valuation of loans held for sale, the valuation of deferred tax assets and investment securities and the estimates relating to the valuation for share-based awards.

Significant Group Concentrations of Credit Risk: Most of the Bank’s activities are with customers located within New York City. Accordingly, the ultimate collectability of a substantial portion of the Bank’s loan portfolio and Mortgage World’s ability to sell originated loans in the secondary markets are susceptible to changes in the local market conditions. Note 4 discusses the types of securities that the Bank invests in. Notes 5 and 12 discuss the types of lending that the Bank engages in, and other concentrations.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and amounts due from banks (including items in process of clearing). For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash flows from loans originated by the Company, interest-bearing deposits in financial institutions, and deposits are reported net. Included in cash and cash equivalents are restricted cash from escrows and good faith deposits. Escrows consist of U.S. Department of Housing and Urban Development (“HUD”) upfront mortgage insurance premiums and escrows on unsold mortgages that are held on behalf of borrowers. Good faith deposits consist of deposits received from commercial loan customers for use in various disbursements relating to the closing of a commercial loan. Restricted cash are included in cash and cash equivalents for purposes of the consolidated statement of cash flows.

Securities: Management determines the appropriate classification of securities at the date individual investment securities are acquired, and the appropriateness of such classification is reassessed at each statement of financial condition date.

Debt securities that management has the positive intent and ability to hold to maturity, if any, are classified as “held-to-maturity” and recorded at amortized cost. Trading securities, if any, are carried at fair value, with unrealized gains and losses recognized in earnings. Securities not classified as held to maturity or trading, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss), net of tax. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the consolidated statement of income (loss) and 2) OTTI related to other factors, which is recognized in other comprehensive income.

The credit loss is defined as the difference between the discounted present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific-identification method. The sale of a held-to-maturity security within three months of its maturity date or after collection of at least 85% of the principal outstanding at the time the security was acquired is considered a maturity for purposes of classification and disclosure.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Federal Home Loan Bank of New York Stock: The Bank is a member of the FHLBNY. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLBNY stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Receivable: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at current unpaid principal balances, net of the allowance for loan losses and including net deferred loan origination fees and costs.

Interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the interest method without anticipating prepayments.

A loan is moved to nonaccrual status in accordance with the Company’s policy typically after 90 days of non-payment. The accrual of interest on mortgage and commercial loans is generally discontinued at the time the loan becomes 90 days past due unless the loan is well-secured and in process of collection. Consumer loans are typically charged-off no later than 120 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual status or charged-off if collection of principal or interest is considered doubtful. All nonaccrual loans are considered impaired loans.

All interest accrued but not received for loans placed on nonaccrual are reversed against interest income. Interest received on such loans is accounted for on the cash basis or recorded against principal balances, until qualifying for return to accrual. Cash basis interest recognition is only applied on nonaccrual loans with a sufficient collateral margin to ensure no doubt with respect to the collectability of principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and remain current for a period of time (typically six months) and future payments are reasonably assured. Accrued interest receivable is closely monitored for collectability and will be charged-off in a timely manner if deemed uncollectable.

Allowance for Loan Losses: The allowance for loan losses (“ALLL”) is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. The Company’s assessment of the economic impact of the COVID-19 pandemic on borrowers indicates that it is likely that it will be a detriment to their ability to repay in the short-term and that the likelihood of long-term detrimental effects depends significantly on the resumption of normalized economic activities, a factor not yet determinable.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are measured for impairment using the fair value of the collateral, present value of cash flows, or the observable market price of the note. Impairment measurement for all collateral dependent loans, excluding accruing troubled debt restructurings, is based on the fair value of collateral, less costs to sell, if necessary. A loan is considered collateral dependent if repayment of the loan is expected to be provided solely by the sale or the operation of the underlying collateral.

When a loan is modified to troubled debt restructuring, management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs, if repayment under the modified terms becomes doubtful.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced over a rolling 12 quarter average period. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and, effects of changes in credit concentrations.

When establishing the allowance for loan losses, management categorizes loans into risk categories reflecting individual borrower earnings, liquidity, leverage and cash flow, as well as the nature of underlying collateral. These risk categories and relevant risk characteristics are as follows:

Residential and Multifamily Mortgage Loans: Residential and multifamily mortgage loans are secured by first mortgages. These loans are typically underwritten with loan-to-value ratios ranging from 65% to 90%. The primary risks involved in residential mortgages are the borrower’s loss of employment, or other significant event, that negatively impacts the source of repayment. Additionally, a serious decline in home values could jeopardize repayment in the event that the underlying collateral needs to be liquidated to pay off the loan.

Nonresidential Mortgage Loans: Nonresidential mortgage loans are primarily secured by commercial buildings, office and industrial buildings, warehouses, small retail shopping centers and various special purpose properties, including hotels, restaurants and nursing homes. These loans are typically underwritten at no more than 75% loan-to-value ratio. Although terms vary, commercial real estate loans generally have amortization periods of 15 to 30 years, as well as balloon payments of 10 to 15 years, and terms which provide that the interest rates are adjusted on a 5 year schedule.

Construction and Land Loans: Construction real estate loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that government approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of six months to two years during the construction period with fixed rates or interest rates based on a designated index.

Business Loans: Business loans are loans for commercial, corporate and business purposes, including issuing letters of credit. These loans are secured by business assets or may be unsecured and repayment is directly dependent on the successful operation of the borrower’s business and the borrower’s ability to convert the assets to operating revenue. They possess greater risk than most other types of loans because the repayment capacity of the borrower may become inadequate. Business loans generally have terms of five to seven years or less and interest rates that float in accordance with a designated published index. Substantially all such loans are backed by the personal guarantees of the owners of the business.

Consumer Loans: Consumer loans generally have higher interest rates than mortgage loans. The risk involved in consumer loans is the type and nature of the collateral and, in certain cases, the absence of collateral. Consumer loans include passbook loans and other secured and unsecured loans that have been made for a variety of consumer purposes.

Mortgage Loans Held for Sale: Mortgage loans held for sale, at fair value, include residential mortgages that were originated in accordance with secondary market pricing and underwriting standards. These loans are loans originated by Mortgage World and the Company intends to sell these loans on the secondary market. Mortgage loans held for sale are carried at fair value under the fair value option accounting guidance for financial assets and financial liabilities. The gains or losses for the changes in fair value of these loans are included in income on sale of mortgage loans on the consolidated statements of income (loss). Interest income on mortgage loans held for sale measured under the fair value option is calculated based on the principal amount of the loan and is included in interest loans receivable on the consolidated statements of income (loss).

The Bank loans held for sale are earmarked for investor purchase and are reported at the lower of cost or fair value as determined by investor bid prices. Sales of loans occur from time to time as part of strategic business or regulatory compliance initiatives. Loans held for sale are sold without recourse and servicing released. When a loan is transferred from portfolio to held for sale and the fair value is less than cost, a charge-off is recorded against the allowance for loan losses. Subsequent declines in fair value, if any, are charged against earnings.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Derivative Financial Instruments: The Company, through Mortgage World, uses derivative financial instruments as a part of its price risk management activities. All such derivative financial instruments are designated as free-standing derivative instruments. In accordance with FASB ASC 815-25, Derivatives and Hedging, all derivative instruments are recognized as assets or liabilities on the balance sheet at their fair value. Change in the fair value of these derivatives is reported in current period earnings.

Additionally, to facilitate the sale of mortgage loans, Mortgage World may enter into forward sale positions on securities, and mandatory delivery positions. Exposure to losses or gains on these positions is limited to the net difference between the calculated amounts to be received and paid. As of December 31, 2020, the Company did not enter into any forward sale or mandatory delivery positions on their financial instruments.

Revenue from Contracts with Customers: The Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within noninterest income. ASC 606 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The Company’s primary source of revenue is interest income on financial assets and income from mortgage banking activities, which are explicitly excluded from the scope of ASC 606.

COVID-19 Pandemic and the CARES Act: On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructurings,” provides banks the option to temporarily suspend certain requirements under GAAP related to troubled debt restructurings (“TDR”) for a limited period of time to account for the effects of the COVID-19 pandemic. Additionally, on April 7, 2020, the banking agencies, including the Board of Governors of the Federal Reserve System and the OCC, issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working With Customers Affected by the Coronavirus (Revised)” (“Interagency Statement”), to encourage banks to work prudently with borrowers and to describe the agencies’ interpretation of how accounting rules under ASC 310-40, “Troubled Debt Restructurings by Creditors,” apply to certain of the COVID-19 pandemic related modifications. Further, on August 3, 2020, the Federal Financial Institutions Examination Council issued a Joint Statement on Additional Loan Accommodations related to the COVID-19 pandemic, to provide prudent risk management and consumer protection principles for financial institutions to consider while working with borrowers as loans near the end of initial loan accommodation periods.

Under the CARES Act and related Interagency Statement, the Company may temporarily suspend its delinquency and nonperforming treatment for certain loans that have been granted a payment accommodation that facilitates borrowers’ ability to work through the immediate impact of the pandemic. Borrowers who were current prior to becoming affected by the COVID-19 pandemic, then receive payment accommodations as a result of the effects of the COVID-19 pandemic and if all payments are current in accordance with the revised terms of the loan, generally would not be reported as past due. The Company has chosen to utilize this part of the CARES Act as it relates to delinquencies and nonperforming loans and does not report these loans as past due.

Under Section 4013 of the CARES Act, modifications of loan terms do not automatically result in TDRs and the Company generally does not need to categorize the COVID-19 pandemic-related modifications as TDRs. The Company may elect not to categorize loan modifications as TDRs if they are (1) related to the COVID-19 pandemic; (2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and (3) executed between March 1, 2020, and the earlier of (A) 60 days after the date of termination of the National Emergency or (B) December 31, 2020. The termination date was extended by the Consolidated Appropriations Act of 2021, to the earlier of 60 days after the date of termination of the National Emergency or January 1, 2022. For all other loan modifications, the federal banking agencies have confirmed with staff of the Financial Accounting Standards Board (“FASB”) that short-term modifications made on a good faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief, are not TDRs.

This includes short-term (e.g., six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. Borrowers considered current are those that are less than 30 days past due on their contractual payments at the time a modification program is implemented. Financial institutions accounting for eligible loans under Section 4013 are not required to apply ASC Subtopic 310-40 to the Section 4013 loans for the term of the loan modification. Financial institutions do not have to report Section 4013 loans as TDRs in regulatory reports, including this Form 10-K. The Company has chosen to utilize this section of the CARES Act and does not report the COVID-19 pandemic related modifications as TDRs.

Under the CARES Act and related Interagency Statement, in regard to loans not otherwise reportable as past due, financial institutions are not expected to designate loans with deferrals granted due to the COVID-19 pandemic as past due because of the

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

deferral. A loan’s payment date is governed by the due date stipulated in the legal agreement. If a financial institution agrees to a payment deferral, this may result in no contractual payments being past due, and these loans are not considered past due during the period of the deferral. Each financial institution should refer to the applicable regulatory reporting instructions, as well as its internal accounting policies, to determine if loans to distressed borrowers should be reported as nonaccrual assets in regulatory reports. However, during the short-term arrangements, these loans generally should not be reported as nonaccrual. The Company has elected to follow this guidance of the CARES Act and reports loans that have been granted payment deferrals as current so long as they were current at the time the deferral was granted.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales when all of the components meet the definition of a participating interest and when control over the assets has been surrendered. A participating interest generally represents (1) a proportionate (pro rata) ownership interest in an entire financial asset, (2) a relationship where from the date of transfer all cash flows received from the entire financial asset are divided proportionately among the participating interest holders in an amount equal to their share of ownership, (3) the priority of cash flows has certain characteristics, including no reduction in priority, subordination of interest, or recourse to the transferor other than standard representation or warranties, and (4) no party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through either (a) an agreement to repurchase them before their maturity or (b) the ability to unilaterally cause the holder to return specific assets, other than through a clean-up call.

Premises and Equipment: Premises and equipment are stated at cost, less accumulated depreciation.

Depreciation is computed and charged to operations using the straight-line method over the estimated useful lives of the respective assets as follows:

Years
Building	39
Building improvements	15 - 39
Furniture, fixtures, and equipment	3 - 10

Leasehold improvements are amortized over the shorter of the improvements’ estimated economic lives or the related lease terms, including extensions expected to be exercised. Gains and losses on dispositions are recognized upon realization. Maintenance and repairs are expensed as incurred and improvements are capitalized. Leasehold improvements in process are not amortized until the assets are placed in operation.

Impairment of Long-Lived Assets: Long-lived assets, including premises and leasehold improvements are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment is indicated by that review, the asset is written down to its estimated fair value through a charge to noninterest expense.

Other Real Estate Owned: Other Real Estate Owned (“OREO”) represents properties acquired through, or in lieu of, loan foreclosure or other proceedings. OREO is initially recorded at fair value, less estimated disposal costs, at the date of foreclosure, which establishes a new cost basis. After foreclosure, the properties are held for sale and are carried at the lower of cost or fair value, less estimated costs of disposal. Any write-down to fair value, at the time of transfer to OREO, is charged to the allowance for loan losses.

Properties are evaluated regularly to ensure that the recorded amounts are supported by current fair values and charges against earnings are recorded as necessary to reduce the carrying amount to fair value, less estimated costs to dispose. Costs relating to the development and improvement of the property are capitalized, subject to the limit of fair value of the OREO, while costs relating to holding the property are expensed. Gains or losses are included in operations upon disposal.

Income Taxes: The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that all or some portion of the deferred tax assets will not be realized.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with unrecognized tax benefits, if any, would be classified as additional provision for income taxes in the consolidated statements of income (loss).

Related Party Transactions: Directors and officers of the Company and their affiliates have been customers of and have had transactions with the Company, and it is expected that such persons will continue to have such transactions in the future. Management believes that all deposit accounts, loans, services and commitments comprising such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers who are not directors or officers. In the opinion of management, the transactions with related parties did not involve more than normal risk of collectability, nor favored treatment or terms, nor present other unfavorable features. Note 16 contains details regarding related party transactions.

Employee Benefit Plans: The Company maintains the Bank’s 401(k) Plan, an Employee Stock Ownership Plan, a Long-Term Incentive Plan that includes grants of restricted stock units and stock options, and a Supplemental Executive Retirement Plan (the “SERP”).

401(k) Plan: The 401(k) Plan provides for elective employee/participant deferrals of income. Discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions may be provided.

Employee Stock Ownership Plan: Compensation expense is recorded as shares are committed to be released with a corresponding credit to unearned ESOP equity account at the average fair market value of the shares during the period and the shares become outstanding for earnings per share computations. Compensation expense is recognized ratably over the service period based upon management’s estimate of the number of shares expected to be allocated by the ESOP. The difference between the average fair market value and the cost of the shares allocated by the ESOP is recorded as an adjustment to additional paid-in-capital. Unallocated common shares held by the Company’s ESOP are shown as a reduction in stockholders’ equity and are excluded from weighted-average common shares outstanding for both basic and diluted earnings per share calculations until they are committed to be released.

Stock Options: The Company recognizes the value of shared-based payment transactions as compensation costs in the financial statements over the period that an employee provides service in exchange for the award. The fair value of the share-based payments for stock options is estimated using the Black-Scholes option-pricing model. The Company accounts for forfeitures as they occur during the period.

Restricted Stock Units: The Company recognizes compensation cost related to restricted stock units based on the market price of the stock units at the grant date over the vesting period. The product of the number of units granted and the grant date market price of the Company’s common stock determines the fair value of restricted stock units. The Company recognizes compensation expense for the fair value of the restricted stock units on a straight-line basis over the requisite service period.

Comprehensive Income: Comprehensive income consists of net income (loss) and other comprehensive income (loss) which are both recognized as separate components of equity. Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale and unrecognized gains and losses on actuarial loss and prior service cost of the defined benefit plan.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the operations and financial position of the Company.

Fair Value of Financial Instruments: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Segment Reporting: The Company’s business is conducted through two business segments: Ponce Bank, which involves the delivery of loan and deposit products to customers, and Mortgage World, which consists of mortgage underwriting and selling such mortgages to investors. Accordingly, all of the financial service operations are considered by management to be aggregated in two reportable operating segments as more fully disclosed in Note 19.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings (Loss) per Share (“EPS”): Basic EPS represents net income (loss) attributable to common shareholders divided by the basic weighted average common shares outstanding. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the basic weighted average common shares outstanding, plus the effect of potential dilutive common stock equivalents outstanding during the period. Basic weighted common shares outstanding is weighted average common shares outstanding less weighted average unallocated ESOP shares.

Treasury Stock: Shares repurchased under the Company’s share repurchase programs were purchased in open-market transactions and are held as treasury stock. The Company accounts for treasury stock under the cost method and includes treasury stock as a component of stockholders’ equity.

Reclassification of Prior Year Presentation: Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reporting results of operations and did not affect previously reported amounts in the Consolidated Statements of Income (Loss).

Recent Accounting Pronouncements:

As an emerging growth company (“EGC”) as defined in Rule 12b-2 of the Exchange Act, the Company has elected to use the extended transition period to delay the adoption of new or reissued accounting pronouncements applicable to public business entities until such pronouncements are made applicable to nonpublic business entities. As of December 31, 2020, there is no significant difference in the comparability of the consolidated financial statements as a result of this extended transition period.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” This ASU requires all lessees to recognize a lease liability and a right-of-use asset, measured at the present value of the future minimum lease payments, at the lease commencement date. Lessor accounting remains largely unchanged under the new guidance. The guidance is effective for fiscal years beginning after December 15, 2018, including interim reporting periods within that reporting period, for public business entities. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, it will adopt the amendments in this update for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022.

The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. To date, the Company has identified its leased office spaces as within the scope of the guidance. The Company currently leases 13 branches and mortgage offices and the new guidance will result in the establishment of a right to use asset and corresponding lease obligations. The Company continues to evaluate the impact of the guidance, including determining whether other contracts exist that are deemed to be in scope and subsequent related accounting standard updates. The Company has established a project committee and has initiated training on ASU 2016-02. The Company is performing preliminary computations of its right to use asset and corresponding lease obligations for the operating leases of its 13 branches.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

In June 2016, the FASB issued ASU 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard is to replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, is to apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today. The ASU also reportedly simplifies the accounting model for purchased credit-impaired debt, securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination. ASU 2016-13 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within those fiscal years, for public business entities, that are not deemed to be smaller reporting companies as defined by the SEC as of November 15, 2019. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, it will adopt the amendments in this update for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Entities have to apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach).

Although early adoption is permitted, the Company does not expect to elect that option. The Company has begun its evaluation of the amended guidance including the potential impact on its consolidated financial statements. As a result of the required change in approach toward determining estimated credit losses from the current “incurred loss” model to one based on estimated cash flows over a loan’s contractual life, adjusted for prepayments (a “life of loan” model), the Company expects that the new guidance will result in an increase in the allowance for loan losses, particularly for longer duration loan portfolios. The Company also expects that the new guidance may result in an allowance for available-for-sale debt securities. The Company has selected the CECL model and has begun running scenarios. In both cases, the extent of the change is indeterminable at this time as it will be dependent upon portfolio composition and credit quality at the adoption date, as well as economic conditions and forecasts at that time.

In March 2017, the FASB issued ASU 2017-08 “Receivables – Non-Refundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities.” The ASU requires premiums on callable debt securities to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. ASU 2017-08 is effective for interim and annual reporting periods beginning after December 15, 2018 for public business entities. Early adoption is permitted beginning after December 15, 2018, including interim periods within those fiscal years. As the Company is taking advantage of the extended transition period for complying with new or revised accounting standards assuming it remains an EGC, the Company adopted the amendments in this update for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. ASU 2017-08 did not have a material impact on the Company’s consolidated financial position, results of operations or disclosures.

In August 2018, the FASB issued ASU 2018-13, “Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019, and early adoption is permitted. The Company adopted this standard which had no material effect on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The objective of this update is to simplify the accounting for income taxes by removing certain exceptions to the general principles and improve consistent application and simplify other areas of Topic 740. The amendments in this update are effective for annual periods beginning after December 15, 2020, and interim periods within those fiscal years. The Bank does not believe this update will have a material impact on its financial statements.

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848).” This ASU provides optional means and exceptions for applying GAAP to contracts, hedging relationships and other transactions that reference LIBOR or other reference

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

rates expected to be discontinued because of the reference rate reform. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The Company believes this update will not have a material impact on the consolidated financial statements.

Note 2. Business Acquisition

On July 10, 2020, the Company completed its acquisition of 100 percent of the shares of common stock of Mortgage World. The shareholders of Mortgage World received total consideration of $1,755 in cash. The acquisition was accounted for using the acquisition method of accounting, and accordingly, assets acquired and liabilities assumed were recorded at their estimated fair values as of the acquisition date. Mortgage World’s results of operations have been included in the Company’s Consolidated Statements of Income (Loss) since July 10, 2020.

The assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values based on management’s best estimates, using information available at the date of the acquisition. The fair values are preliminary estimates and subject to adjustment for up to one year after the closing date of the acquisition. The Company did not recognize goodwill from the acquisition.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed of Mortgage World:

Fair Value
Fair value of acquisition consideration	$1,755
Assets:
Cash and cash equivalents	750
Mortgage loans held for sale, at fair value	10,549
Premises and equipment, net	302
Other assets	772

Total assets	$12,373

Liabilities:
Warehouse lines of credit	$9,135
Mortgage loans fundings payable	1,237
Other liabilities	246

Total Liabilities	$10,618

Net assets	$1,755

Note 3. Restrictions on Cash and Due From Banks

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The Bank had $24,540 and $5,935 in cash to cover its minimum reserve requirements of $0 and $4,927 at December 31, 2020 and 2019, respectively. Effective March 26, 2020, the Federal Reserve Board eliminated reserve requirement for depository institutions to support lending to households and businesses.

Cash and cash equivalents include Mortgage World restricted cash which consists of escrows due to HUD for upfront mortgage insurance premiums and escrows on unsold mortgages that are held on behalf of borrowers and good faith deposits received from commercial loan customers relating to the closing of a commercial loan. As of December 31, 2020, the total amount of restricted cash was $150 and were reflected on the consolidated statements of financial condition.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 4. Securities

The amortized cost, gross unrealized gains and losses, and fair value of securities at December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:
U.S. Government and Federal Agencies	$—	$—	$—	$—
Corporate Bonds	10,381	95	(13)	10,463
Mortgage-Backed Securities:
FHLMC Certificates	3,201		(5)	3,196
FNMA Certificates	3,506	61	—	3,567
GNMA Certificates	263	9	—	272

Total available-for-sale securities	$17,351	$165	$(18)	$17,498

Held-to-Maturity Securities:
FHLMC Certificates	$1,743	$—	$(21)	$1,722

Total held-to-maturity securities	$1,743	$—	$(21)	$1,722

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-Sale Securities:
U.S. Government and Federal Agencies	$16,373	$—	$(19)	$16,354
Mortgage-Backed Securities:
FNMA Certificates	4,680	—	(21)	4,659
GNMA Certificates	482	9	—	491

Total available-for-sale securities	$21,535	$9	$(40)	$21,504

There was one security that was classified as held-to-maturity as of December 31, 2020 and no securities that were classified as held-to-maturity as of December 31, 2019. There were no securities sold during the year ended December 31, 2020 and 2019. A total of $17,769 available-for-sale securities matured and/or were called during the year ended December 31, 2020. The Company purchased $13,625 in available-for-sale securities and $1,743 in held-to-maturity securities during the year ended December 31, 2020. A total of $39,555 of available-for-sale securities matured and/or were called during the year ended December 31, 2019. The Company purchased $30,000 of U.S. Treasury securities and $4,000 of mortgage-backed securities during the year ended December 31, 2019.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 4. Securities (Continued)

The following tables present the Company’s securities’ gross unrealized losses and fair values, aggregated by the length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2020 and 2019:

	December 31, 2020
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Loss
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-Sale Securities:
U.S. Government and Federal Agencies	$—	$—	$—	$—	$—	$—
Corporate Bonds	1,717	(13)	—	—	1,717	(13)
Mortgage-Backed
FHLMC Certificates	3,196	(5)	—	—	3,196	(5)
FNMA Certificates	—	—	—	—	—	—

Total available-for-sale securities	$4,913	$(18)	$—	$—	$4,913	$(18)

Held-to-Maturity Securities:
FHLMC Certificates	$1,722	$(21)	$—	$—	$1,722	$(21)

Total held-to-maturity securities	$1,722	$(21)	$—	$—	$1,722	$(21)

	December 31, 2019
	Securities With Gross Unrealized Losses
	Less Than 12 Months		12 Months or More		Total Fair Value	Total Unrealized Loss
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Available-for-Sale Securities:
U.S. Government and Federal Agencies	$—	$—	$16,354	$(19)	$16,354	$(19)
Mortgage-Backed
FNMA Certificates	—	—	4,659	(21)	4,659	(21)

Total available-for-sale securities	$—	$—	$21,013	$(40)	$21,013	$(40)

The Company’s investment portfolio had 8 and 10 available-for-sale securities at December 31, 2020 and 2019, respectively, and 1 and no held-to-maturity security at December 31, 2020 and 2019, respectively. At December 31, 2020 and 2019, the Company had 3 and 9 available-for-sale securities, respectively, with gross unrealized losses. Management reviewed the financial condition of the entities underlying the securities at both December 31, 2020 and 2019 and determined that they are not other than temporary impaired because the unrealized losses in those securities relate to market interest rate changes. The Company has the ability to hold them and does not have the intent to sell these securities, and it is not more likely than not that the Company will be required to sell these securities, before recovery of the cost basis. In addition, management also considers the issuers of the securities to be financially sound and believes the Company will receive all contractual principal and interest related to these investments.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 4. Securities (Continued)

The following is a summary of maturities of securities at December 31, 2020 and 2019. Amounts are shown by contractual maturity. Because borrowers for mortgage-backed securities have the right to prepay obligations with or without prepayment penalties, at any time, these securities are included as a total within the table.

	December 31, 2020
	Amortized Cost	Fair Value
Available-for-Sale Securities:
Corporate Bonds:
Amounts maturing:
Three months or less	$—	$—
More than three months through one year	—	—
More than one year through five years	2,651	2,728
More than five years through ten years	7,730	7,735

	10,381	10,463
Mortgage-Backed Securities	6,970	7,035

Total available-for-sale securities	$17,351	$17,498

Held-to-Maturity Securities:
Mortgage-Backed Securities	$1,743	$1,722

Total held-to-maturity securities	$1,743	$1,722

The held-to-maturity securities will mature on October 1, 2050.

	December 31, 2019
	Amortized Cost	Fair Value
Available-for-Sale Securities:
U.S. Government and Federal Agency Securities:
Amounts maturing:
Three months or less	$2,000	$2,000
More than three months through one year	14,373	14,354
More one year through five years	—	—
More than five years through ten years	—	—
More ten years	—	—

	16,373	16,354
Mortgage-Backed Securities	5,162	5,150

Total available-for-sale securities	$21,535	$21,504

There were no securities pledged at December 31, 2020 and 2019.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 5. Loans Receivable and Allowance for Loan Losses

Loans at December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019
Mortgage loans:
1-4 family residential
Investor-Owned	$319,596	$305,272
Owner-Occupied	98,795	91,943
Multifamily residential	307,411	250,239
Nonresidential properties	218,929	207,225
Construction and land	105,858	99,309
Nonmortgage loans:
Business loans	94,947	10,877
Consumer loans	26,517	1,231

	1,172,053	966,096
Net deferred loan origination costs	1,457	1,970
Allowance for loan losses	(14,870)	(12,329)

Loans receivable, net	$1,158,640	$955,737

The Company’s lending activities are conducted principally in New York City. The Company primarily grants loans secured by real estate to individuals and businesses pursuant to an established credit policy applicable to each type of lending activity in which it engages. Although collateral provides assurance as a secondary source of repayment, the Company ordinarily requires the primary source of repayment to be based on the borrowers’ ability to generate continuing cash flows. The Company also evaluates the collateral and creditworthiness of each customer. The credit policy provides that depending on the borrowers’ creditworthiness and type of collateral, credit may be extended up to predetermined percentages of the market value of the collateral. Real estate is the primary form of collateral. Other important forms of collateral are time deposits and marketable securities.

For disclosures related to the allowance for loan losses and credit quality, the Company does not have any disaggregated classes of loans below the segment level.

Credit-Quality Indicators: Internally assigned risk ratings are used as credit-quality indicators, which are reviewed by management on a quarterly basis.

The objectives of the Company’s risk-rating system are to provide the Board of Directors and senior management with an objective assessment of the overall quality of the loan portfolio, to promptly and accurately identify loans with well-defined credit weaknesses so that timely action can be taken to minimize credit loss, to identify relevant trends affecting the collectability of the loan portfolio, to isolate potential problem areas and to provide essential information for determining the adequacy of the allowance for loan losses.

Below are the definitions of the Company’s internally assigned risk ratings:

Strong Pass – Loans to new or existing borrowers collateralized at least 90 percent by an unimpaired deposit account at the Company.

Good Pass – Loans to a new or existing borrower in a well-established enterprise in excellent financial condition with strong liquidity and a history of consistently high level of earnings, cash flow and debt service capacity.

Satisfactory Pass – Loans to a new or existing borrower of average strength with acceptable financial condition, satisfactory record of earnings and sufficient historical and projected cash flow to service the debt.

Performance Pass – Loans that evidence strong payment history but document less than average strength, financial condition, record of earnings, or projected cash flows with which to service debt.

Special Mention – Loans in this category are currently protected but show one or more potential weaknesses and risks which may inadequately protect collectability or borrower’s ability to meet repayment terms at some future date if the weakness or weaknesses are not monitored or remediated.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 5. Loans Receivable and Allowance for Loan Losses (Continued)

Substandard – Loans that are inadequately protected by the repayment capacity of the borrower or the current sound net worth of the collateral pledged, if any. Loans in this category have well defined weaknesses and risks that jeopardize their repayment. They are characterized by the distinct possibility that some loss may be sustained if the deficiencies are not remedied.

Doubtful – Loans that have all the weaknesses of loans classified as “Substandard” with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current existing facts, conditions, and values, highly questionable and improbable.

Loans within the top four categories above are considered pass rated, as commonly defined. Risk ratings are assigned as necessary to differentiate risk within the portfolio. They are reviewed on an ongoing basis and revised to reflect changes in the borrowers’ financial condition and outlook, debt service coverage capability, repayment performance, collateral value and coverage as well as other considerations.

The following tables present credit risk ratings by loan segment as of December 31, 2020 and 2019:

	December 31, 2020
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans
Risk Rating:
Pass	$406,993	$301,015	$213,882	$88,645	$94,947	$26,517	$1,131,999
Special mention	2,333	—	—	17,213	—	—	19,546
Substandard	9,065	6,396	5,047	—	—	—	20,508

Total	$418,391	$307,411	$218,929	$105,858	$94,947	$26,517	$1,172,053

	December 31, 2019
	Mortgage Loans				Nonmortgage Loans
	1-4 Family	Multifamily	Nonresidential	Construction and Land	Business	Consumer	Total Loans
Risk Rating:
Pass	$386,022	$249,066	$202,761	$75,997	$10,877	$1,231	$925,954
Special mention	2,412	—	—	14,943	—	—	17,355
Substandard	8,781	1,173	4,464	8,369	—	—	22,787

Total	$397,215	$250,239	$207,225	$99,309	$10,877	$1,231	$966,096

An aging analysis of loans, as of December 31, 2020 and 2019, is as follows:

	December 31, 2020
	Current	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total	Nonaccrual Loans	Over 90 Days Accruing
Mortgages:
1-4 Family
Investor-Owned	$313,960	$2,222	$1,507	$1,907	$319,596	$3,058	$—
Owner-Occupied	95,775	1,572	348	1,100	98,795	3,250	—
Multifamily residential	305,325	1,140	—	946	307,411	946	—
Nonresidential properties	215,657	—	—	3,272	218,929	4,429	—
Construction and land	105,858	—	—	—	105,858	—	—
Nonmortgage Loans:
Business	94,847	100	—	—	94,947	—	—
Consumer	25,529	497	316	175	26,517	—	—

Total	$1,156,951	$5,531	$2,171	$7,400	$1,172,053	$11,683	$—

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 5. Loans Receivable and Allowance for Loan Losses (Continued)

	December 31, 2019
	Current	30-59 Days Past Due	60-89 Days Past Due	Over 90 Days Past Due	Total	Nonaccrual Loans	Over 90 Days Accruing
Mortgages:
1-4 Family
Investor-Owned	$300,324	$3,866	$—	$1,082	$305,272	$1,749	$—
Owner-Occupied	87,243	3,405	—	1,295	91,943	3,500	—
Multifamily residential	246,318	3,921	—	—	250,239	—	—
Nonresidential properties	203,514	3	—	3,708	207,225	4,201	—
Construction and land	99,309	—	—	—	99,309	1,118	—
Nonmortgage Loans:					—
Business	10,877	—	—	—	10,877	—	—
Consumer	1,231	—	—	—	1,231	—	—

Total	$948,816	$11,195	$—	$6,085	$966,096	$10,568	$—

The following schedules detail the composition of the allowance for loan losses and the related recorded investment in loans as of December 31, 2020, 2019, and 2018, respectively.

	For the Year Ended December 31, 2020
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
Allowances for loan losses:
Balance, beginning of period	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329
Provision charged to expense	347	193	1,349	341	38	(95)	270	2,443
Losses charged-off	—	—	—	—	—	—	(6)	(6)
Recoveries	—	—	—	4	—	95	5	104

Balance, end of period	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870

Ending balance: individually evaluated for impairment	$118	$134	$—	$40	$—	$—	$—	$292
Ending balance: collectively evaluated for impairment	3,732	1,126	5,214	2,154	1,820	254	278	14,578

Total	$3,850	$1,260	$5,214	$2,194	$1,820	$254	$278	$14,870

Loans:
Ending balance: individually evaluated for impairment	$7,468	$5,754	$946	$5,184	$—	$—	$—	$19,352
Ending balance: collectively evaluated for impairment	312,128	93,041	306,465	213,745	105,858	94,947	26,517	1,152,701

Total	$319,596	$98,795	$307,411	$218,929	$105,858	$94,947	$26,517	$1,172,053

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 5. Loans Receivable and Allowance for Loan Losses (Continued)

	For the Year Ended December 31, 2019
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
Allowances for loan losses:
Balance, beginning of period	$3,799	$1,208	$3,829	$1,925	$1,631	$260	$7	$12,659
Provision charged to expense	(311)	(141)	36	(85)	151	608	—	258
Losses charged-off	(8)	—	—	—	—	(724)	—	(732)
Recoveries	23	—	—	9	—	110	2	144

Balance, end of period	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329

Ending balance: individually evaluated for impairment	$265	$149	$—	$31	$—	$14	$—	$459
Ending balance: collectively evaluated for impairment	3,238	918	3,865	1,818	1,782	240	9	11,870

Total	$3,503	$1,067	$3,865	$1,849	$1,782	$254	$9	$12,329

Loans:
Ending balance: individually evaluated for impairment	$6,973	$5,572	$—	$5,548	$1,125	$14	$—	$19,232
Ending balance: collectively evaluated for impairment	298,299	86,371	250,239	201,677	98,184	10,863	1,231	946,864

Total	$305,272	$91,943	$250,239	$207,225	$99,309	$10,877	$1,231	$966,096

	For the Year Ended December 31, 2018
	Mortgage Loans					Nonmortgage Loans		Total
	1-4 Family Investor Owned	1-4 Family Owner Occupied	Multifamily	Nonresidential	Construction and Land	Business	Consumer	For the Period
Allowances for loan losses:
Balance, beginning of year	$3,716	$1,402	$3,109	$1,424	$1,205	$209	$6	$11,071
Provision charged to expense	82	(444)	720	492	426	(37)	10	1,249
Losses charged-off	—	—	—	—	—	(34)	(14)	(48)
Recoveries	1	250	—	9	—	122	5	387

Balance, end of year	$3,799	$1,208	$3,829	$1,925	$1,631	$260	$7	$12,659

Ending balance: individually evaluated for impairment	$349	$234	$—	$35	$—	$—	$—	$618
Ending balance: collectively evaluated for impairment	3,450	974	3,829	1,890	1,631	260	7	12,041

Total	$3,799	$1,208	$3,829	$1,925	$1,631	$260	$7	$12,659

Loans:
Ending balance: individually evaluated for impairment	$6,452	$6,525	$16	$2,750	$1,108	$374	$—	$17,225
Ending balance: collectively evaluated for impairment	296,745	86,263	232,493	194,167	86,464	15,336	1,068	912,536

Total	$303,197	$92,788	$232,509	$196,917	$87,572	$15,710	$1,068	$929,761

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 5. Loans Receivable and Allowance for Loan Losses (Continued)

Loans are considered impaired when current information and events indicate all amounts due may not be collectable according to the contractual terms of the related loan agreements. Impaired loans, including troubled debt restructurings, are identified by applying normal loan review procedures in accordance with the allowance for loan losses methodology. Management periodically assesses loans to determine whether impairment exists. Any loan that is, or will potentially be, no longer performing in accordance with the terms of the original loan contract is evaluated to determine impairment.

The following information relates to impaired loans as of and for the years ended December 31, 2020, 2019, and 2018:

December 31, 2020	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Mortgages:
1-4 Family	$14,118	$10,613	$2,609	$13,222	$252	$12,306	$321
Multifamily residential	946	946	—	946	—	231	34
Nonresidential properties	5,632	4,813	371	5,184	40	5,339	33
Construction and land	—	—	—	—	—	405	—
Nonmortgage Loans:
Business	—	—	—	—	—	8	—
Consumer	—	—	—	—	—	—	—

Total	$20,696	$16,372	$2,980	$19,352	$292	$18,289	$388

December 31, 2019	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Mortgages:
1-4 Family	$13,566	$8,390	$4,155	$12,545	$414	$12,995	$361
Multifamily residential	—	—	—	—	—	6	—
Nonresidential properties	5,640	5,173	375	5,548	31	3,988	121
Construction and land	1,465	1,125	—	1,125	—	1,219	6
Nonmortgage Loans:
Business	16	—	14	14	14	195	—
Consumer	—	—	—	—	—	1	—

Total	$20,687	$14,688	$4,544	$19,232	$459	$18,404	$488

December 31, 2018	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Total Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized on Cash Basis
Mortgages:
1-4 Family	$12,985	$7,080	$5,898	$12,978	$583	$15,163	$758
Multifamily residential	16	16	—	16	—	36	3
Nonresidential properties	2,748	2,270	480	2,750	35	3,230	172
Construction and land	1,115	1,107	—	1,107	—	1,094	—
Nonmortgage Loans:
Business	374	374	—	374	—	454	22
Consumer	—	—	—	—	—	—	—

Total	$17,238	$10,847	$6,378	$17,225	$618	$19,977	$955

The loan portfolio also includes certain loans that have been modified to troubled debt restructurings. Under applicable standards, loans are modified to troubled debt restructurings when a creditor, for economic or legal reasons related to a debtor’s financial condition, grants a concession to the debtor that it would not otherwise consider, unless it results in a delay in payment that is insignificant. These concessions could include a reduction of interest rate on the loan, payment and maturity extensions, forbearance, or other actions intended to maximize collections. When a loan is modified to a troubled debt restructuring,

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 5. Loans Receivable and Allowance for Loan Losses (Continued)

management evaluates for any possible impairment using either the discounted cash flows method, where the value of the modified loan is based on the present value of expected cash flows, discounted at the contractual interest rate of the original loan agreement, or by using the fair value of the collateral less selling costs if repayment under the modified terms becomes doubtful. If management determines that the value of the modified loan in a troubled debt restructuring is less than the recorded investment in the loan, impairment is recognized through a specific allowance estimate or charge-off to the allowance for loan losses.

For the year ended December 31, 2020, there was no troubled debt restructured loan and for the year ended December 31, 2019, there was one loan modified to troubled debt restructured.

	Loans Restructured During Year Ended December 31, 2020			All TDRs with a payment default within 12 months following the modification
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance	Number of Loans	Balance of Loans at the Time of Default
Mortgages:
1-4 Family	—	$—	$—	—	$—

Total	—	$—	$—	—	$—

Combination of rate, maturity, other	—	$—	$—	—	$—

Total	—	$—	$—	—	$—

	Loans Restructured During Year Ended December 31, 2019			All TDRs with a payment default within 12 months following the modification
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance	Number of Loans	Balance of Loans at the Time of Default
Mortgages:
1-4 Family	1	$275	$283	—	$—

Total	1	$275	$283	—	$—

Combination of rate, maturity, other	1	$275	$283	—	$—

Total	1	$275	$283	—	$—

At December 31, 2020, there were 32 troubled debt restructured loans totaling $9,737 of which $6,637 are on accrual status. At December 31, 2019, there were 36 troubled debt restructured loans totaling $12,204 of which $8,601 were on accrual status. There were no commitments to lend additional funds to borrowers whose loans have been modified to troubled debt restructuring. The financial impact from the concessions made represents specific impairment reserves on these loans, which aggregated to $292 and $459 at December 31, 2020 and 2019, respectively.

At December 31, 2020 and 2019, there was one loan in the amount of $1,030 held for sale related to the Bank. At December 31, 2020, 70 loans related to Mortgage World in the amount of $34,384 were held for sale and accounted for under the fair value option accounting guidance for financial assets and financial liabilities. Refer to Note 13 Fair Value for additional information.

Loan modifications and payment deferrals as a result of the COVID-19 pandemic that meet the criteria established under Section 4013 of the CARES Act or under applicable interagency guidance of the federal banking regulators are excluded from evaluation of TDR classification and will continue to be reported as current during the payment deferral period. The Company’s policy is to continue to accrue interest during the deferral period. Loans that do not meet the CARES Act or regulatory guidance criteria are evaluated for TDR and non-accrual treatment under the Company’s existing policies and procedures. Through December 31, 2020, 412 loans aggregating $380,265 had received forbearance primarily consisting of the deferral of principal, interest, and escrow payments for at least a period of three months. Of those 412 loans, 339 loans aggregating $306,420 are no longer in deferment and continue performing and 73 loans in the amount of $73,845 remained in deferment. Of the 73 loans in deferment, 72 loans in the amount of $73,548 are in renewed forbearance and one loan in the amount of $297 is in its initial forbearance.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 6. Premises and Equipment

A summary of premises and equipment at December 31, 2020 and 2019 is as follows:

	December 31,
	2020	2019
Land	$3,897	$3,979
Buildings and improvements	17,119	17,350
Leasehold improvements	26,104	25,534
Furniture, fixtures and equipment	9,184	8,513
	56,304	55,376
Less accumulated depreciation and amortization	(24,259)	(22,630)

	$32,045	$32,746

Depreciation and amortization expense amounted to $2,519, $2,222 and $1,798 for the years ended December 31, 2020, 2019, and 2018, respectively, and are included in occupancy expense in the accompanying consolidated statements of income (loss). Furniture, fixtures and equipment increased by $671 to $9,184 at December 31, 2020, mainly as a result of renovations of premises and purchases of laptops and software to facilitate remote working during the COVID-19 pandemic. Leasehold improvements increased by $570 to $26,104 as part of the branch renovation initiative. Buildings and improvements decreased by $231 to $17,119 at December 31, 2020 mainly due to the sale of real property offset by increases to investments made to the branch network and other product delivery services as part of the branch renovation initiative. Land decreased by $82 to $3,897 at December 31, 2020 as a result of the sale of real property.

Note 7. Deposits

Deposits at December 31, 2020 and 2019 are summarized as follows:

	December 31,
	2020	2019
Demand (1)	$189,855	$109,548

Interest-bearing deposits:
NOW/IOLA accounts	39,296	32,866
Money market accounts	136,258	86,721
Reciprocal deposits	131,363	47,659
Savings accounts	125,820	115,751

Total NOW, money market, and savings	432,737	282,997

Certificates of deposit of $250K or more	78,435	84,263
Brokered certificates of deposit (2)	52,678	76,797
Listing service deposits (2)	39,476	32,400
Certificates of deposit less than $250K	236,398	196,038

Total certificates of deposit	406,987	389,498

Total interest-bearing deposits	839,724	672,495

Total deposits	$1,029,579	$782,043

(1)	As of December 31, 2020, included in demand deposits were $43,494 related to net PPP funding and $1.8 million related to Grain Technologies, Inc. (“Grain”).
(2)	There were $26,957 in individual brokered certificates of deposit or listing service deposits amounting to $250 or more.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 7. Deposits (Continued)

At December 31, 2020, scheduled maturities of certificates of deposit were as follows:

December 31,
2021	$271,229
2022	82,043
2023	24,123
2024	11,036
2025	14,556
Thereafter	4,000

$406,987

Overdrawn deposit accounts that have been reclassified to loans amounted to $102 and $199 as of December 31, 2020 and 2019, respectively.

Note 8. Borrowings

FHLBNY Advances: As a member of FHLBNY, the Bank has the ability to borrow from the FHLBNY based on a certain percentage of the value of the Bank’s qualified collateral, as defined in FHLBNY Statement of Credit Policy, at the time of the borrowing. In accordance with an agreement with FHLBNY, the qualified collateral must be free and clear of liens, pledges and encumbrances.

The Bank had $109,255 and $104,404 of outstanding term advances from FHLBNY at December 31, 2020 and 2019, respectively, and $8,000 of outstanding overnight advances at December 31, 2020 and none as of December 31, 2019. Additionally, the Bank has an unsecured line of credit in the amount of $25,000 with a correspondent bank of which none was outstanding at December 31, 2020 and 2019. The Bank also had a guarantee from the FHLBNY through letters of credit of up to $61,491 at December 31, 2020 and a letter of credit in the amount of $3,455 at December 31, 2019.

Borrowed funds at December 31, 2020 and 2019 consist of the following and are summarized by maturity and call date below:

	December 31, 2020			December 31, 2019
	Scheduled Maturity	Redeemable at Call Date	Weighted Average Rate	Scheduled Maturity	Redeemable at Call Date	Weighted Average Rate
FHLBNY overnight advances	$8,000	$8,000	0.34%	$—	$—	—%

FHLBNY term advances ending :
2020	—	—	—	8,029	8,029	2.86
2021	3,000	3,000	1.84	3,000	3,000	1.84
2022	77,880	77,880	1.73	65,000	65,000	1.89
2023	28,375	28,375	2.82	28,375	28,375	2.82

	$117,255	$117,255	1.90%	$104,404	$104,404	2.21%

Interest expense on term advances totaled $2,538, $1,724, and $835 for the years ended December 31, 2020, 2019 and 2018, respectively. Interest expense on overnight advances totaled $173, $130, and $64 for the years ended December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020 and 2019, the Bank has eligible collateral of approximately $336,804 and $301,753, respectively, in mortgage loans available to secure advances from the FHLBNY.

Warehouse Lines of Credit: Mortgage World maintains two warehouse lines of credit with financial institutions for the purpose of funding the originations and sale of residential mortgages. The lines of credit are repaid with proceeds from the sale of the mortgage loans. The lines are secured by the assets collaterizing underlying mortgages. The agreements with the warehouse lenders provide for certain restrictive covenants such as minimum net worth and liquidity ratios for Mortgage World. All warehouse

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 8. Borrowings (Continued)

facilities are guaranteed by Mortgage World. As of December 31, 2020, Mortgage World was in full compliance with all financial covenants.

	Credit Line Maximum	Unused Line of Credit	Balance at December 31, 2020
Warehouse Line of Credit #1	$29,900	$2,171	$27,729
Warehouse Line of Credit #2	5,000	2,768	2,232

Total long-term debt	$34,900	$4,939	$29,961

Warehouse Line of Credit #1

The interest rate is based on the 30-day LIBOR rate plus 3.25%. The effective rate at December 31, 2020 was 3.39%. The line of credit is an evergreen agreement that terminates upon request by either the financial institution or the borrower.

Warehouse Line of Credit #2

The interest rate is based on the 30-day LIBOR rate plus 3.00% for loans funded by wires. The effective rate at December 31, 2020 was 3.14%. The warehouse line of credit is due to expire on June 30, 2021.

Mortgage Loan Funding Payable: Mortgage loan funding payable consists of liabilities to borrowers in connection with Mortgage World origination of residential loans originated and intended for sale in the secondary market, that remain unfunded because there is typically a three day period from when the loans close to when they are funded by the warehouse line of credit. This liability is presented at cost and fully offsets the principal balance of the related loans included in mortgage loans held for sale, at fair value on the consolidated statement of financial condition. At December 31, 2020, the balance of mortgage loan funding payable was $1,483.

Note 9. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2020, 2019, and 2018 consists of the following:

	For the Years Ended December 31,
	2020	2019	2018
Federal:
Current	$2,065	$878	$972
Deferred	(839)	(1,436)	37

	1,226	(558)	1,009

State and local:
Current	281	296	333
Deferred	(353)	(3,002)	(1,011)

	(72)	(2,706)	(678)

Changes in valuation allowance	228	2,340	790

Provision (benefit) for income taxes	$1,382	$(924)	$1,121

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 9. Income Taxes (Continued)

Total income tax expense differed from the amounts computed by applying the U.S. federal  income tax rate of 21% for 2020, 2019 and 2018 to income before income taxes as a result of the following:

	For the Years Ended December 31,
	2020	2019	2018
Income tax, at federal rate	$1,099	$(1,270)	$799
State and local tax, net of federal taxes	(57)	(2,128)	(536)
Valuation allowance, net of the federal benefit	228	2,340	790
Other	112	134	68

Provision (benefit) for income taxes	$1,382	$(924)	$1,121

Management maintains a valuation allowance against its net New York State and New York City deferred tax as it is unlikely these deferred tax assets will impact the Company’s tax liability in future years. The valuation allowance increased by $228, $2,340 and $790 for the years ended December 31, 2020, 2019 and 2018, respectively.

Management has determined that it is not required to establish a valuation allowance against any other deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income, and the projected future taxable income over the periods that the temporary differences comprising the deferred tax assets will be deductible.

A financial institution may not carry back net operating losses (“NOL”) to earlier tax years. The NOL can be carried forward indefinitely. The use of NOL to offset income is limited to 80%. The CARES Act allows NOLs generated in 2018, 2019 and 2020 to be carried back to each of the five preceding tax years. The Bank, did not generate NOLs in 2018, 2019 or 2020 so no carryback is available. At December 31, 2020, the Bank had no federal NOL carryforwards.

The state and city of New York allow for a three-year carryback period and carryforward period of twenty years on net operating losses generated on or after tax year 2015. For tax years prior to 2015, no carryback period is allowed. Ponce De Leon Federal Bank, the predecessor of Ponce Bank, has pre-2015 carryforwards of $1,900 for New York State purposes and $1,800 for New York City purposes. Furthermore, there are post-2015 carryforwards available of $37,400 for New York State purposes and $19,400 for New York City purposes. Finally, for New Jersey purposes, losses may only be carried forward 20 years, with no allowable carryback period. At December 31, 2020, the Bank had no New Jersey net operating loss carryforwards.

At December 31, 2020 and 2019, the Company had no unrecognized tax benefits recorded. The Company does not expect the total amount of unrecognized tax benefits to significantly increase in the next twelve months.

The Company is subject to U.S. federal income tax, New York State income tax, Connecticut income tax, New Jersey income tax, Florida income tax, Pennsylvania income tax and New York City income tax. The Company is no longer subject to examination by taxing authorities for years before 2017.

In 2018, the Company elected to early adopt ASU 2018-02, “Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” The Company reclassified the income tax effects of Tax Cuts and Jobs Act of approximately $1,281 from accumulated other comprehensive income to retained earnings as presented in the consolidated statements of stockholders’ equity.

On March 27, 2020, the CARES Act was signed to help individuals and businesses that have been negatively impacted by the COVID-19 pandemic. Among other provisions, the CARES Act allows net operating losses, which were modified with the Tax Cuts and Jobs Act of 2017, to be carried back five years. It also modifies the useful lives of qualified leasehold improvements, relaxing the excess loss limitations on pass-through and increasing the interest expense limitation. The Company does not expect the CARES Act to have a material tax impact on the Company’s consolidated financial statements.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 9. Income Taxes (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are presented below:

	At December 31,
	2020	2019
Deferred tax assets:
Allowance for losses on loans	$4,846	$3,990
Interest on nonaccrual loans	792	338
Unrealized loss on available-for-sale securities	—	7
Amortization of intangible assets	70	88
Deferred rent payable	120	—
Depreciation of premises and equipment	79	30
Net operating losses	3,990	4,258
Charitable contribution carryforward	1,366	1,675
Compensation and benefits	326	182
Other	78	130

Total gross deferred tax assets	11,667	10,698

Deferred tax liabilities:
Cumulative contribution in excess of net periodic benefit costs, net	—	85
Deferred loan fees	475	638
Unrealized loss on available-for-sale securities	25	—
Other	39	7

Total gross deferred tax liabilities	539	730

Valuation allowance	6,472	6,244

Net deferred tax assets	$4,656	$3,724

The deferred tax expense (benefit) has been allocated between operations and equity as follows:

	For the Years Ended December 31,
	2020	2019	2018
Equity	$32	$2,186	$282
Operations	(964)	(2,099)	(184)

	$(932)	$87	$98

Note 10. Compensation and Benefit Plans

401(k) Plan:

The Company provides a qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The 401(k) Plan qualifies under the Internal Revenue Service safe harbor provisions, as defined. Employees are eligible to participate in the 401(k) Plan at the beginning of each quarter (January 1, April 1, July 1 or October 1). The 401(k) Plan provides for elective employee/participant deferrals of income. Discretionary matching, profit-sharing, and safe harbor contributions, not to exceed 4% of employee compensation and profit-sharing contributions may be provided. The Company is currently making a safe harbor contributions of 3%. The 401(k) expenses recorded in the consolidated statements of income (loss) amounted to $580, $331 and $363 for the years ended December 31, 2020, 2019 and 2018, respectively.

Employee Stock Ownership Plan:

In connection with the reorganization, the Company established an Employee Stock Ownership Plan (ESOP) for the exclusive benefit of eligible employees. The ESOP borrowed $7,238 from the Company, sufficient to purchase 723,751 shares (approximately 3.92% of the common stock sold in the offering). The loan is secured by the shares purchased and will be repaid by the ESOP with funds from contributions made by the Company and dividends received by the ESOP. Contributions will be applied

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 10. Compensation and Benefit Plans (Continued)

to repay interest on the loan first, and then the remainder will be applied to principal. The loan is expected to be repaid over a period of 15 years. Shares purchased with the loan proceeds are held by the trustee in a suspense account for allocation among participants as the loan is repaid. Contributions to the ESOP and shares released from the suspense account are allocated among participants in proportion to their compensation, relative to total compensation of all active participants, subject to applicable regulations.

Contributions to the ESOP are to be sufficient to pay principal and interest currently due under the loan agreement. As shares are committed to be released from collateral, compensation expense equal to the average market price of the shares for the respective period are recognized, and the unallocated shares are taken into consideration when computing earnings per share (see Note 11).

A summary of the ESOP shares as of December 31, 2020 and 2019 are as follows:

	December 31, 2020	December 31, 2019
Shares committed-to-be released	48,250	48,250
Shares allocated to participants	129,270	96,500
Unallocated shares	530,751	579,001

Total	708,271	723,751

Fair value of unallocated shares	$5,578	$8,511

The Company recognized ESOP related compensation expense, including ESOP equalization expense, of $538, $766 and $615 for the years ended December 31, 2020, 2019 and 2018, respectively.

Supplemental Executive Retirement Plan:

The Company maintains a non-qualified supplemental executive retirement plan (“SERP”) for the benefit of one key executive officer. The SERP expenses recognized were $59, $62, and $61 for the years ended December 31, 2020, 2019 and 2018, respectively.

2018 Incentive Plan

The Company’s stockholders approved the PDL Community Bancorp 2018 Long-Term Incentive Plan (the “2018 Incentive Plan”) at the special meeting of Stockholders on October 30, 2018. The maximum number of shares of common stock which can be issued under the 2018 Incentive Plan is 1,248,469. Of the 1,248,469 shares, the maximum number of shares that may be awarded under the 2018 Incentive Plan pursuant to the exercise of stock options or stock appreciation rights (“SARs”) is 891,764 shares (all of which may be granted as incentive stock options), and the number of shares of common stock that may be issued as restricted stock awards or restricted stock units is 356,705 shares. However, the 2018 Incentive Plan contains a flex feature that provides that awards of restricted stock and restricted stock units in excess of the 356,705 share limitation may be granted but each share of stock covered by such excess award shall reduce the 891,764 share limitation for awards of stock options and SARs by 3.0 shares of common stock. The Company converted 462,522 awards of stock options into 154,174 restricted stock units in 2018 and 45,000 awards of stock options into 15,000 restricted stock units in 2020.

Under the 2018 Incentive Plan, the Company made grants equal to 674,645 shares on December 4, 2018 which include 119,176 incentive options to executive officers, 44,590 non-qualified options to outside directors, 322,254 restricted stock units to executive officers, 40,000 restricted stock units to non-executive officers and 148,625 restricted stock units to outside directors. During the year ended December 31, 2020, the Company awarded 40,000 incentive options and 15,000 restricted stock units to non-executive officers under the 2018 Incentive Plan. Awards to directors generally vest 20% annually beginning with the first anniversary of the date of grant. Awards to a director with fewer than five years of service at the time of grant vest over a longer period and will not become fully vested until the director has completed ten years of service. Awards to the executive officer who is not a director vest 20% annually beginning on December 4, 2020. As of December 31, 2020 and 2019, the maximum number of stock options and SARs remaining to be awarded under the Incentive Plan was 189,476 and 265,476, respectively. As of December 31, 2020 and 2019 the maximum number of shares of common stock that may be issued as restricted stock awards or restricted stock units remaining to be awarded under the Incentive Plan was none for both years. If the 2018 Incentive Plan’s flex feature described above were fully utilized, the maximum number of shares of common stock that may be awarded as restricted stock awards or restricted stock units would be 63,159 and 88,492 as of December 31, 2020 and 2019, respectively, but would eliminate the availability of stock options and SARs available for award.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 10. Compensation and Benefit Plans (Continued)

The product of the number of units granted and the grant date market price of the Company’s common stock determine the fair value of restricted stock units under the Company’s 2018 Incentive Plan. Management recognizes compensation expense for the fair value of restricted stock units on a straight-line basis over the requisite service period for the entire award.

A summary of the Company’s restricted stock units activity and related information for the year ended December 31, 2020 and 2019 are as follows:

	December 31, 2020
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	420,744	$12.78
Granted	15,000	10.05
Forfeited	(3,000)	12.77
Vested	(96,825)	12.77

Non-vested at December 31	335,919	$12.66

	December 31, 2019
	Number of Shares	Weighted- Average Grant Date Fair Value Per Share
Non-vested, beginning of year	510,879	$12.77
Granted	29,725	12.93
Forfeited	(29,725)	12.77
Vested	(90,135)	12.77

Non-vested at December 31	420,744	$12.78

Compensation expense related to restricted stock units for the years ended December 31, 2020, 2019 and 2018 was $1,276, $1,155 and $91, respectively. As of December 31, 2020, the total remaining unrecognized compensation cost related to restricted stock units was $4,119, which is expected to be recognized over the next 28 quarters.

A summary of the Company’s stock options activity and related information for the years ended December 31, 2020 and 2019 are as follows:

	December 31, 2020
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	163,766	$12.78
Granted	40,000	8.93
Exercised	—	—
Forfeited	—	—

Outstanding, end of year (1)	203,766	$12.02

Exercisable, end of year (1)	55,938	$12.77

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 10. Compensation and Benefit Plans (Continued)

	December 31, 2019
	Options	Weighted- Average Exercise Price Per Share
Outstanding, beginning of year	163,766	$12.77
Granted	8,918	12.93
Exercised	—	—
Forfeited	(8,918)	12.77

Outstanding, end of year (1)	163,766	$12.78

Exercisable, end of year (1)	24,788	$12.77

(1)

The aggregate intrinsic value, which represents the difference between the price of the Company’s common stock at respective periods and the stated exercise price of the underlying options, was $0 and $315 for outstanding options and $0 and $48 for exercisable options at December 31, 2020 and 2019, respectively.

The weighted-average exercise price for outstanding options as of December 31, 2020 was $12.02 per share and the weighted-average remaining contractual life is 7.8 years. The weighted-average period over which it is expected to be recognized is 4.7 years. There were 55,938 shares exercisable as of December 31, 2020. Total compensation costs related to stock options recognized was $127, $101 and $7 for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020, the total remaining unrecognized compensation cost related to unvested stock options was $486, which is expected to be recognized over the next 28 quarters.

The fair value of each option grant is estimated on the date of grant using Black-Scholes option pricing model with the following weighted average assumptions:

	For the Years Ended December 31,
	2020	2019
Dividend yield	0.00%	0.00%
Expected life	6.5 years	6.5 years
Expected volatility	38.51%	16.94%
Risk-free interest rate	0.48%	2.51%
Weighted average grant date fair value	$3.77	$4.01

The expected volatility is based on the stock’s historical volatility. The expected life is an estimate based on management’s review of the various factors and calculated using the simplified method for plain vanilla options. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts.

Defined Benefit Plan:

On May 31, 2019, the Company’s Board of Directors approved the termination of the Defined Benefit Plan which was liquidated on December 1, 2019. The benefit obligations settled by the lump sum payments and annuity contracts resulted in payments from plan assets of approximately $13,858. The remaining previously unrecognized losses in accumulated other comprehensive loss relating to the Defined Benefit Plan were recognized as an expense and a pre-tax charge of approximately $9,930 ($7,844 after-tax) was recorded in other income (expense), net, in our consolidated statements of income (loss) during the fourth quarter of 2019.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 10. Compensation and Benefit Plans (Continued)

The following table sets forth the Defined Benefit Plan’s funded status and amounts recognized in the consolidated statements of financial conditions as of December 31, 2020 and 2019 using a measurement date as of December 31, 2019.

	December 31,
	2020	2019
Projected benefit obligation	$—	$—
Fair value of plan assets	—	261

Funded status	$—	$261

Accumulated benefit obligation	$—	$—

	December 31,
	2020	2019
Changes in benefit obligation:
Beginning of period	$—	$14,244
Service cost	—	39
Interest cost	—	589
Lump sum and annuity purchase	—	(13,858)
Interest rate change	—	2,787
Mortality change	—	—
(Gain)/ Loss	—	(3,130)
Administrative cost	—	(39)
Benefits paid	—	(632)

End of period	$—	$—

	December 31,
	2020	2019
Changes in plan assets:
Fair value of plan assets, beginning of year	$—	$14,416
Actual return on plan assets	—	374
Lump sum and annuity purchase	—	(13,858)
Benefits paid	—	(632)
Administrative expenses paid	—	(39)

Fair value of plan assets, end of year	$—	$261

The components of net periodic benefit cost are as follows for the years ended December 31, 2020, 2019 and 2018:

	For the Years Ended December 31,
	2020	2019	2018
Service cost	$—	$39	$39
Interest cost	—	589	542
Expected return on plan assets	—	(842)	(860)
Amortization of prior service cost	—	25	25
Amortization of loss	—	259	299

Net periodic benefit cost	$—	$70	$45

Treasury Stock:

The Company adopted a share repurchase program effective March 25, 2019 which expired on September 24, 2019. Under the repurchase program, the Company was authorized to repurchase up to 923,151 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. On November 13, 2019, the Company adopted a second share

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 10. Compensation and Benefit Plans (Continued)

repurchase program. Under this second program, the Company was authorized to repurchase up to 878,835 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s second share repurchase program was terminated on March 27, 2020 in response to the uncertainty related to the unfolding COVID-19 pandemic. On June 1, 2020, the Company adopted a third share repurchase program. Under this third program, the Company was authorized to repurchase up to 864,987 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The Company’s third share repurchase program expired on November 30, 2020. On December 14, 2020, the Company adopted a fourth share repurchase program. Under this fourth program, the Company is authorized to repurchase up to 852,302 shares of the Company’s stock, or approximately 5% of the Company’s then current issued and outstanding shares. The fourth repurchase program may be suspended or terminated at any time without prior notice, and it will expire no later than June 13, 2021.

As of December 31, 2020, the Company had repurchased a total of 1,523,853 shares under the repurchase programs at a weighted average price of $13.43 per share, of which 1,337,059 shares are reported as treasury stock. Of the 1,523,853 shares repurchased, a total of 186,960 shares have been used for grants given to directors, executive officers and non-executive officers under the Company’s 2018 Long-Term Incentive Plan pursuant to restricted stock units which vested on December 4, 2020 and 2019. Of the 186,960 shares, 166 shares were retained to satisfy a recipient’s taxes and other withholding obligations and these shares remain as part of treasury stock.

Note 11. Earnings Per Common Share

The following table presents a reconciliation of the number of common shares used in the calculation of basic and diluted earnings per common share:

	For the Years Ended December 31,
	2020	2019	2018
	(Dollars in thousands except share data)
Net income (loss)	$3,853	$(5,125)	$2,677
Common shares outstanding for basic EPS:
Weighted average common shares outstanding	17,233,901	18,039,640	18,463,028
Less: Weighted average unallocated Employee Stock Ownership Plan (ESOP) shares	560,708	607,322	657,159

Basic weighted average common shares outstanding	16,673,193	17,432,318	17,805,869

Basic earnings (loss) per common share	$0.23	$(0.29)	$0.15

Dilutive potential common shares:
Add: Dilutive effect of restricted stock awards	9,391	—	6,337

Diluted weighted average common shares outstanding	16,682,584	17,432,318	17,812,206

Diluted earnings (loss) per common share	$0.23	$(0.29)	$0.15

Note 12. Commitments, Contingencies and Credit Risk

Financial Instruments With Off-Balance-Sheet Risk: In the normal course of business, financial instruments with off-balance-sheet risk may be used to meet the financing needs of customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized on the consolidated statements of financial condition. The contractual amounts of these instruments reflect the extent of involvement in particular classes of financial instruments.

Commitments to Sell Loans at Lock-in Rates: In order to assure itself of a marketplace to sell its loans, Mortgage World has agreements with investors who will commit to purchase loans at locked-in rates. Mortgage World has off-balance sheet market risk to the extent that Mortgage World does not obtain matching commitments from these investors to purchase the loans. This will expose Mortgage World to the lower of cost or market valuation environment.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 12. Commitments, Contingencies and Credit Risk (Continued)

The contractual amounts of commitments to extend credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless. The same credit policies are used in making commitments and contractual obligations as for on-balance-sheet instruments.

Financial instruments whose contractual amounts represent credit risk at December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Commitments to grant mortgage loans	$101,722	$64,829
Commitments to sell loans at lock-in rates	11,276	—
Unfunded commitments under lines of credit	38,261	27,833
Letters of credit	—	3,455

	$151,259	$96,117

Commitments to Grant Mortgage Loans: Commitments to grant mortgage loans are agreements to lend to a customer as long as all terms and conditions are met as established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee by the borrower. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties. Material losses are not anticipated as a result of these transactions.

Repurchases, Indemnifications and Premium Recaptures: Loans sold by Mortgage World under investor programs are subject to repurchase or indemnification if they fail to meet the origination criteria of those programs. In addition, loans sold to investors are also subject to repurchase or indemnifications if the loan is two or three months delinquent during a set period which usually varies from six months to a year after the loan is sold. There are no open repurchase or indemnification requests for loans sold as a correspondent lender or where the Company acted as a broker in the transaction as of December 31, 2020.

Unfunded Commitments Under Lines of Credit: Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extension of credit to existing customers. These lines of credit are both uncollateralized and usually contain a specified maturity date and, ultimately, may not be drawn upon to the total extent to which the Company is committed.

Letters of Credit: Letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Letters of credit are largely cash secured.

Concentration by Geographic Location: Loans, commitments to extend credit and letters of credit have been granted to customers who are located primarily in New York City. The majority of such loans most often are secured by one-to-four family residential. The loans are expected to be repaid from the borrowers’ cash flows.

Loan Concentrations: As of December 31, 2020, approximately 4.7% of Mortgage World total originated loan volume was insured and approximately 83.0% of total originated loan volume was sold to three investors. Mortgage World is permitted to close loans in five states and has closed approximately 98.6% of its loan volume in two states.

Lease Commitments: At December 31, 2020, there were noncancelable operating leases for office space that expire on various dates through 2036. One such lease contains an escalation clause providing for increased rental based primarily on increases in real estate taxes. Rental expenses under operating leases, included in occupancy and equipment expense, totaled $1,475, $1,490, and $1,440 for the years ended December 31, 2020, 2019, and 2018, respectively.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 12. Commitments, Contingencies and Credit Risk (Continued)

The projected minimum rental payments under the terms of the leases at December 31, 2020 are as follows:

December 31,
2021	$1,633
2022	1,525
2023	1,535
2024	1,516
2025	1,434
Thereafter	6,238

$13,881

Legal Matters: The Company is involved in various legal proceedings which have arisen in the normal course of business. Management believes that resolution of these matters will not have a material effect on the Company’s financial condition or results of operations.

Note 13. Fair Value

The following fair value hierarchy is used based on the lowest level of input significant to the fair value measurement. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Cash and Cash Equivalents, Placements with Banks, Accrued Interest Receivable, Advance Payments by Borrowers for Taxes and Insurance, and Accrued Interest Payable: The carrying amount is a reasonable estimate of fair value. These assets and liabilities were not recorded at fair value on a recurring basis.

Available-for-Sale Securities: These financial instruments are recorded at fair value in the consolidated financial statements on a recurring basis. Where quoted prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted prices are not available, then fair values are estimated by using pricing models (e.g., matrix pricing) or quoted prices of securities with similar characteristics and are classified within Level 2 of the valuation hierarchy. Examples of such instruments include government agency bonds and mortgage-backed securities. Level 3 securities are securities for which significant unobservable inputs are utilized. There were no changes in valuation techniques used to measure similar assets during the period.

Held to Maturity Securities: The fair values of the Company’s held-to-maturity securities are obtained from a third party pricing service that utilizes market prices of similar securities where available or utilizing models such as discounted cash flow analysis.

FHLBNY Stock: The carrying value of FHLBNY stock approximates fair value since the Company can redeem such stock with FHLBNY at cost. As a member of the FHLBNY, the Company is required to purchase this stock, which we carry at cost and classified as restricted equity securities.

Loans Receivable: For variable rate loans, which reprice frequently and have no significant change in credit risk, carrying values are a reasonable estimate of fair values, adjusted for credit losses inherent in the portfolios. The fair value of fixed rate loans is estimated by discounting the future cash flows using estimated market rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for credit losses inherent in the portfolios. Impaired loans are valued using a present value discounted cash flow method, or the fair value of the collateral. Loans are not recorded at fair value on a recurring basis.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 13. Fair Value (Continued)

Mortgage Loans Held for Sale: Mortgage loans held for sale, at fair value, consists primarily of mortgage loans originated for sale by Mortgage World and accounted for under the fair value option. These assets are valued using stated investor pricing for substantially equivalent loans as Level 2. In determining fair value, such measurements are derived based on observable market data, investor commitments, or broker quotations, including whole-loan transaction pricing and similar market transactions adjusted for portfolio composition, servicing value and market conditions. The fair value for mortgage loans held for sale not committed to an investor is generally based on current delivery prices using best execution pricing. Loans held for sale by the Bank are carried at the lower of cost or fair value as determined by investor bid prices.

Under the fair value option, management has elected, on an instrument-by-instrument basis, fair value accounting for substantially all forms of mortgage loans originated for sale on a recurring basis. The fair value carrying amount of mortgages held for sale under the fair value option was $35,637 and the aggregate unpaid principal balance amounted to $34,376.

Interest Rate Lock Commitments: Mortgage World enters into rate lock commitments to extend credit to borrowers for generally up to a 60 day period for origination and/or purchase of loans. To the extent that a loan is ultimately granted and the borrower ultimately accepts the terms of the loan, these loan commitments expose Mortgage World to variability in its fair value due to changes in interest rates.

The FASB determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. Such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in net gain or loss on sale of mortgage loans. Fair value is based on active market pricing for substantially similar underlying mortgage loans commonly referred to as best execution pricing or investment commitment pricing, if the loan is committed to an investor through a best efforts contract. In valuing interest rate lock commitments, there are several unobservable inputs such as the fair value of the mortgage servicing rights, estimated remaining cost to originate the loans, and the pull through rate of the open pipeline. Accordingly, such derivative is classified as Level 3.

The approximate notional amounts of Mortgage World’s derivative instruments was $11,276 at December 31, 2020. The fair value of derivatives related to interest rate lock commitments not subject to a forward loan sale commitment, amounted to $166 as of December 31, 2020 and is included in other assets on the consolidated statements of financial condition.

The table below presents the changes in derivatives from interest rate lock commitments that are measured at fair value on a recurring basis:

Balance as of July 10, 2020	$—
Change in fair value of derivative instrument reported in earnings	166
Balance as of December 31, 2020	$166

Other Real Estate Owned: Other real estate owned represents real estate acquired through foreclosure, and is recorded at fair value less estimated disposal costs on a nonrecurring basis. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the asset is classified as Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the asset is classified as Level 3.

Deposits: The fair values of demand deposits, savings, NOW, reciprocal deposits and money market accounts equal their carrying amounts, which represent the amounts payable on demand at the reporting date. Fair values for fixed-term, fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates on certificates of deposit to a schedule of aggregated expected monthly maturities on such deposits. Deposits are not recorded at fair value on a recurring basis.

FHLBNY Advances: The fair value of the advances is estimated using a discounted cash flow calculation that applies current market-based FHLBNY interest rates for advances of similar maturity to a schedule of maturities of such advances. These borrowings are not recorded at fair value on a recurring basis.

Warehouse Lines of Credit, Mortgage Loan Fundings Payable: The carrying amounts of warehouse lines of credit and mortgage loan fundings payable approximate fair value and due to their short-term nature are classified as Level 2.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 13. Fair Value (Continued)

Off-Balance-Sheet Instruments: Fair values for off-balance-sheet instruments (lending commitments and letters of credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. Off-balance-sheet instruments are not recorded at fair value on a recurring basis.

The following tables detail the assets that are carried at fair value and measured at fair value on a recurring basis as of December 31, 2020 and 2019, and indicate the level within the fair value hierarchy utilized to determine the fair value:

		December 31, 2020
Description	Total	Level 1	Level 2	Level 3
Available-for-Sale Securities:
Corporate bonds	10,463	—	10,463	—
Mortgage-Backed Securities:
FHLMC Certificates	3,196	—	3,196	—
FNMA Certificates	3,567	—	3,567	—
GNMA Certificates	272	—	272	—
Mortgage loans held for sale, at fair value	35,406	—	35,406	—
Derivatives from interest rate lock commitments	166	—	—	166

	$53,070	$—	$52,904	$166

		December 31, 2019
Description	Total	Level 1	Level 2	Level 3
Available-for-Sale Securities:
U.S. government and federal agencies	$16,354	$—	$16,354	$—
Mortgage-Backed Securities:
FNMA Certificates	4,659	—	4,659	—
GNMA Certificates	491	—	491	—

	$21,504	$—	$21,504	$—

Our assessment and classification of a financial instrument within a level can change over time based upon maturity or liquidity of the investment and would be reflected at the beginning of the quarter in which the change occurred.

The following tables detail the assets carried at fair value and measured at fair value on a nonrecurring basis as of December 31, 2020 and 2019 and indicate the fair value hierarchy utilized to determine the fair value:

	December 31, 2020
	Total	Level 1	Level 2	Level 3
Impaired loans	$19,352	$—	$—	$19,352

	December 31, 2019
	Total	Level 1	Level 2	Level 3
Impaired loans	$19,232	$—	$—	$19,232

Losses on assets carried at fair value on a nonrecurring basis were de minimis for the years ended December 31, 2020 and 2019, respectively.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 13. Fair Value (Continued)

As of December 31, 2020 and 2019, the book balances and estimated fair values of the Company’s financial instruments were as follows:

	Carrying Amount	Fair Value Measurements
December 31, 2020		Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$72,078	$72,078	$—	$—	$72,078
Available-for-sale securities, at fair value	17,498	—	17,498	—	17,498
Held-to-maturity securities, at amortized cost	1,743	—	1,722	—	1,722
Placements with banks	2,739	—	2,739	—	2,739
Mortgage loans held for sale, at fair value	35,406	—	35,406	—	35,406
Loans receivable, net	1,158,640	—	—	1,182,971	1,182,971
Accrued interest receivable	11,396	—	11,396	—	11,396
FHLBNY stock	6,426	6,426	—	—	6,426
Financial liabilities:
Deposits:
Demand deposits	189,855	189,855	—	—	189,855
Interest-bearing deposits	432,737	432,737	—	—	432,737
Certificates of deposit	406,987	—	411,742	—	411,742
Advance payments by borrowers for taxes and insurance	7,019	—	7,019	—	7,019
Advances from FHLBNY	117,255	—	119,248	—	119,248
Warehouse lines of credit	29,961	—	29,961	—	29,961
Mortgage loan fundings payable	1,483	—	1,483	—	1,483
Accrued interest payable	60	—	60	—	60

December 31, 2019
Financial assets:
Cash and cash equivalents	$27,677	$27,677	$—	$—	$27,677
Available-for-sale securities	21,504	—	21,504	—	21,504
Mortgage loans held for sale, at fair value	1,030	—	1,030	—	1,030
Loans receivable, net	955,737	—	—	959,942	959,942
Accrued interest receivable	3,982	—	3,982	—	3,982
FHLBNY stock	5,735	5,735	—	—	5,735
Financial liabilities:
Deposits:
Demand deposits	109,548	109,548	—	—	109,548
Interest-bearing deposits	282,997	282,997	—	—	282,997
Certificates of deposit	389,498	—	393,254	—	393,254
Advance payments by borrowers for taxes and insurance	6,348	—	6,348	—	6,348
Advances from FHLBNY	104,404	—	104,195	—	104,195
Accrued interest payable	97	—	97	—	97

Off-Balance-Sheet Instruments: There were no loan commitments on which the committed interest rate is less than the current market rate at December 31, 2020 and 2019.

The fair value information about financial instruments are disclosed, whether or not recognized in the consolidated statements of financial condition, for which it is practicable to estimate that value. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The estimated fair value amounts for 2020 and 2019 have been measured as of their respective period-ends and have not been reevaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than amounts reported at each period.

The information presented should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only required for a limited portion of the Company’s assets and liabilities. Due to the wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other banks may not be meaningful.

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 14. Regulatory Capital Requirements

The Company, the Bank and Mortgage World are subject to various regulatory capital requirements administered by the Federal Reserve Board, the OCC, the U.S. Department of Housing and Urban Development, and the NYS Department of Financial Services, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s operations and financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation require the maintenance of minimum amounts and ratios (set forth in the table below) of total risk-based and Tier 1 capital to risk-weighted assets (as defined), common equity Tier 1 capital (as defined), and Tier 1 capital to adjusted total assets (as defined). As of December 31, 2020 and 2019, all applicable capital adequacy requirements have been met.

The below minimum capital requirements exclude the capital conservation buffer required to avoid limitations on capital distributions, including dividend payments and certain discretionary bonus payments to executive officers. The capital conservation buffer was phased in to 2.5% by 2019. The applicable capital buffer was 7.95% and 10.6% at December 31, 2020 and 2019, respectively.

The most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There were no conditions or events since then that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2020 and 2019 as compared to regulatory requirements are as follows:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2020
PDL Community Bancorp
Total Capital to Risk-Weighted Assets	$171,578	17.68%	$77,644	8.00%	$97,055	10.00%
Tier 1 Capital to Risk-Weighted Assets	159,410	16.42%	58,233	6.00%	77,644	8.00%
Common Equity Tier 1 Capital Ratio	159,410	16.42%	43,675	4.50%	63,086	6.50%
Tier 1 Capital to Total Assets	159,410	13.34%	47,814	4.00%	59,768	5.00%
Ponce Bank
Total Capital to Risk-Weighted Assets	$153,951	15.95%	$77,213	8.00%	$96,516	10.00%
Tier 1 Capital to Risk-Weighted Assets	141,850	14.70%	57,909	6.00%	77,213	8.00%
Common Equity Tier 1 Capital Ratio	141,850	14.70%	43,432	4.50%	62,735	6.50%
Tier 1 Capital to Total Assets	141,850	11.19%	50,715	4.00%	63,394	5.00%

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 14. Regulatory Capital Requirements (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
PDL Community Bancorp
Total Capital to Risk-Weighted Assets	$168,268	21.35%	$63,044	8.00%	$78,805	10.00%
Tier 1 Capital to Risk-Weighted Assets	158,382	20.10%	47,283	6.00%	63,044	8.00%
Common Equity Tier 1 Capital Ratio	158,382	20.10%	35,462	4.50%	51,223	6.50%
Tier 1 Capital to Total Assets	158,382	14.97%	42,334	4.00%	52,917	5.00%
Ponce Bank
Total Capital to Risk-Weighted Assets	$146,451	18.62%	$62,923	8.00%	$78,654	10.00%
Tier 1 Capital to Risk-Weighted Assets	136,584	17.37%	47,192	6.00%	62,923	8.00%
Common Equity Tier 1 Capital Ratio	136,584	17.37%	35,394	4.50%	51,125	6.50%
Tier 1 Capital to Total Assets	136,584	12.92%	42,275	4.00%	52,843	5.00%

Mortgage World is subject to various net worth requirements in connection with regulatory authorities and lending agreements that Mortgage World has entered with purchase facility lenders. Failure to maintain minimum capital requirements could result in Mortgage World’s inability to originate and service loans, and, therefore, could have a direct material effect on the Company’s consolidated financial statements.

Mortgage World’s minimum net worth requirements as of December 31, 2020 are reflected below:

Minimum Requirement
HUD	$1,000
New York Department of Financial Services	250
Other State Banking Departments	250

As of December 31, 2020, Mortgage World is in compliance with all minimum capital requirements.

Note 15. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) are as follows:

	December 31, 2020
	December 31, 2019	Change	December 31, 2020
Unrealized gain on securities available for sale, net	$20	$115	$135

Total	$20	$115	$135

	December 31, 2019
	December 31, 2018	Change	December 31, 2019
Unrealized gains (losses) on available-for-sale securities, net	$(291)	$311	$20
Unrealized losses on pension benefits, net	(7,844)	7,844	—

Total	$(8,135)	$8,155	$20

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 16. Transactions with Related Parties

Directors and officers of the Company have been customers of and have had transactions with the Company, and it is expected that such persons will continue to have such transactions in the future. Aggregate loan transactions with related parties for the years ended December 31, 2020, 2019, and 2018 were as follows:

	For the Years Ended December 31,
	2020	2019	2018
Beginning balance	$1,260	$1,278	$1,351
Originations	—	60	400
Payments	(1,033)	(78)	(473)

Ending balance	$227	$1,260	$1,278

The Company held deposits in the amount of $6,847 and $8,302 from officers and directors at December 31, 2020 and 2019, respectively.

Note 17. Parent Company Only Financial Statements

The following are the financial statements of the Parent as of and for the years ended December 31, 2020 and 2019.

	December 31,
ASSETS	2020	2019
Cash and cash equivalents	$3,770	$13,363
Investment in Ponce Bank	141,985	136,603
Investment in Mortgage World	5,297	—
Investment in Grain	500	—
Loan receivable - ESOP	5,469	5,894
Loan receivable - Foundation	—	606
Other assets	2,790	2,409

Total assets	$159,811	$158,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities and accrued expenses	$267	$473
Stockholders’ equity	159,544	158,402

Total liabilities and stockholders’ equity	$159,811	$158,875

	For the Years Ended December 31,
	2020	2019
Interest on ESOP loan	$153	$164
Interest on certificates of deposit	—	90
Interest on other deposits	86	182

Net interest income	239	436
Share-based compensation expense	1,403	1,256
Management fee expense	514	411
Office occupancy and equipment	55	60
Professional fees	1,625	1,255
Other noninterest expenses	67	115

Total noninterest expense	3,664	3,097

Loss before income taxes	(3,425)	(2,661)
Benefit for income taxes	(659)	(533)
Equity in undistributed earnings of Ponce Bank and Mortgage World	6,619	(2,997)

Net income (loss)	$3,853	$(5,125)

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 17. Parent Company Only Financial Statements (Continued)

	For the Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income (loss)	$3,853	$(5,125)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Equity in undistributed earnings of subsidiaries	(6,619)	2,997
Deferred income tax	(659)	598
Share-based compensation expense	1,403	1,256
Decrease (increase) in other assets	913	(918)
Net increase (decrease) in other liabilities	(840)	(357)

Net cash used in operating activities	(1,949)	(1,549)
Cash Flows from Investing Activities:
Investment in Mortgage World	(3,464)	—
Investment in Grain	(500)	—
Loan to Foundation	606	(606)
Repayment of ESOP Loan	425	414

Net cash used in investing activities	(2,933)	(192)
Cash Flows from Financing Activities:
Repurchase of treasury shares	(4,711)	(15,763)

Net cash used in financing activities	(4,711)	(15,763)

Net decrease in cash and cash equivalents	(9,593)	(17,504)
Cash and cash equivalents at beginning of year	13,363	30,867

Cash and cash equivalents at end of year	$3,770	$13,363

Note 18. Quarterly Financial Information (unaudited)

	2020				2019
	Fourth	Third	Second	First	Fourth	Third	Second	First
	(Dollars in thousands except share data)
Net interest income	$11,674	$10,851	$9,521	$9,924	$9,562	$9,765	$9,344	$9,462
Provision for loan losses	406	620	271	1,146	95	14	—	149

Net interest income after provision for loan losses	11,268	10,231	9,250	8,778	9,467	9,751	9,344	9,313
Noninterest income	4,799	7,252	574	622	665	579	686	753
Noninterest expense	13,955	12,327	10,435	10,822	19,475	9,334	8,707	9,091

Income (loss) before income taxes	2,112	5,156	(611)	(1,422)	(9,343)	996	1,323	975
Provision (benefit) for income taxes	484	1,147	(40)	(209)	(1,891)	287	373	307

Net income (loss)	$1,628	$4,009	$(571)	$(1,213)	$(7,452)	$709	$950	$668

Basic earnings (loss) per share	$0.10	$0.24	$(0.03)	$(0.07)	$(0.43)	$0.04	$0.05	$0.04
Diluted earnings (loss) per share	$0.10	$0.24	$(0.03)	$(0.07)	$(0.43)	$0.04	$0.05	$0.04
Basic weighted average common shares	16,558,576	16,612,205	16,723,449	16,800,538	17,145,970	17,185,993	17,565,934	17,835,295
Diluted weighted average common shares	16,558,576	16,612,205	16,723,449	16,800,538	17,145,970	17,297,054	17,655,664	17,864,327

Note 19. Segment Reporting

The Company has two reportable segments: Ponce Bank and Mortgage World. Income from Ponce Bank consists primarily of interest earned on loans and investment securities and service charges on deposit accounts. Income from Mortgage World consists primarily of taking of applications from the general public for residential mortgage loans, underwriting them to investors’

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 19. Segment Reporting (Continued)

standards, closing and funding them and holding them until they are sold to investors. Included in the results of operations of the Company are the results of operations of Mortgage World from July 10, 2020 through December 31, 2020.

The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. Segment profit and loss is measured by net income on a legal entity basis. Intercompany transactions are eliminated in consolidation.

	For the Year Ended December 31, 2020
	Ponce Bank	Mortgage World	PDL Community Bancorp	Eliminations	Consolidated
Interest and dividend income	$53,064	$275	$239	$(239)	$53,339
Interest expense	11,357	251	—	(239)	11,369

Net interest income	41,707	24	239	—	41,970
Provision for loan losses	2,443	—	—	—	2,443

Net interest income after provision for loan losses	39,264	24	239	—	39,527

Non-interest income:
Service charges and fees	892	—	—	—	892
Brokerage commissions	439	535	—	—	974
Late and prepayment charges	358	—	—	—	358
Gain on sale of mortgage loans	—	4,120	—	—	4,120
Loan origination	—	925	—	—	925
Gain on sale of real property	4,177	—	—	—	4,177
Other	1,688	627	—	(514)	1,801

Total non-interest income	7,554	6,207	—	(514)	13,247

Non-interest expense:
Compensation and benefits	18,318	2,332	1,403	—	22,053
Occupancy and equipment	9,187	322	55	—	9,564
Data processing expenses	2,120	17	—	—	2,137
Direct loan expenses	655	792	—	—	1,447
Insurance and surety bond premiums	530	23	—	—	553
Office supplies, telephone and postage	1,343	56	—	—	1,399
Professional fees	4,379	45	1,625	—	6,049
Marketing and promotional expenses	477	11	—	—	488
Directors fees	276	—	—	—	276
Regulatory dues	210	—	—	—	210
Other operating expenses	3,015	279	581	(512)	3,363

Total non-interest expense	40,510	3,877	3,664	(512)	47,539

Income (loss) before income taxes	6,308	2,354	(3,425)	(2)	5,235
Provision (benefit) for income taxes	1,520	521	(659)	—	1,382
Equity in undistributed earnings of Ponce Bank and Mortgage World	—	—	6,619	(6,619)	—

Net income (loss)	$4,788	$1,833	$3,853	$(6,621)	$3,853

Total assets	$1,315,287	$38,397	$159,811	$(158,264)	$1,355,231

Note 20. Subsequent Events

On January 22, 2021, the Bank completed the purchase of property located at 135-12/14 Northern Boulevard, Flushing, New York through a qualified intermediary in an IRS Code 1031 like-kind exchange related to the previously disclosed sale of real property on July 27, 2020 that was owned by the Bank. The purchase price of the property was $3,600.

On February 11, 2021, PFS Service Corp. (“PFS”), a service company subsidiary of the Bank, completed the sale of real property that was owned by PFS, located at 3821 Bergenline Avenue, Union City, New Jersey (the “Real Property”). The purchase price of the Real Property was $2,417. Concurrent with the sale of the Real Property, the Bank and the purchaser entered into an initial

PDL Community Bancorp and Subsidiaries

Notes to the Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

(Dollars in thousands, unless otherwise stated)

Note 20. Subsequent Events (Continued)

fifteen-year lease agreement whereby the Bank will lease back the Real Property at an initial base annual rent of approximately $145 subject to annual rent increases of 1.5%. Under the lease agreement, the Bank has four (4) consecutive options to extend the term of the lease by five (5) years for each such option.

On March 3, 2021, the Company executed a Guaranty Agreement with a warehouse lender to guarantee advances made or to be made under the Mortgage Warehousing Loan and Security Agreement between the warehouse lender and Mortgage World with a line of credit of $15,000.

On March 16, 2021, the Company executed a Guaranty Agreement with a warehouse lender to guarantee advances made or to be made under the Mortgage Warehouse Loan and Security Agreement between the warehouse lender and Mortgage World with a line of credit of $5,000.

On March 22, 2021, the Bank executed an agreement to sell the real property it owns located at 5560 Broadway, Bronx, New York for a purchase price of $5,735. Upon closing of the sale, the Bank and the purchaser anticipate entering into a fifteen-year lease agreement whereby the Bank will lease back the property at an annual rent of approximately $281 subject to annual rent increases of 1.75%.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Ponce Financial Group, Inc. or Ponce Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Ponce Financial Group, Inc. or Ponce Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 12,075,000 Shares

(Subject to increase up to 13,886,250 Shares)

(Proposed Holding Company for

Ponce Bank and Mortgage World Bankers, Inc.)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

JANNEY MONTGOMERY SCOTT LLC

November 9, 2021

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until December 13, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.